As filed with the Securities and Exchange Commission on April 5, 2004

Registration No. 333-109054

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 4

TO

FORM S-4

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Tempur-Pedic, Inc.	Kentucky	2510	61-1187378
Tempur Production USA, Inc.	Virginia	2510	61-1368322
Tempur-Pedic International Inc. (f/k/a “TWI Holdings, Inc.”)*	Delaware	2510	33-1022198
Tempur World, LLC*	Delaware	2510	61-1364709
Tempur World Holdings, LLC*	Delaware	2510	61-1394602
Tempur-Pedic, Direct Response, Inc.*	Kentucky	2510	31-1491797
Tempur-Pedic Medical, Inc. (f/k/a “Tempur-Medical, Inc.”)*	Kentucky	2510	31-1491807
Dawn Sleep Technologies, Inc.*	Delaware	2510	33-1069158
Tempur-Pedic Retail, Inc.*	Delaware	2510	20-0798531
Tempur-Pedic Professional, Inc.*	Delaware	2510	20-0798459
(Exact name of each registrant as specified in its charter)	(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

*	Guarantor

1713 Jaggie Fox Way

Lexington, Kentucky 40511

800-878-8889

(Address, including zip code, and telephone number, including area code, of the registrants’ principal executive offices)

Robert B. Trussell, Jr., President and Chief Executive Officer

Tempur-Pedic International Inc.

1713 Jaggie Fox Way

Lexington, Kentucky 40511

800-878-8889

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John R. Utzschneider, Esq. Bingham McCutchen LLP 150 Federal Street Boston, MA 02110 617-951-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8, MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated April 5, 2004

PRELIMINARY PROSPECTUS

TEMPUR-PEDIC, INC.

TEMPUR PRODUCTION USA, INC.

OFFER TO EXCHANGE

$97,500,000 principal amount of 10 1/4% Senior Subordinated Notes due 2010, which have been registered under the Securities Act of 1933, for any and all of the outstanding 10 1/4% Senior Subordinated Notes due 2010

This is an offering by Tempur-Pedic, Inc. and Tempur Production USA, Inc. (the Issuers) to exchange all of their outstanding 10 1/4% Senior Subordinated Notes due 2010, which are referred to herein as the old notes, for their registered 10 1/4% Senior Subordinated Notes due 2010, which are referred to herein as the exchange notes, and together with the old notes, the notes. The terms of the exchange notes are substantially identical to the terms of the old notes except that the exchange notes have been registered under the Securities Act of 1933 and, therefore, are freely transferable. The exchange notes will represent the same debt as the old notes, and the Issuers will issue the exchange notes under the same indenture.

The principal features of the exchange offer are as follows:

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2004, unless extended.

•	The Issuers will exchange all old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tendered old notes at any time prior to the expiration of the exchange offer.

•	The exchange of old notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	There is no established trading market for the exchange notes, and we do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuers have agreed that, for a period of 90 days after the expiration date (as defined herein), they will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The exchange notes will be the unsecured senior subordinated obligations of the Issuers and will be guaranteed on an unsecured senior subordinated basis by the Issuers’ ultimate parent, Tempur-Pedic International Inc. (f/k/a “TWI Holdings, Inc.”) and all of Tempur-Pedic International’s current and future domestic restricted subsidiaries, other than the Issuers. The exchange notes and guarantees will rank equally in right of payment with all of the Issuers’ and the guarantors’ existing and future unsecured senior subordinated indebtedness, including the old notes, and will be subordinated in right of payment to all of the Issuers’ and the guarantors’ existing and future senior indebtedness.

Participating in the exchange offer involves risks. See “ Risk Factors” beginning on page 15.

Neither the Securities and Exchange Commission nor any other federal or state agency has approved or disapproved of the securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004.

We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained in this prospectus. You must not rely upon any information or representation not contained in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation.

INDUSTRY AND MARKET DATA

This prospectus includes market share and industry data that we obtained from industry publications and surveys and internal company surveys. International Sleep Products Association (ISPA) and Furniture/Today were the primary sources for third-party industry data. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position are based on the most readily available market data. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

PRESENTATION OF FINANCIAL INFORMATION

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule as of and for the twelve months ended December 31, 2003 and as of and for the two months ended December 31, 2002 and the consolidated financial statements and schedule of our predecessor company, Tempur World, Inc., for the ten months ended October 31, 2002 as set forth in their report. We have included our consolidated financial statements and schedule as of and for the twelve months ended December 31, 2003 and as of and for the two months ended December 31, 2002 and the consolidated financial statements and schedule of our predecessor company for the ten months ended October 31, 2002 in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Arthur Andersen LLP, independent auditors, have audited the consolidated financial statements of our predecessor company as of December 31, 2001, and for the year ended December 31, 2001, as set forth in their report. We have included consolidated financial statements of our predecessor company in this prospectus and elsewhere in the registration statement in reliance on Arthur Andersen LLP’s report, given on their authority as experts in accounting and auditing.

In June 2002, Arthur Andersen LLP was convicted of federal obstruction of justice charges. As a result of its conviction, Arthur Andersen has ceased operations and is no longer in a position to reissue its audit reports or to provide consent to include financial statements reported on by it in this prospectus. Because Arthur Andersen has not reissued its reports and because we are not able to obtain a consent from Arthur Andersen, you will be unable to sue Arthur Andersen for material misstatements or omissions, if any, in this prospectus, including the financial statements covered by its previously issued reports. Even if you have a basis for asserting a remedy against, or seeking recovery from, Arthur Andersen, we believe that it is unlikely that you would be able to recover damages from Arthur Andersen.

PROSPECTUS SUMMARY

This summary highlights all material information contained elsewhere in this prospectus. It does not contain all of the information that may be important to you. We encourage you to read this prospectus in its entirety. The exchange notes offered hereby are being offered by Tempur-Pedic, Inc. and Tempur Production USA, Inc., as co-issuers. These companies are referred to in this prospectus as the “Issuers.” The Issuers are indirect, wholly-owned subsidiaries of Tempur-Pedic International Inc. (f/k/a “TWI Holdings, Inc.”). Tempur-Pedic International Inc. and its domestic restricted subsidiaries (other than the Issuers) will guarantee the exchange notes on a senior subordinated basis. Unless otherwise noted, all of the financial information in this prospectus is consolidated financial information for Tempur-Pedic International Inc. or its predecessors. As used in this prospectus, the term “Tempur-Pedic International” refers to Tempur-Pedic International Inc. only, and the terms “we,” “our,” “ours” and “us” refer to Tempur-Pedic International and its consolidated subsidiaries. Unless otherwise noted in this prospectus, all references to dollars are to United States dollars and all share amounts reflect a 525-for-1 stock split effected December 23, 2003.

Tempur®, Tempur-Pedic®, Tempur-Med®, Swedish Sleep System®, Airflow System™ and Dual Airflow System™ are our trademarks, trade names and service marks. All other trademarks, trade names and service marks used in this prospectus are the property of their respective owners.

Tempur-Pedic International Inc.

We are a rapidly growing, vertically-integrated manufacturer, marketer and distributor of premium visco-elastic foam mattresses and pillows that we sell globally in 54 countries primarily under the Tempur® and Tempur-Pedic® brands. We believe our premium mattresses and pillows are more comfortable than standard bedding products because our proprietary visco-elastic foam is temperature sensitive, has a high density and conforms to the body to therapeutically align the neck and spine, thus reducing neck and lower back pain. In April 2003, Consumers Digest named one of our products among the eight “best buys” of the mattress industry in the applicable price range. Consumer surveys commissioned on our behalf over the last several years have indicated that our products achieve satisfaction ratings generally ranging from 80% to 92%. In the three years ended December 31, 2003, our total net sales grew at a compound annual rate of approximately 47%, and for the year ended December 31, 2003, we had total net sales of $479.1 million.

We sell our products through four distribution channels: retail (furniture and specialty stores, as well as department stores internationally); direct (direct response and internet); healthcare (chiropractors, medical retailers, hospitals and other healthcare channels); and third party distributors. In the United States, we sell a majority of our mattresses and pillows through furniture and specialty retailers. International sales account for approximately 41.1% of our total net sales.

The International Sleep Products Association (ISPA) estimates that the United States wholesale market for mattresses and foundations in 2002 was approximately $4.8 billion. We believe the international mattress market is generally the same size as the domestic mattress market. According to ISPA, from 1991 to 2002, mattress unit sales grew in the United States at an average of approximately 500,000 units annually, with approximately 21.5 million mattress units sold in the United States in 2002, although sales decreased during the 2000 to 2002 period. We believe a similar number of mattress units were sold outside the United States in 2002. ISPA further estimates that approximately 20% of those mattress units were sold at retail price points greater than $1,000, which is the premium segment of the market we target. Based on information derived from an ISPA report, we believe that the premium segment of the market grew in the United States at an annual rate of 32% in 2002, and is the fastest-growing segment of this market.

Most standard mattresses are made using innersprings and most innerspring mattresses are sold for under $1,000. Alternatives to standard and premium innerspring mattresses include visco-elastic and other foam mattresses, as well as airbeds and waterbeds. Four large manufacturers (Sealy Corporation, Serta, Inc., Simmons Company and The Spring Air Company) dominate the standard innerspring mattress market in the United States. The balance of the United States wholesale mattress market is fragmented, with a large number of other manufacturers, many of which operate primarily on a regional basis. Standard innerspring mattresses represent approximately 80% of the overall mattress market in the United States.

Based on our market research, we estimate that the United States retail market for pillows is approximately $1.1 billion. The United States pillow market has a traditional and specialty segment. Specialty pillows include all alternatives to traditional pillows, including visco-elastic and other foam, sponge rubber and down. We believe the international pillow market is generally the same size as the domestic pillow market.

We believe we are the leading global manufacturer, marketer and distributor of visco-elastic foam mattresses and pillows, and we estimate we had an approximate 70% market share in 2002 in both the United States and internationally. We believe consumer demand for our premium products in the United States is being driven primarily by increased housing and home furnishing purchases by the baby boom generation, significant growth in our core demographic market as the baby boom generation ages, increased awareness of the health benefits of a better quality mattress, and the shifting consumer preference from firmness to comfort. As consumers continue to prefer alternatives to standard innerspring mattresses, our products become more widely available and our brand gains broader consumer recognition, we expect that our premium products will continue to attract sales away from the standard mattress market.

We believe we are well-positioned for continued growth in our target markets, and that the following competitive strengths differentiate us from our competitors:

•	Superior product offering;

•	Increasing global brand awareness;

•	Diversified product offerings sold globally through multiple distribution channels;

•	Strong free cash flow characteristics;

•	Significant growth opportunities; and

•	Management team with proven track record.

Our goal is to become the leading global manufacturer, marketer and distributor of premium mattresses and pillows by pursuing the following key initiatives:

•	Maintain focus on core products;

•	Continue to build global brand awareness;

•	Further penetrate U.S. retail channel;

•	Continue to expand internationally; and

•	Increase growth capacity.

Our principal executive office is located at 1713 Jaggie Fox Way, Lexington, Kentucky 40511 and our telephone number is (800) 878-8889.

TA Associates, Inc. and Friedman Fleischer & Lowe

TA Associates, Inc. (TA) manages $5.0 billion of capital for buyouts and private equity investments in profitable growth companies in the consumer, technology, financial services, business services and healthcare industries. Founded in 1968, TA has a staff of over 40 investment professionals operating from offices in Boston, Massachusetts, Menlo Park, California, and London, and has invested in approximately 350 companies over its 35 year history.

Friedman Fleischer & Lowe, LLC (FFL) is a San Francisco-based private equity firm specializing in value-added investing. FFL’s principals have invested approximately $2.0 billion in more than 50 companies over the past 20 years across many industry sectors. The principals have over 90 years of combined experience as investors, senior operating executives and advisors.

The Acquisition of Our Business

In November 2002, TA and FFL formed Tempur-Pedic International Inc. to purchase Tempur World, Inc. for approximately $268.0 million plus the refinancing of approximately $88.8 million of existing debt obligations and a payment of an earn-out to former owners of approximately $40.0 million. Tempur-Pedic International funded that purchase and related transaction fees and expenses using $150.0 million of senior bank financing, $50.0 million in mezzanine debt financing, net cash on hand, and approximately $160.0 million in cash contributions and non-cash equity contributions from our owners. As of March 31, 2004, TA and FFL, together, own 61.3% of our fully diluted common stock, after giving effect to the vesting of all outstanding options. We refer to this acquisition of Tempur World as the “Tempur acquisition.”

The Recapitalization

We used the proceeds of the offering of 10 1/4% Senior Subordinated Notes due 2010 on August 15, 2003, together with borrowings under our amended senior credit facilities and available cash on hand, to finance our recapitalization and pay related fees and expenses. The recapitalization consisted of the following transactions:

•	Tempur-Pedic International, the Issuers and certain of our foreign subsidiaries entered into amended and restated senior credit facilities providing for borrowings in an aggregate principal amount of up to $270.0 million, including term loan A facilities of $95.0 million, a term loan B facility of $135.0 million and revolving credit facilities providing for borrowings of up to $40.0 million. We refer to these facilities in this prospectus as the “amended senior credit facilities.”

•	The Issuers issued $150.0 million in aggregate principal amount of 10 1/4% Senior Subordinated Notes due 2010.

•	We repaid all of the outstanding borrowings under our then existing mezzanine debt facility and terminated that facility.

•	We paid approximately $40.0 million in satisfaction in full of the earn-out payment payable in connection with the Tempur acquisition.

•	Tempur-Pedic International distributed approximately $160.0 million as a return of capital to its equityholders.

The Issuers and Guarantors

Tempur-Pedic, Inc. and Tempur Production USA, Inc., the Issuers, are indirect wholly-owned subsidiaries of Tempur-Pedic International that, directly or through subsidiaries, operate all of our business in the United States and certain portions of our business in Canada and Mexico. All of our business operations in the rest of the world are conducted by foreign subsidiaries owned by Tempur World Holdings S.L., an indirect wholly-owned subsidiary of Tempur-Pedic International. Tempur-Pedic International, two intermediate United States holding companies and United States subsidiaries of Tempur-Pedic, Inc. and Tempur Production USA, Inc. will guarantee the notes. Tempur World Holdings S.L. and our other foreign subsidiaries will not guarantee the notes. Set forth below is a chart showing our structure:

(1)	Tempur World, Inc. and Tempur World Holdings, Inc. were converted from Delaware corporations to Delaware limited liability companies named Tempur World, LLC and Tempur World Holdings, LLC, respectively, on December 29, 2003.
(2)	Tempur-Pedic International owns a 1% interest in one foreign subsidiary and a 10% interest in another foreign subsidiary. Tempur World Holdings, LLC owns directly or indirectly all other capital stock in the foreign subsidiaries.

Recent Developments

Tempur-Pedic International completed its initial public offering of common stock on December 23, 2003. A registration statement on Form S-1 relating to these securities was declared effective by the Securities and Exchange Commission on December 17, 2003. Of the 21,562,500 shares sold in the initial public offering, Tempur-Pedic International sold 6,250,000 shares and certain of its stockholders sold 15,312,500 shares, including 2,812,500 shares pursuant to the underwriters’ exercise in full of the over-allotment option. The initial public offering priced at $14 and generated gross proceeds of $301.9 million. Tempur-Pedic International received proceeds before expenses from the initial public offering of $81.8 million, which it used to repay outstanding debt.

Upon completion of the initial public offering, all of the outstanding shares of Tempur-Pedic International’s convertible preferred stock and all outstanding classes of its common stock converted into common stock of Tempur-Pedic International on a one-for-one basis. In addition, all of Tempur-Pedic International’s warrants were exercised or converted on a one-for-one basis. In connection with the initial public offering, Tempur-Pedic International’s board of directors also approved a 525-for-one stock split of its common stock, in the form of a stock dividend, and increased the number of authorized shares of common stock to 300,000,000 shares. Tempur-Pedic International’s common stock is currently trading on the New York Stock Exchange under the symbol “TPX.”

On January 23, 2004, in accordance with the optional redemption provisions contained in the indenture, Tempur-Pedic, Inc. and Tempur Production USA, Inc. redeemed 35% of the outstanding notes, in an aggregate principal amount of $52.5 million, using a portion of the net proceeds of the initial public offering. The redemption price was 110.25% of the principal amount plus accrued interest. The redemption premium of approximately $5.4 million will be recorded in the first quarter of 2004.

The Exchange Offer

The following is a brief summary of the terms of the exchange offer. For a more complete description, see “The Exchange Offer.”

On August 15, 2003, Tempur-Pedic, Inc. and Tempur Production USA, Inc. completed an offering of $150,000,000 in aggregate principal amount of 10 1/4% Senior Subordinated Notes due 2010, which was exempt from registration under the Securities Act.

Lehman Brothers Inc., UBS Securities LLC and Credit Suisse First Boston LLC, the initial purchasers, subsequently resold the old notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act, to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act and to institutional accredited investors in reliance on Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

In connection with the sale of the old notes, we entered into a registration rights agreement with the initial purchasers. We are obligated to file a registration statement with respect to an offer to exchange the old notes for a new issue of equivalent notes registered under the Securities Act within 90 days after the date on which the old notes were purchased by the initial purchasers. We are also obligated to use our reasonable best efforts to cause the registration statement to be declared effective on or prior to 180 days after the date on which the old notes were purchased by the initial purchasers. We may be required to provide a shelf registration statement to cover resales of the notes under certain circumstances.

If we and the guarantors fail to meet any of these requirements, we and the guarantors must pay additional interest on the notes in an amount equal to $0.05 per week per $1,000 principal amount of notes for the first 90-day period after any such default. This interest rate will increase by an additional $0.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all such defaults have been cured, up to a maximum additional interest amount of $0.50 per week per $1,000 principal amount of notes. The exchange offer is being made pursuant to the registration rights agreement and is intended to satisfy the rights granted under the registration rights agreement, which rights terminate upon completion of the exchange offer.

Securities Offered	$97,500,000 in aggregate principal amount of 10 1/4% Senior Subordinated Notes due 2010.

Exchange Offer	The exchange notes are being offered in exchange for a like amount of old notes. $1,000 principal amount of exchange notes will be issued in exchange for each $1,000 principal amount of old notes validly tendered.

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

• the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer;

• the exchange notes bear a different CUSIP number than the old notes; and

•      the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions for an increase in the interest rate on the old notes in some circumstances relating to the timing of the exchange offer.

Resale	Based upon interpretations by the staff of the SEC set forth in no-action letters issued to unrelated third parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred to you without compliance with the registration and prospectus delivery requirements of the Securities Act of 1933, unless you:

• are an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

• are a broker-dealer who purchased the old notes directly from us for resale under Rule 144A or any other available exemption under the Securities Act of 1933;

• acquired the exchange notes other than in the ordinary course of your business; or

• have an arrangement or understanding with any person to participate in the distribution of exchange notes.

However, we have not submitted a no-action letter and there can be no assurance that the SEC will make a similar determination with respect to the exchange offer. Furthermore, in order to participate in the exchange offer, you must make the representations set forth in the letter of transmittal that we are sending you with this prospectus.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2004, which we refer to as the expiration date, unless we, in our sole discretion, extend it. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holders promptly after the expiration or termination of the exchange offer.

Conditions to Exchange Offer	The exchange offer is subject to certain customary conditions, some of which may be waived by us. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedure for Tendering Old Notes

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2004. If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a copy of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal, and mail or otherwise deliver the letter of transmittal, or the copy, together with the old notes and any other required documentation, to the exchange agent at the address set forth in this prospectus and in the letter of transmittal.

We will accept for exchange any and all old notes that are properly tendered in the exchange offer prior to the expiration date. The exchange notes issued in the exchange offer will be delivered promptly following the expiration date. See “The Exchange Offer—Terms of the Exchange Offer.”

Special Procedures for Beneficial Owners

If you are the beneficial owner of old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender in the exchange offer, you should contact the person in whose name your notes are registered and promptly instruct the person to tender on your behalf.

Guaranteed Delivery Procedures

If you wish to tender your old notes and time will not permit your required documents to reach the exchange agent by the expiration date, or the procedure for book-entry transfer cannot be completed on time, you may tender your notes according to the guaranteed delivery procedures. For additional information, you should read the discussion under “The Exchange Offer—Guaranteed Delivery Procedures.”

Withdrawal Rights	The tender of the old notes pursuant to the exchange offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

Acceptance of Old Notes and Delivery of Exchange Notes

Subject to customary conditions described in the section “The Exchange Offer—Conditions to the Exchange Offer”, we will accept old notes which are properly tendered in the exchange offer and not withdrawn prior to the expiration date. The exchange notes will be delivered promptly following the expiration date.

Effect of Not Tendering	Any old notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer. Since the old notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the old notes under the federal securities laws.

Interest on the Exchange Notes and the Old Notes

The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the old notes. Interest on the old notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.

Certain U.S. Federal Income Tax Considerations

The exchange of old notes for exchange notes by tendering holders will not be a taxable exchange for federal income tax purposes, and such holders will not recognize any taxable gain or loss or any interest income for federal income tax purposes as a result of such exchange. See “Certain U.S. Federal Income Tax Considerations.”

Exchange Agent	Wells Fargo Bank, N.A. (f/k/a “Wells Fargo Bank Minnesota, National Association”), the trustee under the indenture, is serving as exchange agent in connection with the exchange offer. Contact details for the exchange agent are set forth under “The Exchange Offer—Exchange Agent.”

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer.

Terms of the Exchange Notes

The following is a summary of the terms of the exchange notes. For a more complete description, see “Description of the Notes.”

Issuers	Tempur-Pedic, Inc. and Tempur Production USA, Inc.

Notes Offered	$97,500,000 aggregate principal amount of 10 1/4% Senior Subordinated Notes due 2010.

Maturity Date	August 15, 2010.

Interest	10 1/4% per annum, payable semiannually in arrears on February 15 and August 15, commencing February 15, 2004.

Ranking	The exchange notes and the guarantees will be unsecured and:

• subordinate in right of payment to all existing and future senior indebtedness of the Issuers and the guarantors, including Tempur-Pedic International;

• equal in right of payment to existing and future senior subordinated indebtedness of the Issuers and the guarantors, including Tempur-Pedic International, including the old notes;

• senior in right of payment to future subordinated indebtedness of the Issuers and guarantors, including Tempur-Pedic International; and

• effectively junior to the liabilities of our non-guarantor subsidiaries.

As of December 31, 2003, there was:

•      approximately $144.5 million of outstanding senior indebtedness of the Issuers and their subsidiary guarantors and approximately $144.5 million of outstanding senior indebtedness of the Issuers’ parent guarantors, with respect to which the exchange notes and guarantees will rank subordinate;

•      approximately $97.5 million, on a pro forma basis giving effect to the January 2004 redemption of 35% of the old notes, of outstanding senior subordinated indebtedness of the Issuers for the old notes, with respect to which the exchange notes and guarantees will rank equal; and

•      approximately $82.0 million of outstanding indebtedness of our non-guarantor subsidiaries, substantially all of which would have been guaranteed on a senior basis by Tempur-Pedic International, the Issuers and our domestic restricted subsidiaries, with respect to which the exchange notes and guarantees will rank effectively junior.

Each of these covenants is subject to a number of important exceptions and qualifications. See “Description of the Notes—Material Covenants.”

We are permitted to incur additional senior indebtedness under the indenture governing the notes, including $215.0 million of indebtedness incurred under credit facilities, $20.0 million of capital lease obligations, mortgage financings or purchase money obligations, $30.0 million of general indebtedness and an additional amount of indebtedness if we satisfy certain debt incurrence requirements. In addition, under the indenture, our foreign restricted subsidiaries, which are not guarantors of the notes, may incur additional indebtedness in an amount equal to the greater of $100 million or an amount based on a borrowing base.

Optional Redemption	On January 23, 2004, the Issuers redeemed 35% of the aggregate principal amount of the old notes with a portion of net proceeds of the initial public offering.

On or after August 15, 2007, the Issuers may redeem some or all of the exchange notes at any time at the redemption prices described in the section “Description of the Notes—Optional Redemption.”

The Issuers may redeem some or all of the exchange notes at any time prior to August 15, 2007, at a redemption price equal to the make-whole amount set forth in this prospectus.

Mandatory Offer to Repurchase

If the Issuers, Tempur-Pedic International or any of Tempur-Pedic International’s other restricted subsidiaries sell certain assets or experience specific kinds of changes of control, the Issuers must offer to repurchase the exchange notes at the prices, plus accrued and unpaid interest, and additional interest, if any, to the date of redemption listed in the section “Description of the Notes—Repurchase at the Option of Holders.” However, we may not have sufficient funds to pay the repurchase price in the event of an asset sale or change of control.

Covenants	The indenture governing the exchange notes contains covenants that, among other things, limit the ability of the Issuers, Tempur-Pedic International and the restricted subsidiaries to:

• incur additional indebtedness and issue preferred stock;

• pay dividends or make other distributions;

• make other restricted payments and investments;

• create liens;

• incur restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments;

• sell assets, including capital stock of our restricted subsidiaries;

• merge or consolidate with other entities; and

• enter into transactions with affiliates.

Absence of Public Market	The exchange notes generally will be freely transferable but will also be new securities for which there will not initially be a market. Accordingly, we cannot assure you that a market for the exchange notes will develop or as to the liquidity of any market that does develop. We do not intend to apply for the listing of the exchange notes on any securities exchange or automated dealer quotation system. The initial purchasers in the private offering of the outstanding notes have advised us that they currently intend to make a market in the exchange notes. However, they are not obligated to do so, and any market making with respect to the exchange notes may be discontinued at any time without notice. See “Plan of Distribution.”

Before deciding to tender your old notes in exchange for exchange notes pursuant to the exchange offer, you should carefully consider the information included in the “Risk Factors” section, as well as all other information included in this prospectus.

Unaudited Summary and Historical Condensed Consolidated Financial

and Operating Data

Our predecessor company for the period from January 1, 2001 to October 31, 2002 is Tempur World, Inc. We completed the Tempur acquisition (which was accounted for using the purchase method of accounting) as of November 1, 2002. As a result of adjustments to the carrying value of assets and liabilities pursuant to the Tempur acquisition, the financial position and results of operations for periods subsequent to the Tempur acquisition are not comparable to those of our predecessor company.

The following table sets forth our summary and historical condensed consolidated financial and operating data for the periods indicated. We have derived the statement of income and balance sheet data as of and for the year ended December 31, 2001 and the ten months ended October 31, 2002 from the audited financial statements of our predecessor company. We have derived our statements of income and balance sheet data as of and for the two months ended December 31, 2002 and as of and for the twelve months ended December 31, 2003 from our audited financial statements. Our predecessor company’s financial statements as of and for the twelve months ended December 31, 2001 and for the ten months ended October 31, 2002, and our financial statements as of and for the two months ended December 31, 2002 and for the twelve months ended December 31, 2003, are included elsewhere in this prospectus.

	Predecessor		Tempur-Pedic International
	Year ended December 31, 2001	Period from January 1, 2002 to October 31, 2002	Period from November 1, 2002 to December 31, 2002	Year ended December 31, 2003

($ in thousands)

Statement of Income Data:
Net sales	$221,514	$237,314	$60,644	$479,135
Cost of sales(1)	107,569	110,228	37,812	223,865

Gross profit	113,945	127,086	22,832	255,270
Operating expenses(2)	83,574	86,693	23,815	158,196

Operating income/(loss)	30,371	40,393	(983)	97,074
Net interest expense	6,555	6,292	2,955	20,539
Other (income)/expense(3)	316	1,724	(1,331)	15,333

Income/(loss) before income taxes	23,500	32,377	(2,607)	61,202
Income taxes	11,643	12,436	640	23,627

Net income/loss after tax	11,857	19,941	(3,247)	37,575
Preferred stock dividend	345	1,238	1,958	—

Net income/(loss) available to common stockholders	$11,512	$18,703	$(5,205)	$37,575

Balance Sheet Data (at end of period):
Cash and cash equivalents	$7,538	$6,380	$12,654	$14,230
Restricted cash(4)	—	—	—	60,243
Total assets	176,841	199,641	448,593	620,349
Total senior debt	104,352	88,817	148,121	226,522
Total debt(5)	106,023	89,050	195,857	376,522
Redeemable preferred stock	11,715	15,331	—	—
Total stockholders’ equity	$16,694	$39,895	$151,606	$122,709
Other Financial and Operating Data (GAAP):
Depreciation and amortization	$10,051	$10,383	$3,306	$23,975
Net cash provided by operating activities	$19,716	$22,706	$12,385	$46,950
Net cash used by investing activities	$(34,862)	$(4,646)	$(1,859)	$(71,107)
Net cash provided (used) by financing activities	$12,593	$(19,702)	$(4,221)	$26,574
Diluted earnings (loss) per share			$(.67)	$.39
Capital expenditures	$35,241	$9,175	$1,961	$32,597
Other Financial and Operating Data (non-GAAP):
Number of pillows sold(6)	1,819,993	1,528,608	407,476	2,869,430
Number of mattresses sold(6)	212,695	218,656	50,564	395,613

(1)	Includes $9.8 million in non-cash charges for the two months ended December 31, 2002 relating to the step-up in inventory as of November 1, 2002 relating to the Tempur acquisition.
(2)	Includes $9.3 million in non-cash charges for the year ended December 31, 2003 comprised of $5.1 million in amortization of definite-lived intangibles and $4.2 million in non-cash stock-based compensation expense relating to stock option grants and acceleration.
(3)	Includes $13.7 million in debt extinguishment charges for the year ended December 31, 2003 relating to the write-off of deferred financing fees, the write-off of original issue discount and prepayment penalties in connection with the recapitalization.
(4)	As of December 31, 2003, we had approximately $60.2 million in restricted cash for the redemption of an aggregate principal amount of $52.5 million of old notes, the payment of a redemption premium of approximately $5.4 million and accrued interest expense of approximately $2.4 million to be paid in January 2004.
(5)	Includes $52.5 million in aggregate principal amount of old notes redeemed on January 23, 2004 for the year ended December 31, 2003.
(6)	Number of units sold is before consideration of returned mattresses and pillows.

RISK FACTORS

You should carefully consider the risks described below, as well as other information and data included in this prospectus, before deciding whether to participate in the exchange offer. Any of the following risks could impair our business, financial condition or results of operations, which may result in your loss of all or part of your original investment.

Risks Related to Our Business

We operate in the highly competitive mattress and pillow industries, and if we are unable to compete successfully, we may lose customers and our sales may decline.

Participants in the mattress and pillow industries compete primarily on price, quality, brand name recognition, product availability and product performance. Our premium mattresses compete with a number of different types of mattress alternatives, including standard innerspring mattresses, other foam mattresses, waterbeds, futons, air beds and other air-supported mattresses. These alternative products are sold through a variety of channels, including furniture stores, specialty bedding stores, department stores, mass merchants, wholesale clubs, telemarketing programs, television infomercials and catalogs.

Many of our competitors have greater financial, marketing and manufacturing resources and better brand name recognition than our brand, and sell their products through broader and more established distribution channels. In addition, we believe that a number of companies now offer foam mattress products similar to our visco-elastic foam mattresses and pillows. These competitors or other mattress manufacturers may aggressively pursue the visco-elastic foam mattress market. Any such competition by established manufacturers or new entrants into the market could impair our business, financial condition and operating results by causing our products to lose market share. In addition, should any of our competitors reduce prices on premium mattress products, we may be required to implement price reductions in order to remain competitive, which could significantly impair our liquidity and profitability. The pillow industry is characterized by a large number of competitors, none of which is dominant, but many of which have greater resources than us and greater brand name recognition for their products than us.

We may be unable to effectively manage our growth, which could reduce our liquidity and profitability.

We have grown rapidly, with our net sales increasing from approximately $221.5 million in 2001 to approximately $479.1 million for the year ended December 31, 2003. Our growth has placed, and will continue to place, a strain on our management, production, product distribution network, information systems and other resources. Our growth may strain these resources to the point where they are no longer adequate to support our operations, which would require us to make significant expenditures in these areas. To manage growth effectively, we must:

•	significantly increase the volume of products manufactured at our manufacturing facilities;

•	continue to enhance our operational, financial and management systems, including our database management, tracking of inquiries, inventory control and product distribution network; and

•	expand, train and manage our employee base.

We may not be able to effectively manage this expansion in any one or more of these areas, and any failure to do so could significantly harm our business, financial condition and operating results.

Our senior management team has not worked together as a group for a significant period of time, and may not be able to effectively manage our business.

Several members of our senior management team have been hired since 2001. As a result, our senior management team has not worked together as a group for a significant period of time. Our senior management team’s lack of shared experience could have an adverse effect on its ability to quickly and efficiently respond to problems and effectively manage our business.

We may be unable to sustain growth or profitability, which could impair our ability to service our indebtedness and make investments in our business.

Our ability to service our increased level of indebtedness depends, to a significant extent, on our ability to grow our business while maintaining profitability. We may not be able to sustain growth or profitability on a quarterly or annual basis in future periods. There is a limit to the extent to which we can effectively grow in our current business model and we do not know whether we are at or near that limit. Further, our future growth and profitability will depend upon a number of factors, including without limitation:

•	the level of competition in the mattress and pillow industry;

•	our ability to continue to successfully execute our strategic initiatives and growth strategy;

•	our ability to effectively sell our products through our distribution channels in volumes sufficient to drive growth and leverage our cost structure and advertising spending;

•	our ability to continuously improve our products to offer new and enhanced consumer benefits, better quality and reduced costs;

•	our ability to maintain efficient, timely and cost-effective production and delivery of our products;

•	the efficiency and effectiveness of our advertising campaign and other marketing programs in building product and brand awareness, driving traffic to our distribution channels and increasing sales;

•	our ability to successfully identify and respond to emerging trends in the mattress and pillow industry;

•	our ability to maintain public association of our brand with premium products, including overcoming any impact on our brand caused by some of our customers seeking to sell our products at a discount to our recommended price;

•	the level of consumer acceptance of our products; and

•	general economic conditions and consumer confidence.

We may not be successful in executing our growth strategy and even if we achieve our strategic plan, we may not be able to sustain profitability. Failure to successfully execute any material part of our strategic plan or growth strategy could significantly impair our ability to service our indebtedness and make investments in our business.

An increase in our return rates or an inadequacy in our warranty reserves could reduce our liquidity and profitability.

Part of our domestic marketing and advertising strategy in certain domestic channels focuses on providing a 90-day money back guarantee under which customers may return their mattress and obtain a refund of the purchase price. For the year ended December 31, 2003, in the United States we had approximately $27.6 million in returns for a return rate of approximately 9.4% of our total sales in the United States. As we expand our sales, our return rates may not remain within our historical levels. An increase in return rates could significantly impair our liquidity and profitability. We also currently provide our customers with a limited 20-year warranty on mattresses sold in the United States and a limited 15-year warranty on mattresses sold outside of the United States. However, as we have only been selling mattresses in significant quantities since 1992, and have released new products in recent years, many are fairly early in their product life cycles. Because our products have not been in use by our customers for the full warranty period, we rely on the combination of historical experience and product testing for the development of our estimate for warranty claims. However, our actual level of warranty claims could prove to be greater than the level of warranty claims we estimated based on our products’ performance during product testing. If our warranty reserves are not adequate to cover future warranty claims, their inadequacy could reduce our liquidity and profitability if our warranty costs exceed our reserves.

We may face exposure to product liability, which could reduce our liquidity and profitability and reduce consumer confidence in our products.

We face an inherent business risk of exposure to product liability claims if the use of any of our products results in personal injury or property damage. In the event that any of our products prove to be defective, we may be required to recall or redesign those products. We maintain insurance against product liability claims, but such coverage may not continue to be available on terms acceptable to us or be adequate for liabilities actually incurred. A successful claim brought against us in excess of available insurance coverage could impair our liquidity and profitability, and any claim or product recall that results in significant adverse publicity against us, could result in consumers purchasing fewer of our products, which would also reduce our liquidity and profitability.

Regulatory requirements may require costly expenditures and expose us to liability.

Our products and our marketing and advertising programs are and will continue to be subject to regulation in the United States by various federal, state and local regulatory authorities, including the Federal Trade Commission and the U.S. Food and Drug Administration. In addition, other governments and agencies in other jurisdictions regulate the sale and distribution of our products. Compliance with anticipated changes in fire resistance laws may be costly and could impair the performance of our products. The U.S. Consumer Product Safety Commission and various state regulatory agencies are considering new rules relating to fire retardancy standards for the mattress and pillow industry. The State of California plans to adopt new fire retardancy standards effective in 2005, that have yet to be fully defined. Such new rules may increase our costs and impair our manufacturing processes. We are developing product solutions that should allow us to meet the new standards. Because the new standards have not been finally determined, however, our solutions may prove inadequate in enabling us to meet the new standards. We expect that any required product modifications will add cost to our product. Many foreign jurisdictions also regulate fire retardancy standards, and changes to these standards and changes in our products that require compliance with additional standards would raise similar risks.

Our marketing and advertising practices could also become the subject of proceedings before regulatory authorities or the subject of claims by other parties. In addition, we are subject to federal, state and local laws and regulations relating to pollution, environmental protection and occupational health and safety. We may not be in complete compliance with all such requirements at all times. We have made and will continue to make capital and other expenditures to comply with environmental and health and safety requirements. If a release of hazardous substances occurs on or from our properties or any associated offsite disposal location, or if contamination from prior activities is discovered at any of our properties, we may be held liable and the amount of such liability could be material.

Allegations of the possibility of price fixing in the mattress industry could increase our costs or otherwise impair our operations.

Our retail pricing policies are subject to antitrust regulations. If federal or state regulators initiate investigations into our pricing policies, our efforts to respond could force us to divert management resources and incur significant unanticipated costs. If the investigation resulted in a charge that our pricing practices or policies were in violation of applicable antitrust regulations, we could be subject to significant additional costs of defending such charges in a variety of venues and, ultimately, if there were an adjudication that we were in violation of federal, state or other antitrust laws, there could be an imposition of damages for persons injured, as well as injunctive relief. Any requirement that we pay fines or damages could decrease our liquidity and profitability, and any investigation that requires significant management attention or causes us to change our business practices could disrupt our operations, also resulting in a decrease in our liquidity and profitability.

Our product development and enhancements may not be successful, which could reduce our ability to compete and our revenues and profitability.

Our business focuses on mattresses and pillows made with our visco-elastic foam, and we are vulnerable to shifting consumer tastes and demands. Our growth and future success will depend, in part, upon our ability to enhance our existing products and to develop and market new products on a timely basis that respond to customer needs and achieve market acceptance. We may not be successful in developing or marketing enhanced or new products, and such products may not be accepted by the market.

We are subject to risks from our international operations, such as increased costs and the potential absence of intellectual property protection, which could impair our ability to compete and our profitability.

We currently conduct international operations in 15 countries directly and in 39 additional countries through distributors, and we may pursue additional international opportunities. We generated approximately 41.1% of our net sales from non-U.S. operations during the year ended December 31, 2003, and international suppliers provided a significant portion of our manufacturing material during this period. Our international operations are subject to the customary risks of operating in an international environment, including the potential imposition of trade or foreign exchange restrictions, tariff and other tax increases, fluctuations in exchange rates, inflation and unstable political situations, the potential unavailability of intellectual property protection and labor issues.

Because we depend on our significant customers, a decrease or interruption in their business with us would reduce our sales and profitability.

Our top five customers, collectively, accounted for 22.0% of our net sales for the year ended December 31, 2003. During this period, our largest customer, Brookstone Company, Inc., accounted for 8.2% of our net sales. Many of our customer arrangements, including the one with Brookstone, are by purchase order or are terminable at will at the option of either party. A substantial decrease or interruption in business from our significant customers could result in write-offs or in the loss of future business and could reduce our liquidity and profitability.

In the future, retailers may consolidate, undergo restructurings or reorganizations, or realign their affiliations, any of which could decrease the number of stores that carry our products or increase the ownership concentration in the retail industry. Some of these retailers may decide to carry only a limited number of brands of mattress products, which could affect our ability to sell our products to them on favorable terms, if at all. Our loss of significant customers would impair our sales and profitability and impair our business, financial condition and results of operations.

We are subject to the possible loss of our third party distributor arrangements and disruption in product distribution in markets outside the range of our wholly-owned subsidiaries, which would reduce our sales and profitability.

We have third party distributor arrangements in the Asia/Pacific, Middle East, Eastern Europe, Central and South America, Canada and Mexico markets that are currently outside the range of our wholly-owned subsidiaries. Most of these arrangements provide for exclusive rights for such distributors in a designated territory. If our third party distributors cease distributing our products, sales of our products may decrease because we may not be able to find replacement third party distributors or negotiate arrangements with such replacement third party distributors that are as favorable to us. In addition, under the laws of the applicable countries, we may have difficulty terminating these third party distributor arrangements if we choose to do so.

Our advertising expenditures may not result in increased sales or generate the levels of product and brand name awareness we desire and we may not be able to manage our advertising expenditures on a cost-effective basis.

A significant component of our marketing strategy involves the use of direct marketing to generate sales. Future growth and profitability will depend in part on the effectiveness and efficiency of our advertising expenditures, including our ability to:

•	create greater awareness of our products and brand name;

•	determine the appropriate creative message and media mix for future advertising expenditures;

•	effectively manage advertising costs, including creative and media, to maintain acceptable costs per inquiry, costs per order and operating margins; and

•	convert inquiries into actual orders.

Our advertising expenditures may not result in increased sales or generate sufficient levels of product and brand name awareness and we may not be able to manage such advertising expenditures on a cost effective basis.

If we are not able to protect our trade secrets or maintain our trademarks, patents and other intellectual property, we may not be able to prevent competitors from developing similar products or from marketing in a manner that capitalizes on our trademarks, and this loss of a competitive advantage could decrease our profitability and liquidity.

We rely on trade secrets to protect the design, technology and function of our visco-elastic foam and our products. To date, we have not sought United States or international patent protection for our principal product formula and manufacturing processes. Accordingly, we may not be able to prevent others from developing visco-elastic foam and products that are similar to or competitive with our products. Our ability to compete effectively with other companies also depends, to a significant extent, on our ability to maintain the proprietary nature of our owned and licensed intellectual property. We own several patents on aspects of our products and have patent applications pending on aspects of our manufacturing processes. However, the principal product formula and manufacturing processes for our visco-elastic foam and our products are not patented. We own eight United States patents, and we have ten United States patent applications pending. Further, we own approximately thirty-two foreign patents, and we have approximately fourteen foreign patent applications pending. In addition, we hold approximately 89 trademark registrations worldwide. We own United States and foreign registered trade names and service marks and have applications for the registration of trade names and service marks pending domestically and abroad. We also license certain intellectual property rights from third parties.

Although our trademarks are currently registered in the United States and registered or pending in thirty foreign countries, they could be circumvented, or violate the proprietary rights of others, or we could be prevented from using them if challenged. A challenge to our use of our trademarks could result in a negative ruling regarding our use of our trademarks, their validity or their enforceability, or could prove expensive and time consuming in terms of legal costs and time spent defending against it. Any loss of trademark protection could result in a decrease in sales or cause us to spend additional amounts on marketing, either of which could decrease our liquidity and profitability. In addition, if we incur significant costs defending our trademarks that could also decrease our liquidity and profitability. In addition, we may not have the financial resources necessary to enforce or defend our trademarks. Furthermore, our patents may not provide meaningful protection and patents may never be issued for our pending patent applications. It is also possible that others could bring claims of infringement against us, as our principal product formula and manufacturing processes are not patented, and that any licenses protecting our intellectual property could be terminated. If we were unable to maintain the proprietary nature of our intellectual property and our significant current or proposed products, this loss of a competitive advantage could result in decreased sales or increased operating costs, either of which would decrease our liquidity and profitability.

In addition, the laws of certain foreign countries may not protect our intellectual property rights and confidential information to the same extent as the laws of the United States or the European Union. Third parties, including competitors, may assert intellectual property infringement or invalidity claims against us that could be upheld. Intellectual property litigation, which could result in substantial cost to and diversion of effort by us, may be necessary to protect our trade secrets or proprietary technology or for us to defend against claimed infringement of the rights of others and to determine the scope and validity of others’ proprietary rights. We may not prevail in any such litigation, and if we are unsuccessful, we may not be able to obtain any necessary licenses on reasonable terms or at all.

We are subject to fluctuations in the cost of raw materials, and increases in these costs would reduce our liquidity and profitability.

The major raw materials that we purchase for production are polyol, an industrial commodity based on petroleum, and proprietary additives. The price and availability of these raw materials are subject to market conditions affecting supply and demand. Our financial condition or results of operations may be impaired by increases in raw material costs to the extent we are unable to pass those higher costs to our customers.

Loss of suppliers and disruptions in the supply of our raw materials could increase our costs of production and reduce our ability to compete effectively.

We currently obtain all of the materials used to produce our visco-elastic foam from outside sources. We currently acquire almost all of our polyol from two suppliers. If we were unable to obtain polyol from these suppliers, we would have to find replacement suppliers. Any substitute arrangements for polyol might not be on terms as favorable to us. In addition, we purchase proprietary additives from a number of vendors, including one from whom we are obligated to purchase minimum quantities. We may not be able to prevent an interruption of production if any supplier were to discontinue supplying us for any reason. We maintain relatively small supplies of our raw materials on-site, and any disruption in the on-going shipment of supplies to us could interrupt production of our products, which could result in a decrease of our sales, or could cause an increase in our cost of sales, and either of these results could decrease our liquidity and profitability. In addition, we outsource much of the sewing and cutting of our mattress and pillow covers to Poland and the Ukraine. If we were no longer able to outsource this labor, we could source it elsewhere at a higher cost. To the extent we are unable to pass those higher costs to our customers, those costs could reduce our gross profit margin, which could result in a decrease in our liquidity and profitability.

We are subject to fluctuations in exchange rates, which could increase the costs of our products and reduce our ability to sell our products in foreign markets.

Approximately 41% of our net sales were received or denominated in foreign currency for the year ended December 31, 2003. As a result, we are exposed to foreign currency exchange rate risk, primarily with respect to changes in value of certain foreign currency denominated assets and liabilities of our Denmark manufacturing operations. Although we have in the past entered into hedging transactions to manage this risk and expect that we will continue to do so in the future, the hedging transactions may not succeed in managing our foreign currency exchange rate risk. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Foreign Currency Exposures.”

For the purposes of financial reporting, any change in the value of foreign currency against the United States Dollar during a given financial reporting period would result in a foreign exchange gain or loss on the translation of any United States Dollar-denominated debt into such foreign currency. We do not enter into hedging transactions to hedge this risk. Consequently, our reported earnings and financial position debt could fluctuate materially as a result of foreign exchange gains or losses. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Foreign Currency Exposures.”

We produce all of our products in two manufacturing facilities, and unexpected equipment failures, delays in deliveries or catastrophic loss may lead to production curtailments or shutdowns.

We manufacture all of our products at our two facilities in Aarup, Denmark and Duffield, Virginia. An interruption in production capabilities at these plants as a result of equipment failure could result in our inability to produce our products, which would reduce our sales and earnings for the affected period. In addition, we generally deliver our products only after receiving the order from the customer or the retailer and thus do not hold large inventories. In the event of a stoppage in production at either of our manufacturing facilities, even if only temporary, or if we experience delays as a result of events that are beyond our control, delivery times could be severely affected. For example, our third party carrier could potentially be unable to deliver our products within acceptable time periods due to a labor strike or other disturbance in its business. Any significant delay in deliveries to our customers could lead to increased returns or cancellations and cause us to lose future sales. Any increase in freight charges could increase our costs of doing business and harm our profitability. We have introduced new distribution programs to increase our ability to deliver products on a timely basis, but if we fail to deliver products on a timely basis, we may lose sales which could decrease our liquidity and profitability. Our manufacturing facilities are also subject to the risk of catastrophic loss due to unanticipated events such as fires, explosions or violent weather conditions. We may in the future experience material plant shutdowns or periods of reduced production as a result of equipment failure, delays in deliveries or catastrophic loss.

If we are unable to expand our manufacturing capacity on a timely basis, we may not be able to meet the anticipated demand for our products, and if the cost of building these expansions exceeds our estimates, it may have a material adverse affect on our liquidity. In March 2003, we began construction on an addition to our United States manufacturing facility. Total capital expenditures related to this expansion were $17.9 million for 2003, with an additional $1.3 million expected for completion in the first quarter of 2004. Additionally, we plan to begin construction on an expansion of mattress production capacity in our Denmark manufacturing facility in the first quarter of 2004. Total capital expenditures related to this expansion were $2.4 million for 2003 and we expect total capital expenditures related to that expansion to be approximately $16.0 million in 2004. In May 2003, we engaged a site selection firm to assist us in selecting a location for our third manufacturing facility, which will be located in Albuquerque, New Mexico. This facility is currently expected to require capital expenditures of approximately $45.0 million and to be completed by the fourth quarter of 2006. If our expansion is delayed, we may not have the manufacturing capacity necessary to meet anticipated future demand for our products. In addition, if our capital expenditures exceed our estimates, our liquidity and profitability could be impaired.

Our controlling shareholders may have interests that conflict with yours.

As of March 1, 2004, TA and FFL together own 61.3% of Tempur-Pedic International’s voting securities on a fully diluted basis, after giving effect to the vesting of all unvested options. TA and FFL together control Tempur-Pedic International’s affairs and policies. Circumstances may occur in which the interests of these shareholders could be in conflict with your interests. In addition, these shareholders may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to you. In connection with the recapitalization, TA, FFL and other equityholders of Tempur-Pedic International received a dividend of approximately $160.0 million as a return of capital.

A deterioration in labor relations could disrupt our business operations and increase our costs, which could decrease our liquidity and profitability.

As of December 31, 2003, we had approximately 1,020 full-time employees, with approximately 420 in the United States, 300 in Denmark and 300 in the rest of the world. The employees in Denmark are under a government labor union contract but those in the United States are not. Any significant increase in our labor costs could decrease our liquidity and profitability and any deterioration of employee relations, slowdowns or work stoppages at any of our locations, whether due to union activities, employee turnover or otherwise, could result in a decrease in our net sales or an increase in our costs, either of which could decrease our liquidity and profitability.

The loss of the services of any members of our senior management team could impair our ability to execute our business strategy and as a result, reduce our sales and profitability.

We depend on the continued services of our senior management team. The loss of such key personnel could reduce our ability to execute our business strategy and on our financial condition and results of operations. We do not maintain key-person insurance for members of our senior management team other than Robert B. Trussell, Jr. We may have difficulty replacing members of our senior management team who leave and, therefore, the loss of the services of any of these individuals could harm our business.

Risks Related to the Notes and the Exchange Offer

Our level of indebtedness could impair our financial position and prevent us from fulfilling our obligations under the notes.

We have a substantial amount of indebtedness. On December 31, 2003:

•	the Issuers had, on a pro forma basis giving effect to the redemption in January 2004 of old notes in an aggregate principal amount of $52.5 million, outstanding indebtedness of approximately $324.0 million, including approximately $4.6 million in outstanding letters of credit, all of which was guaranteed by Tempur-Pedic International and our domestic restricted subsidiaries, other than the Issuers;

•	the Issuers and their subsidiary guarantors had outstanding senior indebtedness of approximately $144.5 million;

•	the Issuers’ parent company guarantors had outstanding guarantees with respect to an aggregate of approximately $144.5 million of senior indebtedness;

•	our non-guarantor subsidiaries (all of which are foreign) had $82.0 million in outstanding indebtedness, including approximately $4.5 million in outstanding letters of credit, substantially all of which have been guaranteed by Tempur-Pedic International, the Issuers and our domestic restricted subsidiaries; and

•	the Issuers’ outstanding senior subordinated indebtedness, including the old notes, would have been $97.5 million, on a pro forma basis giving effect to the redemption in January 2004 of old notes in an aggregate principal amount of $52.5 million.

This substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to meet all our obligations to creditors, who could then require us to do such things as restructure our indebtedness, sell assets or raise additional debt or equity capital;

•	require us to dedicate a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for working capital, capital expenditures and other general corporate purposes;

•	limit our ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, execution of our growth strategy, research and development costs or other purposes;

•	limit our flexibility in planning for and reacting to changes in our business and in the industry in which we operate, which could make us more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•	place us at a disadvantage compared to our competitors that have less debt.

Any of the above listed factors could impair our business and results of operations.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries, including the Issuers, may be able to incur substantial additional indebtedness in the future. We are permitted under the indenture governing the notes to incur additional senior indebtedness, including $215.0 million of indebtedness incurred under credit facilities, $20.0 million of capital lease obligations, mortgage financings or purchase money obligations, $30.0 million of general indebtedness and an unlimited amount of indebtedness if we satisfy certain debt incurrence covenants. Our foreign restricted subsidiaries, which are not guarantors of the notes, are permitted under the indenture governing the notes to incur additional indebtedness of up to the greater of $100 million or an amount based on a borrowing base. On December 31, 2003, our amended senior credit facilities would permit additional borrowings of up to $20.2 million. All of those borrowings would rank senior to the notes and the guarantees. In addition, we may need to refinance all or a portion of our indebtedness, including the notes and guarantees, on or before maturity. We may not be able to refinance any of our indebtedness, including our amended senior credit facilities and the notes, on commercially reasonable terms or at all. If new debt is added to the current debt levels of the Issuers, Tempur-Pedic International or its other subsidiaries or if we are unable to refinance our indebtedness on commercially reasonable terms or at all, the related risks that we now face could intensify.

Your right to receive payment on the notes and the guarantees is junior to all our existing and future senior debt.

The notes are unsecured and junior in right of payment to all existing and future senior debt, including obligations of the Issuers and guarantors under our amended senior credit facilities. The notes are not secured by any of our assets and, therefore they will be subordinated to any secured debt or unsecured senior debt that we or our subsidiaries may have now or may incur in the future. Subject to certain limitations, our amended senior credit facilities also permit us to incur additional senior debt in the future. The indebtedness under our amended senior credit facilities will become due prior to the time the principal obligations under the notes become due. In addition, the notes are effectively subordinated to all indebtedness and other obligations of our foreign subsidiaries.

In the event that the Issuers are declared bankrupt, become insolvent or are liquidated or reorganized, the Issuers’ assets and the assets of the guarantors will be available to pay obligations on the notes only after all senior debt of Tempur-Pedic International, the Issuers and our other subsidiaries has been paid in full and there may not be sufficient assets remaining to pay amounts due on any or all of the notes. The holders of any indebtedness of the guarantors that is senior to the guarantees will be entitled to payment of their indebtedness from the guarantors’ assets prior to the holders of any of our general unsecured obligations, including the notes. In addition, substantially all of Tempur-Pedic International’s assets and the assets of our other guarantors will be pledged to secure the indebtedness under our amended senior credit facilities.

In addition, all payments on the notes will be blocked in the event of a payment default on certain of our senior debt and may be blocked for up to 179 consecutive days in the event of certain non-payment defaults on certain of our senior debt.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to the Issuers or the guarantors, holders of the notes will participate with trade creditors and all other holders of subordinated indebtedness of the Issuers or the guarantors in the assets remaining after the Issuers and guarantors have paid all of the senior debt of the Issuers and guarantors. We may not have sufficient funds to pay all of our creditors and holders of notes may receive less, ratably, than the holders of our senior debt. Further, because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the notes may receive less, ratably, than holders of trade payables in any such proceeding, if anything at all.

The notes and guarantees will rank:

•	subordinate in right of payment to the Issuers’ outstanding senior debt, of which there was approximately $144.5 million outstanding as of December 31, 2003, which consisted exclusively of borrowings and approximately $0.1 million in outstanding letters of credit under the amended senior credit facilities, and approximately $20.2 million available for borrowing by the Issuers under the amended senior credit facilities, all of which was guaranteed on a senior basis by the guarantors, including Tempur-Pedic International, and all of which was secured;

•	equal in right of payment to the Issuers’ outstanding senior subordinated indebtedness, which consisted of the old notes, of which there was approximately $97.5 million outstanding as of December 31, 2003, on a pro forma basis giving effect to the redemption in January 2004 of old notes in an aggregate principal amount of $52.5 million, and current liabilities of the Issuers, of which there was approximately $38.2 million as of December 31, 2003, excluding debt; and

•	effectively junior in right of payment to our non-guarantor subsidiaries’ (foreign) outstanding indebtedness, of which there was approximately $82.0 million outstanding as of December 31, 2003, which consisted primarily of borrowings and approximately $4.5 million in outstanding letters of credit under the amended senior credit facilities, and approximately $0.3 million available for borrowing by those subsidiaries under the amended senior credit facilities, substantially all of which was guaranteed on a senior basis by Tempur-Pedic International, the Issuers and our domestic restricted subsidiaries, and all of which was secured.

If we are not able to generate sufficient cash flow and capital resources to make payments on your notes or our other debt, we may have to sell assets, seek additional capital or refinance our debt.

Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Our business may not generate sufficient cash flow from operations, our sales growth may not be realized on schedule or at all, and future borrowings may not be available to us under our amended senior credit facilities in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs.

If our cash flow and capital resources are insufficient to allow us to make scheduled payments on your notes or our other debt, we may have to sell assets, seek additional capital or restructure or refinance our debt. The terms of our debt may not allow for these alternative measures, and such measures may not satisfy our scheduled debt service obligations.

We are vulnerable to interest rate risk with respect to our debt, which could lead to an increase in interest expense.

We are subject to interest rate risk in connection with our issuance of variable rate debt under our amended senior credit facilities. Interest rate changes could increase the amount of our interest payments and thus, negatively impact our future earnings and cash flows. We estimate that our annual interest expense on the unhedged portion of our floating rate indebtedness would increase by $2.2 million for each 1% increase in interest rates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation —Interest Rate Risk.”

Our failure to comply with the restrictive covenants contained in the instruments governing our indebtedness could cause events of default under, and acceleration of, that indebtedness.

Our agreements with senior creditors require Tempur-Pedic International, the Issuers and our other subsidiaries to maintain specified financial ratios, meet or exceed certain financial tests and comply with certain covenants, among other obligations. In addition, our amended senior credit facilities restrict, among other things:

•	our ability to incur additional indebtedness;

•	our ability to make capital expenditures in excess of specified levels;

•	our ability to make acquisitions; and

•	our ability to make capital expenditures.

We were not in compliance with certain of such covenants relating to capital expenditures and other information requirements as of December 31, 2003, but we obtained waivers from our lenders. As of March 1, 2004, we were in compliance with all of our restrictive covenants.

A failure to comply with the restrictions contained in our amended senior credit facilities could lead to an event of default, which could result in an acceleration of such indebtedness. Such an acceleration would also constitute an event of default under the indenture governing the notes. See “—Your right to receive payment on the notes and the guarantees is junior to all our existing and future senior debt.” The indenture for the notes also restricts, among other things, our ability to incur additional indebtedness, sell assets, make certain payments and dividends or to merge or consolidate our company. A failure to comply with the restrictions in the indenture could result in an event of default under the indenture, which could result in an acceleration of the notes and, in turn, would result in an event of default under our senior debt.

Federal and state statutes allow courts, under specific circumstances, to void the notes, certain transactions and subsidiary guarantees, subordinate claims in respect of the notes and require our noteholders to return payments received from subsidiary guarantors.

Our consummation of the transactions comprising the recapitalization (including the issuance of the notes by the Issuers and the related guarantees and any future guarantee of the notes by Tempur-Pedic International and its other domestic subsidiaries and the use of all or part of the proceeds thereof to pay dividends to Tempur-Pedic International’s shareholders) may be subject to review under federal or state fraudulent transfer laws. While the relevant laws may vary, under such laws, the incurrence of indebtedness, the issuance of a guarantee or the payment of the dividend to Tempur-Pedic International’s shareholders will be a fraudulent conveyance if (1) the Issuers incur the indebtedness represented by the notes or Tempur-Pedic International or any of our subsidiaries issue guarantees, with the intent of hindering, delaying or defrauding creditors, or (2) the Issuers, Tempur-Pedic International or any of the guarantors received less than reasonably equivalent value or fair consideration in return for incurring the indebtedness represented by the notes or issuing their respective guarantees, and, in the case of (2) only, one of the following is also true:

•	the Issuers or any of the guarantors, including Tempur-Pedic International, were insolvent, or became insolvent, when the Issuers or they incur the indebtedness represented by the notes or issued the guarantees, respectively;

•	incurring the indebtedness or issuing the guarantees left the Issuers or the applicable guarantor, respectively, with an unreasonably small amount of capital; or

•	the Issuers or the applicable guarantor, including Tempur-Pedic International, as the case may be, intended to, or believed that the Issuers, or it would, be unable to pay debts as they matured.

If incurring the indebtedness represented by the notes or issuing of any guarantee were a fraudulent conveyance, a court could, among other things, void the Issuers’ obligations regarding the notes or void any of the guarantors’ obligations under their respective guarantees, as the case may be, and require the repayment of any amounts paid thereunder.

Generally, an entity will be considered insolvent if:

•	the sum of its debts is greater than the fair value of its property;

•	the present fair value of its assets is less than the amount that it will be required to pay on its existing debts as they become due; or

•	it cannot pay its debts as they become due.

We believe that immediately after the issuance of the exchange notes, we and our subsidiaries, including the Issuers, will be solvent, will have sufficient capital to carry on our respective businesses and will be able to pay our respective debts as they mature. However, a court may decide to use a different standard in making its determination and may not reach the same conclusions with regard to these issues.

Additionally, under federal bankruptcy or applicable state solvency law, if a bankruptcy or insolvency were initiated by or against the Issuers within 90 days after any payment by the Issuers with respect to the notes or by any guarantor with respect to a guarantee, or within one year after any payment to any insider of ours (which will include the dividend paid by Tempur-Pedic International to certain of our equityholders), or if the Issuers or such guarantor, including Tempur-Pedic International, anticipated becoming insolvent at the time of any such payment, all or a portion of the payment could be voided as a preferential transfer and the recipient of such payment could be required to return such payment. In rendering its opinion on the validity of the notes, no counsel will express any opinion as to federal or state laws relating to fraudulent transfers, which means that the holders of the notes have no independent legal verification that the notes or the guarantees or payments on the notes or guarantees will not be treated as a fraudulent conveyance or preferential transfer, respectively, by a court if we were to become insolvent. The obligations of each guarantor under its guarantee, however, will be limited in a manner intended to avoid it being deemed a fraudulent conveyance under applicable law. See “Description of the Notes.”

Your right to receive payments on the notes could be impaired if any of our non-guarantor subsidiaries declare bankruptcy, liquidate, or reorganize.

Tempur-Pedic International and some, but not all, of its subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

As of December 31, 2003, the Issuers and their subsidiary guarantors had outstanding senior indebtedness of approximately $144.5 million; the Issuers’ parent guarantors had outstanding guarantees with respect to an aggregate of approximately $144.5 million of senior indebtedness; the Issuers’ outstanding senior subordinated indebtedness, including the old notes, was $97.5 million, on a pro forma basis giving effect to the redemption in January 2004 of old notes in an aggregate principal amount of $52.5 million; and our non-guarantor subsidiaries (foreign) had $82.0 million of indebtedness and approximately $0.3 million was available to those subsidiaries for future borrowing under our amended senior credit facilities. Our non-guarantor subsidiaries, other than the Issuers, generated 41.1% of our consolidated net sales for the year ended December 31, 2003 and held 44.8% of our consolidated assets as of December 31, 2003.

We are permitted under the indenture governing the notes to incur additional senior indebtedness, including $215.0 million of indebtedness incurred under credit facilities, $20.0 million of capital lease obligations, mortgage financings or purchase money obligations, $30.0 million of general indebtedness and an unlimited amount of indebtedness if we satisfy certain debt incurrence ratios. In addition, under the indenture, our foreign restricted subsidiaries, which are not guarantors of the notes, may incur additional indebtedness in an amount equal to the greater of $100.0 million and an amount based on a borrowing base.

We may not be able to repurchase the notes upon a change of control.

The Issuers are required to make an offer to purchase all or a portion of your notes in the event of a change of control, as defined in the indenture for the notes, at a price equal to 101% of the principal amount thereof, together with any interest the Issuers owe you. As a result of such offer, you may require the Issuers to repurchase any of your notes. There may not be sufficient funds to pay the repurchase price in the event of a change of control. In addition, our amended senior credit facilities restrict the Issuers from repurchasing the notes upon a change of control. Any future debt agreements may also restrict or prohibit the Issuers from repurchasing the notes upon a change of control. If the Issuers are prohibited from repurchasing the notes, the Issuers could seek the consents of the lenders to permit the repurchase or the Issuers could seek to refinance the debt. The Issuers may not be able to obtain any necessary consents or refinance the debt. In addition, even if we were able to refinance the debt, the financing may be on terms unfavorable to the Issuers and us. The Issuers’ failure to repurchase the notes would be a default under the indenture for the notes. An event of default under the indenture for the notes would in turn be a default under the amended senior credit facilities as well as certain of other debt of us and our subsidiaries. In addition, the change of control covenant does not cover all corporate reorganizations, mergers or similar transactions and may not provide you with protection in a highly leveraged transaction.

Your ability to sell the notes may be limited by the absence of an active trading market.

The old notes and the exchange notes are each a new issue of securities for which there currently is no established trading market. Consequently, the notes will be relatively illiquid and you may be unable to sell your notes. The Issuers do not intend to apply for the notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. The initial purchasers of the old notes advised the Issuers that they intended to make a market in the old notes and, if issued, the exchange notes, but they are not obligated to do so. Each initial purchaser may discontinue any market making in the notes at any time, in its sole discretion. As a result, we cannot assure you as to the liquidity of any trading market for the notes. You may not be able to sell your notes at a particular time, and the prices that you receive when you sell may not be favorable.

Future trading prices of the notes will depend on many factors, including:

•	our operating performance and financial condition;

•	the Issuers’ ability to complete the offer to exchange the old notes for the exchange notes;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.

You may be unable to pursue claims against Arthur Andersen, the independent auditors who audited financial statements of our predecessor company.

Arthur Andersen LLP, independent auditors, have audited the consolidated financial statements of our predecessor company as of December 31, 2001, and for the year ended December 31, 2001, as set forth in their report. We have included these consolidated financial statements of our predecessor company in this prospectus and elsewhere in the registration statement in reliance on Arthur Andersen LLP’s report, given on their authority as experts in accounting and auditing.

In June 2002, Arthur Andersen LLP was convicted of federal obstruction of justice charges. As a result of its conviction, Arthur Andersen has ceased operations and is no longer in a position to reissue its audit reports or to provide consent to include financial statements reported on by it in this prospectus. Because Arthur Andersen has not reissued its reports and because we are not able to obtain a consent from Arthur Andersen, you will be unable to sue Arthur Andersen for material misstatements or omissions, if any, in this prospectus, including the financial statements covered by its previously issued reports. Even if you have a basis for asserting a remedy against, or seeking recovery from, Arthur Andersen, we believe that it is unlikely that you would be able to recover damages from Arthur Andersen.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, and other information that is not historical information. Many of these statements appear, in particular, under the headings “Prospectus Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” When used in this prospectus, the words “estimates,” “expects,” “anticipates,” projects,” “plans,” “intends,” “believes” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, our examination of historical operating trends, are based upon our current expectations and various assumptions. We believe there is a reasonable basis for our expectations and beliefs, but there can be no assurance that we will realize our expectations or that our beliefs will prove correct.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in this prospectus, including under the heading “Risk Factors.” As described herein, such risks, uncertainties and other important factors include, among others:

•	the level of competition in the mattress and pillow industries;

•	our ability to effectively manage our growth;

•	risks arising from having a new senior management team;

•	our ability to sustain our growth or profitability;

•	our ability to maintain our return rates and warranty reserves;

•	liability relating to our products;

•	changes in, or failure to comply with, federal, state and/or local governmental regulations;

•	our involvement in any government investigation and associated litigation or proceedings relating to any allegations of the possibility of price fixing in the mattress industry;

•	our ability to enhance our existing products and to develop and market new products on a timely basis;

•	risks arising from our international operations;

•	our dependence on our significant customers;

•	our ability to maintain our third party distributor arrangements;

•	the efficiency and effectiveness of our advertising campaign and other marketing programs in building product and brand awareness and increasing sales;

•	our ability to protect our patents and other intellectual property, as well as successfully defend against claims brought by our competitors under their patents and intellectual property;

•	fluctuations in the cost of raw materials, the possible loss of suppliers and disruptions in the supply of our raw materials;

•	fluctuations in exchange rates;

•	unexpected equipment failures, delays in deliveries or catastrophic loss at our manufacturing facilities;

•	potential conflicts of interest between you and our controlling shareholders;

•	our ability to maintain our labor relations; and

•	our ability to rely on the services of our senior management team.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement, dated August 15, 2003 by and among Tempur-Pedic, Inc. and Tempur Production USA, Inc., the guarantors party thereto, and the initial purchasers of the old notes. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. We will receive in exchange old notes in like principal amount. We will retire or cancel all of the old notes tendered in the exchange offer. Accordingly, the issuance of the exchange notes will not result in any change in our capitalization.

On August 15, 2003, we issued and sold the old notes. We used the proceeds from the offering of the old notes, together with borrowings under our amended senior credit facilities and available cash on hand, to finance our recapitalization and pay related fees and expenses. As part of the recapitalization, we repaid all of the outstanding borrowings under our then existing mezzanine debt facility and amended and restated the terms of our senior credit facilities. Our mezzanine debt facility had an interest rate of 12.5% and would have matured in 2009 had it not been terminated. Immediately prior to the recapitalization, our senior credit facilities had a weighted average interest rate of 7.0% and would have matured in 2008. Borrowings under the mezzanine debt facility and the senior credit facilities were originally used to fund the Tempur acquisition and for working capital. See “Prospectus Summary—The Recapitalization.”

CAPITALIZATION

The following table sets forth our consolidated capitalization as of December 31, 2003.

As of December 31, 2003
(in millions)
Cash and cash equivalents	$14.2

Restricted cash(1)	60.2
Long-term debt (including current portion):
Amended senior credit facilities	224.3
Senior Subordinated Notes due 2010(2)	150.0
Mortgage payable	2.2

Total long-term debt	376.5
Total stockholders’ equity	122.7

Total capitalization	$499.2

(1)	As of December 31, 2003, we had approximately $60.2 million in restricted cash for the redemption of an aggregate principal amount of $52.5 million of old notes, the payment of a redemption premium of approximately $5.4 million and accrued interest expense of approximately $2.4 million to be paid in January 2004.
(2)	Tempur-Pedic, Inc. and Tempur Production USA, Inc. completed a redemption of $52.5 million in aggregate principal amount of Senior Subordinated Notes due 2010 on January 23, 2004.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table sets forth our selected historical consolidated financial and operating data for the periods indicated. Our predecessor company for periods prior to January 1, 2000 is a combination of our Danish manufacturing operations and the U.S. distribution entity and is sometimes referred to as the pre-predecessor company. Tempur World, Inc. was formed on January 1, 2000 to combine the manufacturing facilities and the worldwide distribution capabilities of all Tempur products, and our predecessor company for the period from January 1, 2000 to October 31, 2002 is Tempur World, Inc. We completed the Tempur acquisition (which we accounted for using the purchase method of accounting) as of November 1, 2002. As a result of adjustments to the carrying value of assets and liabilities pursuant to the acquisition, the financial position and results of operations for periods subsequent to the Tempur acquisition are not comparable to those of our predecessor or pre-predecessor companies.

We have derived the statement of income and balance sheet data for our pre-predecessor company as of and for the year ended April 30, 1999 and the eight months ended December 31, 1999 from the combined audited financial statements of our pre-predecessor company. We have derived the statement of income and balance sheet data as of and for the years ended December 31, 2000 and 2001 and the ten months ended October 31, 2002 from the audited financial statements of our predecessor company. We have derived our statements of income and balance sheet data as of and for the twelve months ended December 31, 2003 and as of and for the two months ended December 31, 2002 from our audited financial statements. Our predecessor company’s financial statements as of and for the year ended December 31, 2001 and as of and for the ten months ended October 31, 2002, and our financial statements as of and for the twelve months ended December 31, 2003 and the two months ended December 31, 2002, are included elsewhere in this prospectus.

	Pre-Predecessor		Predecessor			Tempur-Pedic International
	Year ended April 30, 1999	Period from May 1, 1999 to December 31, 1999	Year ended December 31,		Period from January 1, 2002 to October 31, 2002	Period from November 1, 2002 to December 31, 2002	Year ended December 31, 2003
			2000	2001
($ in thousands)

Statement of Income Data:
Net sales	$85,245	$73,635	$161,969	$221,514	$237,314	$60,644	$479,135
Cost of sales(1)	55,500	45,755	89,450	107,569	110,228	37,812	223,865

Gross profit	29,745	27,880	72,519	113,945	127,086	22,832	255,270
Operating expenses(2)	21,678	16,410	50,081	83,574	86,693	23,815	158,196

Operating income/(loss)	8,067	11,470	22,438	30,371	40,393	(983)	97,074
Net interest expense	976	997	2,225	6,555	6,292	2,955	20,539
Other (income)/expense(3)	(10)	793	947	316	1,724	(1,331)	15,333

Income/(loss) before income taxes	7,101	9,680	19,266	23,500	32,377	(2,607)	61,202
Income taxes	2,821	3,851	6,688	11,643	12,436	640	23,627

Net income (loss) after tax	4,280	5,829	12,578	11,857	19,941	(3,247)	37,575
Preferred stock dividend	—	—	—	345	1,238	1,958	—

Net income /(loss) available to common stockholders	$4,280	$5,829	$12,578	$11,512	$18,703	$(5,205)	$37,575

Balance Sheet Data (at end of period):
Cash and cash equivalents	$2,877	$1,984	$10,572	$7,538	$6,380	$12,654	$14,230
Restricted cash(4)	—	—	—	—	—	—	60,243
Total assets	49,276	66,404	144,305	176,841	199,641	448,593	620,349
Total senior debt	8,637	19,508	64,866	104,352	88,817	148,121	226,522
Total debt(5)	8,637	19,508	71,164	106,023	89,050	195,857	376,522
Redeemable preferred stock	—	—	—	11,715	15,331	—	—
Total stockholders’ equity	$12,862	$14,424	$38,237	$16,694	$39,895	$151,606	$122,709
Other Financial and Operating Data (GAAP):
Depreciation and amortization			$6,002	$10,051	$10,383	$3,306	$23,975
Net cash provided by operating activities			$1,125	$19,716	$22,706	$12,385	$46,950
Net cash used by investing activities			$(27,014)	$(34,862)	$(4,646)	$(1,859)	$(71,107)
Net cash provided (used) by financing activities			$34,314	$12,593	$(19,702)	$(4,221)	$26,574
Diluted earning (loss) per share						(.67)	.39
Capital expenditures			$27,418	$35,241	$9,175	$1,961	$32,597

	Pre-Predecessor		Predecessor			Tempur-Pedic International
	Year ended April 30, 1999	Period from May 1, 1999 to December 31, 1999	Year ended December 31,		Period from January 1, 2002 to October 31, 2002	Period from November 1, 2002 to December 31, 2002	Year ended December 31, 2003
			2000	2001
($ in thousands)

Other Financial and Operating Data (non-GAAP):
Ratio of earnings to fixed charges (unaudited)(6)			5.1x	4.3x	5.1x	—	3.9	x
Number of pillows sold(7)			1,717,476	1,819,993	1,528,608	407,476	2,869,430
Number of mattresses sold(7)			173,338	212,695	218,656	50,564	395,613

(1)	Includes $9.8 million in non-cash charges for the two months ended December 31, 2002 relating to the step-up in inventory as of November 1, 2002 relating to the Tempur acquisition.
(2)	Includes $9.3 million in non-cash charges for the year ended December 31, 2003 comprised of $5.1 million in amortization of definite-lived intangibles and $4.2 million in non-cash stock-based compensation expense relating to stock option grants and acceleration.
(3)	Includes $13.7 million in debt extinguishment charges for the year ended December 31, 2003 relating to the write-off of deferred financing fees, the write-off of original issue discount and prepayment penalties in connection with the recapitalization.
(4)	As of December 31, 2003, we had approximately $60.2 million in restricted cash for the redemption of an aggregate principal amount of $52.5 million of old notes, the payment of a redemption premium of approximately $5.4 million and accrued interest expense of approximately $2.4 million to be paid in January 2004.
(5)	Includes $52.5 million in aggregate principal amount of old notes redeemed on January 23, 2004 for the year ended December 31, 2003.
(6)	The ratio of earnings to fixed charges for the period from November 1, 2002 to December 31, 2002 is less than one to one. Earnings deficiency for this period is $5.4 million.
(7)	Number of units sold is before the consideration of returned mattresses and pillows.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the section “Selected Historical Consolidated Financial and Operating Data” and the audited consolidated financial statements and accompanying notes thereto included elsewhere in this prospectus. Unless otherwise noted, all of the financial information in this prospectus is consolidated financial information for Tempur-Pedic International Inc. or its predecessors. The forward-looking statements in this discussion regarding the mattress and pillow industries, our expectations regarding our future performance, liquidity and capital resources and other non-historical statements in this discussion include numerous risks and uncertainties, as described under “Risk Factors” and elsewhere in this prospectus. Our actual results may differ materially from those contained in any forward-looking statements.

Executive Overview

General—We are a rapidly growing, vertically-integrated manufacturer, marketer and distributor of premium visco-elastic foam mattresses and pillows that we sell globally in 54 countries primarily under the Tempur® and Tempur-Pedic® brands. We believe our premium mattresses and pillows are more comfortable than standard bedding products because our proprietary visco-elastic foam is temperature sensitive, has a high density and conforms to the body to therapeutically align the neck and spine, thus reducing neck and lower back pain, two of the most common complaints about other sleep surfaces.

Tempur-Pedic International was formed in 2002 by TA and FFL to acquire Tempur World, Inc., or Tempur World. This acquisition occurred effective November 1, 2002. The financial information for the periods prior to November 1, 2002 are based on the financial information for Tempur World and its consolidated subsidiaries, which we sometimes collectively refer to as our “predecessor company.” For purposes of this Management’s Discussion and Analysis of Financial Condition and Results of Operations, “we,” “our,” “ours” and “us” refer to Tempur-Pedic International and its consolidated subsidiaries for the period from and after November 1, 2002 and refer to our predecessor company for periods prior to November 1, 2002.

Business Segment Information—We operate in two business segments: Domestic and International. These reportable segments are strategic business units that are managed separately.

Beginning in 2002, following the opening of our United States manufacturing facility, we changed our reporting structure from a single segment to Domestic and International reporting segments. This change was consistent with our ability to monitor and report operating results in each of these segments. The Domestic segment consists of our United States manufacturing facility, which commenced operations in July 2001 and whose customers include our U.S. sales distribution company and certain North American third party distributors. The International segment consists of our manufacturing facility in Denmark, whose customers include all of our wholly-owned sales and distribution companies and third party distributors outside the Domestic segment. Our International segment includes our wholly-owned sales and distribution companies operating in Europe, Japan and Singapore. In addition, we have third party distributor arrangements in the Asia/Pacific, Middle East, Eastern Europe, Central and South America, Canada and Mexico markets. We evaluate segment performance based on sales and operating income.

As we operated in one segment prior to the commencement of our United States manufacturing operations, we have not restated prior year segment information to reflect our new reporting structure.

Economic and Industry Trends—The International Sleep Products Association (ISPA) estimates that the United States wholesale market for mattresses and foundations in 2002 was approximately $4.8 billion. Management believes the international mattress market is generally the same size as the domestic mattress market. According to ISPA, from 1991 to 2002, mattress unit sales grew in the United States at an average of approximately 500,000 units annually, with approximately 21.5 million mattress units sold in the United States in 2002, although sales decreased during the 2000 to 2002 period. Management believes a similar number of mattress units were sold outside the United States in 2002. ISPA further estimates that approximately 20% of those mattress units were sold at retail price points greater than $1,000, which is the premium segment of the market we target. Based on information derived from an ISPA report, the premium segment of the market grew in the United States at an annual rate of 32% in 2002, and is the fastest-growing segment of this market.

The medical community is also a large consumer of mattresses to furnish hospitals and nursing homes. In the United States, there are over 15,400 nursing homes with a total bed count in excess of 1.7 million. Medical facilities typically purchase twin mattresses with standard operating functions such as adjustable height and mechanisms to turn patients to prevent pressure ulcers (or bedsores).

Business Risks and Opportunities

Competition —Participants in the mattress and pillow industries compete primarily on price, quality, brand name recognition, product availability and product performance. We compete with a number of different types of mattress alternatives, including standard innerspring mattresses, other foam mattresses, waterbeds, futons, air beds and other air-supported mattresses. These alternative products are sold through a variety of channels, including furniture stores, specialty bedding stores, department stores, mass merchants, wholesale clubs, telemarketing programs, television infomercials and catalogs.

Our largest competitors have significant financial, marketing and manufacturing resources and strong brand name recognition, and sell their products through broad and well established distribution channels. We are susceptible to competition from lower priced product offerings. We provide strong channel profits to our retailers and distributors which management believes will continue to provide an attractive business model for our retailers and discourage them from carrying competing lower-priced products.

Significant Growth Opportunities—We currently sell our products in approximately 2,700 furniture retail stores in the United States, out of a total of approximately 9,000 stores we have identified as appropriate targets. We also sell products in approximately 2,700 furniture retail stores outside the United States, out of a total of approximately 7,000 stores that management has identified as appropriate targets. In addition, we have a significant installed pillow base in our Asia market that we believe creates an opportunity to develop a successful mattress market. We are continuing to develop products that are responsive to consumer demand in our markets internationally.

In the second half of 2003, we have recently begun to expand our direct response business in Europe, based on our direct response businesses in the United States and in the United Kingdom, to reach a greater number of consumers and increase our brand awareness.

In addition to these growth opportunities, management believes that we currently supply only a small percentage of the approximately 15,400 nursing homes and 5,000 hospitals in the US (with a collective bed count in excess of 2.7 million). Clinical evidence indicates that our products are both effective and cost efficient for the prevention and treatment of decubitis, or bed sores, a major problem for elderly and bed-ridden patients. A change in the U.S. Medicare and Medicaid reimbursement policies toward prevention of bed sores and away from treatment could expand our growth potential in this market.

Our expenditures for advertising and other marketing related activities to support these growth opportunities are made as the availability of advertising rates are favorable to us and as the continued growth in the business allows us the ability to invest in building our brand.

Managing Rapid Growth—We have grown rapidly, with our net sales increasing from $221.5 million in 2001 to $479.1 million for 2003. Our growth has placed, and will continue to place, a strain on our management, production, product distribution network, information systems and other resources. In response to these challenges, management has continued to invest in increased production capacity, enhance operating and financial infrastructure and systems and to continue to expand the employee base in our operations.

Financial Leverage—As of December 31, 2003, on a pro forma basis giving effect to the redemption in January 2004 of old notes in an aggregate principal amount of $52.5 million, the book value of our long-term debt was $324.0 million. In addition, as of December 31, 2003, our stockholders’ equity was $122.7 million. Higher financial leverage makes us more vulnerable to general adverse competitive, economic and industry conditions. Management believes that operating margins combined with the inherent operating leverage in the business will enable us to continue de-leveraging the business in a manner consistent with historical experience. There can be no assurance, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available under our amended senior credit facilities, or otherwise, to enable us to continue to de-leverage the business.

Critical Accounting Policies and Estimates

Our management is responsible for our financial statements and has evaluated the accounting policies to be used in their preparation. Our management believes these policies are reasonable and appropriate. The following discussion identifies those accounting policies that we believe will be critical in the preparation of our financial statements, the judgments and uncertainties affecting the application of those policies and the possibility that materially different amounts will be reported under different conditions or using different assumptions.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires that the management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of commitments and contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Our estimates of sales returns are a critical component of our revenue recognition. We recognize sales, net of estimated returns, when we ship our products to customers and the risks and rewards of ownership are transferred to them. Estimated sales returns are provided at the time of sale, based on our level of historical sales returns. We allow returns for up to 120 days following a sale, depending on the channel and promotion. Our level of sales returns differs by channel, with our direct channel typically experiencing the highest rate of returns. Our level of returns has been generally stable over the last five years and consistent with our estimates.

Warranties

Cost of sales includes estimated costs to service warranty claims of our customers. Our estimate is based on our historical claims experience and extensive product testing that we perform from time to time. We provide a 20-year warranty for United States sales and a 15-year warranty for non-United States sales on mattresses, each prorated for the last 10 years. Because our products have not been in use by our customers for the full warranty period, we rely on the combination of historical experience and product testing for the development of our estimate for warranty claims. Our estimate of warranty claims could be adversely affected if our historical experience ultimately proves to be greater than the performance of the product in our product testing. We also provide 2-year to 3-year warranties on pillows. Estimated future obligations related to these products are provided by charges to operations in the period in which the related revenue is recognized. Our estimated obligation for warranty claims as of December 31, 2003 was $4.0 million.

Impairment of Goodwill, Intangibles and Long-Lived Assets

Goodwill reflected in our consolidated balance sheet consists of the purchase price from the Tempur acquisition in excess of the estimated fair values of identifiable net assets as of the date of the Tempur acquisition. Intangibles consist of tradenames for various brands under which our products are sold. Other intangibles include our customer database for our direct channel, process technology and the formulation of our visco-elastic foam.

As of January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142 (SFAS 142), “Goodwill and Other Intangible Assets.” Pursuant to the provisions of SFAS 142, we no longer amortize goodwill and indefinite-lived intangible assets and perform an impairment test on goodwill and indefinite-lived intangibles at least annually. The impairment test requires the identification of potential impairment by comparing the fair value of our reporting units to their carrying values, including the applicable goodwill and indefinite-lived intangibles. These fair values are determined by calculating the discounted cash flow expected to be generated by each reporting unit taking into account what we consider to be the appropriate industry and market rate assumptions. If the carrying value exceeds the fair value, then a second step is performed which compares the implied fair value of the applicable reporting unit’s goodwill and indefinite-lived intangibles with the carrying amount of that goodwill and indefinite-lived intangible to measure the amount of impairment, if any. In addition to performing the required impairment test, SFAS 142 requires us to reassess the expected useful lives of existing intangible assets including those for which the useful life is determinable.

Estimates of fair value for our reporting units involve highly subjective judgments on the part of management, including the amounts of cash flows to be received, their estimated duration, and perceived risk as reflected in selected discount rates. In some cases, cash flows may be required to be estimated without the benefit of historical data, although historical data will be used where available. Although we believe our estimates and judgments are reasonable, different assumptions and judgments could result in different impairment, if any, of some or all of our recorded goodwill and indefinite-lived intangibles of $288.5 million as of December 31, 2003.

Long-lived assets reflected in our consolidated balance sheet consist of property, plant and equipment. Accounting for the impairment of long-lived assets is governed by Statement of Financial Accounting Standards No. 144 (SFAS 144), “Accounting for the Impairment or Disposal of Long-Lived Assets.”

SFAS 144 requires that whenever events or circumstances indicate that we may not be able to recover the net book value of our productive assets through future cash flows, an assessment must be performed of expected future cash flows, and undiscounted estimated future cash flows must be compared to the net book value of these productive assets to determine if impairment is indicated. Impaired assets are written down to their estimated fair value by recording an impairment charge to earnings. SFAS 144 provides that fair values may be estimated using discounted cash flow analysis or quoted market prices, together with other available information, to estimate fair values. We primarily use discounted cash flow analysis to estimate the fair value of productive assets when events or circumstances indicate that we may not be able to recover our net book values.

The application of SFAS 144 requires the exercise of significant judgment and the preparation of numerous significant estimates. Although we believe that our estimates of cash flows in our application of SFAS 144 are reasonable, and based upon all available information, including historical cash flow data about the prior use of our assets, such estimates nevertheless require substantial judgments and are based upon material assumptions about future events.

Income Tax Accounting

Income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), “Accounting for Income Taxes.” SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities. These deferred taxes are measured by applying the provisions of tax laws in effect at the balance sheet date.

We recognize deferred tax assets in our balance sheet, and these deferred tax assets typically represent items deducted currently in the financial statements that will be deducted in future periods in tax returns. In accordance with SFAS 109, a valuation allowance is recorded against these deferred tax assets to reduce the total deferred tax assets to an amount that will, more likely than not, be realized in future periods. The valuation allowance is based, in part, on our estimate of future taxable income, the expected utilization of tax loss carryforwards, both domestic and foreign, and the expiration dates of tax loss carryforwards. Significant assumptions are used in developing the analysis of future taxable income for purposes of determining the valuation allowance for deferred tax assets which, in our opinion, are reasonable under the circumstances.

In conjunction with the Tempur acquisition, on November 1, 2002 Tempur-Pedic International repatriated $44.2 million from one of its foreign subsidiaries in the form of a loan that under applicable US tax principles is treated as a taxable dividend. On March 30, 2003, the $44.2 million note was distributed principally in the form of a capital distribution under applicable foreign law from the foreign subsidiary (lender) up the chain of foreign and domestic subsidiaries to Tempur World, Inc. (borrower) and cancelled on March 31, 2003.

At December 31, 2003, Tempur-Pedic International had undistributed earnings from its foreign subsidiaries determined under US tax principles as of November 1, 2002, translated into US dollars at the applicable exchange rate on December 31, 2003, of $59.0 million. Provisions have been made for US income taxes on $13.1 million of these undistributed earnings pursuant to Section 956 of the Internal Revenue Code (Code), as translated into US dollars at the applicable exchange rates on November 1, 2002. No provisions have been made for US income taxes or foreign withholding taxes on the remaining $45.9 million of undistributed earnings, as these earnings are considered indefinitely reinvested.

At December 31, 2003, Tempur-Pedic International also had undistributed earnings from its foreign subsidiaries determined under US generally accepted accounting principles for the period November 2, 2002 through December 31, 2003 of $45.7 million. Provisions have been made for US income taxes on $4.1 million of these undistributed earnings that is projected to be subject to US income taxes in 2003 pursuant to Subpart F and Section 956 of the Code. Provisions have not been made for US income taxes or foreign withholding taxes on the remaining $41.6 million of undistributed earnings, as these earnings are considered indefinitely reinvested.

Stock-Based Compensation

We account for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations, and comply with the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” Several companies recently elected to change their accounting policies and record the fair value of options as an expense. We currently are not required to record stock-based compensation charges if the employee stock option exercise price or restricted stock purchase price equals or exceeds the deemed fair value of our common stock at the grant date. Because no market for our common stock existed prior to the initial public offering, our board of directors determined the fair value of our common stock based upon several factors, including our operating performance and forecasted future operating results.

In addition, we understand that discussions of potential changes to APB 25 and SFAS 123 standards are ongoing and the parties responsible for authoritative guidance in this area may require changes to the applicable accounting standards. If we had estimated the fair value of the options on the date of grant using a minimum value pricing model and then amortized this estimated fair value over the vesting period of the options, our net income (loss) would have been adversely affected.

Certain options granted during the year prior to the initial public offering have exercise prices that are less than the deemed market value of the underlying common stock at the date of grant. The unearned stock-based compensation will be amortized to compensation expense over the respective vesting term, based on the “graded vesting” methodology. We have recorded unearned stock-based compensation of $8.9 million as of December 31, 2003. We recorded $4.1 million of compensation expense for the year ended December 31, 2003. The future amortization of unearned stock-based compensation costs will be $5.2 million in 2004, $2.4 million in 2005, $1.1 million in 2006 and $0.2 million in 2007.

Results of Operations

Generally accepted accounting principles do not permit combining the results of Tempur-Pedic International with those of Tempur World in our consolidated financial statements. Accordingly, the consolidated statements of income included elsewhere in this prospectus do not present results for the twelve months ended December 31, 2002. However, in order to provide investors with useful information and to facilitate understanding of 2002 results in the context of the annual 2003 and 2001 financial information presented, the following table presents historical financial information for Tempur World for the ten months ended October 31, 2002 and Tempur-Pedic International for the two months ended December 31, 2002 and on a pro forma basis as if the Tempur acquisition had occurred on January 1, 2002.

	Predecessor
($ in millions)	Twelve Months Ended December 31, 2001	Ten Months Ended October 31, 2002	Two Months Ended December 31, 2002	Pro Forma Twelve Months Ended December 31, 2002	Twelve Months Ended December 31, 2003
Net sales	$221.5	$237.4	$60.6	$298.0	$479.1
Cost of sales	107.6	110.3	37.8	146.0	223.8

Gross profit	113.9	127.1	22.8	152.0	255.3
Selling expenses	52.1	59.6	15.3	74.9	106.3
General and administrative and other	31.4	27.1	8.5	46.4	51.9

Operating income	30.4	40.4	(1.0)	30.7	97.1
Interest expense, net	6.6	6.3	2.9	15.1	20.5
Loss on debt extinguishment	—	—	—	—	13.7
Other expense/(income), net	0.3	1.7	(1.3)	0.5	1.7

Income/(loss) before income taxes	23.5	32.4	(2.6)	15.1	61.2
Income tax provision	11.6	12.5	0.6	7.4	23.6

Net income/(loss)	$11.9	$19.9	$(3.2)	$7.7	$37.6

The pro forma information for the twelve months ended December 31, 2002 includes an adjustment to cost of sales of $2.1 million to represent the adjustment to the step-up in the value of inventories acquired in the Tempur acquisition to fair market value as of January 1, 2002, an adjustment to General and administrative and other of $10.8 million to represent additional depreciation expense on step-up in the value of property plant and equipment to fair market value and additional amortization of intangibles resulting from the Tempur acquisition, an adjustment to net interest expense of $5.9 million to reflect additional interest expense and amortization of debt issuance costs associated with Tempur acquisition borrowings, and an adjustment to income taxes of $5.7 million to reflect the tax effects of the Tempur acquisition pro forma adjustments based upon an effective tax rate of 39%. These pro forma financial adjustments do not purport to represent what our results of operations or financial condition would actually have been had the Tempur acquisition occurred on January 1, 2002 or to project our results of operations or financial condition for any future period or date.

The following table sets forth the various components of our consolidated statements of income, expressed as a percentage of net sales, for the periods indicated:

	Predecessor
	Twelve Months Ended December 31, 2001	Ten Months Ended October 31, 2002	Two Months Ended December 31, 2002	Pro Forma Twelve Months Ended December 31, 2002	Twelve Months Ended December 31, 2003
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales	48.6	46.5	62.4	49.0	46.7

Gross profit	51.4	53.5	37.6	51.0	53.3
Selling expenses	23.5	25.1	25.2	25.1	22.2
General and administrative and other	14.2	11.4	14.0	15.6	10.8

Operating income	13.7	17.0	(1.6)	10.3	20.3

Interest expense, net	3.0	2.7	4.8	5.1	4.3
Loss on debt extinguishment	0.0	0.0	0.0	0.0	2.9
Other expense, net	0.1	0.7	(2.1)	0.2	0.4

Income before income taxes	10.6	13.6	(4.3)	5.0	12.7
Income tax provision	5.2	5.3	1.0	2.5	4.9

Net income	5.4%	8.3%	(5.3)%	2.5%	7.8%

We generate sales through four distribution channels: retail, direct, healthcare and third party. The retail channel sells to furniture, specialty and department stores. The direct channel sells directly to consumers. The healthcare channel sells to hospitals, nursing homes, healthcare professionals and medical retailers. The third party channel sells to distributors in countries where we do not operate our own distribution. The following table sets forth net sales information, by channel and by segment, for the periods indicated:

	Predecessor
	Twelve Months Ended December 31, 2001	Ten Months Ended October 31, 2002	Two Months Ended December 31, 2002	Pro Forma Twelve Months Ended December 31, 2002	Twelve Months Ended December 31, 2003
($ in millions)
Retail	$116.9	$139.8	$38.4	$178.2	$313.4
Direct	47.6	48.3	10.0	58.3	86.9
Healthcare	33.5	32.8	8.4	41.2	43.1
Third Party	23.5	16.5	3.8	20.3	35.7

Domestic	$113.2	$131.3	$33.8	$165.1	$282.2
International	108.3	106.1	26.8	132.9	196.9

	Predecessor
	Twelve Months Ended December 31, 2001	Ten Months Ended October 31, 2002	Two Months Ended December 31, 2002	Pro Forma Twelve Months Ended December 31, 2002	Twelve Months Ended December 31, 2003
($ in millions)
Retail	$63.2	$81.4	$23.0	$104.4	$192.2
Direct	40.7	39.6	8.6	48.2	75.0
Healthcare	9.1	8.3	1.4	9.7	9.8
Third Party	0.2	2.0	0.8	2.8	5.2

Domestic	$113.2	$131.3	$33.8	$165.1	$282.2

	Predecessor
	Twelve Months Ended December 31, 2001	Ten Months Ended October 31, 2002	Two Months Ended December 31, 2002	Pro Forma Twelve Months Ended December 31, 2002	Twelve Months Ended December 31, 2003
($ in millions)
Retail	$53.7	$58.4	$15.4	$73.8	$121.2
Direct	6.9	8.7	1.4	10.1	11.9
Healthcare	24.4	24.5	7.0	31.5	33.3
Third Party	23.3	14.5	3.0	17.5	30.5

International	$108.3	$106.1	$26.8	$132.9	$196.9

Twelve Months Ended December 31, 2003 Compared with Pro Forma Twelve Months Ended December 31, 2002

The following pro forma data for the twelve months ended December 31, 2002 (“pro forma twelve months ended December 31, 2002”) are based on the historical financial statements for our predecessor company for the ten months ended October 31, 2002 and Tempur-Pedic International for the two months ended December 31, 2002 presented on a pro forma basis giving effect to the Tempur acquisition as if it had occurred on January 1, 2002 as described above under “Results of Operations.”

For the predecessor ten months ended October 31, 2002, our net sales were $237.4 million and cost of sales was $110.3 million. Our selling expenses were $59.6 million and general and administrative and other expenses were $27.1 million. Interest expense, net was $6.3 million and the income tax provision was $12.4 million.

For the successor two months ended December 31, 2002, our net sales were $60.6 million and cost of sales was $37.8 million. Our selling expenses were $15.3 million and general and administrative and other expenses were $8.5 million. Interest expense, net was $3.0 million and the income tax provision was $0.6 million.

Net Sales.    Net sales for the twelve months ended December 31, 2003 were $479.1 million as compared to $298.0 million for the pro forma twelve months ended December 31, 2002, an increase of $181.1 million, or 60.8%. The increase in net sales was attributable to growth in our Domestic net sales to $282.2 million for the twelve months ended December 31, 2003 as compared to $165.1 million for the pro forma twelve months ended December 31, 2002, an increase of $117.1 million, or 70.9%, and an increase in our International net sales to $196.9 million for the twelve months ended December 31, 2003 as compared to $132.9 million for the pro forma twelve months ended December 31, 2002, an increase of $64.0 million, or 48.2%. The growth in our Domestic net sales was attributable primarily to an increase in net sales in our retail channel of $87.9 million and in the direct channel of $26.7 million, and the growth in our International net sales was attributable primarily to growth in the retail channel of $47.3 million.

The increase in sales in the Domestic retail channel was attributable primarily to increased penetration of retail furniture stores. This growth in our Domestic retail channel is a result of our ongoing strategy to expand our distribution for our products into traditional retail furniture stores in order to further penetrate the U.S. retail channel. The growth of our Domestic direct channel results from our commitment to continue growing the channel through increased advertising and promotion. The growth in our International retail channel reflects our continued commitment to expand our distribution internationally, primarily in Europe and Asia, through increasing the number of stores in which our products are offered and the continued development of new products for local markets.

Cost of Sales.    Cost of sales includes the cost of raw material purchases, manufacturing costs and distribution costs associated with the production and sale of products to our customers. The cost of delivering our products to customers is also included in cost of sales. Cost of sales increased to $223.8 million for the twelve months ended December 31, 2003 as compared to $146.0 million for the pro forma twelve months ended December 31, 2002, an increase of $77.8 million, or 53.3%. Cost of sales decreased as a percentage of net sales from 49.0% in the pro forma twelve months ended December 31, 2002 to 46.7% in the twelve months ended December 31, 2003. This decrease in cost of sales as a percentage of net sales was due to improved manufacturing utilization and increased sales of higher margin products. Our Domestic cost of sales increased to $147.1 million for the twelve months ended December 31, 2003 as compared to $85.4 million for the pro forma twelve months ended December 31, 2002, an increase of $61.7 million, or 72.2%. Our International cost of sales, including eliminations for sales from the International segment to the Domestic segment, increased to $76.7 million for the twelve months ended December 31, 2003, as compared to $59.8 million for the pro forma twelve months ended December 31, 2002, an increase of $16.9 million, or 28.3%.

Gross margins improved to 53.3% during the twelve months ended December 31, 2003 from 51.0% during the pro forma twelve months ended December 31, 2002. Margins were favorably impacted by manufacturing capacity utilization and margins in our International segment. Manufacturing capacity utilization was driven by increased sales in both our Domestic and International segments and all channels, particularly in our Domestic retail and direct channels. Our margins are impacted by the relative rate of growth in our retail channel because sales in our retail channel are generally at wholesale prices, and we expect that continued rapid growth in our retail channel will result in downward pressure on our margins. Our margins are also impacted by additions to our manufacturing capacity, which affects our utilization rates. We completed an expansion of our U.S. manufacturing facility in early 2004, which may adversely impact our gross margins in 2004 due to the additional manufacturing capacity. The gross margin for the pro forma twelve months ended December 31, 2002 also includes $7.8 million of non-cash charges relating to the pro forma step-up in inventory relating to the Tempur acquisition.

Selling Expenses.    Selling expenses include advertising and media production associated with our direct channel, other marketing materials such as catalogs, brochures, videos, product samples, direct customer mailings and point of purchase materials, and sales force compensation and customer service. We also include in selling expenses our new product development costs, including market research and testing for new products. Selling expenses increased to $106.3 million for the twelve months ended December 31, 2003 as compared to $74.9 million for the pro forma twelve months ended December 31, 2002, an increase of $31.4 million, or 41.9%, but decreased as a percentage of net sales to 22.2% during the twelve months ended December 31, 2003 from 25.1% for the pro forma twelve months ended December 31, 2002. The increase in the dollar amount of selling expenses was due to additional spending on advertising, sales compensation and point of purchase materials. The decrease as a percentage of net sales was primarily due to an increase in the net sales of our retail channel to $313.4 million for the twelve months ended December 31, 2003 as compared to $178.2 million for the pro forma twelve months ended December 31, 2002, an increase of $135.2 million, or 75.9%. This increase was due primarily to an increase in net sales in our retail channel, as a percentage of total net sales, to 65.4% of total net sales for the twelve months ended December 31, 2003 as compared to 59.8% of total net sales for the pro forma twelve months ended December 31, 2002. Our retail channel has lower selling expenses than our other channels on a combined basis and, accordingly, our selling expenses as a percentage of our net sales are affected by the level of our retail sales as a percentage of our total sales.

General and Administrative and Other.    General and administrative and other expenses include management salaries, information technology, professional fees, depreciation of furniture and fixtures, leasehold improvements and computer equipment, expenses for finance, accounting, human resources and other administrative functions, and research and development costs associated with our new product developments. General and administrative and other expenses increased to $51.9 million for the twelve months ended December 31, 2003 as compared to $46.4 million for the pro forma twelve months ended December 31, 2002, an increase of $5.5 million, or 11.9%. The increase was primarily due to stock-based compensation expense and other additional spending on corporate overhead expenses, including information technology and professional services. The decrease as a percentage of sales was due to increased operating leverage from fixed administrative and research and development costs.

Certain stock options granted during the year prior to the initial public offering have exercise prices that are less than the deemed market value of the underlying common stock at the date of grant. We recorded $4.1 million of compensation expense included in General and Administrative Expenses for the twelve months ended December 31, 2003. The unearned stock-based compensation will be amortized to compensation expense over the respective vesting term, based on the “graded vesting” methodology. We have recorded unearned stock-based compensation of $8.9 million as of December 31, 2003. The future amortization of unearned stock-based compensation costs will be $5.2 million in 2004, $2.4 million in 2005, $1.1 million in 2006 and $0.2 million in 2007.

Interest Expense, Net.    Interest expense, net includes the interest costs associated with our senior and mezzanine debt facilities and the notes and the amortization of deferred financing costs related to those facilities. Interest expense, net increased to $20.5 million for the twelve months ended December 31, 2003 as compared to $15.1 million for the pro forma twelve months ended December 31, 2002, an increase of $5.4 million. This increase was due to higher average debt levels and the incurrence of additional debt from the recapitalization in August 2003. In 2003, we entered into an interest rate cap agreement that effectively capped $60.0 million of our floating-rate debt at an interest rate of 5% plus applicable margin through March 2006. We are required under our existing credit agreements to hedge at least $60.0 million of our floating rate senior term debt.

Loss on Debt Extinguishment.    Loss on debt extinguishment includes $13.7 million for the twelve months ended December 31, 2003, relating to the write off of deferred financing fees, original issue discount and prepayment penalties as a result of our recapitalization in August 2003. In connection with our redemption of old notes in an aggregate principal amount of $52.5 million on January 23, 2004, we expect to reflect a redemption premium of approximately $5.4 million as a loss on debt extinguishment in the first quarter of 2004.

Income Tax Provision.    Our income tax provision includes income taxes associated with taxes currently payable and deferred taxes and includes the impact of the utilization of foreign tax credits associated with our foreign earnings and profits and net operating losses for certain of our foreign operations. Our effective income tax rates for the twelve months ended December 31, 2003 and for the pro forma twelve months ended December 31, 2002 differed from the federal statutory rate principally because of the effect of certain foreign tax rate differentials, state and local income taxes, valuation allowances on foreign net operating losses and foreign tax credits. Our effective tax rate for the twelve months ended December 31, 2003 was 38.6% as compared to 48.7% for the pro forma twelve months ended December 31, 2002. Our effective tax rate between the twelve month periods has decreased principally as a result of decreasing foreign net operating losses, which are fully reserved, and a decrease in foreign income taxable in the U.S. (“Subpart F”) income.

Pro Forma Twelve Months Ended December 31, 2002 Compared with Twelve Months Ended December 31, 2001

Net Sales.    Net sales were $298.0 million for the pro forma twelve months ended December 31, 2002 as compared to $221.5 million for the twelve months ended December 31, 2001, an increase of $76.5 million, or 34.5%. The increase in net sales was attributable to growth in Domestic net sales to $165.1 million for the pro forma twelve months ended December 31, 2002, as compared to $113.2 million for the twelve months ended December 31, 2001, an increase of $51.9 million, or 45.8%, and an increase in International net sales to $132.9 million for the pro forma twelve months ended December 31, 2002, as compared to $108.3 million for the twelve months ended December 31, 2001, an increase of $24.6 million, or 22.7%. Growth in Domestic net sales was due primarily to an increase in net sales in our retail channel of $41.1 million and an increase in net sales in our direct channel of $7.7 million. Growth in International net sales was due primarily to an increase in net sales in Japan, consisting primarily of pillows, of 51.2% for combined twelve months ended December 31, 2002, partially offset by the general economic slowdown in Europe over the twelve months ended December 31, 2001.

Cost of Sales.    Cost of sales increased to $146.0 million for the pro forma twelve months ended December 31, 2002 as compared to $107.6 million for the twelve months ended December 31, 2001, an increase of

$38.4 million, or 35.7%. The increase was primarily due to increased plant capacity with the addition of our United States manufacturing facility in July 2001. Our cost of sales as a percentage of total net sales increased to 49.0% for the pro forma twelve months ended December 31, 2002 as compared to 48.6% for the twelve months ended December 31, 2001, due primarily to the combined inventory step-up of $7.8 million and fixed capacity costs in our United States manufacturing facility, partially offset by a reduction in importation duties to the United States as a result of the commencement of operations at our United States manufacturing facility.

Selling Expenses.    Selling expenses increased to $74.9 million for the pro forma twelve months ended December 31, 2002 as compared to $52.1 million for the twelve months ended December 31, 2001, an increase of $22.8 million or 43.8%, and increased as a percentage of net sales to 25.1% for the pro forma twelve months ended December 31, 2002 as compared to 23.5% for the twelve months ended December 31, 2001. The increase was due to additional spending on direct sales advertising, sales compensation, point of purchase materials provided to the indirect channel and market research related to new product development. The increase as a percentage of net sales was primarily due to an increase in use of television advertising.

General and Administrative and Other.    General and administrative and other expenses increased to $46.4 million for the pro forma twelve months ended December 31, 2002 as compared to $31.4 million for the twelve months ended December 31, 2001, an increase of $15.0 million, or 47.8%, and increased as a percentage of net sales to 15.6% for the pro forma twelve months ended December 31, 2002 as compared to 14.2% for the twelve months ended December 31, 2001. The increase was due primarily to additional spending on corporate overhead expenses of $0.2 million, including information technology and professional services and an increase in the combined depreciation and amortization of property, plant and equipment and intangible assets of $12.4 million.

Interest Expense, Net.    Interest expense, net increased to $15.1 million for the pro forma twelve months ended December 31, 2002 as compared to $6.6 million for the twelve months ended December 31, 2001, an increase of $8.5 million, or 128.8%. This increase was due to higher average combined debt levels as a result of the recapitalization during the period.

Income Tax Provision.    The effective income tax rates in the pro forma twelve months ended December 31, 2002 and twelve months ended December 31, 2001 differed from the federal statutory rate principally because of the effect of certain foreign tax rate differentials, state and local income taxes and foreign tax credits. This lower effective tax rate for the combined twelve months ended December 31, 2002 was 48.7% compared to 49.5% in 2001. This higher effective tax rate for combined twelve months ended December 31, 2002 compared to 2001 was primarily due to increased utilization of foreign tax credits and the fact that we no longer amortize goodwill which was previously a non-deductible item for tax purposes.

Liquidity and Capital Resources

Liquidity

At December 31, 2003, we had working capital of $55.0 million including cash and cash equivalents of $14.2 million as compared to working capital of $31.3 million including $12.7 million in cash and cash equivalents as of December 31, 2002. The $1.5 million increase in cash and cash equivalents was primarily related to operating cash flow for the twelve months ended December 31, 2003 of $47.0 million, an increase in cash provided by financing activities of $26.6 million offset by the earn-out payment of $39.4 million, and increased investments in property, plant and equipment of $32.6 million over the pro forma twelve months ended December 31, 2002. The $23.7 million increase in working capital was driven primarily by an increase in accounts receivable and inventory offset by an increase in accounts payable and accrued expenses.

Our principal sources of funds are cash flows from operations and borrowings under our U.S. and European revolving credit facilities. Our principal uses of funds consist of capital expenditures and payments of principal, and interest on our outstanding senior debt facilities. Capital expenditures totaled $11.1 million for the pro forma twelve months ended December 31, 2002 and $32.6 million for the twelve months ended December 31, 2003. We expect 2004 capital expenditures to be approximately $28.0 million, including approximately $16.0 million associated with the expansion of our European manufacturing facility, with $2.4 million already spent in 2003, and approximately $3.0 million related to maintenance of our existing assets. For the twelve months ended December 31, 2003 we spent $17.9 million in connection with the expansion of our United States manufacturing facility. In November 2002, in connection with the Tempur acquisition, we obtained from a syndicate of lenders a $170.0 million senior secured credit facility under United States and European term loans and long-term revolving credit facilities. Additionally, we obtained a total of $50.0 million of 12.5% senior subordinated unsecured debt financing under United States and European term loans, all of which was drawn upon at the inception of this facility to fund a portion of the various payments required in connection with the Tempur acquisition.

Our cash flow from operations increased to $47.0 million for the twelve months ended December 31, 2003 as compared to $35.1 million for the pro forma twelve months ended December 31, 2002, an increase of $11.9 million, or 33.9%. This increase in operating cash flows was primarily the result of increased net income, partially offset by increased investment in inventory as we continued to build up inventories in anticipation of our expanded capacity at our United States manufacturing facility becoming operational, which has occurred in the first quarter of 2004. Our cash flow from operations increased to $35.1 million for the pro forma twelve months ended December 31, 2002 as compared to $19.7 million for the twelve months ended December 31, 2001, an increase of $15.4 million, or 78.2%. This increase resulted primarily from improved net income and working capital management.

Net cash used in investing activities increased to $71.1 million for the twelve months ended December 31, 2003 as compared to $6.5 million for the pro forma twelve months ended December 31, 2002, an increase of $64.6 million or 993.8%. Investing activities in the twelve months ended December 31, 2003 consisted primarily of the earn-out payment and our expansion of the U.S. manufacturing capacity for mattresses. Net cash used in investing activities decreased to $6.5 million for the pro forma twelve months ended December 31, 2002 as compared to $34.9 million for the twelve months ended December 31, 2001, a decrease of $28.4 million, or 81.4%. Investing activities consisted primarily of purchases of property and equipment related to investment in information technology and ongoing plant expenditures in all periods. The net cash used in investing activities was significantly higher in 2001 than for the pro forma twelve months ended December 31, 2002 because of the timing of the costs associated with the expansion of our Danish manufacturing facility and the construction of our new United States manufacturing facility. In May 2000, we began construction of our United States manufacturing facility. Capital expenditures in 2001 included the cost to construct this facility, the equipment used in the facility and new equipment in our manufacturing facility in Denmark.

Cash flow provided by financing activities increased to $26.6 million for the twelve months ended December 31, 2003 as compared to cash used by financing activities of $23.9 million for the pro forma twelve months ended December 31, 2002, an increase of $50.5 million or 211.3%. This increase is due primarily to the proceeds from the issuance of long-term debt in the twelve months ended December 31, 2003. Cash flow used in financing activities increased to $23.9 million for the pro forma twelve months ended December 31, 2002 as compared to cash flow provided by financing activities of $12.6 million for the twelve months ended December 31, 2001, an increase of $36.5 million or 289.7%. This increase is due to the repayment of our long-term credit facilities in combined twelve months ended December 31, 2002 and the issuance of long-term debt in the twelve months ended December 31, 2001. On November 1, 2002, in connection with the Tempur acquisition, we refinanced all of Tempur World’s existing credit facilities and issued new debt totaling $200.0 million to fund the Tempur acquisition.

Capital Expenditures

Due to the continued growth in our business, in March 2003, we began construction on a $20.0 million addition to our United States manufacturing facility to support the continuing growth in mattress sales and to provide needed capacity to meet future demand for our products. Total capital expenditures related to this expansion were $17.9 million for 2003, with an additional $1.3 million expected for completion in first quarter 2004. The additional production capacity at our United States manufacturing facility will allow us to significantly increase our mattress manufacturing capacity. Additionally, we plan to begin construction on an expansion of mattress production capacity in our Denmark manufacturing facility in the first quarter of 2004 to meet the demands for our international operations. Total capital expenditures related to this expansion were $2.4 million for 2003 and we expect total capital expenditures related to that expansion to be approximately $16.0 million in 2004 for a total of $18.4 million.

In May 2003, we engaged a site selection firm to assist us in selecting a location for our third manufacturing facility, which will be located in Albuquerque, New Mexico. This facility is currently expected to require capital expenditures of approximately $45.0 million and to be completed by the fourth quarter of 2006. This facility will provide additional capacity to meet anticipated future demand.

Debt Service

Amended Senior Credit Facilities.    In connection with the recapitalization, we entered into amended senior credit facilities on the terms described below.

Our amended senior credit facilities provide a total of $270.0 million in financing, consisting of:

•	a $20.0 million United States revolving credit facility;

•	a $30.0 million United States term loan A facility;

•	a $135.0 million United States term loan B facility (the United States revolving credit facility and the United States term loans are collectively referred to herein as the “United States Facility”);

•	a $20.0 million European revolving credit facility; and

•	a $65.0 million European term loan A facility (the European revolving credit and the European term loan are collectively referred to herein as the “European Facility”).

Our revolving credit facilities and our term loan A facilities mature in 2008 and our term loan B facility matures in 2009. As of December 31, 2003, we had a total of $224.3 million in borrowing outstanding under the amended senior credit facilities, and a total of $4.6 million in letters of credit outstanding.

Borrowing availability under the United States and European revolving credit facilities is subject to a borrowing base, as defined in the loan agreement. Each of the United States and European revolving facilities also provide for the issuance of letters of credit to support local operations. Allocations of the United States and European revolving facilities to such letters of credit will reduce the amounts available to be borrowed under their respective facilities. At December 31, 2003, we had approximately $20.2 million available under our United States and European revolving credit facilities. Our net weighted-average borrowing cost was 6.2% for the twelve months ended December 31, 2001, 6.9% for the pro forma twelve months ended December 31, 2002 and 7.0% for the twelve months ended December 31, 2003.

Subject to exceptions for reinvestment of proceeds, we are required to prepay outstanding loans under our amended senior credit facilities with the net proceeds of certain asset dispositions, condemnation settlements and insurance settlements from casualty losses, issuances of certain equity and a portion of excess cash flow.

We may voluntarily prepay loans or reduce commitments under our amended senior credit facilities, in whole or in part, subject to minimum amounts. If we prepay Eurodollar rate loans other than at the end of an applicable interest period, we will be required to reimburse lenders for their redeployment costs.

The amended senior credit facilities contain negative and affirmative covenants and requirements affecting us and our domestic and foreign subsidiaries that we create or acquire, with certain exceptions set forth in our amended credit agreement. Our amended senior credit facilities contain the following negative covenants and restrictions, among others: restrictions on liens, real estate purchases, sale-leaseback transactions, indebtedness, dividends and other restricted payments, guarantees, redemptions, liquidations, consolidations and mergers, acquisitions, asset dispositions, investments, loans, advances, changes in line of business, formation of new subsidiaries, changes in fiscal year, transactions with affiliates, amendments to charter, by-laws and other material documents, hedging agreements and intercompany indebtedness.

The amended senior credit facilities contain the following affirmative covenants, among others: delivery of financial and other information to the administrative agent, compliance with laws, maintenance of properties, licenses and insurance, access to books and records by the lenders, notice to the administrative agent upon the occurrence of events of default, material litigation and other events, conduct of business and existence, payment of obligations, maintenance of collateral and maintenance of interest rate protection agreements.

The incremental proceeds of our amended senior credit facilities were used along with the proceeds from the offering of the senior subordinated notes and cash on hand to fund the recapitalization and provide working capital.

Senior Subordinated Notes.    Pursuant to the terms of the indenture, Tempur-Pedic International’s indirect, wholly-owned subsidiaries, Tempur-Pedic, Inc. and Tempur Production USA, Inc., issued senior subordinated notes in the aggregate principal amount of $150.0 million. Those notes will mature on August 15, 2010.

Tempur-Pedic, Inc. and Tempur Production USA, Inc. are permitted to redeem some or all of the senior subordinated notes at any time after August 15, 2007 at specified redemption prices.

If Tempur-Pedic, Inc., Tempur Production USA, Inc., Tempur-Pedic International or any of Tempur-Pedic International’s other restricted subsidiaries sell certain assets or experience specific kinds of changes of control, Tempur-Pedic, Inc. and Tempur Production USA, Inc. must offer to repurchase the senior subordinated notes at the prices, plus accrued and unpaid interest, and additional interest, if any, to the date of redemption specified in the indenture.

The indenture governing the senior subordinated notes contains certain negative and affirmative covenants and requirements affecting us and our subsidiaries that we create or acquire. Subject to certain important exceptions and qualifications set forth in the indenture, these covenants limit the ability of Tempur-Pedic, Inc., Tempur Production USA, Inc., Tempur-Pedic International and the restricted subsidiaries to incur additional indebtedness, pay dividends or make other distributions, make other restricted payments and investments, create liens, incur restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments, sell assets, including capital stock of our restricted subsidiaries, merge or consolidate with other entities, and enter into transactions with affiliates.

Initial public offering.    Effective with our initial public offering on December 23, 2003, the authorized shares of capital stock were increased to 300,000,000 shares of common stock and 10,000,000 shares of preferred stock. All outstanding shares of our Series A convertible preferred stock, Class A common stock, Class B-1 common stock and Class B-1 common stock warrants were converted to Tempur-Pedic International common stock on a one-for-one basis. The holders of our common stock are entitled to one vote per share on all matters which require a vote by our stockholders as outlined in our certificate of incorporation and our by-laws. Subject to preferences that may be applicable to any outstanding preferred stock, holders of our common stock are entitled to receive ratably such dividends as may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution, or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Our board of directors will be authorized, subject to any limitations prescribed by law, without further vote or action by the stockholders, to issue from time to time shares of preferred stock in one or more series. Each such series of preferred stock will have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as determined by the board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

We raised $87.5 million from the initial public offering of 6,250,000 shares of common stock at a price to the public of $14.00 per share, all of which shares were issued and sold by us. Net proceeds, after deducting underwriting discounts and commissions, of $79.0 million were received by us and invested in short-term, investment-grade, interest-bearing instruments. In connection with the initial public offering, certain of our stockholders also sold 15,312,500 shares of common stock, including 2,812,500 shares pursuant to the underwriters’ exercise in full of their over-allotment option, for net proceeds of $200.4 million. We did not receive any proceeds from the sale of shares by the selling stockholders. We used a portion of the proceeds from the initial public offering to redeem $52.5 million of old notes and to repay approximately $18.7 million of indebtedness under our amended senior credit facilities. In conjunction with the January 23, 2004 redemption of the old notes, we expect to reflect the $5.4 million redemption premium as a loss on debt extinguishment in the first quarter of 2004. Total offering expenses were approximately $8.6 million.

Future Liquidity Sources

Our primary sources of liquidity are cash flow from operations and borrowings under our revolving credit facilities. We expect that ongoing requirements for debt service and capital expenditures will be funded from these sources. We incurred substantial indebtedness in connection with the recapitalization, including as a result of the issuance of the notes. As of December 31, 2003, on a pro forma basis giving effect to the redemption in January 2004 of old notes in an aggregate principal amount of $52.5 million, we had approximately $324.0 million of indebtedness outstanding, excluding letters of credit. In addition, as of December 31, 2003, we had stockholders’ equity of approximately $122.7 million. Our significant debt service obligations following the recapitalization could, under certain circumstances, have material consequences to our security holders, including holders of the notes. Total cash interest payments related to our amended senior credit facilities and the notes are expected to be in excess of approximately $21.0 million annually. The scheduled installments for principal payments on our term loans under our amended senior credit facilities (as currently in effect) total to $10.5 million in 2004, $13.3 million in 2005, $13.3 million in 2006, $19.1 million in 2007, $26.7 million in 2008 and $143.6 million thereafter.

Based upon the current level of operations and anticipated growth, we believe that cash generated from operations and amounts available under our amended credit facilities will be adequate to meet our anticipated debt services requirements, capital expenditures and working capital needs for the foreseeable future. There can be no assurance, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available under our amended senior credit facilities or otherwise to enable us to service our indebtedness, including our amended senior credit facilities and the notes, or to make anticipated capital expenditures.

Our amended senior credit facilities contain various affirmative and negative covenants, including the following financial covenants that require us to maintain the following financial ratios or comply with the following limitations:

•	maximum capital expenditures (as defined in our amended senior credit facilities) of not more than $30 million for each of 2003 and 2004 and $40 million for 2005 (with the ability to carry forward a portion of certain unused amounts from the immediately preceding fiscal year). In 2003 we exceeded this capital expenditure limit by approximately $2.5 million, but we obtained a waiver from our lenders.

•	minimum ratio of consolidated fixed charges to consolidated EBITDA (each as defined in our amended senior credit facilities) for the twelve month period ending on each of the fiscal quarters ending in 2003 and 2004 of 1.05 to 1.00, and 1.10 to 1.00 for each of the fiscal quarters ending in 2005. Our ratio for the quarter ended December 31, 2003 was approximately 1.58 to 1.00.

•	minimum ratio of consolidated interest expense to consolidated EBITDA (each as defined in our amended senior credit facilities) of not less than 3.00 to 1.00 for each four fiscal quarter period ending after June 30, 2003. For the four fiscal quarter period ending December 31, 2003 our ratio was approximately 6.18 to 1.00.

•	maximum ratio of consolidated funded indebtedness to consolidated EBITDA (each as defined in our amended senior credit facilities) for the twelve month period ended as of the end of each fiscal quarter. The maximum leverage ratio for the twelve month periods ended December 31, 2003, March 31, 2004 and June 30, 2004 is 4.25 to 1.00, the maximum leverage ratio for the twelve month period ended September 30, 2004 is 4.0 to 1.00, the maximum leverage ratio for the twelve month periods ended December 31, 2004, March 31, 2005 and June 30, 2005 is 3.75 to 1.00 and the maximum leverage ratio for the twelve month periods ended September 30, 2005 and December 31, 2005 is 3.50 to 1.00. For the twelve months ended December 31, 2003 our leverage ratio was 3.32 to 1.00.

•	maximum ratio of consolidated senior funded indebtedness to consolidated EBITDA (each as defined in our amended senior credit facilities) for the twelve month period ended as of the end of each fiscal quarter. The maximum senior leverage ratio for the twelve month periods ended December 31, 2003, March 31, 2004 and June 30, 2004 is 2.75 to 1.00, the maximum senior leverage ratio for the twelve month period ended September 30, 2004 is 2.5 to 1.00, the maximum senior leverage ratio for the twelve month periods ended December 31, 2004, March 31, 2005 and June 30, 2005 is 2.25 to 1.00 and the maximum senior leverage ratio for the twelve month periods ended September 30, 2005 and December 31, 2005 is 2.15 to 1.00. For the twelve months ended December 31, 2003 our senior leverage ratio was 2.04 to 1.00.

As described above, we were not in compliance with our capital expenditure covenant at December 31, 2003 as a result of accelerated spending to fund our manufacturing expansion, but we obtained a waiver from our lenders. In addition, at December 31, 2003, we were not in compliance with certain administrative covenants requiring the delivery of certain financial information, but we also obtained a waiver from our lenders. As of March 1, 2004, we were in compliance with all of our restrictive covenants.

Contractual Obligations

Our contractual obligations and other commercial commitments as of December 31, 2003, prior to the redemption of our old notes in January 2004, are summarized below:

	Payment due by period
Contractual Obligations	2004	2005	2006	2007	2008	After 2008	Total Obligations
($ in millions)
Long-term Debt	$10.5	$13.3	$13.3	$19.1	$26.7	$293.6	$376.5
Operating Leases	3.3	2.7	2.0	1.8	1.7	1.3	12.8
Capital Expenditure Commitments	4.2	—	—	—	—	—	4.2

Total	$18.0	$16.0	$15.3	$20.9	$28.4	$294.9	$393.5

Impact of Recently Issued Accounting Pronouncements

In April 2002, the FASB issued SFAS 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (SFAS 145). SFAS 145 was effective January 1, 2003. SFAS 145 eliminates the required classification of gain or loss on extinguishment of debt as an extraordinary item of income and states that such gain or loss be evaluated for extraordinary classification under the criteria of Accounting Principles Board Opinion No. 30, “Reporting Results of Operations” (APB 30). SFAS 145 also requires sale-leaseback accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions, and makes various other technical corrections to existing pronouncements. The adoption of SFAS 145 did not have a significant impact on our consolidated financial statements.

In June 2002, the FASB issued SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities” (SFAS 146). This statement nullifies Emerging Issues Task Force Issue 94-3 (Issue 94-3), “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS 146 requires that a liability for a cost associated with an exit or disposal activity is recognized when the liability is incurred. Under Issue 94-3, a liability for an exit cost as defined in Issue 94-3 was recognized at the date of an entity’s commitment to an exit plan. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002. We do not expect the adoption of SFAS 146 to have a material impact on our consolidated financial statements.

In November 2002, the FASB issued FASB Interpretation No. (“FIN”) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others—an interpretation of FASB Statements No. 5, 57, and 107 and a rescission of FASB Interpretation No. 34” (FIN 45). FIN 45 elaborates on the disclosures to be made regarding obligations under certain issued guarantees by a guarantor in interim and annual financial statements. It also clarifies the requirement of a guarantor to recognize a liability at the inception of the guarantee at the fair value of the obligation. FIN 45 does not provide specific guidance for subsequently measuring the guarantor’s recognized liability over the term of the guarantee. The provisions relating to the initial recognition and measurement of a liability are applicable on a prospective basis for guarantees issued or modified subsequent to December 31, 2002. The disclosure requirements of FIN 45 are effective for interim and annual financial statements for periods ending after December 15, 2002. This did not have a significant impact on our consolidated financial statements.

In November 2002, the EITF reached a consensus on Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables” (EITF 00-21). EITF Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF Issue No. 00-21 will apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. We do not expect the adoption of EITF No. 00-21 to have a material impact on our consolidated financial statements.

In December 2002, the FASB issued SFAS 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment of FASB Statement 123” (SFAS 148), which was effective on December 31, 2002. SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation. In addition, it amends the disclosure requirements of SFAS 123 to require prominent disclosures about the method of accounting for stock-based compensation and the effect of the method on reported results. The provisions regarding alternative methods of transition do not apply to us, which accounts for stock-based compensation using the intrinsic value method. The disclosure provisions have been adopted. We do not believe that the adoption of this Statement will have a significant impact on our consolidated financial statements.

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (FIN 46). FIN 46 requires an entity to consolidate a variable interest entity if it is designated as the primary beneficiary of that entity even if the entity does not have a majority of voting interests. A variable interest entity is generally defined as an entity where its equity is unable to finance its activities or where the owners of the entity lack the risk and rewards of ownership. The provisions of this statement apply at inception for any entity created after January 31, 2003. In December 2003, the FASB issued FIN 46, as revised, which modified the effective date for implementation. In accordance with this revised standard, we plan to adopt FIN 46 on March 31, 2004 and do not expect its adoption to have a material impact on our consolidated financial statements.

In April 2003, the FASB issued SFAS 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (SFAS 149). SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133. The new guidance amends SFAS 133 for decisions made: (a) as part of the Derivatives Implementation Group process that effectively required amendments to SFAS 133, (b) in connection with other FASB projects dealing with financial instruments, and (c) regarding implementation issues raised in relation to the application of the definition of a derivative, particularly regarding the meaning of an “underlying” and the characteristics of a derivative that contains financing components. The amendments set forth in SFAS 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. SFAS 149 is generally effective for contracts entered into or modified after June 15, 2003 (with a few exceptions) and for hedging relationships designated after June 15, 2003. The guidance is to be applied prospectively. We do not believe that the adoption of this Statement will have a significant impact on our consolidated financial statements.

In May 2003, the FASB issued SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (SFAS 150). SFAS 150 improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. The new guidance requires that those instruments be classified as liabilities in statements of financial position. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003. Application of SFAS 150 to financial instruments that exist on the date of adoption should be reported through a cumulative effect of a change in an accounting principle by measuring those instruments at fair value or as otherwise required by the SFAS 150. The adoption of SFAS 150 did not have a significant impact on our consolidated financial statements.

Foreign Currency Exposures

Our earnings, as a result of our global operating and financing activities, are exposed to changes in foreign currency exchange rates, which may adversely affect our results of operations and financial position. A sensitivity analysis indicates that if the exchange rate of the United States Dollar to foreign currency at December 31, 2003 increased by 10%, we would incur losses of approximately $0.3 million on foreign currency forward contracts outstanding at December 31, 2003. Such losses would be largely offset by gains from the revaluation or settlement of the underlying positions economically hedged. This calculation assumes that each exchange rate would change in the same direction relative to the United States Dollar.

Within the normal course of business, we use derivative financial instruments principally to manage the exposure to changes in the value of certain foreign currency denominated assets and liabilities of our Denmark manufacturing operations. Gains and losses are recognized currently in the results of operations and are generally offset by losses and gains on the underlying assets and liabilities being hedged. Gains and losses on these contracts generally offset losses and gains on our foreign currency receivables and foreign currency debt. We do not hedge the effects of foreign exchange rates fluctuations on the translation of its foreign results of operations or financial position, nor do we hedge exposure related to anticipated transactions.

We do not apply hedge accounting to the foreign currency forward contracts used to offset currency-related changes in the fair value of foreign currency denominated assets and liabilities. These contracts are marked-to-market through earnings at the same time that the exposed assets and liabilities are remeasured through earnings. Our currency forward contracts are denominated in United States Dollars, British Pound Sterling and Japanese Yen, each against the Danish Krone.

Interest Rate Risk

We are exposed to changes in interest rates. All of our indebtedness under our amended senior credit facilities is variable rate debt. Interest rate changes therefore generally do not affect the market value of such debt but do impact the amount of our interest payments and therefore, our future earnings and cash flows, assuming other factors are held constant. On December 31, 2003, we had variable rate debt of approximately $224.3 million. Holding other variables constant including levels of indebtedness, a one hundred basis point increase in interest rates on our variable rate debt would have an estimated impact on income before income taxes for the next year of approximately $2.2 million. We are required under the terms of our amended senior credit facilities, to have at least $60.0 million of our total indebtedness subject to either a fixed interest rate or interest rate protection for a period of not less than three years within 60 days from the date of the closing of the recapitalization.

In January 2003, we paid a premium to purchase two three-year interest rate caps for the purpose of protecting $60.0 million of the existing variable interest rate debt outstanding, at any given time, against LIBOR rates rising above 5%. Under the terms of the interest rate caps, we have paid a premium to receive payments based on the difference between 3-month LIBOR and 5% during any period in which the 3-month LIBOR rate exceeds 5%. The interest rate caps settle on the last day of March, June, September and December until expiration.

As a result of entering into the interest rate caps, we have mitigated our exposure to interest rate fluctuations above the predetermined level. As the interest payments on long-term debt are based on 3-month LIBOR and we receive a payment based on the difference between the set ceiling (5%) and 3-month LIBOR from the interest rate cap counter-party, we have eliminated any impact to rising interest rates above the stated ceiling, for an amount equal to $60.0 million of our total debt outstanding.

The fair value carrying amount of these instruments was $(2.0) million at December 31, 2002 and $0.7 million at December 31, 2003, which is recorded as follows:

	December 31, 2002	December 31, 2003
($ in millions)
Foreign exchange receivable	$—	$0.5
Foreign exchange payable	(2.0)	—
Interest rate caps	—	0.2

Total	$(2.0)	$0.7

BUSINESS

General

We are a rapidly growing, vertically-integrated manufacturer, marketer and distributor of premium visco-elastic foam mattresses and pillows that we sell globally in 54 countries primarily under the Tempur® and Tempur-Pedic® brands. We believe our premium mattresses and pillows are more comfortable than standard bedding products because our proprietary visco-elastic foam is temperature sensitive, has a high density and conforms to the body to therapeutically align the neck and spine, thus reducing neck and lower back pain, two of the most common complaints about other sleep surfaces. In April 2003, Consumers Digest named one of our products among the eight “best buys” of the mattress industry in the applicable price range in recognition of the strong value it provides to consumers. Consumer surveys commissioned on our behalf over the last several years have indicated that our products achieve satisfaction ratings generally ranging from 80% to 92%. In the three years ended December 31, 2003, our total net sales grew at a compound annual rate of approximately 47%, and for the year ended December 31, 2003, we had total net sales of $479.1 million.

While most standard mattress companies offer pricing discounts through a single channel, we sell our premium mattresses and pillows through multiple channels at full prices. We sell our products through four distribution channels: retail (furniture and specialty stores, as well as department stores internationally); direct (direct response and internet); healthcare (chiropractors, medical retailers, hospitals and other healthcare channels); and third party distributors. In the United States, we sell a majority of our mattresses and pillows through furniture and specialty retailers. We also have a direct response business that generates product sales and enhances awareness of our brand. International sales account for approximately 41.1% of our total net sales, with the United Kingdom, Germany, France, Spain and Japan representing our largest markets. In Asia, our net sales consist primarily of pillows. Internationally, in addition to sales through our retail channel, we sell a significant amount of our products through the healthcare channel and third party distributors.

Market Opportunity

Global Mattress Market

The International Sleep Products Association (ISPA) estimates that the United States wholesale market for mattresses and foundations in 2002 was approximately $4.8 billion. We believe the international mattress market is generally the same size as the domestic mattress market. The international market consists primarily of sales in Canada and Europe. According to ISPA, from 1991 to 2002, mattress units sales grew in the United States at an average of approximately 500,000 units annually, with 21.5 million mattress units sold in the United States in 2002, although sales decreased during the 2000 to 2002 period. We believe a similar number of mattress units were sold outside the United States in 2002. ISPA further estimates that approximately 20% of those mattress units were sold at retail price points greater than $1,000, which is the premium segment of the market we target. Based on information derived from an ISPA report, we believe that the premium segment of the market grew in the United States at an annual rate of 32% in 2002, and is the fastest-growing segment of this market.

Most standard mattresses are made using innersprings and most innerspring mattresses are sold for under $1,000, primarily through retail furniture and bedding stores. Alternatives to standard and premium innerspring mattresses include visco-elastic and other foam mattresses, airbeds and waterbeds. Four large manufacturers (Sealy Corporation, Serta, Inc., Simmons Company and The Spring Air Company) dominate the standard innerspring mattress market in the United States, accounting for approximately 60% of wholesale mattress dollar sales in 2001 according to Furniture/Today, a trade publication. The balance of the United States wholesale mattress market is fragmented, with a large number of other manufacturers, many of which operate primarily on a regional basis. Standard innerspring mattresses represent approximately 80% of the overall mattress market in the United States.

The medical community is also a large consumer of mattresses to furnish hospitals and nursing homes. In the United States, there are approximately 15,400 nursing homes and 5,000 hospitals with a collective bed count in excess of 2.7 million. Medical facilities typically purchase twin mattresses with standard operating functions such as adjustable height and mechanisms to turn patients to prevent pressure ulcers (or bedsores). We believe demographic trends suggest that as the population ages, the healthcare market for mattresses will continue to grow.

Global Pillow Market

Based on our market research, we estimate that the United States retail market for pillows is approximately $1.1 billion. The United States pillow market has a traditional and specialty segment. Traditional pillows are generally made of low cost foam or feathers, other than down. Specialty pillows include all alternatives to traditional pillows, including visco-elastic and other foam, sponge rubber and down. We believe the international pillow market is generally the same size as the domestic pillow market.

Our Market Position

We believe we are the leading global manufacturer, marketer and distributor of visco-elastic foam mattresses and pillows, and we estimate we had an approximate 70% market share in 2002 in both the United States and globally. We believe consumer demand for our premium products in the United States is being driven primarily by increased housing and home furnishing purchases by the baby boom generation; significant growth in our core demographic market as the baby boom generation ages; increased awareness of the health benefits of a better quality mattress; and the shifting consumer preference from firmness to comfort. Our net sales of mattresses, including overlays, have increased from $116.8 million in 2001 to $268.2 million in 2003 (a 51.5% compound annual growth rate), and net sales of pillows have increased from $75.3 million in 2001 to $132.8 million in 2003 (a 32.8% compound annual growth rate). As consumers continue to prefer alternatives to standard innerspring mattresses, our products become more widely available and as our brand gains broader consumer recognition, we expect that our premium products will continue to attract sales away from the standard mattress market.

Competitive Strengths

We believe we are well-positioned for continued growth in our target markets, and that the following competitive strengths differentiate us from our competitors:

Superior Product Offering.    Our proprietary visco-elastic foam mattresses and pillows contour to the body more naturally and provide better spinal alignment, reduced pressure points, greater relief of lower back and neck pain, and better quality sleep than traditional bedding products. We believe the benefits of our products have become widely recognized, as evidenced by the more than 25,000 healthcare professionals who recommend our products, and the approval of one or more of our products for purchase or reimbursement by the government healthcare agencies in several European countries. Consumer surveys commissioned on our behalf over the last several years indicate that our products achieve satisfaction ratings generally ranging from 80% to 92%. Net sales of our mattresses, including overlays, have increased from $116.8 million in 2001 to $268.2 million in 2003, and net sales of our pillows have increased from $75.3 million in 2001 to $132.8 million in 2003. Further, we continue to leverage our unique and proprietary manufacturing process to develop new products and refine existing products to meet the changing demands and preferences of consumers. Our innovative products distinguish us from the major manufacturers of standard innerspring mattresses and traditional pillows in the United States, which we believe offer generally similar products and must compete primarily on price.

Increasing Global Brand Awareness.    We believe consumers in the United States and internationally increasingly associate our brand name with premium quality products that enable better overall sleep. We sell our products in 54 countries primarily under the Tempur® and Tempur-Pedic® brands. Our Tempur brand has been in existence since 1991 and its global awareness is reinforced by our high level of customer satisfaction. One of our products was recently ranked among the eight “best buys” of the mattress industry in the applicable price range by Consumers Digest, a recognition awarded to products that provide strong value to consumers. In addition, we believe our direct response business and associated multi-channel advertising in our domestic and international markets have enhanced awareness of our brand.

Diversified Product Offerings Sold Globally Through Multiple Distribution Channels.     Our diversified product offerings include mattresses, pillows and other products, primarily adjustable beds, which we sell through multiple distribution channels including retail, direct, healthcare and third party distributor channels. For the year ended December 31, 2003, mattress, pillow and other product sales, primarily adjustable beds, represented 56.0%, 27.7% and 16.3%, respectively, of our total net sales. For the year ended December 31, 2003, our retail channel represented 65.4% of total net sales, with our direct, healthcare and third party distributor channels representing 18.1%, 9.0% and 7.5%, respectively. Domestic and International operations generated 58.9% and 41.1%, respectively, of net sales for the year ended December 31, 2003.

Strong Free Cash Flow Characteristics.    Our business generates significant free cash flow due to the combination of our rapidly growing revenues, strong gross and operating margins, low maintenance capital expenditure and working capital requirements, and limited corporate overhead. Further, our vertically- integrated operations generated an average of approximately $340,000 in net sales per employee in 2003, which we believe is more than 1.5 times the average for three of the major bedding manufacturers in the United States. For the year ended December 31, 2003, our gross margin and net income margin exceeded 53.3% and 7.8%, respectively, on net sales of $479.1 million. In addition, capital expenditures were $32.6 million for this period, of which approximately $4.0 million was related to the maintenance of our existing assets.

Significant Growth Opportunities.     We believe we have significant growth opportunities because we have penetrated only a small percentage of our addressable market. For example, we currently sell our products in approximately 2,700 furniture retail stores in the United States, out of a total of approximately 9,000 stores we have identified as appropriate targets. Similarly, we currently sell our products in approximately 2,700 furniture retail stores outside the United States, out of a total of approximately 7,000 stores we have identified as appropriate targets. Furthermore, we have recently begun to expand our direct response business in our European markets, based on our similar, successful initiatives in the United States and in the United Kingdom, to reach a greater number of consumers and increase our brand awareness. In addition, we currently supply only a small percentage of the approximately 15,400 nursing homes and 5,000 hospitals in the United States (with a collective bed count in excess of 2.7 million). As this healthcare market expands over time, we expect our growth potential in this market will also increase.

Management Team with Proven Track Record.    Since launching our United States operations in 1992, Robert B. Trussell, Jr., has helped grow our company from its early stages into a global business with $479.1 million in total net sales for the year ended December 31, 2003. Furthermore, Mr. Trussell has assembled a highly experienced management team with significant sales, marketing, consumer products, manufacturing, accounting and treasury expertise. From 2001 to 2003, our management team has:

•	further penetrated the United States market, with net sales in our Domestic segment growing from $113.2 million for our predecessor company for the year ended December 31, 2001, to $282.2 million in net sales for the year ended December 31, 2003;

•	achieved a compound annual sales growth rate of 47.1% from $221.5 million for our predecessor company for the year ended December 31, 2001 to $479.1 million for the year ended December 31, 2003;

•	expanded our market share in the premium segment of the global mattress industry;

•	improved operating margins;

•	successfully developed and constructed a manufacturing facility in the United States; and

•	improved the efficiency of our product distribution network.

As of March 1, 2004, the management team and certain key employees own approximately 8.8% of our common equity on a fully-diluted basis, after giving effect to the vesting of all outstanding options.

Our Strategy

Our goal is to become the leading global manufacturer, marketer and distributor of premium mattresses and pillows by pursuing the following key initiatives:

Maintain Focus on Core Products.    We believe we are the leading provider of visco-elastic foam mattresses and pillows, which we sell at attractive margins. We utilize a vertically-integrated, proprietary process to manufacture a comfortable, durable and high quality visco-elastic foam. Although this foam could be used in a number of different products, we are currently committed to maintaining our focus primarily on premium mattresses and pillows. We also plan to lead the industry in product innovation and sleep expertise by continuing to develop and market mattress and pillow products that enable better overall sleep and personalized comfort. This strategy has contributed to significant growth in net sales of both mattresses (51.5% compound annual growth rate) and pillows (32.8% compound annual growth rate) over the past three years. We believe our focused sales, marketing and product strategies will enable us to increase market share in the premium market, while maintaining our margins and our ability to generate free cash flow.

Continue to Build Global Brand Awareness.    We plan to continue to invest in increasing our global brand awareness through targeted marketing and advertising campaigns that further associate our brand name with better overall sleep and premium quality products. We estimate that our current advertising campaign yields 2.7 billion consumer “impressions” per month via television, radio, magazines and newspapers. Our high level of customer satisfaction further drives brand awareness through “word-of-mouth” marketing. Consumer surveys commissioned on our behalf over the last several years indicate that our products achieve satisfaction ratings generally ranging from 80% to 92%.

Further Penetrate U.S. Retail Channel.    In the United States, the retail sales division is our largest sales division. Of the 33,000 retail stores in the United States selling mattresses, we have established a target market of over 9,000 potential stores. We plan to build and maintain our base of furniture retailers and specialty retailers. We target retail stores that have significant sales volumes, experience marketing premium products and a corporate image that is consistent with our efforts to further build our brand awareness. In order to continue to penetrate this channel, we have increased our salesforce and have increased the number of personnel who train retail salespersons to sell our products more effectively. We believe we are able to more effectively attract and retain retailers because our premium products provide retailers with higher per unit profits than standard innerspring products.

Continue to Expand Internationally.    We plan to increase international sales growth by further penetrating each of our existing distribution channels. We plan to expand our direct response business, which has increased both sales and brand awareness in the United States. We have already successfully introduced this program to the United Kingdom, and we intend to expand this program to our operations elsewhere in Europe and in Asia. In addition, we are focused on managing our third party distributors, including hiring regional sales managers, establishing training programs and expanding distribution. We will continue to promote our operations in Japan, which now represents a significant portion of our international business. In addition, we intend to further enhance sales growth in our retail channel by attracting new retailers that meet our criteria and by expanding sales within our existing customers’ retail stores through the introduction of new mattress and pillow products tailored for specific markets, continued investment in our brand and ongoing sales and product training and education.

Increase Growth Capacity.    We intend to continue to invest in our operating infrastructure to meet the requirements of our rapidly growing business. Currently, we manufacture our products in two highly automated, vertically-integrated facilities located in Aarup, Denmark and Duffield, Virginia. Over the past three years, we have invested more than $50.0 million to upgrade and expand these facilities. To accommodate our anticipated growth, we plan to invest an additional $75.0 to $100.0 million to increase productivity and expand manufacturing capacity during the next several years, including the development and construction of an additional manufacturing facility in North America. We also plan to continue to enhance our internal information technology systems and our product distribution network, as well as augment our personnel in management sales, marketing and customer service.

Our Products

Our proprietary visco-elastic foam mattresses and pillows contour to the body more naturally and enable better spinal alignment, reduced pressure points, greater relief of lower back and neck pain and better quality sleep compared to standard innerspring products and traditional pillows. Net sales of our mattresses, including overlays, increased from $116.8 million in 2001 to $268.2 million in 2003, and net sales of our pillows increased from $75.3 million in 2001 to $132.8 million in 2003.

Our high-quality, high-density, temperature-sensitive visco-elastic foam distinguishes our products from other products in the marketplace. Visco-elastic foam was originally developed by NASA in 1971 in an effort to relieve astronauts of the g-forces experienced during lift-off, and NASA subsequently made this formula publicly available. The NASA foam originally proved unstable for commercial use. However, after several years of research and development, we succeeded in developing a proprietary formulation and proprietary process to manufacture a stable, durable and commercially viable product. The key feature of our visco-elastic foam is its temperature sensitivity. It conforms to the body, becoming softer in warmer areas where the body is making the most contact with the foam and remaining firmer in cooler areas where less body contact is being made. As the material molds to the body’s shape, the body is supported in the correct anatomical position with the neck and spine in complete therapeutic alignment. The visco-elastic foam also has higher density than other foam, resulting in improved durability and enhanced comfort. In addition, clinical evidence indicates that our products are both effective and cost efficient for the prevention and treatment of decubitis, or bed sores, a major problem for elderly and bed-ridden patients.

Our core product offerings as of December 31, 2003 are:

Mattresses	Summary Description	Suggested U.S. Retail Price
Classic	• Composed of a patented multi-layered, heat sensitive, visco-elastic foam on top of a 4.5” high resiliency foam base (Airflow System™)	$999-$1,699
• Molds to the exact body shape of the user to evenly distribute weight and eliminate pressure points
• Recommended by over 25,000 healthcare professionals

Deluxe	• Composed of a patented multi-layered, heat sensitive, visco-elastic foam on top of two 3” high resiliency foam layers (Dual Airflow System™)	$1,249-$2,099
• Molds to the exact body shape of the user to evenly distribute weight and eliminate pressure points
• Specially designed to fit on platform frames

CelebrityBed	• Our highest profile bed, with a total height of 13"	$1,999-$2,999

•      Composed of a patented multi-layered, heat sensitive, visco-elastic foam on top of two 3" high resiliency foam layers (Dual Airflow System™), together with a pillowtop layer of six individual comfort sheets filling a specially designed cover

• Molds to the exact body shape of the user to evenly distribute weight and eliminate pressure points

Medical	• Designed to provide high level therapeutic pressure management for institutional and homecare providers	$999
• Proven to help prevent and treat pressure ulcers (bed sores)
• Features waterproof cover

Overlays	• Provides therapeutic, pressure-relieving support	$500-$950
• Ideally suited for camping, recreational vehicles and overnight guests
• Available in most standard sizes
Pillows

Comfort	• “Micro-cushions” fill a specially designed cover	$125
• Provides plush and pressure-relieving comfort in a luxurious, traditional pillow style

Cervical	• Therapeutic, dual-lobed design provides proper neck/ spine alignment	$70-$165
• Available in a variety of sizes

Millennium	• Patented design provides proper neck alignment and therapeutic support for sleeping on back or side	$99-$125
Other

Adjustable Beds	• Highest quality and most advanced adjustable bed available	$1,300-$2,800
• Mattress easily molds to shape of base to stay in place and perform better than other mattresses

Marketing and Sales

We believe we are the leading worldwide manufacturer, marketer and distributor of premium visco-elastic foam mattresses and pillows. While primarily a wholesaler, we market directly to consumers in the United States and the United Kingdom and have recently begun to expand similar programs in Europe. Our marketing strategy is to increase consumer awareness of the benefits of our visco-elastic foam products and to further associate our brand name with better overall sleep and premium quality products. We position our products as high-end, high-tech, functional and unique products, which we sell at full retail prices.

We have four distribution channels: retail, direct, healthcare and third party.

Channel	Summary Description	2003 Net Sales % Mix
		U.S.	Non-U.S.
Retail	• This channel is our fastest growing sales channel and is driven by a sales team dedicated to introducing our products to traditional furniture and bedding retailers. We work with and target furniture retailers, sleep shops, specialty back and gift stores, home stores and international department stores.	68%	62%

Direct	• This channel sells products directly to consumers through our call center operations in the United States and Europe. Advertising channels include television, magazines, radio and newspapers.	27%	6%

Healthcare	• We sell to chiropractors, physical therapists, massage therapists, sleep clinics, other medical professionals and medical retailers that could utilize our products to treat patients or recommend and/or sell them to their clients. In addition, we work closely with hospitals, nursing homes, and medical equipment providers to place our products in facilities where they will receive general public use.	3%	17%

Third Party Distributors	• We have successfully expanded distribution into smaller international markets by utilizing third party distributors. Our approach to these developing markets has allowed us to build sales, marketing and brand awareness with minimal capital risk.	2%	15%

Retail

We are currently positioned in approximately 5,400 furniture stores worldwide. In the United States, the largest sales division is the retail sales division, which currently sells to approximately 1,500 specialty retail and approximately 2,700 furniture stores. We plan to build and maintain our base of specialty retail stores. In addition, since 2000, we have prioritized expanding our products into more traditional furniture stores in both the United States and Europe. We now sell our products in approximately 2,700 such stores in Europe and approximately 2,700 in the United States.

As of December 31, 2003, we had approximately 210 employees in our worldwide retail sales force, including regional sales managers, trainers, sales representatives and regional vice presidents. Our sales force develops this channel through identifying and contacting potential targets, trade publication advertising, presentations at trade shows and referrals. Our sales force seeks to convince potential accounts to stock our products based on our superior product offerings, strong brand awareness and attractive margins. As part of our marketing and sales effort in the United States, our trainers train in-store personnel in our products and their benefits in order to make the in-store personnel more effective sellers of our products, and we often provide mattresses and pillows to these in-store personnel so that they become personally familiar with the benefits of our products.

Direct

Our direct response marketing in the United States and United Kingdom targets customers through television, radio, magazine and newspaper product offering advertisements. Sales from this division in the United States has grown from $7.0 million in 1997 to $75.0 million in 2003. During the same period in the United Kingdom, direct sales increased from $1.0 million to $11.9 million. Growth in direct response is primarily a function of advertising, which we intend to increase over the next three years. We have recently introduced a direct response program in certain European markets to replicate the success achieved in the United States and the United Kingdom. Most direct response sales orders are taken through responding to in-bound telephone calls, although some orders are also accepted through the internet. We will seek to increase the portion of direct sales orders taken over the internet in order to make our direct sales process more efficient.

As of December 31, 2003, we had approximately 50 employees in our worldwide direct response sales force.

Healthcare

Our healthcare sales division offers medical mattresses, pillows and wheelchair cushions to the worldwide medical market. The structure of our healthcare business varies according to the local market. Within our healthcare channel, approximately 25,000 healthcare professionals recommend and/or sell our products to their patients; medical retailers, including pharmacists; and hospitals and nursing homes. Our principal markets in this channel are in the United States and in Europe, in Germany, Sweden, Norway and Spain. In each of our local markets, we operate our healthcare business on a local basis with direct sales forces and telemarketing programs. As of December 31, 2003, we had approximately 35 employees in our healthcare channel worldwide.

Our healthcare sales division in the United States, which we refer to as Tempur Medical, began primarily through indirect sales of our mattresses and pillows through a network of medical professionals, and has grown to include direct sales to hospitals, nursing homes and medical retailers. In 2001, we developed a joint initiative with Swiss-American Products, Inc., a wound care management company in the nursing home market, to address the use of our products to help prevent and treat pressure ulcers (or bed sores). We believe that this is a large potential market for our products, including approximately 15,400 nursing homes in the United States with a total bed count in excess of 1.7 million beds, and that this market should expand over time as the baby boom generation ages. We now sell products to five major nursing home chains, which operate a total of more than 85 facilities. We believe this program can be expanded to aid nursing homes across the United States, which currently face sizeable lawsuits regarding damages resulting from bed sores. Our products can help prevent these injuries and the subsequent lawsuits against nursing homes, thus helping both the patient and caregiver.

As part of our marketing to the healthcare channel, we offer the Tempur Ultimate Skin Management Program, under which we provide a $250,000 indemnity reimbursement for pressure ulcer claims for nursing home facilities in compliance with the program. If a facility is in complete compliance with the program, but nevertheless becomes liable for a pressure sore claim, we will pay up to $250,000. To date, we have never had a claim, and we have insurance to mitigate our risk with respect to this indemnity.

Third Party

We have entered into written and verbal arrangements with third party distributors located in Eastern Europe, Asia/Pacific, the Middle East, Central and South America and Canada and Mexico. We utilize third party distributors to serve markets that are currently outside the range of our wholly-owned subsidiaries, which has enabled us to reach new markets with minimal capital investment. We have recently made an additional investment in personnel to manage and grow this important form of product distribution, and have restructured our organization to better track and manage our third party distribution arrangements.

Operations

Manufacturing and Related Technology

Our products are manufactured at plants in Aarup, Denmark and Duffield, Virginia, both of which we own. Much of the sewing and production of mattress and pillow covers is outsourced to third party suppliers.

The Danish plant has undergone several major plant expansions in the past five years, including an $11.5 million facility expansion in 1999. The Danish plant is approximately 440,000 square feet, which we plan to expand to double its mattress production capacity. The opening of the Virginia plant in 2001 has provided needed capacity while reducing working capital. In February 2004, we completed the expansion of our Virginia plant, which is now approximately 540,000 square feet.

In order to continue to increase productivity and expand our manufacturing capacity, we plan to develop and construct a third manufacturing facility which will be located in Albuquerque, New Mexico.

Our foam is a polyurethane product manufactured from polyol and proprietary additives. We limit the number of individuals who know or have access to the exact formula and manufacturing processes to make the foam. Our manufacturing process begins with the material used to make the foam being mixed and poured into molds for pillows or formed into slabs for mattresses. For mattresses, the foam is then cut into appropriate sizes which are laminated before covering and shipping.

Suppliers

We currently obtain all of the materials used to produce our visco-elastic foam from outside sources. We currently acquire almost all our polyol, an industrial commodity based on petroleum, from two suppliers with a number of manufacturing locations around the world. We purchase proprietary additives from a number of vendors, including one from whom we are obligated to purchase minimum quantities. We expect to continue these supplier relationships for the foreseeable future. We do not consider ourselves dependent upon any single outside vendor as a source of raw materials and believe that sufficient alternative sources of supply for the same or similar raw materials are available.

Distribution

We recently launched two key supply chain initiatives developed to improve the overall efficiency of our product distribution network. We believe these initiatives will optimize management of our inventories throughout our network, enable us to meet or exceed our targeted delivery goals and enhance our customer service levels.

The first initiative is the design and implementation of a $1.6 million warehouse management system. This system provides network-wide scan, bar code and electronic processing capabilities for receipt, movement and shipment transactions for all distribution center activities. Additionally, we redesigned our distribution network by implementing a two-tier network structure. The first tier consists of three regional distribution centers, with a fourth scheduled to open in 2004. These regional centers provide inventories that service both our high volume retail customers and replenish our second tier distribution centers. The second tier consists of 16 home delivery service centers located throughout the United States, which are replenished as required with custom assembled truckloads of product that meet location-specific demand requirements. We use third party delivery services to transport our products from our distribution centers to our customers.

Research and Development

We continuously seek to improve our products’ performance and benefits. Through consumer surveys and consumer focus groups, we seek feedback on a regular basis to help enhance our products. Since the introduction of our first product in 1991, we have continued to improve and expand our product line, including new mattresses and pillows for all channels. In addition to our research and development efforts, we also devote significant efforts to product development as part of our sales and marketing operations. We intend to increase our spending on research and development efforts in order to continue providing superior and innovative mattress and pillow products to our target markets, as well as develop new consumer products using our proprietary visco-elastic foam.

Competition

The mattress and pillow industries are highly competitive. Participants in the mattress and pillow industries have traditionally competed primarily based on price. Our premium mattresses compete with a number of different types of premium and standard mattress alternatives, including innerspring mattresses, foam mattresses, waterbeds, futons, air beds and other air-supported mattresses that are sold through a variety of channels, including furniture stores, specialty bedding stores, department stores, mass merchants, wholesale clubs, telemarketing programs, television infomercials and catalogs. The pillow industry is characterized by an extremely large number of competitors, none of which is dominant.

The standard mattress market is dominated by four large manufacturers of innerspring mattresses with nationally recognized brand names, Sealy, Serta, Simmons and Spring Air. These four competitors also offer premium innerspring mattresses and collectively have a significant share of the premium mattress market in the United States. Select Comfort Corporation competes in the premium specialty mattress market and focuses on the air mattress market segment. The balance of the mattress market is served by a large number of other manufacturers, primarily operating on a regional basis. Many of these competitors and, in particular, the four largest manufacturers named above, have greater financial, marketing and manufacturing resources and better brand name recognition than our products and sell their products through broader and more established distribution channels. We also believe that a number of companies have begun to offer foam mattress products similar to our products.

Intellectual Property

We hold various United States and foreign patents and patent applications regarding certain elements of the design and function of our products, including our Combi and Deluxe mattress products, and our Millennium, Comfort and Leg-Spacer pillow products, among others. We have eight issued United States patents, expiring at various points between 2013 and 2021, and ten United States patent applications pending. We also hold approximately thirty-two foreign patents and have approximately fourteen foreign patent applications pending. Notwithstanding these patents and patent applications, we cannot assure you that these patent rights will provide substantial protection or that others will not be able to develop products that are similar to or competitive with our products. In addition, the principal product formula and manufacturing processes for our visco-elastic foam products are not patented. To our knowledge, no third party has asserted a claim against us alleging that any element of our product infringes or otherwise violates any intellectual property rights of any third party.

We hold approximately 89 trademark registrations worldwide, which we believe have significant value and are important to the marketing of our products to retailers. Tempur® and Tempur-Pedic® are trademarks registered with the United States Patent and Trademark Office. We have a number of other registered marks, including Swedish Sleep System® and Tempur-Med®, and our Tempur-Pedic logo is registered. In addition, we have United States applications pending for additional marks. Several of our trademarks have been registered, or are the subject of pending applications, in various foreign countries. Each United States trademark registration is renewable indefinitely as long as the mark remains in use. We periodically review our portfolio of patents, patent applications, trademarks, trademark registrations and trademark registration applications, as well as our business plans, to determine whether our intellectual property portfolio is appropriately aligned with our business. Accordingly, we sometimes permit certain intellectual property to lapse or go abandoned under appropriate circumstances. In addition, due to the uncertainties inherent in prosecuting patent applications and trademark registration applications, sometimes patent applications and trademark applications are rejected and we subsequently abandon them. In other circumstances, applications are allowed and either issue as patents or are registered. We are not aware of any material claims of infringement or other challenges asserted against our right to use these marks.

Governmental Regulation

Our operations are subject to state, local and foreign consumer protection and other regulations relating to the mattress and pillow industry. These regulations vary among the states and countries in which we do business. The regulations generally impose requirements as to the proper labeling of bedding merchandise, restrictions regarding the identification of merchandise as “new” or otherwise, controls as to hygiene and other aspects of product handling and sale and penalties for violations.

The U.S. Consumer Product Safety Commission and various state regulatory agencies are considering new rules relating to fire retardancy standards for the mattress and pillow industry. The State of California plans to adopt new fire retardancy standards effective in 2005. We have developed product solutions that should allow us to meet the new standards without adding significant costs to our products. Because the new standards have not been finally determined, however, no assurance can be given that our solutions will enable us to meet the new standards. We expect that any required product modifications will add cost to our product. Many foreign jurisdictions also regulate fire retardancy standards, and changes to these standards and changes in our products that require compliance with additional standards would raise similar risks.

Information Systems

We use technology to support our business and reduce operating costs, enhance our customer service and provide real-time information to manage our business. We use technology platforms from market leaders such as Microsoft, Oracle and Hyperion to run both packaged applications and internally developed systems. We have purchased upgraded replacements for the majority of our technology infrastructure over the past several years as equipment has come off of lease. Our major systems include manufacturing resource planning, direct marketing and customer service in-bound/out-bound telemarketing systems, e-commerce systems, retail partners support systems, Oracle ERP and Hyperion financial reporting systems.

The retail, direct marketing, customer service, and e-commerce applications are interfaced together to provide a fully integrated view of our customers and their activities across sales channels. Our Oracle based ERP applications include modules in support of our finance and distribution operations. We are currently upgrading our Oracle applications to the 11i version to provide significantly more flexibility, functionality and productivity cost savings. Our Microsoft-based manufacturing systems provide integrated resource planning and cost accounting applications to provide support for our manufacturing operations.

We use our own employees, supplemented by consultants and contractors, to deliver and maintain our technology systems and assets. Outsourcing is occasionally used for cost effectiveness or strategic reasons. We have a disaster recovery plan in place.

Facilities

We operate in 54 countries and have wholly-owned subsidiaries in fifteen countries, including our wholly-owned subsidiaries that own our manufacturing facilities in Denmark and Virginia. The following table sets forth certain information regarding our principal facilities at December 31, 2003.

Name/Location	Approximate Square Footage	Title	Type of Facility
Tempur Production USA, Inc. Duffield, Virginia	540,000	Owned	Manufacturing
Tempur World Holding Company ApS Aarup, Denmark	440,000	Owned	Manufacturing
Tempur-Pedic, Inc. Lexington, Kentucky	72,000	Leased (until 2009)	Office and Warehouse
Tempur UK Ltd. Tempur House Middlesex, UB3 1BE, United Kingdom	56,650	Leased (until 2010 with a cancellation option in 2007)	Office and Warehouse
Tempur Deutschland GmbH Steinhagen, Germany	121,277	Owned	Office and Warehouse

We have additional facilities in 14 locations in 12 countries under leases with one to ten year terms.

Employees

As of December 31, 2003, we have approximately 1,020 employees, with approximately 420 in the United States, 300 in Denmark and 300 in the rest of the world. As of December 31, 2003, we have approximately 360 employees in sales and marketing, 450 employees in manufacturing, 130 employees in general and administrative, 75 employees in warehouse operations, and 5 employees in research and development, and a number of part-time employees. Our employees in Denmark are under a government labor union contract. None of our United States employees are covered by a collective bargaining agreement. We believe our relations with our employees are generally good.

Legal Proceedings

We are involved in various legal proceedings incident to the ordinary course of our business. We believe that the outcome of all pending legal proceedings in the aggregate will not have a material adverse effect on our business, financial condition, liquidity or operating results.

MANAGEMENT

Tempur-Pedic International Inc.’s executive officers and directors and their ages as of March 1, 2004 are as follows:

Name	Age	Position
Robert B. Trussell, Jr.	52	President, Chief Executive Officer and Director
H. Thomas Bryant	56	Executive Vice President and President of North American Operations
David Montgomery	43	Executive Vice President and President of International Operations
Dale E. Williams	41	Senior Vice President, Chief Financial Officer, Secretary and Treasurer
David C. Fogg	45	Senior Vice President of Tempur-Pedic International and President of Tempur-Pedic, Inc. Retail Division.
Jeffrey B. Johnson	39	Vice President, Corporate Controller, Chief Accounting Officer and Assistant Secretary
P. Andrews McLane	56	Chairman and Director
Jeffrey S. Barber	31	Director
Tully M. Friedman	62	Director
Christopher A. Masto	36	Director
Francis A. Doyle	55	Director
Nancy F. Koehn	44	Director

The present principal occupations and recent employment history of each of our executive officers and directors listed above is as follows:

Executive Officers

Robert B. Trussell, Jr. is the President and Chief Executive Officer of Tempur-Pedic International and a member of Tempur-Pedic International’s board of directors. He has served in these capacities at Tempur-Pedic International or its predecessor since 2000. From 1992 to 2000, Mr. Trussell served as President of Tempur-Pedic, Inc., one of the predecessors to Tempur-Pedic International. Prior to joining Tempur-Pedic International, Mr. Trussell was general partner of several racing limited partnerships that owned racehorses in England, France and the United States. He was also the owner of several start-up businesses in the equine lending and insurance business. Mr. Trussell received his B.S. degree from Marquette University.

H. Thomas Bryant joined Tempur-Pedic International in July 2001 and serves as Executive Vice President and President of North American Operations. From 1998 to 2001, Mr. Bryant was the President and Chief Executive Officer of Stairmaster Sports & Medical Products, Inc. From 1989 to 1997, Mr. Bryant served in various senior management positions at Dunlop Maxfli Sports Corporation, most recently as President. Prior to that, Mr. Bryant spent 15 years in various management positions at Johnson & Johnson. Mr. Bryant received his B.S. degree from Georgia Southern University.

David Montgomery joined Tempur-Pedic International in February 2003 and serves as Executive Vice President and President of International Operations. From 2001 to November 2002, Mr. Montgomery was employed by Rubbermaid, Inc., where he served as President of Rubbermaid Europe. From 1988 to 2001, Mr. Montgomery held various management positions at Black & Decker Corporation, most recently as Vice President of Black & Decker Europe, Middle East and Africa. Mr. Montgomery received his B.A. degree, with honors, from L’ Ecole Superieure de Commerce de Reims, France and Middlesex Polytechnic, London.

Dale E. Williams joined Tempur-Pedic International in July 2003 and serves as Senior Vice President, Chief Financial Officer, Secretary and Treasurer. From 2001 to September 2002, Mr. Williams served as Vice President and Chief Financial Officer of Honeywell Control Products, a division of Honeywell International, Inc. From September 2002, when he left Honeywell in connection with a reorganization, to July 2003, Mr. Williams received severance from Honeywell and was not employed. From 2000 to 2001, Mr. Williams served as Vice President and Chief Financial Officer of Saga Systems, Inc./Software AG, Inc. Prior to that, Mr. Williams spent 15 years in various management positions at General Electric Company, most recently as Vice President and Chief Financial Officer of GE Information Services, Inc. Mr. Williams received his B.A. degree in finance from Indiana University.

David C. Fogg has served as a Senior Vice President and President of our North American Retail Division since 2001, and has been employed with Tempur-Pedic International or its predecessor, since 1995. Prior to that, Mr. Fogg was Vice President of International Sales at Occidental Petroleum’s Island Creek Coal Company. Mr. Fogg’s professional activities include participation in the International Sleep Products Association (ISPA) Board of Trustees, Better Sleep Council Board and Strategic Planning Committee. Mr. Fogg received his B.A. degree from Pomona College.

Jeffrey B. Johnson joined Tempur-Pedic International in November 1999 and serves as Vice President, Corporate Controller and Chief Accounting Officer. From 1993 to 1999, Mr. Johnson was an experienced manager at Arthur Andersen in the audit and business advisory services division. Mr. Johnson is a certified public accountant and a certified management accountant and holds a B.S. degree, with honors, from the University of Kentucky and an M.B.A. degree, with honors, from the University of Chicago.

Directors

P. Andrews McLane has served as Chairman of Tempur-Pedic International’s board of directors since November 2002. Mr. McLane joined TA Associates, Inc., a private equity firm, which is one of our controlling shareholders, in 1979, where he is Senior Managing Director and a member of the firm’s Executive Committee. Mr. McLane’s activity at TA Associates centers on buyouts and leveraged recapitalizations of companies in the consumer, financial services and business services sectors. Mr. McLane is a director of United Pet Group and also serves on the boards of the United States Ski and Snowboard Team, St. Paul’s School and the Appalachian Mountain Club. Mr. McLane graduated from Dartmouth College in 1969 with an A.B. degree and from the Tuck School of Business at Dartmouth in 1973 with an M.B.A. degree.

Jeffrey S. Barber has served as a member of Tempur-Pedic International’s board of directors since November 2002. Mr. Barber is Vice President of TA Associates, Inc., a private equity firm, which is one of our controlling shareholders, where he has been employed since 2001. Mr. Barber’s activity at TA Associates centers on buyouts and leveraged recapitalizations of companies in the consumer, financial services and business services sectors. Mr. Barber was employed as an Associate in the Private Equity Group of Weiss, Peck & Greer, LLC during 2000 and as an Associate in the Private Equity Group of Vestar Capital Partners from 1997 to 1999. Prior to that, Mr. Barber was employed at Morgan Stanley & Co., where he worked in the investment banking department. Mr. Barber received his B.A. degree, with University and Departmental Honors, from Johns Hopkins University and his M.B.A. degree, as a Beta Gamma Sigma Scholar, from Columbia University.

Tully M. Friedman has served as a member of Tempur-Pedic International’s board of directors since November 2002. Mr. Friedman is Chief Executive Officer of Friedman Fleischer & Lowe, LLC, a private equity firm he co-founded in 1997, which is one of our controlling shareholders. Prior to forming Friedman Fleischer & Lowe, Mr. Friedman co-founded and served as one of two managing general partners of private equity firm Hellman & Friedman. He is currently on the board of directors of Advanced Career Technologies, Inc., Archimedes Technology Group, CapitalSource Inc., The Clorox Company and Mattel, Inc. He received his B.A. degree, with great distinction, from Stanford University and received a J.D. degree from Harvard Law School.

Christopher A. Masto has served as a member of Tempur-Pedic International’s board of directors since November 2002. Mr. Masto is a Managing Director of Friedman Fleischer & Lowe, LLC, a private equity firm he co-founded in 1997, which is one of our controlling shareholders. Prior to 1997, he worked as a management consultant with Bain & Company. Prior to that, Mr. Masto was employed at Morgan Stanley & Co., where he worked in the investment banking department. He currently serves on the board of Archimedes Technology Group. Mr. Masto received his B.A. degree, magna cum laude, from Brown University with an Sc.B. in Electrical Engineering and received his M.B.A. degree from Harvard Business School.

Francis A. Doyle has served as a member of Tempur-Pedic International’s board of directors since March 2003. Mr. Doyle has served as President and Chief Executive Officer of Connell Limited Partnership since 2001. From 1972 to 2001, he was a partner at PricewaterhouseCoopers LLP, where he was Global Technology and E-Business Leader and a member of the firm’s Global Leadership Team. He currently serves on the board of directors of Liberty Mutual Holding Company, Inc. and Citizens Financial Group. He is a trustee of the Joslin Diabetes Center and Boston College. Mr. Doyle is a certified public accountant and holds a B.S. degree and an M.B.A. degree from Boston College.

Nancy F. Koehn has been a Professor of Business Administration at Harvard Business School since July 2001. From July 1989 through June 2001, Ms. Koehn was an Associate Professor at Harvard Business School. She is the author of a number of books on various business topics, including her most recent book, Brand New: How Entrepreneurs Earned Consumers’ Trust from Wedgwood to Dell, and has written and supervised numerous case studies. Ms. Koehn consults with many companies and speaks frequently before business leaders on a range of subjects including strategic branding, leading in turbulent times, visionary entrepreneurs—past and present, and competing on the demand side in the Information Revolution. In 2001, Business 2.0 named Ms. Koehn one of 19 leading business gurus in the United States. Ms. Koehn holds a B.A. degree from Stanford University, an MA degree in Public Policy from the Harvard University Kennedy School of Government and an MA degree and a Ph.D. degree in European History from Harvard University.

Our directors have determined that Francis A. Doyle, a member of our audit committee, is an audit committee financial expert and is independent within the meaning of Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act.

Compensation of Executive Officers

The following table sets forth information concerning the annual and long-term compensation for services in all capacities to Tempur-Pedic International or Tempur World, Inc. for each year in the three-year period ended December 31, 2003 of those persons who served as (i) the chief executive officer during each year in the three-year period ended December 31, 2003 and (ii) our other five most highly compensated executive officers for the year ended December 31, 2003, whom together with the chief executive officer we refer to collectively as the “Named Executive Officers”:

SUMMARY COMPENSATION TABLE

Annual Compensation Long-Term Compensation

Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation (c)	All Other Compensation (d)
Robert B. Trussell, Jr. President and Chief Executive Officer	2003 2002 2001	$310,000 282,500 276,975	$188,428 84,893 40,425	$216,000 7,200 6,000	$11,187 10,270 9,691

Dale E. Williams(a) Senior Vice President and Chief Financial Officer	2003 2002 2001	$112,500 n/a n/a	$77,883 n/a n/a	$49,262 n/a n/a	$430 n/a n/a

H. Thomas Bryant Executive Vice President	2003 2002 2001	$250,000 213,300 206,000	$151,958 45,833 —	$25,200 7,200 90,864	$9,749 5,140 —

David Montgomery(b) Executive Vice President	2003 2002 2001	$285,185 n/a n/a	$173,344 n/a n/a	$26,667 n/a n/a	$34,400 n/a n/a

David C. Fogg Senior Vice President	2003 2002 2001	$260,000 241,100 237,300	$173,631 71,190 33,000	$36,000 7,200 6,000	$11,297 10,451 9,265

Jeffrey B. Johnson Vice President, Corporate Controller and Chief Accounting Officer	2003 2002 2001	$125,000 115,000 100,000	$20,000 — —	$6,000 — 7,186	$6,088 5,576 4,627

(a)	Mr. Williams joined us as an executive officer in July 2003, with his annual base salary set at $225,000. The information presented reflects amounts actually earned in 2003, through December 31, 2003.
(b)	Mr. Montgomery joined us as an executive officer in February 2003. The information presented reflects amounts actually earned in 2003, through December 31, 2003.
(c)	Represents amounts paid on behalf of each of the Named Executive Officers for the following four respective categories of other annual compensation: (i) compensation recorded associated with the exercise of stock options, (ii) compensation associated with the pay out of previously deferred compensation, (iii) relocation expenses incurred and (iv) car and financial planning allowances paid on behalf of the Named Executive Officers. Amounts for each of the Named Executive Officers for each of the four respective preceding categories is as follows: Mr. Trussell: (2003-$208,800, $0, $0, $7,200; 2002-$0, $0, $0, $7,200; 2001-$0, $0, $0, $6,000); Mr. Williams: (2003-$0, $0, $42,062, $7,200; 2002-$0, $0, $0, $0; 2001-$0, $0, $0, $0); Mr. Bryant: (2003-$18,000, $0, $0, $7,200; 2002-$0, $0, $216, $7,200; 2001-$0, $0, $90,384, $0); Mr. Montgomery: (2003-$0, $0, $26,667, $0; 2002-$0, $0, $0, $0; 2001-$0, $0, $0, $0); Mr. Fogg: (2003-$28,800, $0, $0, $7,200; 2002-$0, $0, $0, $7,200; 2001-$0, $0, $0, $6,000); and Mr. Johnson: (2003-$0, $0, $0, $6,000; 2002-$0, $0, $0, $0; 2001-$0, $0, $7,186, $0).
(d)	Represents amounts paid on behalf of each of the Named Executive Officers for the following three respective categories of compensation: (i) premiums for life and accidental death and dismemberment insurance, (ii) premiums for long-term disability benefits and (iii) contributions to our defined contribution plans. Amounts for each of the Named Executive Officers for each of the three respective preceding categories is as follows: Mr. Trussell: (2003-$1,020, $420, $9,747; 2002-$1,020, $420, $8,830; 2001-$1,020, $420, $8,251); Mr. Williams: (2003-$255, $175, $0; 2002-$0, $0, $0; 2001-$0, $0, $0); Mr. Bryant: (2003-$1,020, $420, $8,309; 2002-$1,020, $420, $3,484; 2001-$340, $140, $0); Mr. Montgomery: (2003-$89, $89, $34,222; 2002-$0, $0, $0; 2001-$0, $0, $0); Mr. Fogg: (2003-$1,020, $420, $9,857; 2002-$1,020, $420, $9,011; 2001-$1,020, $420, $7,825); and Mr. Johnson: (2003-$612, $210, $5,266; 2002-$612, $210, $4,754; 2001-$581, $199, $3,846).

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

	Individual Grants
Name	Number of Securities Underlying Options/SARS Granted(#)	% of Total Options/SARS Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation For Option Term(a)
					5%($)	10%($)
Robert B. Trussell, Jr.	140,186	5.1%	2.86	9/30/2013	$252,153	$639,156
Dale E. Williams	525,000	19.2%	2.39	7/07/2013	790,240	2,003,097
H. Thomas Bryant	72,214	2.6%	2.86	9/30/2013	129,891	329,248
David Montgomery	787,500	28.8%	1.91	2/24/2013	949,280	2,406,229
	63,727	2.3%	2.86	9/30/2013	114,622	290,543
David C. Fogg	68,135	2.5%	2.86	9/30/2013	122,554	310,650
Jeffrey B. Johnson	140,480	5.1%	2.86	9/30/2013	252,682	640,496

(a)	Potential Realizable Value is based on certain assumed rates of appreciation from the option exercise price since our board of directors determined that the stock’s then current value was equal to or less than such option exercise price. These values are not intended to be a forecast of our stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the stock. There can be no assurance that the amounts reflected in this table will be achieved. In accordance with the rules promulgated by the Securities and Exchange Commission, Potential Realizable Value is based upon the exercise price of the options.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR

AND FY-END OPTION/SAR VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARS at FY-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options/ SARS at FY-End ($) Exercisable/ Unexercisable(a)
Robert B. Trussell, Jr.	433,125	371,250	0/1,439,560	0/20,105,169
Dale E. Williams	26,250	304,738	26,250/472,500	356,613/6,194,025
H. Thomas Bryant	223,125	191,250	0/741,588	0/10,357,159
David Montgomery	196,875	93,750	0/654,349	0/8,889,487
David C. Fogg	210,525	180,450	0/699,709	0/9,772,269
Jeffrey B. Johnson	21,000	18,000	0/215,249	0/3,006,209

(a)	Includes options exercisable within 60 days after December 31, 2003.

Employee Benefit Plans

2002 Stock Option Plan

In November 2002, our board of directors and stockholders approved a stock option plan, effective for a ten-year term, to encourage ownership of stock by our employees, directors and consultants and to provide them with additional financial incentives. Under the plan, the number of outstanding shares of our common stock attributable to the exercise of options, together with the number of shares issuable upon the exercise of outstanding options, shall not exceed 9,907,349 shares except in the event of a stock dividend, split, reclassification or other similar corporate transaction. No individual may be granted options for more than 66 2/3% of this total number of shares.

Employees, directors and consultants are eligible to receive options under the plan. However, directors who are not also employees are not eligible to receive incentive options. In the case of incentive options, the option price shall be not less than 100% of the fair market value of our common stock on the date the option is granted, or not less than 110% of that fair market value for a holder of 10% of our voting stock. Incentive options expire ten years after the date on which they are granted, or five years after the grant date for holders of 10% of our voting stock. Other options under the plan are not subject to such limitation.

In connection with the adoption of our 2003 Equity Incentive Plan, described below, our board of directors amended the 2002 Stock Option Plan to provide that no additional options will be issued under that plan.

2003 Equity Incentive Plan

Upon completion of Tempur-Pedic International’s initial public offering, a new incentive compensation plan went into effect, which we refer to in this prospectus as the 2003 Equity Incentive Plan. The 2003 Equity Incentive Plan is administered by the compensation committee of our board of directors, which committee has the exclusive authority, including the power to determine eligibility to receive awards, the types and number of shares of stock subject to the awards, the price and timing of awards and the acceleration or waiver of any vesting, and performance of forfeiture restriction. The compensation committee, however, does not have the authority to waive any performance restrictions for performance-based awards. As used in this prospectus, the term “administrator” means the compensation committee.

Participants.    Any of our employees, our non-employee directors, consultants and advisors to us, as determined by the compensation committee may be selected to participate in the 2003 Equity Incentive Plan. We may award these individuals with one or more of the following:

•	stock options;

•	stock appreciation rights;

•	restricted stock and stock unit awards;

•	performance shares;

•	stock grants; and

•	performance-based awards.

Stock options.    Stock options may be granted under the 2003 Equity Incentive Plan, including incentive stock options, as defined under Section 422 of the Internal Revenue Code, as amended (Code), and nonqualified stock options. The option exercise price of all stock options granted under the 2003 Equity Incentive Plan will be determined by the administrator, except that any incentive stock option or any option intended to qualify as performance-based compensation under Code Section 162(m) will not be granted at a price that is less than 100% of the fair market value of the stock on the date of grant. Stock options may be exercised as determined by the administrator, but in no event after the tenth anniversary date of grant.

Upon the exercise of a stock option, the purchase price must be paid in full in either cash or its equivalent. The administrator may also allow payment by tendering previously acquired shares of our common stock with a fair market value at the time of exercise equal to the exercise price, provided such shares have been held for at least six months prior to tender and broker-assisted cashless exercises and may authorize loans for the purpose of exercise as permitted under applicable law.

Stock appreciation rights (SAR).    SAR entitle a participant to receive a payment equal in value to the difference between the fair market value of a share of stock on the date of exercise of the SAR over the grant price of the SAR. The administrator may pay that amount cash, in shares of our common stock, or a combination. The terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of any SAR will be determined by the administrator at the time of the grant of award and will be reflected in the award agreement.

Restricted stock and stock units.    A restricted stock award or restricted stock unit award is the grant of shares of our common stock either currently (in the case of restricted stock) or at a future date (in the case of restricted stock units) at a price determined by the administrator (including zero), that is nontransferable and is subject to substantial risk of forfeiture until specific conditions or goals are met. Conditions may be based on continuing employment or achieving performance goals. During the period of restriction, participants holding shares of restricted stock may, if permitted by the administrator, have full voting and dividend rights with respect to such shares. The restrictions will lapse in accordance with a schedule or other conditions determined by the administrator.

Performance shares.    A performance share award is a contingent right to receive pre-determined shares of our common stock if certain performance goals are met. The value of performance units will depend on the degree to which the specified performance goals are achieved but are generally based on the value of our common stock. The administrator may, in its discretion, pay earned performance shares in cash, or stock, or a combination of both.

Stock Grants.    A stock grant is an award of shares of common stock within restriction. Stock grants may only be made in limited circumstances, such as in lieu of other earned compensation.

Performance-based awards.    Grants of performance-based awards enable us to treat other awards granted under the 2003 Equity Incentive Plan as “performance-based compensation” under Section 162(m) of the Code and preserve the deductibility of these awards for federal income tax purposes. Because Section 162(m) of the Code only applies to those employees who are “covered employees” as defined in Section 162(m) of the Code, only covered employees, and those likely to become covered employees, are eligible to receive performance-based awards.

Participants are only entitled to receive payment for a performance-based award for any given performance period to the extent that pre-established performance goals set by the administrator for the period are satisfied. These pre-established performance goals must be based on one or more of the following performance criteria: pre- or after-tax net earnings, sales or revenue, operating earnings, operating cash flow, return on net assets, return on stockholders’ equity, return on assets, return on capital, stock price growth, stockholder returns, gross or net profit margin, earnings per share, price per share, and market share. These performance criteria may be measured in absolute terms or as compared to any incremental increase or as compared to results of a peer group. With regard to a particular performance period, the administrator has the discretion to select the length of the performance period, the type of performance-based awards to be granted, and the goals that will be used to measure the performance for the period. In determining the actual size of an individual performance-based award for a performance period, the administrator may reduce or eliminate (but not increase) the award. Generally, a participant must be employed on the date the performance-based award is paid to be eligible for a performance-based award for that period.

Shares reserved for issuance.    Subject to certain adjustments, we may issue a maximum of 8,000,000 shares of our common stock, including shares of common stock that may be issued upon the exercise of options, under the 2003 Equity Incentive Plan.

Amendment and termination.    The administrator, with our board’s approval, may terminate, amend, or modify the 2003 Equity Incentive Plan at any time; however, stockholder approval will be obtained for any amendment to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule. We may not make any grants under the 2003 Equity Incentive Plan after December 1, 2013.

Adoption by stockholders.    The 2003 Equity Incentive Plan has been approved by the holders of a majority of outstanding shares of our common stock.

2003 Employee Stock Purchase Plan

Upon completion of Tempur-Pedic International’s initial public offering, a new employee stock purchase plan went into effect, which we refer to in this prospectus as the 2003 Employee Stock Purchase Plan. The 2003 Employee Stock Purchase Plan permits eligible employees (as defined in the 2003 Employee Stock Purchase Plan) to purchase up to $25,000 worth of our common stock annually over the course of two semi-annual offering periods at a price of no less than 85% of the price per share of our common stock either at the beginning or the end of each six-month offering period, whichever is less. The compensation committee of our board of directors administers the 2003 Employee Stock Purchase Plan. Our board may amend or terminate the plan. The 2003 Employee Stock Purchase Plan complies with the requirements of Section 423 of the Code. We may issue a maximum of 500,000 shares of our common stock under this plan. This plan has been approved by the holders of a majority of outstanding shares of our common stock.

Director Compensation

In 2003, Francis A. Doyle was granted options to purchase 210,000 shares of common stock for service as a director and as chairman of the audit committee. In March 2004, Nancy F. Koehn was granted options to purchase 25,000 shares of common stock for service as a director. Our directors may be reimbursed for expenses incurred in attending board and committee meetings.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our board of directors or compensation committee.

Employment Arrangements, Termination of Employment Arrangements and Change in Control Arrangements

In October 2002, we entered into several executive employment agreements, which became effective upon the closing of the Tempur acquisition on November 1, 2002. We entered into an amended and restated employment agreement with Robert B. Trussell, Jr., providing for his employment as Chief Executive Officer. The agreement has an initial term of two years and will be automatically renewed for successive one-year periods. Either party may terminate the agreement, upon written notice, 90 days prior to the expiration of the initial or renewal term. The agreement provides for an annual base salary of $310,000, subject to annual adjustment by Tempur-Pedic International’s board of directors beginning January 1, 2004, plus a variable performance bonus set to target 30% of Mr. Trussell’s base salary if certain criteria are met, plus options to purchase shares of our common stock.

We entered into an amended and restated employment agreement with David C. Fogg, providing for his employment as Executive Vice President, or such other executive position as may be assigned from time to time by our Chief Executive Officer. The agreement has an initial term of one-year and a perpetual one-year renewal term. Either party may terminate the agreement, upon written notice, 90 days prior to the expiration of the initial or renewal term. The agreement provides for an annual base salary of $260,000, subject to annual adjustment by Tempur-Pedic International’s board of directors beginning January 1, 2004, a variable performance bonus set to target 30% of Mr. Fogg’s base salary if certain criteria are met, and options to purchase shares of our common stock.

We entered into an amended and restated employment agreement with H. Thomas Bryant for his employment as Executive Vice President, or such other executive position as may be assigned from time to time by our Chief Executive Officer. The agreement has an initial term of one-year and a perpetual one-year renewal term. Either party may terminate the agreement, upon written notice, 90 days prior to the expiration of the initial or renewal term. Mr. Bryant’s agreement provides for an annual base salary of $250,000, subject to annual adjustment by Tempur-Pedic International’s board of directors beginning January 1, 2004, a variable performance bonus set to target 30% of Mr. Bryant’s base salary if certain criteria are met, and options to purchase shares of our common stock.

On July 11, 2003, we entered into an executive employment agreement with Dale E. Williams, providing for his employment as Senior Vice President and Chief Financial Officer, or such other executive position as may be assigned from time to time by our Chief Executive Officer. The agreement has an initial term of one-year and a perpetual one-year renewal term. Either party may terminate the agreement, upon written notice, 90 days prior to the expiration of the initial or renewal term. The agreement provides for an annual base salary of $225,000, subject to annual adjustment by Tempur-Pedic International’s board of directors beginning January 1, 2004, a variable performance bonus set to target 30% of Mr. Williams’ base salary if certain criteria are met, and options to purchase shares of our common stock.

On September 12, 2003, we entered into an executive employment agreement with David Montgomery, providing for his employment as Executive Vice President, or such other executive position as may be assigned from time to time by our Chief Executive Officer. The agreement provides that employment shall continue unless and until terminated by either party. Mr. Montgomery may terminate employment with six months written notice. We may terminate employment with 12 months written notice. The agreement provides for an annual base salary of £192,500, subject to an annual adjustment of Tempur-Pedic International’s board of directors on or about January 1 of each year beginning with January 1, 2004, and a variable performance bonus set to target 30% of Mr. Montgomery’s base salary if certain criteria are met, and options to purchase shares of our common stock.

By the terms of their employment agreements, Mr. Trussell, Mr. Fogg, Mr. Bryant, Mr. Williams and Mr. Montgomery are prohibited from disclosing certain confidential information and trade secrets, soliciting any employee for one or two years following their employment and working with or for any competing companies during their employment and for one or two years thereafter.

PRINCIPAL SECURITY OWNERSHIP AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of March 1, 2004 regarding the beneficial ownership of our outstanding equity securities by:

•	each person known to beneficially own more than 5% of Tempur-Pedic International’s outstanding common stock;

•	each of Tempur-Pedic International’s directors and Named Executive Officers; and

•	all of Tempur-Pedic International’s directors and executive officers as a group.

Beneficial ownership as reported in the following table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares of common stock held by them. Unless otherwise indicated, the address of each officer, director and 5% stockholder listed below is c/o Tempur-Pedic International Inc., 1713 Jaggie Fox Way, Lexington, Kentucky 40511. All share amounts set forth in the table below reflect a 525-for-1 stock split effected December 23, 2003.

	Shares Beneficially Owned
Name of Beneficial Owner:	Number of Shares	Percentage of Class
5% Stockholders:
TA Associates Funds(1)	42,705,026	43.8%
Friedman Fleischer & Lowe Funds(2)	20,912,849	21.5%

Executive Officers and Directors:
Robert B. Trussell, Jr.(3)	3,360,853	3.5%
H. Thomas Bryant	292,251	*
David C. Fogg(4)	1,090,724	1.1%
David Montgomery	196,875	*
Jeffrey B. Johnson	5,250	*
Dale E. Williams(5)	26,250	*
P. Andrews McLane(6)	42,705,026	43.8%
Jeffrey S. Barber(7)	42,705,026	43.8%
Tully M. Friedman(8)	20,912,849	21.5%
Christopher A. Masto(9)	20,912,849	21.5%
Francis A. Doyle(10)	52,500	*
Nancy F. Koehn(11)	1,562	*

All Executive Officers and Directors as a group(12 persons)(12):	68,644,140	70.4%

*	Represents ownership of less than one percent
(1)	Amounts shown reflect the aggregate number of shares of common stock held by TA IX L.P., TA/Atlantic and Pacific IV L.P., TA/Advent VIII L.P., TA Strategic Partners Fund A L.P., TA Strategic Partners Fund B L.P., TA Investors LLC and TA Subordinated Debt Fund, L.P. (collectively, the “TA Associates Funds”). Investment and voting control of the TA Associates Funds is held by TA Associates, Inc. No stockholder, director or officer of TA Associates, Inc. has voting or investment power with respect to shares held by TA Associates Funds. Voting and investment power with respect to such shares is vested in a four-person Investment Committee comprised of Jeffrey S. Barber, Brian J. Conway, C. Kevin Landry and P. Andrews McLane. Mr. McLane is Senior Managing Director of TA Associates, Inc., the manager of the general partner of TA IX L.P., TA Advent VIII L.P. and TA Subordinated Debt Fund, L.P.; the manager of TA Investors LLC; and the general partner of TA/Atlantic and Pacific IV L.P., TA Strategic Partners Fund A L.P. and TA Strategic Partners Fund B L.P. Mr. Barber is Vice President of TA Associates, Inc., the manager of the general partner of TA IX L.P., TA Advent VIII L.P. and TA Subordinated Debt Fund, L.P.; the manager of TA Investors LLC; and the general partner of TA/Atlantic and Pacific IV L.P., TA Strategic Partners Fund A L.P. and TA Strategic Partners Fund B L.P. The address of the TA Associates Funds is c/o TA Associates, Inc., High Street Tower, Suite 2500, 125 High Street, Boston, MA 02110.

(2)	Amounts shown reflect the aggregate number of shares of common stock held by Friedman Fleischer & Lowe Capital Partners, LP and FFL Executive Partners, LP (collectively, the “Friedman Fleischer & Lowe Funds”). Investment and voting control of the Friedman Fleischer & Lowe Funds is held by Friedman Fleischer & Lowe GP, LLC, their general partner. Mr. Friedman and Mr. Masto are Managing Members of Friedman Fleischer & Lowe GP, LLC and direct the vote of the FFL funds as shareholders of Tempur-Pedic International. The address of the Friedman Fleischer & Lowe Funds is c/o Friedman Fleischer & Lowe, LLC, One Maritime Plaza, 10th Floor, San Francisco, CA 94111.
(3)	Amount reflects the aggregate number of shares owned by RBT Investments, LLC and Robert B. Trussell and Martha O. Trussell, Tenants in Common, and includes 108,281 shares of common stock issuable upon exercise of outstanding and currently exercisable options.
(4)	Includes 52,631 shares of common stock issuable upon exercise of outstanding and currently exercisable options.
(5)	Includes 26,250 shares of common stock issuable upon exercise of outstanding and currently exercisable options.
(6)	Mr. McLane is Senior Managing Director of TA Associates, Inc., the manager of the general partner of TA IX L.P., TA Advent VIII L.P. and TA Subordinated Debt Fund, L.P.; the manager of TA Investors LLC; and the general partner of TA/Atlantic and Pacific IV L.P., TA Strategic Partners Fund A L.P. and TA Strategic Partners Fund B L.P. Accordingly, Mr. McLane may be deemed to beneficially own shares owned by TA IX L.P., TA Advent VIII L.P., TA Subordinated Debt Fund, L.P., TA Investors LLC, TA/Atlantic and Pacific IV L.P., TA Strategic Partners Fund A L.P. and TA Strategic Partners Fund B L.P. Mr. McLane disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest. The address for Mr. McLane is c/o TA Associates, Inc., High Street Tower, Suite 2500, 125 High Street, Boston, MA 02110.
(7)	Mr. Barber is Vice President of TA Associates, Inc., the manager of the general partner of TA IX L.P., TA Advent VIII L.P. and TA Subordinated Debt Fund, L.P.; the manager of TA Investors LLC; and the general partner of TA/Atlantic and Pacific IV L.P., TA Strategic Partners Fund A L.P. and TA Strategic Partners Fund B L.P. Accordingly, Mr. Barber may be deemed to beneficially own shares owned by TA IX L.P., TA Advent VIII L.P., TA Subordinated Debt Fund, L.P., TA Investors LLC, TA/Atlantic and Pacific IV L.P., TA Strategic Partners Fund A L.P. and TA Strategic Partners Fund B L.P. Mr. Barber disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest. The address for Mr. Barber is c/o TA Associates, Inc., High Street Tower, Suite 2500, 125 High Street, Boston, MA 02110.
(8)	Mr. Friedman is Senior Managing Member of Friedman Fleischer & Lowe GP, LLC, which is the general partner of Friedman Fleischer & Lowe Capital Partners, LP and FFL Executive Partners, LP. Accordingly, Mr. Friedman may be deemed to beneficially own shares owned by the Friedman Fleischer & Lowe Funds. Mr. Friedman disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest. The address for Mr. Friedman is c/o Friedman Fleischer & Lowe, LLC, One Maritime Plaza, 10th Floor, San Francisco, CA 94111.
(9)	Mr. Masto is Managing Member of Friedman Fleischer & Lowe GP, LLC, which is the general partner of Friedman Fleischer & Lowe Capital Partners, LP and FFL Executive Partners, LP. Accordingly, Mr. Masto may be deemed to beneficially own shares owned by the Friedman Fleischer & Lowe Funds. Mr. Masto disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest. The address for Mr. Masto is c/o Friedman Fleischer & Lowe, LLC, One Maritime Plaza, 10th Floor, San Francisco, CA 94111.
(10)	The address for Mr. Doyle is c/o Connell Limited Partnership, One International Place, Fort Hill Square, Boston, MA 02110.
(11)	Includes 1,562 shares of common stock issuable upon exercise of outstanding and currently exercisable options.
(12)	Includes 162,474 shares of common stock issuable upon exercise of outstanding and currently exercisable options.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Contribution Agreement

In October 2002, Tempur-Pedic International entered into a contribution agreement with a number of parties, including the TA Associates Funds and the Friedman Fleischer & Lowe Funds. In exchange for shares of our Class A common stock, Series A preferred stock or Class B-1 common stock, these parties pledged to deliver to Tempur-Pedic International common stock of Tempur World, cash or promissory notes, respectively. The agreement also allowed for additional investments to be made by certain accredited investors in our Class A common stock or Series A preferred stock.

In November 2002, stockholder notes were executed pursuant to the contribution agreement by four investors in exchange for shares of Class B-1 voting common stock. Robert B. Trussell, Jr. executed a note in the principal amount of $40,273.49; David C. Fogg executed a note in the principal amount of $24,933.10; H. Thomas Bryant executed a note in the principal amount of $11,776.20; and Jeffrey P. Heath executed a note in the principal amount of $23,017.21. Each note matures on November 1, 2012 and accrues interest at 5% per annum. We had been granted a security interest in all shares issued under the notes, and any other shares of capital stock of our company acquired by these investors due to a stock dividend, distribution or recapitalization with respect to the pledged shares were to be delivered and pledged to us. Shares pledged under the notes were not to be sold, assigned or transferred, but holders thereof had voting rights and were to retain any issued dividends with respect thereto while the notes were not in default. As part of his separation agreement, Mr. Heath’s note was forgiven and his pledge was released. Messrs. Trussell and Fogg repaid their notes in full on September 3, 2003. Mr. Bryant repaid his note in full on September 4, 2003.

In October 2003, in order to resolve certain issues relating to the treatment of options of Tempur World, Inc. that were terminated in connection with the acquisition by Tempur-Pedic International in November 2002 of Tempur World, we made one-time payments of $136,596 to Mr. Trussell, $60,709 to Mr Bryant, $83,475 to Mr. Fogg and $75,886 to Mr. Heath. We also made payments totaling approximately $210,000 to certain other former stockholders of Tempur World.

In connection with the transactions contemplated by the contribution agreement, TA Associates received a $1.5 million transaction fee and a $700,000 facility fee in connection with the mezzanine financing entered into in November 2002, and FFL Partners received a $1.0 million transaction fee and expense reimbursement of approximately $175,000. With respect to the $50.0 million mezzanine facility entered into in November 2002, affiliates of TA Associates provided $35.0 million of this funding. This facility was repaid in full as part of the recapitalization in August 2003.

Registration Rights Agreement

On November 1, 2002, Tempur-Pedic International and certain of its stockholders, including the TA Associates Funds and the Friedman Fleischer & Lowe Funds, entered into a registration rights agreement. Under this agreement, holders of 10% of Tempur-Pedic International’s registrable securities, as defined in the registration rights agreement, and certain stockholders who held notes with an aggregate unpaid principal balance of $15.0 million have the right, subject to certain conditions, to require Tempur-Pedic International to register any or all of their shares under the Securities Act at Tempur-Pedic International’s expense. In addition, all holders of registrable securities are entitled to request the inclusion of any of their shares in any registration statement at Tempur-Pedic International’s expense whenever we propose to register any of our securities under the Securities Act. In connection with all such registrations, Tempur-Pedic International has agreed to indemnify all holders of registrable securities against certain liabilities, including liabilities under the Securities Act. All holders requesting or joining in a registration have agreed to indemnify Tempur-Pedic International against certain liabilities.

Special Bonuses

In August 2003, the board of directors of Tempur-Pedic International authorized the payment of special bonuses to Robert B. Trussell, Jr., David C. Fogg and H. Thomas Bryant of $41,900, $25,900 and $12,300, respectively.

Senior Subordinated Notes

In connection with the issuance and sale by Tempur-Pedic, Inc. and Tempur Production USA, Inc. of $150,000,000 aggregate principal amount of senior subordinated notes, High Street Partners L.P., an affiliate of TA Associates, Inc., purchased $3.0 million aggregate principal amount of senior subordinated notes from the initial purchasers in that offering. Approximately $1.05 million of these senior subordinated notes were redeemed as part of the January 2004 redemption of $52.5 million aggregate principal amount of senior subordinated notes. High Street Partners L.P. continues to hold $1.95 million aggregate principal amount of senior subordinated notes.

THE EXCHANGE OFFER

Purpose and Effect

In connection with the sale of the old notes on August 15, 2003, the Issuers and the Guarantors entered into a registration rights agreement with the initial purchasers of the old notes. The registration rights agreement requires us to file the registration statement under the Securities Act with respect to the exchange notes. Once the SEC declares the registration statement effective, we will offer the holders of the old notes the opportunity to exchange their old notes for a like principal amount of exchange notes. The exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act.

The registration rights agreement provides that we must use our reasonable best efforts to cause the registration statement to be declared effective within 180 days of the issue date of the old notes and that we must use our reasonable best efforts to consummate the exchange offer within 30 business days after the effective date of our registration statement.

Except as described below, upon the completion of the exchange offer, our obligations with respect to the registration of the old notes and the exchange notes will terminate. We also refer you to “Description of the Notes—Registration Rights; Additional Interest.” A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. We urge you to read the registration rights agreement in its entirety.

Because the registration statement was not declared effective within the time period provided in the registration rights agreement, we will have to pay additional interest on the old notes pursuant to the registration rights agreement. Following the completion of the exchange offer, holders of old notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and the old notes will continue to be subject to certain restrictions on transfer. Additionally, the liquidity of the market for the old notes could be adversely affected upon consummation of the exchange offer.

In order to participate in the exchange offer, a holder must represent to us, among other things, that:

•	the exchange notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the holder;

•	the holder is not engaging in and does not intend to engage in a distribution of the exchange notes;

•	the holder does not have an arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	the holder is not an “affiliate,” as defined under Rule 405 under the Securities Act, of Tempur-Pedic, Inc., Tempur Production USA, Inc. or any guarantor; and

•	if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities, then the holder will deliver a prospectus in connection with any resale of such exchange notes.

Under certain circumstances specified in the registration rights agreement, we may be required to file a “shelf” registration statement for a continuous offer in connection with the old notes pursuant to Rule 415 under the Securities Act.

Based on an interpretation by the SEC’s staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

•	is an “affiliate” of Tempur-Pedic, Inc., Tempur Production USA, Inc. or any guarantor within the meaning of Rule 405 under the Securities Act;

•	is a broker-dealer who purchased old notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act;

•	acquired the exchange notes other than in the ordinary course of the holder’s business; or

•	has an arrangement with any person to engage in the distribution of the exchange notes.

Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the SEC’s staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.” Broker-dealers who acquired old notes directly from us and not as a result of market making activities or other trading activities may not rely on the staff’s interpretations discussed above or participate in the exchange offer, and must comply with the prospectus delivery requirements of the Securities Act in order to sell the old notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on             , 2004, or such date and time to which we extend the offer.

We will issue $1,000 in principal amount of exchange notes in exchange for each $1,000 principal amount of old notes accepted in the exchange offer. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 in principal amount.

The exchange notes will evidence the same debt as the old notes and will be issued under the terms of, and entitled to the benefits of, the indenture relating to the old notes.

As of the date of this prospectus, $97.5 million in aggregate principal amount of 10¼% Senior Subordinated Notes due 2010 were outstanding, and there were two registered holders, a nominee of the Depository Trust Company and High Street Partners L.P. This prospectus, together with the letter of transmittal, is being sent to each registered holder and to others believed to have beneficial interests in the old notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

We will be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice thereof to Wells Fargo Bank, N.A., the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading “—Conditions to the Exchange Offer” or otherwise, certificates for any such unaccepted old notes will be returned, without expense, to the tendering holder of those old notes promptly after the expiration date unless the exchange offer is extended.

Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The expiration date shall be 5:00 p.m., New York City time, on                 , 2004, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date and will also disseminate notice of any extension by press release or other public announcement prior to 9:00 a.m., New York City time. We reserve the right, in our sole discretion:

•	to delay accepting any old notes or to extend the exchange offer, provided that we may not delay payment subsequent to the expiration date other than in anticipation of receiving necessary governmental approvals, or, if any of the conditions set forth under “—Conditions to the Exchange Offer” shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner.

If we make any material change to the terms of the exchange offer, we will promptly disclose this change in a manner reasonably calculated to inform the holders of our old notes of the change, including providing public announcement or giving oral or written notice to these holders. A material change in the terms of the exchange offer could include the waiver of a material condition. If we make any change to the exchange offer that also constitutes a “fundamental change” within the meaning of applicable SEC rules, we will disclose this change by means of a post-effective amendment to the registration statement which includes this prospectus and, if required, will distribute an amended or supplemented prospectus to each registered holder of old notes. In addition, we will extend the exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period.

Procedures for Tendering

Only a holder of old notes may tender the old notes in the exchange offer. Except as set forth under “—Book-Entry Transfer,” to tender in the exchange offer a holder must complete, sign and date the letter of transmittal, or a copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date. In addition:

•	certificates for the old notes must be received by the exchange agent along with the letter of transmittal prior to the expiration date; or

•	a timely confirmation of a book-entry transfer, or a book-entry confirmation, of the old notes, if that procedure is available, into the exchange agent’s account at The Depository Trust Company, which we refer to as the book-entry transfer facility, following the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date, or you must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth under “—Exchange Agent” prior to the expiration date.

Your tender, if not withdrawn prior to 5:00 p.m., New York City time, on the expiration date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or old notes should be sent to us. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. If the beneficial owner wishes to tender on its own behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering the owner’s old notes, either make appropriate arrangements to register ownership of the old notes in the beneficial owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act unless old notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instruction” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any old notes listed in the letter of transmittal, the old notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder’s name appears on the old notes.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.

All questions as to the validity, form, eligibility, including time of receipt, acceptance, and withdrawal of tendered old notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. If we waive a condition to the exchange offer, the waiver will be applied equally to all noteholders. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent, nor any other person shall incur any liability for failure to give that notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly after the expiration date, unless the exchange offer is extended.

In addition, we reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date or, as set forth under “—Conditions to the Exchange Offer,” to terminate the exchange offer and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

By tendering, you will be representing to us that, among other things:

•	the exchange notes acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving such exchange notes, whether or not such person is the registered holder;

•	you are not engaging in and do not intend to engage in a distribution of the exchange notes;

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making or other trading activities, then you will deliver a prospectus in connection with any resale of such exchange notes;

•	you do not have an arrangement or understanding with any person to participate in the distribution of such exchange notes; and

•	you are not an “affiliate,” as defined under Rule 405 of the Securities Act, of ours.

In all cases, issuance of exchange notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent’s account at the book-entry transfer facility, a properly completed and duly executed letter of transmittal or, with respect to DTC and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal, and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility according to the book-entry transfer procedures described below, those non-exchanged old notes will be credited to an account maintained with that book-entry transfer facility, in each case, promptly after the expiration or termination of the exchange offer.

Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where those old notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See “Plan of Distribution.”

Book-Entry Transfer

We understand that the exchange agent will make a request to establish an account with respect to the old notes at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility’s systems may make book-entry delivery of old notes being tendered by causing the book-entry transfer facility to transfer such old notes into the exchange agent’s account at the book-entry transfer facility in accordance with that book-entry transfer facility’s procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under “—Exchange Agent” on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

The Automated Tender Offer Program of the Depository Trust Company (DTC) is the only method of processing exchange offers through DTC. To accept the exchange offer through the Automated Tender Offer Program, participants in DTC must send electronic instructions to DTC through DTC’s communication system instead of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender old notes through the Automated Tender Offer Program, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

Guaranteed Delivery Procedures

If a registered holder of the old notes desires to tender old notes and the old notes are not immediately available, or time will not permit that holder’s old notes or other required documents to reach the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an eligible guarantor institution;

•	prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from that eligible guarantor institution a properly completed and duly executed letter of transmittal or a facsimile of a duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, by telegram, telex, fax transmission, mail or hand delivery, setting forth the name and address of the holder of old notes and the amount of the old notes tendered and stating that the tender is being made by guaranteed delivery and guaranteeing that within three business days from the expiration date, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by the eligible guarantor institution with the exchange agent; and

•	the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal of a tender of old notes to be effective, a written or, DTC participants, electronic Automated Tender Offer Program transmission, notice of withdrawal, must be received by the exchange agent at its address set forth under “—Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person having deposited the old notes to be withdrawn, whom we refer to as the depositor;

•	identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of such old notes;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such old notes into the name of the person withdrawing the tender; and

•	specify the name in which any such old notes are to be registered, if different from that of the depositor.

All questions as to the validity, form, eligibility and time of receipt of such notices will be determined by us, whose determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange, but which are not exchanged for any reason, will be returned to the holder of those old notes without cost to that holder promptly after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures under “—Procedures for Tendering” at any time on or prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time before expiration of the exchange offer:

(1)	any law, statute, rule, regulation or interpretation by the staff of the SEC is proposed, adopted or enacted, which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us;

(2)	any action or proceeding is instituted or threatened in any court or by or before any governmental agency or body that would reasonably be expected to prohibit, prevent or otherwise impair our ability to proceed with the exchange offer; or

(3)	we do not obtain any governmental approvals that we deem in our sole discretion necessary to complete the exchange offer.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. Notwithstanding the foregoing, all conditions to the exchange offer, other than those related to necessary governmental approvals, must be satisfied or waived before the expiration of the exchange offer. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any old notes tendered, and no exchange notes will be issued in exchange for those old notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part. We are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Exchange Agent

All executed letters of transmittal should be directed to the exchange agent. Wells Fargo Bank, N.A. has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Hand, Regular, Registered or Certified Mail or Overnight Courier:

Wells Fargo Bank, N.A.

Corporate Trust Department

213 Court Street, Suite 703

Middletown, CT 06457

Attention: Joseph P. O’Donnell

By Facsimile:

Wells Fargo Bank, N.A.

Corporate Trust Department

Attention: Joseph P. O’Donnell

Fax No. 860-704-6219

For more information or confirmation by telephone please call 860-704-6217.

Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

Fees And Expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those old notes.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may from time to time in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF OTHER INDEBTEDNESS

General

In connection with the recapitalization, Tempur-Pedic International and its subsidiaries entered into amended senior credit facilities on the terms described below.

The amended senior credit facilities provide a total of $270.0 million in financing, consisting of:

•	a $20.0 million United States revolving credit facility;

•	a $30.0 million United States term loan A facility;

•	a $135.0 million United States term loan B facility (the United States revolving credit and the United States term loans are collectively referred to herein as the “United States Facility”);

•	a $20.0 million European revolving credit facility; and

•	a $65.0 million European term loan A facility (the European revolving credit and the European term loan are collectively referred to herein as the “European Facility”).

The incremental proceeds of our amended senior credit facilities were used, along with the proceeds from the offering of the old notes and cash on hand, to fund the recapitalization and provide working capital.

Our revolving credit facilities and our term loan A facilities will mature in 2008 and our new term loan B facility will mature in 2009.

Borrowers

Borrowers under our United States Facility are the Issuers and borrowers under our European facility are certain of our European subsidiaries.

Guarantees

The United States Facility and the European Facility are guaranteed by certain of Tempur-Pedic International’s direct and indirect foreign subsidiaries and each of our direct and indirect United States subsidiaries that are not borrowers under these facilities. The European Facility is guaranteed by Tempur-Pedic International and certain of its direct and indirect foreign subsidiaries that are not borrowers under these facilities.

Security Interests

The United States Facility is secured by (i) a first priority lien on substantially all of the United States assets of Tempur-Pedic International and each of our direct and indirect United States subsidiaries and (ii) a pledge of all of the capital stock of each of our direct and indirect United States subsidiaries and a pledge of 65% of the capital stock of Tempur-Pedic International’s first tier foreign subsidiaries. The European Facility is secured by (i) a lien on certain of the assets of our foreign subsidiaries and (ii) a pledge of substantially all of the capital stock of certain of the foreign subsidiaries.

Revolver Availability

Borrowing availability under the United States revolving credit facility is subject to a borrowing base, as defined in the loan agreement. Borrowing availability under the European revolving credit facility is subject to a borrowing base, as defined in the loan agreement. Each of the United States and European revolving facilities also provide for the issuance of letters of credit to support local operations. Allocations of the United States and European revolving facilities to such letters of credit will reduce the amounts available to be borrowed under their respective facilities.

Interest Rates and Fees

Borrowings under our amended senior credit facilities bear interest, at the option of the borrower subsidiaries, at either:

•	a base rate, plus an applicable margin for the term loan facility and revolving facility, respectively; or

•	a Eurodollar rate on deposits for one, two, three or six-month periods, plus an applicable margin for the term loan facility and revolving credit facility, respectively.

The borrower subsidiaries will also pay the lenders a commitment fee on the unused commitments under our amended revolving credit facility, which will be payable quarterly in arrears.

Mandatory and Optional Repayment

Subject to exceptions for reinvestment of proceeds, the borrower subsidiaries are required to prepay outstanding loans under our amended senior credit facilities with the net proceeds of certain asset dispositions, condemnation settlements and insurance settlements from casualty losses, issuances of certain equity and a portion of excess cash flow.

The borrower subsidiaries may voluntarily prepay loans or reduce commitments under our amended senior credit facilities, in whole or in part, subject to minimum amounts. If the borrower subsidiaries prepay Eurodollar rate loans other than at the end of an applicable interest period, we will be required to reimburse lenders for their redeployment costs.

Covenants

The amended senior credit facilities contain negative and affirmative covenants and requirements affecting us and our subsidiaries that we create or acquire, with certain exceptions set forth in our amended credit agreement. Our amended senior credit facilities contain the following negative covenants and restrictions, among others: restrictions on liens, real estate purchases, sale-leaseback transactions, indebtedness, dividends and other restricted payments, guarantees, redemptions, liquidations, consolidations and mergers, acquisitions, asset dispositions, investments, loans, advances, changes in line of business, formation of new subsidiaries, changes in fiscal year, transactions with affiliates, amendments to charter, by-laws and other material documents, hedging agreements, and intercompany indebtedness.

The amended senior credit facilities contain the following affirmative covenants, among others: delivery of financial and other information to the administrative agent, compliance with laws, maintenance of properties, licenses and insurance, access to books and records by the lenders, notice to the administrative agent upon the occurrence of events of default, material litigation and other events, conduct of business and existence, payment of obligations, further assurances, maintenance of collateral and maintenance of interest rate protection agreements.

The amended senior credit facilities contain financial covenants that require us to maintain the following financial ratios:

•	maximum capital expenditures (as defined in the amended senior credit facilities) of not more than the following amounts for each of the following periods (with the ability to carry-forward a portion of certain unused amounts from the immediately preceding fiscal year):

Period	Maximum Capital Expenditures per Period
Fiscal Year Ended 2003	$30,000,000
Fiscal Year Ended 2004	$30,000,000
Fiscal Year Ended 2005	$40,000,000
Fiscal Year Ended 2006	$40,000,000
Fiscal Year Ended 2007	$40,000,000
Fiscal Year Ended 2008	$40,000,000

•	a minimum ratio of consolidated fixed charges to consolidated EBITDA (each as defined in our amended senior credit facilities) for the twelve-month period ending on each of the fiscal quarters set forth below of not less than the following:

Fiscal Quarter Ending	Minimum Fixed Charge Coverage Ratio
September 30, 2003	1.05
December 31, 2003	1.05
March 31, 2004	1.05
June 30, 2004	1.05
September 30, 2004	1.05
December 31, 2004	1.05
March 31, 2005	1.10
June 30, 2005	1.10
September 30, 2005	1.10
December 31, 2005	1.10
March 31, 2006	1.10
June 30, 2006 and thereafter	1.15

•	a minimum ratio of consolidated interest expense to consolidated EBITDA (each as defined in our amended senior credit facilities) of not less than 3.00 to 1.00 for each four fiscal quarter period ending after the closing of the amended senior credit facilities, as provided in those facilities;

•	a maximum ratio of consolidated funded indebtedness to consolidated EBITDA (each as defined in the amended senior credit facilities) for the twelve-month period ended as of the end of each fiscal quarter of not more than the following:

Fiscal Quarter Ending	Maximum Leverage Ratio
September 30, 2003	4.25
December 31, 2003	4.25
March 31, 2004	4.25
June 30, 2004	4.25
September 30, 2004	4.00
December 31, 2004	3.75
March 31, 2005	3.75
June 30, 2005	3.75
September 30, 2005	3.50
December 31, 2005	3.50
March 31, 2006	3.50
June 30, 2006	3.25
September 30, 2006 and thereafter	3.00

•	a maximum ratio of consolidated senior funded indebtedness to consolidated EBITDA (each as defined in our amended senior credit facilities) for the twelve-month period ended as of the end of each fiscal quarter of not more than the following:

Fiscal Quarter Ending	Maximum Senior Leverage Ratio
September 30, 2003	2.75
December 31, 2003	2.75
March 31, 2004	2.65
June 30, 2004	2.60
September 30, 2004	2.50
December 31, 2004	2.25
March 31, 2005	2.25
June 30, 2005	2.25
September 30, 2005	2.15
December 31, 2005	2.15
March 31, 2006 and thereafter	2.00

Events of Default

The amended senior credit facilities specify certain events of default, including, among others: failure to pay principal, interest or fees; material inaccuracy of representations and warranties; violation of covenants; cross-defaults and cross-accelerations in other material agreements; certain bankruptcy and insolvency events; certain ERISA events; certain undischarged judgments; invalidity of guarantees or security documents; and change of control.

DESCRIPTION OF THE NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the words “the Issuers”, “we”, “us” and “our” refer only to Tempur-Pedic, Inc. and Tempur Production USA, Inc., as co-obligors and co-issuers of the notes, and not to any of their parents or Subsidiaries. References in this description to “the Parent Guarantors” refers to our direct and indirect parent companies, Tempur-Pedic International Inc., Tempur World, LLC and Tempur World Holdings, LLC, collectively; references to “Tempur-Pedic International” refer to Tempur-Pedic International Inc. only and not to any of its Subsidiaries; references to the “First Tier Parent Guarantor” refer only to our direct parent company, Tempur World Holdings, LLC and not to any of its Subsidiaries; and references to a “Restricted Subsidiary” of Tempur-Pedic International includes the First Tier Parent Guarantor, the Issuers and their respective Restricted Subsidiaries, including the Foreign Restricted Subsidiaries. All of Tempur-Pedic International’s Foreign Subsidiaries are currently Subsidiaries of the First Tier Parent Guarantor but are not Subsidiaries of the Issuers.

The Issuers issued the old notes and will issue the exchange notes (collectively, the “notes”) under an indenture dated August 15, 2003 among themselves, the Guarantors and Wells Fargo Bank, N.A., as trustee. The old notes and the exchange notes will be identical in all material respects, except that the exchange notes have been registered under the Securities Act. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

The following description is a summary of the provisions of the indenture and the registration rights agreement that we consider material. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of the notes. We have filed copies of the indenture and the registration rights agreement as exhibits to the registration statement. You may also request copies of these agreements at our address set forth under the heading “Where You Can Find More Information.”

Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

Brief Description of the Notes and the Guarantees

The Notes

The notes will be:

•	general unsecured obligations of the Issuers;

•	senior in right of payment to all existing and future Subordinated Obligations of the Issuers;

•	subordinated in right of payment to all existing and future Senior Debt of the Issuers;

•	equal in right of payment with any future senior subordinated Indebtedness of the Issuers; and

•	fully and unconditionally guaranteed on a senior subordinated basis by the Guarantors.

The Guarantees

The notes are guaranteed, on a joint and several basis, by the Guarantors. The term “Guarantors” refers to the Parent Guarantors and the Subsidiary Guarantors, collectively. The terms “Parent Guarantors” and “Subsidiary Guarantors” are defined below under “—Certain Definitions.”

Each Guarantee of the notes:

•	will be a general unsecured obligation of that Guarantor;

•	will be senior in right of payment to all existing and future Subordinated Obligations of that Guarantor;

•	will be subordinated in right of payment to all existing and future Senior Debt of that Guarantor; and

•	will be equal in right of payment with any future senior subordinated Indebtedness of that Guarantor.

As of December 31, 2003, the Issuers and the Subsidiary Guarantors had total Senior Debt of approximately $144.5 million and the Parent Guarantors had outstanding guarantees with respect to an aggregate of approximately $144.5 million of Senior Debt; the Foreign Subsidiaries, who are not guarantors of the notes, had outstanding indebtedness of approximately $82.0 million, substantially all of which is guaranteed on a senior basis by Tempur-Pedic International, the Issuers and the Domestic Subsidiaries; and the Issuers’ outstanding senior subordinated Indebtedness, including the old notes, was $97.5 million, on a pro forma basis giving effect to the January 2004 redemption of 35% of the old notes. As indicated above and as discussed below under the caption “—Subordination,” payments on the notes and under these Guarantees will be subordinated to the payment of Senior Debt. The indenture will permit the Issuers and the Guarantors to incur additional Senior Debt. See “—Material Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

Initially, all of the Issuers’ Restricted Subsidiaries will guarantee the notes. However, none of the Foreign Restricted Subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of the Foreign Restricted Subsidiaries, those Foreign Restricted Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the First Tier Parent Guarantor. The Foreign Restricted Subsidiaries of the First Tier Parent Guarantor generated approximately 41.1% of the pro forma consolidated revenues of Tempur-Pedic International for the year ended December 31, 2003 and held approximately 44.8% of Tempur-Pedic International’s consolidated assets as of December 31, 2003. See note 17 to the Consolidated and Combined Financial Statements for the year ended December 31, 2003 included elsewhere in this prospectus for more information about the division of consolidated revenues and assets among the Issuers, the Subsidiary Guarantors, the Parent Guarantors and the Foreign Restricted Subsidiaries.

As of the closing date of the offering of the old notes, all of the Issuers’ Subsidiaries were Restricted Subsidiaries and Subsidiary Guarantors, and all of the Foreign Subsidiaries of the First Tier Parent Guarantor were Foreign Restricted Subsidiaries. However, under the circumstances described below under the subheading “—Material Covenants—Designation of Restricted and Unrestricted Subsidiaries,” Tempur-Pedic International and its Restricted Subsidiaries will be permitted to designate certain Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to most of the restrictive covenants in the indenture. None of Tempur-Pedic International’s Unrestricted Subsidiaries, if any, will guarantee the notes.

Principal, Maturity and Interest

We initially issued notes in the aggregate principal amount of $150.0 million (the “initial notes”). We may issue additional notes under the indenture from time to time after this offering in an unlimited principal amount without the consent of any of the holders of the initial notes. Any offering of additional notes will be subject to the covenant described below under the caption “—Material Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The initial notes and any additional notes will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. We will issue notes in denominations of $1,000 principal amount and integral multiples of $1,000.

The notes will mature on August 15, 2010.

Interest on the notes accrues at the rate of 10.25% per annum and is payable semi-annually in arrears on February 15 and August 15 of each year, commencing on February 15, 2004. The Issuers will make each interest payment to the holders of record on the immediately preceding February 1 and August 1.

Interest on the notes accrues from the date of issuance of the initial notes, or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

As described under the caption “—Registration Rights; Additional Interest” below, the Issuers are required to pay Additional Interest on interest payment dates in the event the Issuers and the Guarantors do not comply with certain provisions of the registration rights agreement.

Methods of Receiving Payments on the Notes

If a holder has given wire transfer instructions to the Issuers, the Issuers will pay all principal, interest and premium and Additional Interest, if any, on that holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuers elect to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the holders of the notes, and any Issuer or any Subsidiary of such Issuer may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Issuers are not required to transfer or exchange any note selected for redemption. Also, the Issuers are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Guarantees

The notes are guaranteed by Tempur-Pedic International and each of its current and future Domestic Subsidiaries. These Guarantees are joint and several obligations of the Guarantors. Each Guarantee will be subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See “Risk Factors—Federal and state statutes allow courts, under specific circumstances, to void the notes, certain transactions and subsidiary guarantees, subordinate claims in respect of the notes and require our noteholders to return payments received from subsidiary guarantors.”

No Subsidiary Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than an Issuer or another Subsidiary Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

(b)	the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Guarantee of a Subsidiary Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of Tempur-Pedic International, if the sale or other disposition complies with the “Asset Sale” provisions of the indenture;

(2) in connection with any sale of all of the Capital Stock of a Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of Tempur-Pedic International, if the sale complies with the “Asset Sale” provisions of the indenture;

(3) if Tempur-Pedic International designates any Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4) to the extent provided under “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

See “—Repurchase at the Option of Holders—Asset Sales.”

The Guarantees of the Parent Guarantors shall remain in full force and effect for so long as any notes remain outstanding, subject to any merger of a Parent Guarantor into another Parent Guarantor permitted under the indenture.

Subordination

The payment of principal, interest and premium and Additional Interest, if any, on the notes will be subordinated to the prior payment in full of all Senior Debt of the Issuers and the Guarantors, including Senior Debt incurred after the issue date.

The holders of such Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt, regardless of whether such interest is allowed as a claim in a Proceeding) before the holders of notes will be entitled to receive any payment with respect to the notes or the Guarantees (except that holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under “—Legal Defeasance and Covenant Defeasance”), in the event of any distribution to creditors of any Issuer or any Guarantor:

(1) in a total or partial liquidation or dissolution of any Issuer or any Guarantor;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to any Issuer or any Guarantor or their respective properties (a “Proceeding”);

(3) in an assignment for the benefit of creditors by any Issuer or any Guarantor; or

(4) in any marshaling of any Issuer’s or any Guarantor’s assets and liabilities.

Neither any Issuer nor any Guarantor may make any payment in respect of the notes or their Guarantees (except in Permitted Junior Securities or from the trust described under “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”) if:

(1) a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

(2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a “Payment Blockage Notice”) from the holders of that series of Designated Senior Debt or any agent or representative thereof.

Payments on the notes or any Guarantee may and will be resumed:

(1) in the case of a payment default on Designated Senior Debt, upon the date on which such default is cured or waived; and

(2) in the case of a default (other than a payment default) on Designated Senior Debt, upon the earlier of the date on which such default (other than a payment default) is cured or waived, or such Designated Senior Debt is defeased or retired, or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice.

No default (other than a payment default) that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

If the trustee or any holder of the notes receives a payment in respect of the notes or a Guarantee of a Guarantor (except in Permitted Junior Securities or from the trust described under “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”) when:

(1) the payment is prohibited by these subordination provisions; and

(2) either the trustee or such holder has actual knowledge that the payment is prohibited;

the trustee or such holder will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee or the holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.

The Issuers must promptly notify the agent or any representatives of the holders of Senior Debt if payment of the notes is accelerated.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Issuers or the Guarantors, holders of notes and Guarantees may recover less ratably than creditors of the Issuers or the Guarantors who are holders of Senior Debt. See “Risk Factors—Your right to receive payments on the notes and the guarantees is junior to all our existing and future senior debt.”

Optional Redemption

At any time before August 15, 2006, the Issuers were permitted to on one or more occasions redeem up to 35% of the aggregate principal amount of the notes (including additional notes) issued under the indenture at a redemption price of 110.25% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, with the net cash proceeds of any Equity Offering that are contributed to the common equity capital of the Issuers; provided, however, that:

(1) at least 65% of the original aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by the Parent Guarantors, any Issuer or any of their respective Subsidiaries); and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

In January 2004, the Issuers exercised their right and redeemed notes in an aggregate principal amount of $52.5 million.

Notwithstanding the foregoing, at any time prior to August 15, 2007, the Issuers may redeem all or any portion of the notes, at once or over time, after giving the required notice under the indenture, at a redemption price in cash equal to the greater of:

(a) 100% of the principal amount of the notes to be redeemed, and

(b) the sum of the present values of (x) the redemption price of the notes at August 15, 2007 (as set forth in the next succeeding paragraph) and (y) the remaining scheduled payments of interest from the redemption date through August 15, 2007, but excluding accrued and unpaid interest through the redemption date, discounted to the redemption date (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate plus 50 basis points, plus, in either case, accrued and unpaid interest, including Additional Interest, if any, to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest date).

On or after August 15, 2007, the Issuers may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on August 15 of the years indicated below:

Year	Percentage
2007	105.125%
2008	102.563%
2009 and thereafter	100.000%

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

No notes of $1,000 or less may be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory Redemption

The Issuers are not required to make mandatory redemption or sinking fund payments with respect to or otherwise repurchase the notes prior to their stated maturity, other than as set forth below under “—Repurchase at the Option of Holders.”

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s notes pursuant to a Change of Control offer on the terms set forth in the indenture. In the Change of Control Offer, the Issuers will offer a Change of Control payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the notes repurchased, to the date of purchase. Within ten days following any Change of Control, the Issuers will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date of such Change of Control, pursuant to the procedures required by the indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes pursuant to a Change of Control offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Change of Control provisions of the indenture by virtue of such conflict.

On the Change of Control payment date, the Issuers will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered and not withdrawn pursuant to the Change of Control offer;

(2) deposit with the paying agent an amount equal to the Change of Control payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Issuers.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event within 90 days following a Change of Control, the Issuers will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant. The Issuers will publicly announce the results of the Change of Control offer on or as soon as practicable after the Change of Control payment date.

The provisions described above that require the Issuers to make a Change of Control offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Issuers will not be required to make a Change of Control offer upon a Change of Control if (i) a third party makes the Change of Control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control offer made by the Issuers and purchases all notes properly tendered and not withdrawn under the Change of Control offer, or (ii) notice of redemption in respect of all outstanding notes has been given pursuant to the indenture as described above under the heading “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. A Change in Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. Notes repurchased pursuant to a Change of Control Offer will be retired and cancelled.

The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Issuers or Tempur-Pedic International and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the initial purchasers and us. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “—Material Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” Such restrictions can only be waived with the consent of the holders of a majority in the principal amount of the notes then outstanding. Except for the limitations contained in such covenant, however, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of either Tempur-Pedic International and its Restricted Subsidiaries, taken as a whole, or the Issuers and their Restricted Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuers to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of either Tempur-Pedic International and its Restricted Subsidiaries, taken as a whole, or the Issuers and their Restricted Subsidiaries, taken as a whole to another Person or group may be uncertain.

Asset Sales

Tempur-Pedic International and the Issuers will not, and will not permit any of their respective Restricted Subsidiaries (each a “seller”) to, consummate an Asset Sale unless:

(1) Tempur-Pedic International, the Issuers or such Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets sold, leased, transferred, conveyed or otherwise disposed of or Equity Interests issued or sold or otherwise disposed of;

(2) the fair market value is determined by Tempur-Pedic International’s Board of Directors and evidenced by a resolution of such Board of Directors set forth in an officer’s certificate delivered to the trustee; and

(3) at least 75% of the consideration received in the Asset Sale by Tempur-Pedic International the Issuers or such Restricted Subsidiary is in the form of cash.

For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on the seller’s most recent balance sheet (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to a written instrument that releases the seller from further liability; and

(b)	any securities, notes or other obligations received by any such seller from such transferee that are converted into cash within 90 days after the receipt thereof, to the extent of the cash received in that conversion.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Tempur-Pedic International, the Issuers or such Restricted Subsidiary may apply those Net Proceeds (subject, in all respects, to the other covenants set forth in the indenture) at its option:

(1) to repay Senior Debt (or, in the case of a Foreign Restricted Subsidiary, to repay Indebtedness or other liabilities) of Tempur-Pedic International, the Issuers or any of their Restricted Subsidiaries and, if the Senior Debt (or, in the case of a Foreign Restricted Subsidiary, the Indebtedness or other liabilities) repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to acquire (or enter into a binding agreement to acquire; provided that the commitment to acquire under such agreement shall be subject only to customary conditions and such acquisition shall be consummated within 60 days after the end of such 365-day period) either all or substantially all of the assets of, or a majority of the Voting Stock of, another Person engaged in a Permitted Business or the minority interest in any Restricted Subsidiary; or

(3) to make a capital expenditure, or to otherwise acquire long-term assets or property that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, Tempur-Pedic International, the Issuers or such Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Issuers will make an Asset Sale Offer to all holders of notes to purchase the maximum principal amount of notes and, if the Issuers are required to do so under the terms of any other Indebtedness that is pari passu with the notes, such other Indebtedness on a pro rata basis with the notes, that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of the purchase of all properly tendered and not withdrawn notes pursuant to an Asset Sale Offer, Tempur-Pedic International, the Issuers and/or their respective Restricted Subsidiaries may use such remaining Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

The agreements governing the Issuers’ outstanding Senior Debt currently prohibit them from purchasing any notes, and also provide that certain change of control or asset sale events with respect to the Issuers would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which the Issuers become a party may contain similar restrictions and provisions. In the event a Change of Control or an Asset Sale resulting in Excess Proceeds occurs at a time when the Issuers are prohibited from purchasing notes, the Issuers could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Issuers do not obtain such a consent or repay such borrowings, the Issuers will remain prohibited from purchasing notes. In such case, the Issuers’ failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes. See “Risk Factors—We may not be able to repurchase the notes upon a change of control.”

Material Covenants

Restricted Payments

Tempur-Pedic International and the Issuers will not, and will not permit any of their respective Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of its or any Restricted Subsidiary’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Parent Guarantors or any Restricted Subsidiary) or to the direct or indirect holders of the Equity Interests of Tempur-Pedic International, the Issuers or any of their respective Restricted Subsidiaries in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Tempur-Pedic International or to Tempur-Pedic International or a Restricted Subsidiary of Tempur-Pedic International);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Tempur-Pedic International) any Equity Interests of the Parent Guarantors;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Obligation of Tempur-Pedic International, the Issuers or any of their Restricted Subsidiaries (other than Subordinated Obligations owed to the Issuers, Tempur-Pedic International or any of their respective Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing;

(2) the Issuers, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Tempur-Pedic International, the Issuers and their respective Restricted Subsidiaries after the issue date (excluding Restricted Payments permitted by clauses (2), (3), (4) and (6) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)	50% of the Consolidated Net Income of Tempur-Pedic International for the period (taken as one accounting period) from July 1, 2003 to the end of Tempur-Pedic International’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b)	100% of the aggregate net cash proceeds received by Tempur-Pedic International since the issue date (x) as a contribution to its common equity capital or from the issuance or sale of its Equity Interests (excluding Disqualified Stock and other than an issuance or sale of Equity Interests to a Subsidiary of Tempur-Pedic International) or (y) from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Tempur-Pedic International that have been converted into or exchanged for its Equity Interests (excluding Disqualified Stock and other than Disqualified Stock or debt securities sold to a Subsidiary of Tempur-Pedic International); provided, however, that there shall be excluded from this paragraph (b) any net cash proceeds to the extent applied as permitted by clause (9) of the definition of “Permitted Investments”); plus

(c)	to the extent that any Restricted Investment that was made after the issue date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(d)	any dividends received by Tempur-Pedic International, the Issuers or any of their respective Restricted Subsidiaries after the issue date from an Unrestricted Subsidiary, to the extent that such dividends were not otherwise included in Tempur-Pedic International’s Consolidated Net Income for such period; plus

(e)

in case, after the issue date, any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary under the terms of the indenture or has been merged, consolidated or amalgamated with or into, or transfers or conveys assets to, or is liquidated into, Tempur-Pedic International, the Issuers or any of their respective Restricted Subsidiaries, an amount equal to the lesser of

(1) the net book value at the date of redesignation, combination or transfer of the aggregate Investments made in such Unrestricted Subsidiary (or of the assets transferred or conveyed, as applicable), and (2) the fair market value of the Investments owned by Tempur-Pedic International or its Restricted Subsidiaries in such Unrestricted Subsidiary at the time of the redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable).

The preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any Equity Interests or Subordinated Obligations of Tempur-Pedic International, any Issuer or any Subsidiary Guarantor in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests (or a contribution to the common equity capital) of Tempur-Pedic International (other than Disqualified Stock); provided, however, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase or other acquisition of Subordinated Obligations of Tempur-Pedic International, any Issuer or any other Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of (x) any dividend by a Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis and (y) the payment of any dividend by the Parent Guarantors or the Issuers on Disqualified Stock that was permitted to be incurred in accordance with the indenture;

(5) the (x) repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Tempur-Pedic International, the Issuers or any of their respective Restricted Subsidiaries held by current or former officers, employees or members of the Board of Directors of Tempur-Pedic International, the Issuers or any of their respective Restricted Subsidiaries, other than any of the Principals or their Affiliates or Related Parties, pursuant to any management equity subscription agreement, stock option agreement, employment agreement or similar agreement (“Management Equity Repurchases”) and (y) cash payments with respect to subordinated promissory notes issued to fund Management Equity Repurchases to the extent the Indebtedness represented by such subordinated promissory notes is permitted to be incurred pursuant to the first paragraph of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock;” provided that the aggregate amount paid for all Management Equity Repurchases pursuant to this clause (5) may not exceed $750,000 in any calendar year; and provided further that in the event the aggregate price paid during any calendar year, including cash payments made pursuant to such subordinated promissory notes is less than $750,000, the unused amount may be carried forward to the next succeeding calendar year; provided that the aggregate amount paid for all Management Equity Repurchases, including cash payments made pursuant to such subordinated promissory notes pursuant to this clause (5) in any twelve-month period shall not exceed $2.0 million;

(6) any Restricted Payment pursuant to the transactions contemplated by the recapitalization as described under the caption “Use of Proceeds” in the Offering Memorandum; and

(7) other Restricted Payments in an aggregate amount since the issue date not to exceed $25.0 million;

provided, however, that in the case of clauses (5) and (7) above, no Default or Event of Default has occurred and is continuing.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s), property or securities proposed to be transferred or issued pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of Tempur-Pedic International whose resolution with respect thereto will be delivered to the trustee. The determination by the Board of Directors of Tempur-Pedic

International shall be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, the Issuers will deliver to the trustee an officers’ certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

Incurrence of Indebtedness and Issuance of Preferred Stock

Tempur-Pedic International and the Issuers will not, and they will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Tempur-Pedic International and the Issuers will not issue any Disqualified Stock and will not permit any of its or their respective other Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Parent Guarantors and the Issuers may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Subsidiary Guarantor may incur Indebtedness or issue preferred stock, if the Fixed Charge Coverage Ratio of Tempur-Pedic International for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by Tempur-Pedic International, the Issuers and their respective Restricted Subsidiaries that are Subsidiary Guarantors, as applicable, of additional Indebtedness and letters of credit under one or more Credit Facilities; provided that (A) the aggregate principal amount of all Indebtedness of the Issuers and the Subsidiary Guarantors (excluding Indebtedness in the form of guarantees of Indebtedness incurred under clause (B) below) incurred pursuant to this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuers and the Subsidiary Guarantors thereunder) does not exceed an amount equal to $215.0 million less the aggregate amount of all repayments of any term Indebtedness under such Credit Facility or repayments of any revolving credit Indebtedness under such Credit Facility together with a corresponding commitment reduction that have been made by the Issuers or the Subsidiary Guarantors since the issue date with the proceeds of Asset Sales pursuant to the provisions described above under the caption “—Asset Sales;” and (B) the aggregate principal amount of all Indebtedness of the Foreign Restricted Subsidiaries incurred pursuant to this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Foreign Restricted Subsidiaries thereunder) does not exceed an amount equal to the greater of (i) $100.0 million less the aggregate amount of all repayments of any term Indebtedness under one or more Credit Facilities or repayments of revolving credit Indebtedness under one or more Credit Facilities together with a corresponding commitment reduction that have been made by the Parent Guarantors, the Issuers or any Subsidiary Guarantor that have been made by the Foreign Restricted Subsidiaries since the issue date with the proceeds of Asset Sales pursuant to the provisions described above under the caption “—Asset Sales” and (ii) the Borrowing Base;

(2) the incurrence by Tempur-Pedic International, the Issuers and their respective Restricted Subsidiaries of Existing Indebtedness;

(3) the incurrence by the Issuers of Indebtedness represented by the notes to be issued on the issue date (and the related Exchange Notes to be issued pursuant to the Registration Rights Agreement, and any Exchange Notes issued in respect of additional notes incurred in compliance with the indenture) and the incurrence by the Guarantors of the guarantees of those notes;

(4) the incurrence by Tempur-Pedic International, the Issuers or any of their respective Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Person incurring such Indebtedness, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $20.0 million at any time outstanding;

(5) the incurrence of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was incurred under the first paragraph of this covenant or clauses (2), (3) or (5) of this paragraph;

(6) the incurrence by Tempur-Pedic International, the Issuers or any of their respective Restricted Subsidiaries of intercompany Indebtedness between or among any of them, provided, however, that Foreign Restricted Subsidiaries shall not incur intercompany Indebtedness owed to any Issuer or a Subsidiary Guarantor pursuant to this clause (6) except to the extent the incurrence thereof constitutes a Permitted Investment or a Restricted Payment not prohibited by the covenant described under “—Limitations on Restricted Payments;” provided further, however, that:

(a)	if the Issuers are the obligors on such Indebtedness, such Indebtedness shall be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes;

(b)	if a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to such Subsidiary Guarantor’s guarantee of the notes;

(c)	if a Foreign Restricted Subsidiary is an obligor on such Indebtedness owed to the Issuers or any Subsidiary Guarantor such Indebtedness shall be senior to, or pari passu with, all other Indebtedness (other than Senior Debt) of such obligor;

(d)	if the First Tier Parent Guarantor is an obligor on such Indebtedness owed to any Foreign Restricted Subsidiary, such Indebtedness shall be junior to, or pari passu with, the Guarantee of the First Tier Parent Guarantor; and

(e)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Tempur-Pedic International, the Issuer or one of their respective Restricted Subsidiaries and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Tempur-Pedic International, an Issuer or one of their respective Restricted Subsidiaries shall be deemed, in each case, to constitute an incurrence of Indebtedness by the respective obligor that was not permitted by this clause (6);

(7) the incurrence by Tempur-Pedic International, the Issuers, or any of their respective Restricted Subsidiaries of Hedging Obligations that are incurred in the normal course of business for the purpose of fixing or hedging currency, commodity or interest rate risk (including with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding) in connection with the conduct of their respective businesses and not for speculative purposes;

(8) the guarantee by (i) Tempur-Pedic International, the Issuers or any their respective Restricted Subsidiaries (other than Foreign Restricted Subsidiaries) of Indebtedness of the Parent Guarantors, the Issuers or any Subsidiary Guarantor, (ii) any Foreign Restricted Subsidiary of Indebtedness of any other Foreign Restricted Subsidiary, in each case to the extent such Indebtedness was permitted to be incurred by another provision of this “—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, and (iii) Tempur-Pedic International or any Restricted Subsidiary (other than a Foreign Restricted Subsidiary) of Tempur-Pedic International or the Issuers of Indebtedness of a Foreign Restricted Subsidiary incurred pursuant to clause (1)(B) of this “—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant;

(9) the incurrence by Unrestricted Subsidiaries of Non-recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to be an incurrence of Indebtedness that was not permitted by this clause (9);

(10) Indebtedness incurred by Tempur-Pedic International, the Issuers or any of their respective Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation to letters of credit in respect to workers’ compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligation are reimbursed within 30 days following such drawing or incurrence;

(11) obligations in respect of performance and surety bonds and completion guarantees provided by Tempur-Pedic International, the Issuers or any of their respective Restricted Subsidiaries in the ordinary course of business;

(12) the incurrence by Tempur-Pedic International, the Issuers or any of their respective Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within three business days of incurrence;

(13) Indebtedness consisting of repurchase or other recourse obligations incurred in the ordinary course of business owed to third party providers of credit to consumers purchasing products from Tempur-Pedic International and its Restricted Subsidiaries; provided that the such Indebtedness shall not exceed $10.0 million in the aggregate outstanding at any time; and

(14) the incurrence by Tempur-Pedic International, the Issuers or any of their respective Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (14), not to exceed $30.0 million.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above or is entitled to be incurred pursuant to the first paragraph of this covenant, in each case, as of the date of incurrence thereof, the Issuers may, in their sole discretion, classify (or later reclassify in whole or in part, in their sole discretion) such item of Indebtedness in any manner that complies with this covenant and such Indebtedness will be treated as having been incurred pursuant to such clauses or the first paragraph hereof, as the case may be, designated by the Issuers. Indebtedness under any Credit Facility (including the Credit Agreement, as amended and restated in connection with the recapitalization) outstanding on the date on which the notes are first issued under the indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) above.

Notwithstanding anything to the contrary contained in this “—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, any increase in the amount of Indebtedness solely by reason of currency fluctuation shall not be considered an incurrence of Indebtedness for purposes of this covenant. For purposes of determining compliance with this covenant, the U.S. dollar-equivalent principal amount of Indebtedness denominated in any currency other than U.S. dollars shall be calculated based on the relevant currency exchange rate in effect as of the date such Indebtedness is incurred; provided, that the amount of any Permitted Refinancing Indebtedness denominated in the same currency as the Indebtedness being refinanced thereby shall be calculated based on the relevant exchange rate in effect as of the date of the incurrence of the Indebtedness being so refinanced.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of addition Indebtedness with the same terms, the accumulation of dividends on Disqualified Stock or preferred stock of Subsidiary Guarantors (to the extent not paid) and the payment of dividends on Disqualified Stock or preferred stock of Subsidiary Guarantors in the form of additional shares of the same class of Disqualified Stock or preferred stock of Subsidiary Guarantors will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock of Subsidiary Guarantors for purposes of this covenant; provided that, in each case, the amount thereof shall be included in the calculation of Fixed Charges as accrued.

Liens

Tempur-Pedic International and the Issuers will not, and will not permit any of their respective Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind (other than Permitted Liens) on any asset now owned or hereafter acquired by any of them unless all payments due under the notes or the applicable Subsidiary Guarantees are secured on an equal and ratable basis if such secured Indebtedness is pari passu with the notes or the applicable Guarantee, as the case may be, and otherwise, on a senior basis to the Indebtedness so secured until such time as such Indebtedness is no longer secured by a Lien; provided, however, that in the case of Tempur-Pedic International, the Issuers and the Subsidiary Guarantors, the foregoing shall only prohibit Liens (other than Permitted Liens) securing Indebtedness ranking pari passu with, or junior to, the notes or the applicable Guarantees.

No Senior Subordinated Debt

The Issuers will not incur any Indebtedness (other than the Existing Indebtedness) that is subordinate or junior in right of payment to any Senior Debt of the Issuers and senior in any respect in right of payment to the notes. No Guarantor will incur any Indebtedness (other than the Existing Indebtedness) that is subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor’s Guarantee.

You should note that unsecured Indebtedness is not deemed to be subordinated to secured Indebtedness merely because it is unsecured, nor is any Indebtedness deemed to be subordinate or junior to other Indebtedness merely because it matures after such other Indebtedness.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Tempur-Pedic International and the Issuers will not, and will not permit any of their respective Restricted Subsidiaries to, directly or indirectly, create, assume or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the First Tier Parent Guarantor (in the case of its Foreign Restricted Subsidiaries) or to Tempur-Pedic International, the Issuers or any of the Issuers’ Restricted Subsidiaries (other than any such dividends, distributions or payments by a Foreign Restricted Subsidiary to a Domestic Subsidiary);

(2) make loans or advances to the First Tier Parent Guarantor (in the case of its Restricted Foreign Subsidiaries) or to Tempur-Pedic International, the Issuer or any of the Issuers’ Restricted Subsidiaries (other than loans or advances by a Foreign Restricted Subsidiary to a Domestic Subsidiary); or

(3) transfer any of its properties or assets to any Parent Guarantor or any of such Parent Guarantor’s Restricted Subsidiaries (other than transfers by a Foreign Restricted Subsidiary to a Domestic Subsidiary).

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the issue date (including the Credit Agreement as amended and restated in connection with the recapitalization) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the issue date (or the Credit Agreement as amended and restated in connection with the recapitalization);

(2) the indenture, the notes and the Guarantees;

(3) applicable law;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Tempur-Pedic International, the Issuers or any their respective Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that such Indebtedness or Capital Stock (if constituting preferred stock) was permitted by the terms of the indenture to be incurred, determined at the time of such acquisition;

(5) customary non-assignment provisions in leases and contracts entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (c) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary or its assets that restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided, however, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens; and

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business.

Issuances and Sales of Capital Stock of Restricted Subsidiaries

Tempur-Pedic International and the Issuers:

(1) will not, and will not permit any of their respective Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than to Tempur-Pedic International, the Issuers or any of their respective Restricted Subsidiaries), unless:

(a)	such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Restricted Subsidiary, and

(b)	the Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the provisions described under “—Repurchase at the Option of Holders—Asset Sales” above;

provided, however, that this clause (a) will not apply to any pledge of Capital Stock of any Restricted Subsidiary securing Indebtedness under Credit Facilities, including the Credit Agreement, or any exercise of remedies in connection therewith; and

(2) will not permit any Restricted Subsidiary to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares and shares of Capital Stock of foreign Subsidiaries issued to foreign nationals to the extent required under applicable law) to any Person other than Tempur-Pedic International, the Issuers or any of their respective Restricted Subsidiaries.

Merger, Consolidation or Sale of Assets

Tempur-Pedic International, the other Parent Guarantors and the Issuers may not, directly or indirectly, consolidate or merge with or into another Person (whether or not Tempur-Pedic International, such other Parent Guarantor or such Issuer is the surviving corporation) or sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Tempur-Pedic International, such other Parent Guarantor or such Issuer taken as a whole, in one or more related transactions, to another Person; unless:

(1) either: (a) Tempur-Pedic International, such other Parent Guarantor or such Issuer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Tempur-Pedic International, such other Parent Guarantor or such Issuer, as the case may be) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than Tempur-Pedic International, such other Parent Guarantor or such Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Tempur-Pedic International, such other Parent Guarantor or such Issuer under the notes, the Guarantee, if applicable, and the indenture pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction no Default or Event of Default exists; and

(4) Tempur-Pedic International, such other Parent Guarantor or such Issuer, or the Person formed by or surviving any such consolidation or merger (if other than Tempur-Pedic International or such Issuer), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock.”

In addition, Tempur-Pedic International, the other Parent Guarantors and the Issuers may not, directly or indirectly, lease all or substantially all of their respective properties or assets, in one or more related transactions, to any other Person.

The Person formed by or surviving any consolidation or merger (if other than Tempur-Pedic International, such other Parent Guarantor or such Issuer) will succeed to, and be substituted for, and may exercise every right and power of Tempur-Pedic International, such other Parent Guarantor and such Issuer under the indenture.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Tempur-Pedic International may designate any Restricted Subsidiary of Tempur-Pedic International (other than the Issuers) or of the Issuers as an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Tempur-Pedic International, the Issuers and their respective Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under clause (3)(c) of the first paragraph of the covenant described above under the caption “—Material Covenants—Restricted Payments” or will reduce the amount available for certain Permitted Investments, as determined by Tempur-Pedic International. That designation will only be permitted if such Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Tempur-Pedic International may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary only if the redesignation would not cause a Default or Event of Default and to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with Tempur-Pedic International, the Issuers or any of their respective Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Tempur-Pedic International, the Issuers or their respective Restricted Subsidiaries than those that might be obtained at the time from Persons who are not their Affiliates;

(3) is a Person with respect to which none of Tempur-Pedic International, the Issuers or any of their respective Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Tempur-Pedic International, the Issuers or any their respective Restricted Subsidiaries.

Any designation of a Subsidiary as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” there will be a Default in respect of such covenant. The Board of Directors of Tempur-Pedic International may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Transactions with Affiliates

Tempur-Pedic International and the Issuers will not, and will not permit any of their respective Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to Tempur-Pedic International, the Issuers or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Tempur-Pedic International, the Issuers or such Restricted Subsidiary with an unrelated Person; and

(2) the Issuers deliver to the trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $3.0 million, a resolution of the Board of Directors of Tempur-Pedic International set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of Tempur-Pedic International’s Board of Directors; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to Tempur-Pedic International, the Issuers or such Restricted Subsidiary, as applicable, of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreements or arrangements and benefits plans or arrangements, and any transactions contemplated by any of the foregoing relating to the compensation and employee benefits matters, in each case in respect of employees, officers or directors entered into by Tempur-Pedic International, the Issuers or any of their respective Restricted Subsidiaries in the ordinary course of business;

(2) transactions between or among Tempur-Pedic International, the Issuers and any Restricted Subsidiary that is a Guarantor;

(3) commercial transactions in the ordinary course of business between or among Tempur-Pedic International, the Issuers and their respective Restricted Subsidiaries that are Guarantors and Foreign Restricted Subsidiaries;

(4) transactions with a Person that is an Affiliate of Tempur-Pedic International or of an Issuer or any of their respective Restricted Subsidiaries solely because Tempur-Pedic International or such Issuer or such Restricted Subsidiary owns an Equity Interest in such Person (and such Person is not otherwise a Subsidiary of Tempur-Pedic International or of the Issuers or any of their respective Restricted Subsidiaries);

(5) payment of reasonable directors fees and indemnitees to Persons who are not otherwise Affiliates of Tempur-Pedic International or the Issuers or any of their respective Restricted Subsidiaries;

(6) loans or advances to employees in the ordinary course of business, but in any event, not to exceed $500,000 in the aggregate outstanding at any one time;

(7) the pledge of Equity Interests of Unrestricted Subsidiaries to support the Indebtedness thereof;

(8) any Affiliate Transaction between or among Tempur-Pedic International, the Issuers and their respective Restricted Subsidiaries existing and as in effect on the issue date and, in each case, any amendment thereto so long as any such amendment is no less favorable to Tempur-Pedic International, the Issuers and their respective Restricted Subsidiaries, as the case may be, in any material respect than the original agreement as in effect on the issue date; and

(9) Permitted Investments and Restricted Payments that are permitted by the provisions of the indenture described above under the caption “—Restricted Payments.”

Additional Subsidiary Guarantees

If Tempur-Pedic International, the Issuers or any of their respective Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the issue date, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 20 Business Days of the date on which it was acquired or created; provided, however, that the foregoing shall not apply to Subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries.

Sale and Leaseback Transactions

Tempur-Pedic International and the Issuers will not, and will not permit any of their respective Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Tempur-Pedic International, the Issuers or any of the Subsidiary Guarantors may enter into a sale and leaseback transaction if:

(1) Tempur-Pedic International, such Issuer or such Subsidiary Guarantor could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors of Tempur-Pedic International and set forth in an officers’ certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and the proceeds of such transaction are applied in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

The foregoing provisions will not prohibit the leasing back for a period not to exceed twelve consecutive months of any portion of real property in connection with the disposition of such real property.

Business Activities

Tempur-Pedic International and the Issuers will not, and will not permit any Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Tempur-Pedic International, the Issuers and their Subsidiaries taken as a whole. The Parent Guarantors shall engage in no material business activities other than those incident to the respective status of each as a holding company whose principal assets consist of all the Capital Stock of its direct, wholly owned Subsidiaries.

Payments for Consent

Tempur-Pedic International and the Issuers will not, and will not permit any of their respective Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the Commission, so long as any notes are outstanding, the Issuers will furnish to the trustee and registered holders of notes, within 15 days of the dates on which the Issuers would be required to file such information with the Commission, if the Issuers were subject to Sections 13 or 15(d) of the Exchange Act:

(1) all quarterly and annual financial and other information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuers were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuers’ certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Issuers were required to file such reports;

provided, however, that the first quarterly report to be furnished pursuant to this paragraph shall be furnished as soon as is reasonably practicable following the end of such quarterly period but in no event later than November 15, 2003; provided, further, that the Issuers will not be required to furnish such information to the trustee or the registered holders of the notes to the extent such information is electronically filed with the Commission and is electronically available to the public free of cost.

If Tempur-Pedic International or the Issuers have designated any of their respective Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of

Operations, of the financial condition and results of operations of Tempur-Pedic International and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Tempur-Pedic International.

In addition, following the consummation of the exchange offer, whether or not required by the Commission, the Issuers will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Issuers and the Guarantors have agreed that, for so long as any notes remain outstanding, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, to the extent such information is not electronically filed with the Commission and is not electronically available to the public free of cost.

For so long as Rule 3-10 of Regulation S-X under the Exchange Act (or any successor rule or regulation) permits Tempur-Pedic International to provide the financial statements and other information referred to above in lieu of separate financial statements and other information of the Issuers, the Issuers will be deemed to have satisfied their obligations under this covenant by providing Tempur-Pedic International financial statements and other information, so long as such financial statements and other information otherwise comply in all respects with the requirements set forth above with respect to the Issuers.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or Additional Interest with respect to, the notes (whether or not prohibited by the subordination provisions of the indenture);

(2) default in payment when due of the principal of or premium, if any, on the notes (whether or not prohibited by the subordination provisions of the indenture);

(3) failure by a Guarantor, the Issuers or any of their respective Restricted Subsidiaries to comply with the provisions described under the caption “—Merger, Consolidation or Sale of Assets;”

(4) failure by a Guarantor, the Issuers or any of their respective Restricted Subsidiaries for 30 days after notice to comply with the provisions described under the captions “Material Covenants—Restricted Payments,” “Repurchase at the Option of Holders—Asset Sales” or “Repurchase at the Option of Holders—Change of Control;”

(5) failure by a Guarantor, the Issuers or any of their respective Restricted Subsidiaries for 60 days after notice to comply with any of their other agreements in the indenture or the notes;

(6) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by a Guarantor, the Issuers or any of their respective Restricted Subsidiaries (or the payment of which is guaranteed by a Guarantor, the Issuers or any of their respective Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the issue date, if that default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the outstanding principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(7) failure by a Guarantor, the Issuers or any of their respective Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(8) except as permitted by the indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee; and

(9) certain events of bankruptcy or insolvency described in the indenture with respect to a Guarantor, the Issuers or any of their respective Restricted Subsidiaries that would constitute a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Tempur-Pedic International, the Issuers or any of their Restricted Subsidiaries that is a Significant Subsidiary of Tempur-Pedic International or any group of their Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary of Tempur-Pedic International, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Additional Interest.

The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Additional Interest on, or the principal of, the notes.

The Issuers are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Issuers are required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuers or any Guarantor, as such, will have any liability for any obligations of the Issuers or the Guarantors under the notes, the indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such notes when such payments are due from the trust referred to below;

(2) The Issuers’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the Issuers’ and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers and the Guarantors released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment on the notes, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) The Issuers must irrevocably deposit or cause to be deposited with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the issue date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which the Issuers or any of the Guarantors is a party or by which the Issuers or any of the Guarantors is bound;

(6) the Issuers must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of notes over the creditors of the Issuers or others with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

(7) the Issuers must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture and/or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions (and applicable definitions) relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture (including applicable definitions) relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture;

(9) make any change to the subordination provisions of the indenture (including applicable definitions) that would adversely affect the holders of the notes; or

(10) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, the Issuers, the Guarantors and the trustee may amend or supplement the indenture or the notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of the obligations of Tempur-Pedic International, the other Parent Guarantors and the Issuers to holders of notes in the case of a merger or consolidation or sale of all or substantially all of the assets of Tempur-Pedic International, the other Parent Guarantors or the Issuers;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to comply with the rules of any applicable securities depositary;

(7) to add Guarantees with respect to notes or to secure the notes;

(8) to add to the covenants of us or any Guarantor for the benefit of the holders of the notes or surrender any right or power conferred upon us or any Guarantor;

(9) to evidence and provide for the acceptance and appointment under the indenture of a successor trustee pursuant to the requirements thereof; or

(10) to conform the text of the indenture or the note to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the Guarantees or the notes.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the indenture becomes effective, we are required to mail to holders of the notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the notes, or any defect therein, will not impair or affect the validly of the amendment.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year, and the Issuers have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which any Issuer or any Guarantor is a party or by which any Issuer or any Guarantor is bound;

(3) any Issuer or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) the Issuers have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of any Issuer or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must (i) eliminate such conflict within 90 days, (ii) apply to the Commission for permission to continue or (iii) resign.

The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Registration Rights; Additional Interest

The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of these notes. We have filed a copy of the registration rights agreement as an exhibit to the registration statement. You may also request a copy of the registration rights agreement at our address set forth under the heading “Where You Can Find More Information.”

The Issuers, the Guarantors and the initial purchasers entered into the registration rights agreement on August 15, 2003. Pursuant to the registration rights agreement, the Issuers and the Guarantors agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Issuers and the Guarantors will offer to the holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes.

If:

(1) the Issuers and the Guarantors are not

(a)	required to file the Exchange Offer Registration Statement; or

(b)	permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy; or

(2) any holder of Transfer Restricted Securities notifies the Issuers prior to the 20th day following consummation of the Exchange Offer that:

(a)	it is prohibited by law or Commission policy from participating in the Exchange Offer; or

(b)	that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

(c)	that it is a broker-dealer and owns notes acquired directly from the Issuers or an affiliate of the Issuers,

The Issuers and the Guarantors will file with the Commission a Shelf Registration Statement to cover resales of the notes by the holders of the notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

The Issuers and the Guarantors will use their reasonable best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission.

For purposes of the preceding, “Transfer Restricted Securities” means each note until:

(1) the date on which such note has been exchanged by a Person other than a broker-dealer for an Exchange Note in the Exchange Offer;

(2) following the exchange by a broker-dealer in the Exchange Offer of a note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;

(3) the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

(4) the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act.

The registration rights agreement will provide that:

(1) the Issuers and the Guarantors will file an Exchange Offer Registration Statement with the Commission on or prior to 90 days after the closing of this offering;

(2) the Issuers and the Guarantors will use their reasonable best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 180 days after the closing of this offering;

(3) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Issuers and the Guarantors will

(a)	commence the Exchange Offer; and

(b)	use their reasonable best efforts to issue on or prior to 30 business days, or longer, if required by the federal securities laws, after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all notes tendered prior thereto in the Exchange Offer; and

(4) if obligated to file the Shelf Registration Statement, the Issuers and the Guarantors will use their reasonable best efforts to file the Shelf Registration Statement with the Commission on or prior to 30 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 90 days after the filing of such Shelf Registration Statement.

If:

(1) the Issuers fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; or

(2) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”); or

(3) the Issuers fail to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

(4) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a “Registration Default”), then the Issuers and the Guarantors will pay Additional Interest to each holder of notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of notes held by such holder.

The amount of the Additional Interest will increase by an additional $.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Additional Interest for all Registration Defaults of $.50 per week per $1,000 principal amount of notes.

All accrued Additional Interest will be paid by the Issuers and the Guarantors on each Damages Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

Following the cure of all Registration Defaults, the accrual of Additional Interest will cease.

Holders of notes will be required to make certain representations to the Issuers (as described in the registration rights agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the registration rights agreement in order to have their notes included in the Shelf Registration Statement and benefit from the provisions regarding Additional Interest set forth above. By acquiring Transfer Restricted Securities, a holder will be deemed to have agreed to indemnify the Issuers and the Guarantors against certain losses arising out of information furnished by such holder in writing for inclusion in any Shelf Registration Statement. Holders of notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from the Issuers.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” means the Additional Interest, if any, to be paid on the notes as described under “Registration Rights; Additional Interest.”

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Acquisition” means:

(1) an Investment by Tempur-Pedic International, the Issuers or any of their respective Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with Tempur-Pedic International or any of its Restricted Subsidiaries but only if such Person’s primary business is a Permitted Business, or

(2) an acquisition by Tempur-Pedic International, the Issuers or any of their respective Restricted Subsidiaries of the property and assets of any Person other than Tempur-Pedic International, the Issuers or any of their respective Restricted Subsidiaries that constitute all or substantially all of a division, operating unit or line of business of such Person but only if the property and assets acquired are a Permitted Business.

“Asset Disposition” means the sale or other disposition by Tempur-Pedic International, the Issuers or any of their respective Restricted Subsidiaries other than to Tempur-Pedic International, the Issuers or another Restricted Subsidiary of all or substantially all of the Capital Stock of any Restricted Subsidiary, or all or substantially all of the assets that constitute a division, operating unit or line of business of Tempur-Pedic International, the Issuers or any of their respective Restricted Subsidiaries.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Tempur-Pedic International or the Issuers and their respective Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Material Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions described under the caption “—Repurchase at the Option of the Holders—Asset Sales”; and

(2) the issuance and sale of Equity Interests in any Restricted Subsidiaries of Tempur-Pedic International.

Nothstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a fair market value of less than $2.0 million;

(2) a sale, lease, conveyance or other disposition of assets between or among Tempur-Pedic International, the Issuers and their respective Restricted Subsidiaries,

(3) an issuance of Equity Interests by a Restricted Subsidiary of Tempur-Pedic International to the Issuers, Tempur-Pedic International or to another Restricted Subsidiary of Tempur-Pedic International;

(4) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “—Material Covenants—Restricted Payments;”

(5) a sale, lease, transfer, conveyance or other disposition of inventory or accounts receivable in the ordinary course of business;

(6) the sale or other disposition of cash or Cash Equivalents in the ordinary course of business;

(7) any sale of Equity Interests in or Indebtedness of or other securities of an Unrestricted Subsidiary;

(8) sales of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of Tempur-Pedic International, the Issuers or any of their respective Restricted Subsidiaries;

(9) the license of patents, trademarks, copyrights and know-how to third persons in the ordinary course of business;

(10) a Restricted Payment that is permitted by the covenant described above under the caption “—Material Covenants—Restricted Payments” or any Permitted Investment; and

(11) a Permitted Asset Swap.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, as of any date, an amount equal to:

(1) 85% of the face amount of all accounts receivable owned by the Foreign Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date that were not more than 90 days past due; plus

(2) 60% of the book value of all inventory owned by the Foreign Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within six months after the date of acquisition;

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and

(7) in the case of any Foreign Restricted Subsidiary:

(a)	direct obligations of the sovereign nation (or agency thereof) in which such Foreign Restricted Subsidiary is organized and is conducting business or obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof); and

(b)	investments of the type and maturity described in clause (1) through (5) above of foreign obligors, which investments or obligors have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of (x) Tempur-Pedic International and its Restricted Subsidiaries, taken as a whole, or (y) the Issuers’ and their Restricted Subsidiaries, taken as whole, in either case to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than one or more Principals and/or its or their respective Affiliates or Related Parties;

(2) the adoption of a plan relating to the liquidation or dissolution of Tempur-Pedic International or the Issuers, provided that if the adoption of such plan is required to be approved by Tempur-Pedic International’s stockholders, a Change of Control will only occur upon the adoption of such plan by Tempur-Pedic International’s stockholders;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) (i) prior to the consummation of a Qualified IPO, the result of which is that (A) any “person” or “group” (as defined above), other than one or more of the Principals and/or its or their respective Affiliates or Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock of Tempur-Pedic International, measured by voting power rather than number of shares and (B) the Principals and their Affiliates and Related Parties cease to be the Beneficial Owners, directly or indirectly, of at least 35% of the Voting Stock of Tempur-Pedic International, measured by voting power rather than number of shares, or (ii) following the consummation of a Qualified IPO, the result of which is that any “person” (as defined above), other than the Principals or their Affiliates or Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Tempur-Pedic International, measured by voting power rather than number of shares;

(4) the first day on which a majority of the members of the Board of Directors of Tempur-Pedic International are not Continuing Directors;

(5) Tempur-Pedic International consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Tempur-Pedic International, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Tempur-Pedic International or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Tempur-Pedic International outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance); or

(6) the Issuers shall cease to be direct or indirect Wholly Owned Subsidiaries of the First Tier Parent Guarantor, the First Tier Parent Guarantor shall cease to be a Wholly Owned Subsidiary of Tempur World,

LLC, or Tempur World, LLC shall cease to be a Wholly Owned Subsidiary of Tempur-Pedic International, except that Tempur World, LLC or the First Tier Parent Guarantor may be merged with or into Tempur-Pedic International.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Bank maturing in 2007 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities maturing in 2007.

“Comparable Treasury Price” means, with respect to any redemption date:

(1) the average of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the most recently published statistical release designated “H.15(519)” (or any successor release) published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities;” or

(2) if such release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations for such redemption date.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Subsidiaries in connection with a sale or other disposition of assets or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Leverage Ratio” means with respect to any specified Person as of the date of determination, the ratio of (A) the aggregate amount of Indebtedness of such Person and its Restricted Subsidiaries on a consolidated basis outstanding on such date, determined in accordance with GAAP, to (B) the aggregate amount of Consolidated Cash Flow of such Person and its Restricted Subsidiaries for the then most recent four fiscal quarters for which internal financial statements of such Person are available.

In determining the Consolidated Leverage Ratio, pro forma effect shall be given to:

(1) any Indebtedness that is to be incurred or repaid on the applicable date of determination as if such incurrence or repayment had occurred on the first day of the applicable four quarter reference period;

(2) Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during the period beginning on the first day of the applicable four quarter reference period and ending on the date of determination as if they had occurred and such proceeds had been applied on the first day of such reference period; and

(3) asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the specified Person or any Restricted Subsidiary during such reference period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such reference period.

To the extent that pro forma effect is given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the date of determination of the Person, or division, operating unit or line of business of the Person, that is acquired or disposed of for which financial information is available.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; and

(3) the cumulative effect of a change in accounting principles will be excluded.

“Consolidated Net Tangible Assets” means as to any Person, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of such Person and any of its consolidated Restricted Subsidiaries as the total assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of such Person and its Restricted Subsidiaries, after giving effect to purchase accounting, and after deducting therefrom consolidated current liabilities and, to the extent otherwise included, the amounts of (without duplication):

(1) the excess of cost over fair market value of assets or businesses acquired;

(2) any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of the Issuers immediately preceding the date of issuance of the notes as a result of a change in the method of valuation in accordance with GAAP;

(3) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights licenses, organization or developmental expenses and other tangible items;

(4) minority interests in consolidated subsidiaries held by Persons other than any Parent Guarantor, the Issuers or any of their respective Restricted Subsidiaries;

(5) treasury stock;

(6) cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in consolidated current liabilities; and

(7) Investments in and assets of Unrestricted Subsidiaries.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the referent Person who:

(1) was a member of such Board of Directors on the issue date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of November 1, 2002 by and among Tempur-Pedic International and Tempur World, LLC, Tempur World Holdings, S.L., Tempur-Pedic, Inc., Tempur Production USA, Inc., Tempur World Holding Company ApS and Dan-Foam ApS as Borrowers, the other Credit Parties signatory thereto, as Credit Parties, the Lenders signatory thereto from time to time, Nordea Bank Danmark, as European Loan Agent, and General Electric Capital Corporation, as Administrative Agent, providing for up to $170,000,000 of term loan borrowings and revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, restated, refunded, replaced or refinanced from time to time, whether by the same or any other lender or group of lenders (including pursuant to Indebtedness issued pursuant to an indenture).

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, bank guaranties or bankers’ acceptances, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time and any agreement, instrument or document governing Indebtedness under such debt facilities, including any agreement, instrument or facility governing Indebtedness incurred to refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under any Credit Facility or any successor Credit Facility, whether by the same or any other lender or group of lenders (including pursuant to indebtedness issued pursuant to an indenture).

“Currency Exchange Protection Agreement” means, for any Person, any foreign exchange contract, currency swap agreement, currency option, forward contract or other similar agreement or arrangement, in each case, including any guarantee and collateral documents referred to therein designed to protect such Person against fluctuations in currency exchange rates.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Senior Debt” means (i) any Indebtedness outstanding from time to time under the Credit Agreement and (ii) any other Senior Debt permitted to be incurred under the indenture the principal amount of which is $25.0 million or more and that has been designated by Tempur-Pedic International as “Designated Senior Debt;” provided, however, that only an agent or representative of Designated Senior Debt from time to time outstanding under the Credit Facilities may issue a Payment Blockage Notice.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the issuer of such Capital Stock to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that neither Tempur-Pedic International nor the Issuers nor their respective Restricted Subsidiaries may repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Material Covenants—Restricted Payments.”

“Domestic Subsidiary” means any Restricted Subsidiary of Tempur-Pedic International that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any private or public sale of common stock of Tempur-Pedic International

“Existing Indebtedness” means Indebtedness of any Parent Guarantor, the Issuers and their respective Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the issue date, until such amounts are repaid.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person (other than preferred stock of the Parent Guarantors or the Issuers that is not Disqualified Stock) or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests (other than Disqualified Stock) of the issuer of such preferred stock or payable to the Issuers, Tempur-Pedic International or any of their respective Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its

Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (calculated in accordance with Regulation S-X) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date; and

(4) if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the interest rate in effect for such floating rate of interest on the date of determination had been a fixed rate of interest for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of twelve months).

“Foreign Restricted Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the issue date.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness. The capitalized term, “Guarantee” shall refer only to the guarantees of the notes provided by the Guarantors.

“Guarantors” means each of the Parent Guarantors and the Subsidiary Guarantors, collectively.

“Hedging Obligation” of any Person means any obligation or liability, direct of indirect, contingent or otherwise, of such Person in respect of any Interest Rate Agreement, Currency Exchange Protection Agreement or any other similar agreement or arrangement.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Independent Investment Bank” means an investment banking firm or national standing or any third party appraiser that is determined by a majority of the independent directors of the First Tier Parent Guarantor to be competent to issue or valuation with respect to the matters for it is proposed to be engaged; provided that such firm or appraiser is not an Affiliate of Tempur-Pedic International.

“Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement, in each case, including any guarantee and collateral documents referred to therein designed to protect such Person against fluctuations in interest rates.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Tempur-Pedic International, the Issuers or any of their respective Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Tempur-Pedic International, the Issuers or such Restricted Subsidiary, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Tempur-Pedic International, the Issuers or any of their Restricted Subsidiaries, Tempur-Pedic International will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Material Covenants—Restricted Payments.” The acquisition by Tempur-Pedic International, the Issuers or any of their respective Restricted Subsidiaries of a Person that holds an Investment in a third Person will be deemed to be an Investment by Tempur-Pedic International in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Material Covenants—Restricted Payments.”

“issue date” means the date on which notes are initially issued under the indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any sale or other disposition of assets; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

“Net Proceeds” means the aggregate cash proceeds received by Tempur-Pedic International, the Issuers or any of their respective Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, but only as and when received), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, recording fees, title transfer fees, costs of preparation of assets for sale, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale, all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of the Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-recourse Debt” means Indebtedness:

(1) as to which none of Tempur-Pedic International, the Issuers or any of their respective Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time of both any holder of any other Indebtedness (other than the notes) of Tempur-Pedic International, the Issuers or any of their respective Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Tempur-Pedic International, the Issuers or any of their respective Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum, dated August 8, 2003, relating to the notes.

“Parent Guarantors” means Tempur-Pedic International, Tempur World, LLC and Tempur World Holdings, LLC, collectively, and their respective successors and assigns.

“Permitted Asset Swap” means sales, transfers or other dispositions of assets, including all of the outstanding Capital Stock of a Restricted Subsidiary (other than the Issuers), for consideration at least equal to the fair market value of the assets sold or disposed of, but only if the consideration received consists of Capital Stock of a Person that becomes a Restricted Subsidiary engaged in, or property or assets (other than cash, except to the extent used as a bona fide means of equalizing the value of the property or assets involved in the swap transaction) of a nature or type or that are used in, a business having property or assets of a nature or type, or engaged in a business similar or related to the nature or type of the property and assets of, or business of, the Restricted Subsidiaries of Tempur-Pedic International, including the Issuers, existing on the date of such sale or other disposition.

“Permitted Business” means the lines of business conducted by the Issuers and the Foreign Restricted Subsidiaries of Tempur-Pedic International on the issue date and businesses reasonably related thereto.

“Permitted Investments” means:

(1) any Investment in Tempur-Pedic International, the Issuers or any Guarantor;

(2) any Investment by the Parent Guarantors, the Issuers or a Subsidiary Guarantor in a Foreign Restricted Subsidiary of Tempur-Pedic International; provided that for so long as any of the notes are outstanding, the aggregate amount of all Investments made pursuant to this clause (2) shall not exceed the greater of (A) 20% of the Consolidated Net Tangible Assets of Tempur-Pedic International as of the last day of the most recently ended fiscal quarter which internal financial statements are available and (B) $20.0 million.

(3) any Investment in Cash Equivalents;

(4) any Investment by Tempur-Pedic International, the Issuers or any of their respective Restricted Subsidiaries in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Person making such Investment; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, Tempur-Pedic International, any Issuer or any of their Restricted Subsidiaries; provided that in no event shall any Subsidiary Guarantor be merged with or into, or transfer or convey all or substantially all its assets, or be liquidated into a Foreign Restricted Subsidiary in reliance on this clause (4)(b);

(5) any Investment by any Foreign Restricted Subsidiary in any other Foreign Restricted Subsidiary;

(6) any Investment funded with cash proceeds from an indemnity claim under the merger agreement relating to the acquisition of Tempur World, LLC in the Foreign Restricted Subsidiary (either directly or through one or more capital contributions) that incurred the obligation or liability with respect to which such indemnity payment is being made;

(7) any capital contribution by the First Tier Parent Guarantor to one or more of its Foreign Restricted Subsidiaries, so long as the proceeds are applied within two weeks after the date of such capital contribution to repay intercompany payables owed by a Foreign Restricted Subsidiary to the Issuers or a Guarantor;

(8) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(9) any acquisition of assets or Investment solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Tempur-Pedic International or the Issuers or made with the proceeds of a substantially concurrent sale of such Equity Interests (other than Disqualified Stock) made for such purpose;

(10) any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(11) Hedging Obligations;

(12) guarantees that constitute Permitted Indebtedness;

(13) advances, loans or extensions of credit to suppliers in the ordinary course of business by any Parent Guarantor or any Restricted Subsidiary; and

(14) other Investments in any Person having an aggregate fair market value (measured on the date each such investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (11) that are at the time outstanding, not to exceed $20.0 million.

“Permitted Junior Securities” means:

(1) Equity Interests in any Issuer or any Guarantor; or

(2) debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the Guarantees are subordinated to Senior Debt under the indenture.

“Permitted Liens” means:

(1) Liens on assets (including Capital Stock) of Tempur-Pedic International, the Issuers and their respective Subsidiaries securing Senior Debt or Indebtedness under Credit Facilities that was permitted by the terms of the indenture to be incurred;

(2) Liens in favor of Tempur-Pedic International or the Issuers or any Guarantor;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Tempur-Pedic International, the Issuers or any their respective Restricted Subsidiaries; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Tempur-Pedic International, the Issuers or any of their respective Restricted Subsidiaries;

(4) Liens on property existing at the time of acquisition of the property by Tempur-Pedic International, the Issuers or any their respective Restricted Subsidiaries, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA);

(7) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which Tempur-Pedic International, the Issuers or any of their Restricted Subsidiaries is a party as lessee, made in the ordinary course of business;

(8) inchoate and unperfected workers’, mechanics’ or similar Liens arising in the ordinary course of business, so long as such Liens attach only to equipment, fixtures and/or real estate;

(9) carriers’, warehousemen’s, suppliers’ or other similar possessory Liens arising in the ordinary course of business and securing past due liabilities in an outstanding aggregate amount not in excess of $50,000 at any time, so long as such Liens attach only to inventory;

(10) any attachment or judgment Lien in respect of a judgment being contested by the Issuers and not constituting an Event of Default;

(11) zoning restrictions, easements, licenses, or other restrictions on the use of any real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value or marketability of such real property;

(12) Liens arising from precautionary UCC-1 financing statement filings regarding operating leases entered into by Tempur-Pedic International, the Issuers or any of their Restricted Subsidiaries in the ordinary course of business;

(13) Liens arising from subleases or leases entered into the ordinary course of business by Tempur-Pedic International, the Issuers or their respective Restricted Subsidiaries as lessor with respect to excess or unused real property owned or leased by Tempur-Pedic International, the Issuers or their respective Restricted Subsidiaries;

(14) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Material Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness;

(15) Liens existing on the issue date;

(16) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor; and

(17) Liens incurred in the ordinary course of business Tempur-Pedic International, the Issuers or any their respective Restricted Subsidiaries with respect to obligations that do not exceed $15.0 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of Tempur-Pedic International, the Issuers or any of their respective Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness (other than intercompany Indebtedness) of Tempur-Pedic International, the Issuers or any of their respective Restricted Subsidiaries; provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) in the case of Indebtedness other than Senior Debt, such Permitted Refinancing Indebtedness has a final maturity date the same as or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by Tempur-Pedic International or by the Issuer or Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principals” means each of TA Associates, Inc. and Friedman Fleischer & Lowe and their respective Affiliates.

“Qualified IPO” means a bona fide, firm commitment underwritten public offering of the common stock of Tempur-Pedic International Inc. (or any other indirect ultimate Parent Guarantor) pursuant to an effective registration statement under the Securities Act generating gross proceeds to such issuer in an amount equal to at least $75.0 million (based upon the price to the public in the public offering).

“Reference Treasury Dealer” means Lehman Brothers Inc. or any other investment banking firm of national reputation and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), Tempur-Pedic International will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“Related Party” means:

(1) any controlling equityholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“SEC” means the Securities and Exchange Commission.

“Senior Debt” means:

(1) all Indebtedness of the Guarantors or the Issuers outstanding from time to time under Credit Facilities and all Hedging Obligations with respect thereto;

(2) any other Indebtedness of Tempur-Pedic International, the Issuers or any Subsidiary Guarantor to the extent permitted to be incurred under indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any Guarantee thereof; and

(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include:

(4) any liability for federal, state, local or other taxes owed or owing by Tempur-Pedic International, the Issuers or their respective Restricted Subsidiaries;

(5) any Indebtedness owed by a Person to any Subsidiary or other Affiliate of such Person other than senior subordinated notes in an amount not to exceed $35.0 million issued or guaranteed by the Guarantors or the Issuers pursuant to that certain Subordinated Note Purchase Agreement, dated as of November 1, 2002;

(6) any trade payables; or

(7) the portion of any Indebtedness that is incurred in violation of the indenture.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means, with respect to any Person, any Indebtedness of such Person, whether outstanding on the issue date or thereafter incurred, that is subordinate or junior in right of payment to the notes or a Guarantee, as applicable, pursuant to a written agreement to such effect.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means the Guarantee of the notes by each of the Subsidiary Guarantors pursuant to the indenture and in the form of the Guarantee endorsed on the form of note attached to the indenture and any additional Guarantee of the notes to be executed by any Subsidiary of the Issuers pursuant to the covenant described above under the caption “—Additional Subsidiary Guarantees.”

“Subsidiary Guarantors” means, collectively, all Subsidiaries that execute a Subsidiary Guarantee in accordance with the provisions of the indenture and their respective successors and assigns; each such Subsidiary being a “Subsidiary Guarantor.”

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the yield to maturity of the Comparable Treasury Issue, compounded semi-annually, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price.

“Unrestricted Subsidiary” means any Subsidiary of Tempur-Pedic International (other than the Issuers), or any successor to any of them, that is designated by the Board of Directors of Tempur-Pedic International as an Unrestricted Subsidiary pursuant to a Board Resolution in accordance with the covenant described under the caption “—Material Covenants—Designation of Restricted and Unrestricted Subsidiaries.”

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Wholly Owned Subsidiary” means, as to any Person, a Subsidiary of such Person of which 100% of the Voting Stock is owned beneficially by the referent Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

BOOK-ENTRY; DELIVERY AND FORM

The exchange notes will be issued in the form of one or more fully registered notes in global form. Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC or its nominee is the registered owner or holder of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global note for all purposes under the indenture and the exchange notes. No beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture.

Payments of the principal of, and interest on, a global note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Issuers, the Guarantors, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We expect that DTC will take any action permitted to be taken by a holder of exchange notes (including the presentation of exchange notes for exchange as described below) only at the direction of one or more participants to whose account DTC interests in a global note is credited and only in respect of such portion of the aggregate principal amount of exchange notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC will exchange the applicable global note for certificated notes, which it will distribute to its participants.

We understand that DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Issuers, the Guarantors or the Trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed by us within 90 days, we will issue certificated notes in exchange for the global notes. Holders of an interest in a global note may receive certificated notes in accordance with DTC’s rules and procedures in addition to those provided for under the indenture.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes by U.S. and non-U.S. noteholders (as defined below). This discussion is based on current provisions of the Internal Revenue Code of 1986 (which we refer to as the Code), currently applicable Treasury regulations, and judicial and administrative rulings and decisions. Legislative, judicial or administrative changes could alter or modify the statements and conclusions in this discussion. Any legislative, judicial or administrative changes or new interpretations may be retroactive and could affect tax consequences to noteholders. In addition, we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to any tax consequences of purchasing, owning or disposing of the notes. Thus, we cannot assure you that the IRS would not successfully challenge one or more of the tax consequences or matters described here.

This discussion applies to noteholders who acquire the notes for cash at original issue for their “issue price” and hold the notes as capital assets. For this purpose, issue price is the first price at which a substantial amount of the notes are sold to the public for money, excluding sales to bond houses, brokers or similar persons acting in the capacity of underwriters, placement agents or wholesalers. This discussion does not address all of the tax consequences relevant to a particular noteholder in light of that noteholder’s circumstances, and some noteholders may be subject to special tax rules and limitations not discussed below (e.g., insurance companies, tax exempt organizations, private foundations, financial institutions, dealers in securities, regulated investment companies, S corporations, taxpayers subject to the alternative minimum tax provisions of the Code, nonresident aliens subject to tax on expatriates under Section 877 of the Code, broker-dealers, persons that have a “functional currency” other than the U.S. dollar, and persons who hold the notes as part of a hedge, straddle, “synthetic security,” or other integrated investment, risk reduction or constructive sale transaction). This discussion also does not address the tax consequences to nonresident aliens, foreign corporations, foreign partnerships or foreign trusts that are subject to U.S. federal income tax on a net basis on income with respect to a note because that income is effectively connected with the conduct of a U.S. trade or business. Those holders generally are taxed in a manner similar to U.S. noteholders; however, special rules (including additional taxes) not applicable to U.S. noteholders may apply. In addition, this discussion does not address any tax consequences under state, local or foreign tax laws, or under U.S. estate and gift tax law. Consequently, prospective investors are urged to consult their tax advisers to determine the federal, state, local and foreign income and any other tax consequences of the purchase, ownership and disposition of the notes, including the consequences of any applicable tax treaties.

The tax consequences to a partner in a partnership that owns the notes depend in part on the status of the partner and the activities of the partnership. Such persons should consult their tax advisers regarding the consequences of the purchase, ownership and disposition of the notes.

We use the term “U.S. noteholder” to mean a “U.S. Person” that is the beneficial owner of a note. All noteholders that are beneficial owners of notes and that are not “U.S. noteholders” are herein referred to as “non-U.S. noteholders.” A “U.S. Person” is:

•	a citizen or resident of the United States, as determined for U.S. federal income tax purposes;

•	a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States, or under the laws of the United States or of any state (including the District of Columbia);

•	an estate the income of which is includable in gross income for U.S. federal income tax purposes, regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have the authority to control all substantial decisions of the trust.

Taxation of U.S. Noteholders

Payments of Interest.    Stated interest on the notes will be taxable as ordinary interest income when received or accrued by U.S. noteholders under their method of accounting. In certain circumstances (see “Description of the Notes—Optional Redemption,” “Description of the Notes—Repurchase at the Option of Holders—Change of Control” and “Description of the Notes—Registration Rights; Additional Interest”), the Issuers may be obligated to pay amounts in excess of stated interest or principal on the notes. According to Treasury regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount or timing of interest income a U.S. noteholder recognizes if there is only a remote chance as of the date the notes were issued that such payments will be made. As of the date of issuance of the old notes, the Issuers believed that the likelihood that they will be obligated to make any such payments is remote. Therefore, the Issuers do not intend to treat the potential payment of these amounts as part of the yield to maturity of the notes (for purposes of the original issue discount provisions of the Code). The Issuers’ determination that these contingencies are remote is binding on a U.S. noteholder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. The Issuers’ determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a U.S. noteholder might be required to accrue income on its notes in excess of stated interest, and might be required to treat any income realized on the taxable disposition of a note before the resolution of the contingencies as ordinary income rather than capital gain. In the event a contingency occurs, it would affect the amount and timing of the income recognized by a U.S. noteholder. If any Additional Interest is in fact paid, U.S. noteholders will be required to recognize such amounts as interest income.

Original Issue Discount.    It is expected that, and this discussion assumes that, any original issue discount on the notes (i.e., any excess of the stated redemption price at maturity of the note over its issue price) will be less than a statutory de minimis amount (equal to 0.25% of its stated redemption price at maturity multiplied by the number of complete years to maturity) as provided in the Treasury’s original issue discount regulations. Accordingly, the noteholders will not be subject to the original issue discount rules under the Code and the Treasury regulations.

Sale or Other Taxable Disposition of Notes.    Unless a non-recognition provision applies, if there is a sale, exchange (other than an exchange of your notes in connection with our registration of the notes, as discussed below), redemption, retirement or other taxable disposition of a note, a U.S. noteholder generally will recognize gain or loss equal to the difference between (a) the amount of cash and the fair market value of any other property received (other than amounts attributable to accrued stated interest, which will be taxable as ordinary interest income) and (b) the U.S. noteholder’s adjusted tax basis in the note. The adjusted tax basis in a note generally will equal its cost (net of accrued interest). Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. noteholder has held the note for more than one year. The deductibility of capital losses is subject to limitations.

Exchange Offer.    The exchange of the notes for otherwise identical debt securities registered under the Securities Act pursuant to the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. See “Description of the Notes—Registration Rights; Additional Interest.” As a result, (1) a U.S. noteholder will not recognize a taxable gain or loss as a result of exchanging such holder’s notes; (2) the holding period of the exchange notes will include the holding period of the notes exchanged therefor; (3) the adjusted tax basis of the exchange notes will be the same as the adjusted tax basis of the notes exchanged therefor immediately before the exchange; and (4) a U.S. noteholder will continue to take into account income in respect of an exchange note in the same manner as before the exchange.

Additional Matters Relating to Taxation of Non-U.S. Noteholders

Payments of Interest.    Subject to the discussion below concerning backup withholding, a non-U.S. noteholder will not be subject to U.S. federal income or withholding tax on interest (including Additional

Interest, if any) on a note if such interest qualifies as portfolio interest. Generally, interest on a note will qualify for portfolio interest if the interest is not effectively connected with the conduct of a trade or business in the U.S. by the non-U.S. noteholder, the certification described below is given by the non-U.S. noteholder and the non-U.S. noteholder is not:

•	a controlled foreign corporation that is related to us through stock ownership or is otherwise related as determined by Internal Revenue Code Section 864(d) of the Code;

•	a bank that receives interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; or

•	an owner, actually or constructively, of 10% or more of the voting power of our stock.

In order for interest payments to qualify for the exemption from U.S. taxation described above, the last person or entity in the United States in the chain of interest payments to the non-U.S. noteholder (the “Withholding Agent”) must have received (prior to a payment of interest or principal) a certification that complies with IRS informational requirements and:

•	is signed by the non-U.S. noteholder under penalty of perjury;

•	certifies that the non-U.S. noteholder is not a U.S. Person; and

•	provides the name and address of the non-U.S. noteholder.

The certification may be made on an IRS Form W-8BEN, and the non-U.S. noteholder must inform the Withholding Agent of any change in the information on the certification within 30 days of the change. If a note is held through a securities clearing organization or other financial institution, the organization or institution may provide a signed statement to the Withholding Agent certifying under penalty of perjury that the IRS Form W-8BEN has been received by it from the noteholder or from another qualifying financial institution. However, in that case, the signed statement must be accompanied by a copy of the IRS Form W-8BEN provided to the organization or institution holding the note on behalf of the non-U.S. noteholder. Also, special procedures are provided under applicable Treasury regulations for payments through qualified intermediaries.

The gross amount of payments of interest that do not qualify for the exemption from U.S. taxation described above will be subject to U.S. withholding tax at a rate of 30% unless a tax treaty applies to reduce or eliminate the U.S. withholding. To claim a reduction in or an exemption from U.S. withholding tax on interest under a tax treaty between the United States and the non-U.S. noteholder’s country of residence, a non-U.S. noteholder must generally complete an IRS Form W-8BEN and certify to its right to a reduction or exemption on the form. If interest on the notes is effectively connected to a U.S. trade or business of a non-U.S. noteholder, the 30% withholding tax will not apply to interest paid on the notes if the non-U.S. noteholder furnishes a properly completed IRS Form W-8ECI prior to payment.

The IRS Forms described above must be periodically updated. In addition, a non-U.S. noteholder who is claiming the benefits of a treaty will be required to obtain and to provide a U.S. taxpayer identification number unless, in certain circumstances, the non-U.S. noteholder provides certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

Sale, Exchange or Disposition of the Notes.    Subject to the discussion below concerning backup withholding, generally, any gain realized by a non-U.S. noteholder from the sale, exchange (other than the exchange of your notes in connection with our registration of the notes, as discussed above), redemption, retirement or other disposition of a note (other than gain attributable to accrued interest) will not result in U.S. federal income tax or withholding tax liability, unless (i) the noteholder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met or (ii) such gain is treated as effectively connected with a U.S. trade or business of the non-U.S. noteholder.

Backup Withholding and Information Reporting

Certain noteholders may be subject to backup withholding and information reporting on payments of principal and interest on a note and proceeds received from the disposition of a note. The backup withholding rate is 28%. Generally, in the case of a U.S. noteholder, backup withholding will apply only if (i) the U.S. noteholder fails to furnish its Taxpayer Identification Number (TIN) to the payor, (ii) the IRS notifies the payor that the U.S. noteholder has furnished an incorrect TIN, (iii) the IRS notifies the payor that the U.S. noteholder has failed to properly report payments of interest or dividends, or (iv) under certain circumstances, the U.S. noteholder fails to certify, under penalty of perjury, that it has both furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest or dividend payments.

Some U.S. noteholders (including, among others, corporations, financial institutions and some tax exempt organizations) generally are not subject to backup withholding or information reporting.

Backup withholding tax will not apply to payments of principal and interest to non-U.S. noteholders if the statement described above in “Non-U.S. Noteholders—Payments of Interest” is provided to the Withholding Agent, or the non-U.S. noteholder otherwise establishes an exemption, provided that the Withholding Agent does not have actual knowledge or reason to know that the payee is a U.S. Person or that the conditions of any other exemption are not, in fact, satisfied. The Withholding Agent will be required to report annually to the IRS and to each non-U.S. noteholder the amount of interest paid to, and the tax withheld, if any, for each non-U.S. noteholder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the non-U.S. noteholder resides.

If a sale of notes is effected at an office of a broker outside the United States through an offshore account, the proceeds of that sale will not be subject to backup withholding (absent the broker’s actual knowledge that the payee is a U.S. Person). Information reporting (but not backup withholding) will apply, however, to a sale of notes effected at an office of a broker outside the United States if that broker:

•	is a U.S. Person;

•	is a controlled foreign corporation for U.S. federal income tax purposes;

•	is a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a U.S. trade or business; or

•	derives 50% or more of its gross income from the conduct of a U.S. trade or business for a specified three-year period,

unless the broker has in its records documentary evidence that the noteholder is a non-U.S. noteholder and other conditions are met (including that the broker has no actual knowledge that the noteholder is a U.S. noteholder) or the noteholder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules from a payment to a noteholder would be allowed as a refund or a credit against that noteholder’s U.S. federal income tax, provided that the required information is timely furnished to the IRS.

THE FOREGOING SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO HIM, HER OR IT OF PURCHASING, OWNING AND DISPOSING OF NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer which requests it in the letter of transmittal, for use in any such resale. In addition, until                 , 2004, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes.

Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The Issuers have agreed to pay expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers. The Issuers and each Guarantor will, jointly and severally, indemnify the holders of the old notes (including any broker-dealers) against certain types of liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Bingham McCutchen LLP, Boston, Massachusetts.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule as of and for the twelve months ended December 31, 2003 and as of and for the two months ended December 31, 2002 and the consolidated financial statements and schedule of our predecessor company for the ten months ended October 31, 2002, as set forth in their report. We have included our consolidated financial statements and schedule as of and for the twelve months ended December 31, 2003 and as of and for the two months ended December 31, 2002 and the consolidated financial statements and schedule of our predecessor company for the then months ended October 31, 2002 in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Arthur Andersen LLP, independent auditors, have audited the consolidated financial statements of our predecessor company at December 31, 2001, and for the year ended December 31, 2001, as set forth in their report. We’ve included these consolidated financial statements of our predecessor company in this prospectus and elsewhere in the registration statement in reliance on Arthur Andersen LLP’s report, given on their authority as experts in accounting and auditing.

In June 2002, Arthur Andersen LLP was convicted of federal obstruction of justice charges. As a result of its conviction, Arthur Andersen has ceased operations and is no longer in a position to reissue its audit reports or to provide consent to include financial statements reported on by it in this prospectus. Because Arthur Andersen has not reissued its reports and because we are not able to obtain a consent from Arthur Andersen, you will be unable to sue Arthur Andersen for material misstatements or omissions, if any, in this prospectus, including the financial statements covered by its previously issued reports. Even if you have a basis for asserting a remedy against, or seeking recovery from, Arthur Andersen, we believe that it is unlikely that you would be able to recover damages from Arthur Andersen.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 with respect to the securities we are offering. This prospectus does not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities we are offering. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

Under the terms of the indenture that governs the notes, we have agreed that, whether or not required by the rules and regulations of the SEC, so long as any old notes or exchange notes are outstanding, the Issuers will furnish to the trustee or the holders of the old notes or exchange notes (i) all quarterly and annual financial and other information that would be required to be filed with the SEC on Forms 10-Q and 10-K, if we were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by our certified independent accountants; and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. In addition, whether or not required by the rules and regulations of the SEC, we will file a copy of all such information and reports with the SEC for public availability (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, we have agreed that, for so long as any old notes or exchange notes remain outstanding, we will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

We are subject to the periodic reporting and to the informational requirements of the Exchange Act and will file information with the SEC, including annual, quarterly and special reports. You may read and copy any document we file with the SEC at the public reference room maintained by the SEC at 450 Fifth Street NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are also available at the SEC’s web site at http://www.sec.gov.

You can obtain a copy of any of our filings, at no cost, by writing to or telephoning us at:

Tempur-Pedic International Inc.

1713 Jaggie Fox Way

Lexington, Kentucky 40511

Attention: Robert B. Trussell, Jr.

800-878-8889

INDEX TO HISTORICAL FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors	F-2

Report of Arthur Andersen LLP (previously issued)	F-3

Consolidated Balance Sheets as of December 31, 2002 and 2003	F-4

Consolidated Statements of Income for the twelve months ended December 31, 2001, the ten months ended October 31, 2002, the two months ended December 31, 2002 and the twelve months ended December 31, 2003

F-5

Consolidated Statements of Stockholders’ Equity for the twelve months ended December 31, 2001, the ten months ended October 31, 2002, the two months ended December 31, 2002 and the twelve months ended December 31, 2003

F-6

Consolidated Statements of Cash Flows for the twelve months ended December 31, 2001, the ten months ended October 31, 2002, the two months ended December 31, 2002 and the twelve months ended December 31, 2003

F-7

Notes to Consolidated Financial Statements	F-8

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of

Tempur-Pedic International Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Tempur-Pedic International Inc. and Subsidiaries (the Company) as of December 31, 2002 and 2003, the related consolidated statements of income, stockholders’ equity and cash flows for the two months ended December 31, 2002 and year ended December 31, 2003 and the consolidated statements of income, stockholders’ equity and cash flows of Tempur World, Inc. and Subsidiaries (Predecessor to the Company) for the ten months ended October 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of Tempur World, Inc. and Subsidiaries for the year ended December 31, 2001, were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated March 8, 2002.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tempur-Pedic International Inc. and Subsidiaries as of December 31, 2002 and 2003, and the related consolidated results of its operations and cash flows for the two months ended December 31, 2002 and year ended December 31, 2003 and the related consolidated results of operations and cash flows of Tempur World, Inc. and Subsidiaries for the ten months ended October 31, 2002, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 1(i) to the consolidated financial statements, the Company changed its method of accounting for goodwill.

As discussed above, the consolidated financial statements of the Company as of December 31, 2001 and for the year then ended were audited by other auditors who have ceased operations. As discussed in Note 18 to the consolidated financial statements, those consolidated financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards (Statement) No. 142, “Goodwill and Other Intangible Assets,” which was adopted by the Company as of January 1, 2002. Our audit procedures with respect to the disclosures in Note 18 for the December 31, 2001 consolidated financial statements included (a) agreeing the previously reported net income to the previously issued consolidated financial statements and the adjustments to reported net income to goodwill to the Company’s underlying records obtained from management, and (b) testing the mathematical accuracy of the reconciliation of adjusted net income to reported net income. In our opinion, the disclosure for 2001 in Note 18 is appropriate. However, we were not engaged to audit, review or apply any procedures to the 2001 consolidated financial statements, and accordingly, we do not express an opinion or any other form of assurance on the 2001 consolidated financial statements taken as a whole.

ERNST & YOUNG LLP

Louisville, Kentucky

February 10, 2004

Arthur Andersen LLP Has Not Reissued This Report As Arthur Andersen LLP Ceased Operations In August 2002. The Following Report Is A Copy of the Previously Issued Arthur Andersen LLP Report.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of

Tempur World, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Tempur World, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of Tempur World, Inc. and Subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Louisville, Kentucky

March 8, 2002

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share amounts)

	December 31,
	2002	2003
ASSETS
Current Assets:
Cash and cash equivalents	$12,654	$14,230
Accounts receivable, net	43,799	60,309
Inventories	36,630	58,276
Prepaid expenses and other current assets	3,148	6,937
Deferred income taxes	5,051	5,692

Total current assets	101,282	145,444
Property, plant and equipment, net	88,286	114,741
Goodwill	164,644	208,546
Other intangible assets, net	85,065	80,000
Restricted cash	—	60,243
Deferred financing and other non-current assets, net	9,316	11,375

Total assets	$448,593	$620,349

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$17,675	$25,886
Accrued expenses and other	38,702	54,078
Current portion of long-term debt	13,565	10,496

Total current liabilities	69,942	90,460
Long-term debt	182,292	366,026
Deferred income taxes	42,500	39,049
Other non-current liabilities	2,253	2,105

Total Liabilities	296,987	497,640
Commitments and contingencies (see notes)
Stockholders’ Equity:
Preferred stock, $.01 par value, 94,500,000 and 10,000,000 shares authorized in 2002 and 2003, respectively; 76,893,416 and 0 shares issued and outstanding in 2002 and 2003, respectively	148,422	—
Common stock, $.01 par value, 170,625,000 and 300,000,000 shares authorized in 2002 and 2003, respectively; 7,814,436 and 97,317,669 shares issued and outstanding in 2002 and 2003, respectively	—	973
Additional paid in capital	4,864	249,946
Class B-1 common stock warrants	2,348	—
Notes receivable	(100)	—
Deferred stock compensation, net of amortization of $2 and $4,221 as of December 31, 2002 and 2003, respectively	(141)	(8,935)
Retained deficit	(5,205)	(127,630)
Accumulated other comprehensive income	1,418	8,355

Total stockholders’ equity	151,606	122,709

Total liabilities and stockholders’ equity	$448,593	$620,349

The accompanying notes to consolidated financial statements are an integral part of these statements.

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except share and per share amounts)

	Predecessor
	Twelve Months Ended December 31, 2001	Ten Months Ended October 31, 2002	Two Months Ended December 31, 2002	Twelve Months Ended December 31, 2003
Net sales	$221,514	$237,314	$60,644	$479,135
Cost of sales	107,569	110,228	37,812	223,865

Gross profit	113,945	127,086	22,832	255,270
Selling expenses	52,122	59,572	15,322	106,345
General and administrative expenses	30,189	26,136	8,330	50,356
Research and development expenses	1,263	985	163	1,495

Operating income (loss)	30,371	40,393	(983)	97,074
Other income (expense), net:
Interest expense, net	(6,555)	(6,292)	(2,955)	(20,539)
Loss on debt extinguishment	—	—	—	(13,669)
Other expense, net	(316)	(1,724)	1,331	(1,664)

Total other expense	(6,871)	(8,016)	(1,624)	(35,872)

Income (loss) before income taxes	23,500	32,377	(2,607)	61,202
Income tax provision	11,643	12,436	640	23,627

Net income (loss)	11,857	19,941	(3,247)	37,575

Preferred stock dividends	345	1,238	1,958	—

Net income (loss) available to common stockholders	$11,512	$18,703	$(5,205)	$37,575

Basic (loss) earnings per share			$(.67)	$3.32

Diluted (loss) earnings per share			$(.67)	$.39

The accompanying notes to consolidated financial statements

are an integral part of these statements.

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands except share and per share amounts)

	Common Stock	Preferred Stock	Additional Paid in Capital	Class B-1 Common Stock Warrants	Notes Receivable	Treasury Stock	Deferred Stock Compensation	Retained Earnings/ (Deficit)	Accumulated Other Comprehensive Income	Total
Predecessor Balance, December 31, 2000	$90	$—	$14,352	$—	$—	$—	$—	$24,410	$(615)	$38,237
Net income								11,857		11,857
Foreign currency translation adjustments, net of tax									(2,741)	(2,741)
Dividends on preferred stock								(345)		(345)
Purchases of treasury stock						(30,314)				(30,314)

Predecessor Balance, December 31, 2001	$90	$—	$14,352	$—	$—	$(30,314)	$—	$35,922	$(3,356)	$16,694
Net income								19,941		19,941
Foreign currency translation adjustments, net of tax									6,833	6,833
Dividends on preferred stock								(1,238)		(1,238)
Purchases of treasury stock						(2,335)				(2,335)

Predecessor Balance, October 31, 2002	$90	$—	$14,352	$—	$—	$(32,649)	$—	$54,625	$3,477	$39,895

Balance, November 1, 2002	$—	$146,464	$4,864	$2,348	$(100)	$—	$(143)	$—	$—	$153,433
Net loss								(3,247)		(3,247)
Foreign currency translation adjustments, net of tax									1,418	1,418
Dividends on preferred stock		1,958						(1,958)		—
Amortization of deferred stock compensation							2			2

Balance, December 31, 2002	$—	$148,422	$4,864	$2,348	$(100)	$—	$(141)	$(5,205)	$1,418	$151,606
Net income								37,575		37,575
Foreign currency translation adjustments, net of tax									6,937	6,937
Dividends paid to stockholders								(160,000)		(160,000)
Exercise of stock options	—		3,071							3,071
Conversion to common stock upon IPO	910	(148,422)	149,860	(2,348)						—
IPO transaction costs			(2,612)							(2,612)
Issuance of common stock upon IPO	63		81,750							81,813
Unearned stock-based compensation			13,013				(13,013)			—
Amortization of unearned stock-based compensation							4,219			4,219
Notes receivable repayment					100					100

Balance, December 31, 2003	$973	$—	$249,946	$—	$—	$—	$(8,935)	$(127,630)	$8,355	$122,709

The accompanying notes to consolidated financial statements are an integral part of these statements.

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands except share and per share amounts)

	Predecessor
	Twelve Months Ended December 31, 2001	Ten Months Ended October 31, 2002	Two Months Ended December 31, 2002	Twelve Months Ended December 31, 2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$11,857	$19,941	$(3,247)	$37,575
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,051	10,383	3,306	19,756
Amortization of deferred financing costs	323	1,116	287	1,986
Write-off of deferred financing fees	—	—	—	7,988
Write-off of original issue discount	—	—	—	1,983
Amortization of original issue discount	—	—	84	281
Stock based compensation amortization	—	—	—	4,219
Allowance for doubtful accounts	3,000	2,776	501	2,090
Deferred income taxes	1,692	(1,138)	(2,483)	(4,829)
Foreign currency adjustments	1,582	(3,887)	(2,649)	(4,143)
Loss (Gain) on sale of equipment	(53)	268	233	123
Loss on asset impairment	—	1,621	—	—
Changes in operating assets and liabilities:
Accounts receivable	(10,102)	(11,664)	430	(14,095)
Inventories	(7,543)	(5,926)	11,472	(16,978)
Prepaid expenses and other current assets	(1,092)	1,151	(486)	(3,443)
Accounts payable	(446)	2,789	30	5,303
Accrued expenses and other	10,447	5,276	4,907	9,134

Net cash provided by operating activities	19,716	22,706	12,385	46,950
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of businesses, net of cash acquired	—	(710)	—	—
Purchases of property, plant and equipment	(35,241)	(9,175)	(1,961)	(32,597)
Proceeds from sales of property, plant and equipment	379	5,239	102	924
Payments on earn out to former owners	—	—	—	(39,434)

Net cash used by investing activities	(34,862)	(4,646)	(1,859)	(71,107)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	128,476	17,538	—	497,175
Repayments of long-term debt	(56,531)	(35,071)	(4,671)	(322,328)
Proceeds (Repayments) from lines of credit	(34,258)	(280)	450	—
Payments of deferred financing costs	(6,150)	(2,054)	—	(11,698)
Cash held in trust for repayment of subordinated notes	—	—	—	(60,243)
Proceeds from issuance of preferred stock	11,370	2,500	—	—
Proceeds from issuance of common stock	—	—	—	83,668
Payments of dividends to shareholders	—	—	—	(160,000)
Purchases of treasury stock	(30,314)	(2,335)	—	—

Net cash provided by/(used in) financing activities	12,593	(19,702)	(4,221)	26,574

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH	(481)	484	597	(841)

Increase/(Decrease) in cash and cash equivalents	(3,034)	(1,158)	6,902	1,576
CASH AND CASH EQUIVALENTS, beginning of period	10,572	7,538	5,752	12,654

CASH AND CASH EQUIVALENTS, end of period	$7,538	$6,380	$12,654	$14,230

The accompanying notes to consolidated financial statements

are an integral part of these statements.

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands except share and per share data)

(1) Summary of Significant Accounting Policies

(a) Basis of Presentation and Description of Business—Tempur-Pedic International Inc. (Tempur-Pedic International or the Company) is a US-based multinational corporation incorporated in Delaware. The Company manufactures, markets and sells premium visco-elastic foam products including pillows, mattresses and other related products. The Company manufactures essentially all of its products at Dan Foam ApS, located in Denmark and Tempur Production USA, Inc., located in the United States. The Company has sales and distribution companies operating in the US, Europe and Asia Pacific. In addition, the Company has third party distributor arrangements in certain other countries where it does not have distribution companies. The Company sells its products in 54 countries and extends credit based on the creditworthiness of its customers. The majority of the Company’s revenues are derived from sales to retailers and sales to consumers through its direct response businesses.

On December 23, 2003, the Company closed its initial public offering of 21,562,500 shares of its common stock at an initial offering price of $14.00 per share. Of the 21,562,500 shares offered, the Company sold 6,250,000 shares and certain of the Company’s stockholders sold a total of 15,312,500 shares, which included the exercise in full of the underwriters’ overallotment option. The shares are traded on the New York Stock Exchange under the symbol “TPX”. The net proceeds received by the Company were $81,813, before transaction costs of $2,855.

On November 1, 2002, Tempur-Pedic International acquired Tempur World, Inc. (the Tempur Acquisition). The Tempur Acquisition was accounted for using the purchase method of accounting (see Note 2, Business Combinations). As a result of purchase accounting adjustments to the carrying value of the assets and liabilities, the financial position and results of operations for periods subsequent to the Tempur Acquisition are not comparable to those of Tempur World, Inc. (Tempur World). The accompanying financial statements and notes to consolidated financial statements present financial information for Tempur-Pedic International and Tempur World (Predecessor). The accompanying financial statements and notes to consolidated financial statements present financial information for Tempur-Pedic International as of December 31, 2002 and 2003, for the two months ended December 31, 2002 and for the twelve months ended December 31, 2003. These financial statements also include financial information for the Predecessor for the twelve months ended December 31, 2001 and the ten months ended October 31, 2002. As a result of the foregoing, the consolidated financial statements of the Predecessor and Tempur-Pedic International are not comparable and are separated by a black line.

(b) Basis of Consolidation—The accompanying financial statements include the accounts of Tempur-Pedic International and its subsidiaries and Tempur World and its subsidiaries. All subsidiaries are wholly-owned. All material intercompany balances and transactions have been eliminated. Certain reclassifications have been made to prior periods to conform to the current year presentation. These reclassifications had no effect on net income (loss) for the periods previously reported.

(c) Management’s Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d) Foreign Currency Translation—Assets and liabilities of non-US subsidiaries, whose functional currency is the local currency, are translated at period-end exchange rates. Income and expense items are translated at the average rates of exchange prevailing during the period. The adjustment resulting from translating the financial statements of such foreign subsidiaries is reflected as a separate component of consolidated stockholders’ equity. Foreign currency transaction gains and losses are reported in results of operations.

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands except share and per share data)

(e) Financial Instruments and Hedging—Derivative financial instruments are used within the normal course of business principally to manage foreign currency exchange rate risk. These instruments are generally short term in nature and are subject to fluctuations in foreign exchange rates and credit risk. Credit risk is managed through the selection of sound financial institutions as counterparties. The changes in fair market value of foreign exchange derivatives are recognized currently in the results of operations.

The carrying value of cash and cash equivalents, accounts receivable, accounts payable and short-term debt approximate fair value because of the short-term maturity of those instruments. The fair value of the 10.25% Senior Subordinated Notes due 2010 (Senior Subordinated Notes) of Tempur-Pedic, Inc. and Tempur Production USA, Inc. (Issuers) are based on pricing models using current market rates.

The estimated fair value of the Company’s financial instruments is as follows:

	December 31,
	2002		2003
	Carrying Amount	Estimated Fair Market Value	Carrying Amount	Estimated Fair Market Value
Senior Subordinated Notes	$—	$—	$150,000	$165,938
Foreign currency contracts	(1,964)	(1,964)	507	507

As of December 31, 2003, the Company had $60,243 in restricted cash for the redemption of the principal amount of $52,500 of Senior Subordinated Notes, the payment of a redemption premium of $5,381 and accrued interest expense of $2,362 to be paid in January 2004.

(f) Cash and Cash Equivalents—Cash and cash equivalents consist of all investments with initial maturities of three months or less.

(g) Inventories—Inventories are stated at the lower of cost or market, determined by the first-in, first-out method and consisted of the following:

	December 31,
	2002	2003
Finished goods	$21,353	$35,531
Work-in-process	5,198	6,555
Raw materials	10,079	16,190

Total	$36,630	$58,276

Of the amounts included in Inventory as of November 1, 2002, $9,780 represents the value of the manufacturing profit earned by Tempur World prior to the Tempur Acquisition and is reflected in Cost of sales for the two months ended December 31, 2002.

(h) Property, Plant and Equipment—Property, plant and equipment are carried at cost at acquisition date and depreciated using the straight-line method over their estimated useful lives as follows:

Estimated Useful Lives
Buildings	25-30 years
Computer equipment	3-5 years
Leasehold improvements	4-7 years
Machinery equipment	3-7 years
Office furniture and fixtures	5-7 years
Autos	3-5 years

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands except share and per share data)

Leasehold improvements are amortized over the shorter of the life of the lease or seven years. Equipment held under capital leases is recorded at the fair market value of the equipment at the inception of the leases. Equipment held under capital leases are amortized over the shorter of their estimated useful lives or the terms of the respective leases. Depreciation expense for Tempur-Pedic International was $2,110 and $14,686 for the two months ended December 31, 2002 and the twelve months ended December 31, 2003, respectively. Depreciation expense for Tempur World was $8,151 and $9,692 for the twelve months ended December 31, 2001 and the ten months ended October 31, 2002, respectively.

Long-lived assets are reviewed for impairment in accordance with Statement of Financial Accounting Standards (SFAS) 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is assessed by a comparison of the carrying amount of the asset to the estimated future net cash flows expected to be generated by the asset. If estimated future undiscounted net cash flows are less than the carrying amount of the asset or group of assets, the asset is considered impaired and expense is recorded in an amount required to reduce the carrying amount of the asset to its then fair value.

(i) Goodwill and Other Intangible Assets—The Company follows SFAS 141, “Business Combinations,” (SFAS 141) which requires that the purchase method of accounting be used for all business combinations. SFAS 141 specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported separately from goodwill. The Company adopted SFAS 142, “Goodwill and Other Intangible Assets” (SFAS 142), as of January 1, 2002. SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS 142. SFAS 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS 144. The Company performs an annual impairment test on all existing goodwill in the fourth quarter of each year. During the fourth quarter of 2003, the Company performed the annual impairment test to all existing goodwill and concluded that no impairment existed as of December 31, 2003.

Consistent with SFAS 141, the Company has used the allocation period to identify and measure the assets acquired and the liabilities assumed in the Tempur Acquisition. The following table summarizes information about the Company’s allocation of Other intangible assets:

	Useful Lives (years)	As of December 31, 2003
		Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Unamortized indefinite lived intangible assets:
Trademarks		$55,000	$—	$55,000
Amortized intangible assets:
Technology	10	$16,000	$1,867	14,133
Patents	5	5,000	1,167	3,833
Customer database	5	4,200	980	3,220
Foam formula	10	3,700	432	3,268
Non-competition agreements and other	3	2,044	1,498	546

Total		$85,944	$5,944	$80,000

Amortization expense relating to intangible assets for Tempur-Pedic International was $1,197 and $5,064 for the two months ended December 31, 2002 and the twelve months ended December 31, 2003, respectively.

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands except share and per share data)

Amortization expense relating to intangible assets for Tempur World was $1,900 and $691 for the twelve months ended December 31, 2001 and the ten months ended October 31, 2002, respectively.

Annual amortization of Other intangible assets is expected to be as follows:

Twelve Months Ending December 31,
2004	$4,139
2005	3,825
2006	3,825
2007	3,519
2008	1,985

(j) Software—Preliminary project stage costs incurred are expensed and, thereafter, costs incurred in the developing or obtaining of internal use software are capitalized. Certain costs, such as maintenance and training, are expensed as incurred. Capitalized costs are amortized over a period of not more than five years and are subject to impairment evaluation in accordance with SFAS 144. Amounts capitalized for software are included in Property, plant and equipment, net.

(k) Accrued Sales Returns—Estimated sales returns are provided at the time of sale based on historical sales returns. Tempur-Pedic International allows product returns ranging from 90 to 120 days following a sale. Accrued sales returns are included in Accrued expenses and other.

Tempur World had the following activity for sales returns for the ten months ended October 31, 2002:

Balance of December 31, 2001	$1,919
Amounts accrued	25,206
Returns charged to accrual	(23,488)

Balance as of October 31, 2002	$3,637

Tempur-Pedic International had the following activity for sales returns for the two months ended December 31, 2002 and the twelve months ended December 31, 2003, respectively:

Balance as of November 1, 2002	$3,637
Amounts accrued	5,598
Returns charged to accrual	(5,163)

Balance as of December 31, 2002	4,072
Amounts accrued	39,700
Returns charged to accrual	(38,316)

Balance as of December 31, 2003	$5,456

(l) Warranties—The Company provides a 20-year warranty for US sales and a 15-year warranty for non-US sales on mattresses, each prorated for the last 10 years. The Company also provides a 2-year to 3-year warranty on pillows. Estimated future obligations related to these products are provided by charges to operations in the period in which the related revenue is recognized. Warranties are included in Accrued expenses and other.

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands except share and per share data)

Tempur World had the following activity for warranties for the ten months ended October 31, 2002:

Balance of December 31, 2001	$3,324
Amounts accrued	2,646
Returns charged to accrual	(3,090)

Balance as of October 31, 2002	$2,880

Tempur-Pedic International had the following activity for warranties for the two months ended December 31, 2002 and the twelve months ended December 31, 2003, respectively:

Balance as of November 1, 2002	$2,880
Amounts accrued	256
Warranties charged to accrual	(255)

Balance as of December 31, 2002	2,881
Amounts accrued	3,382
Warranties charged to accrual	(2,243)

Balance as of December 31, 2003	$4,020

(m) Income Taxes—Deferred tax assets and liabilities are recognized for the future tax impacts attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Consolidated Statements of Income in the period that included the enactment date. In accordance with SFAS 5, “Accounting for Contingencies,” the Company accrues for probable foreign and domestic tax obligations as required by facts and circumstances in the various regulatory environments.

(n) Revenue Recognition—Sales of products are recognized when the products are shipped to customers and the risks and rewards of ownership are transferred. No collateral is required on sales made in the normal course of business. Allowance for doubtful accounts was $2,518 and $4,193 as of December 31, 2002 and 2003, respectively. Deposits made by customers are recorded as a liability and recognized as a sale when product is shipped. Tempur-Pedic International had $4,202 and $4,639 of deferred revenue included in Accrued expenses and other as of December 31, 2002 and 2003, respectively.

Tempur-Pedic International reflects all amounts billed to customers for shipping and handling in Net sales and the costs incurred from shipping and handling product in Cost of sales. Amounts included in Net sales for shipping and handling were $2,028 and $18,415 for the two months ended December 31, 2002 and the twelve months ended December 31, 2003, respectively. Amounts included in Cost of sales for shipping and handling were $5,135 and $43,624 for the two months ended December 31, 2002 and the twelve months ended December 31, 2003, respectively.

Tempur World reflects all amounts billed to customers for shipping and handling in Net sales and the costs incurred from shipping and handling product in Cost of sales. Amounts included in Net sales for shipping and handling were $7,900 and $9,553 for the twelve months ended December 31, 2001 and the ten months ended October 31, 2002, respectively. Amounts included in Cost of sales for shipping and handling were $19,600 and $20,096 for the twelve months ended December 31, 2001 and the ten months ended October 31, 2002, respectively.

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands except share and per share data)

(o) Advertising Costs—Tempur-Pedic International expenses advertising costs as incurred except for production costs and advance payments, which are deferred and expensed when advertisements run for the first time. Direct response advance payments are deferred and amortized over the life of the program. Advertising costs charged to expense were $8,937 and $65,180 for the two months ended December 31, 2002 and the twelve months ended December 31, 2003, respectively. Advertising costs deferred and included in Prepaid expenses and other current assets were $1,094 and $4,473 as of December 31, 2002 and 2003, respectively.

Tempur World expensed all advertising costs as incurred except for production costs and advance payments, which were deferred and expensed when advertisements run for the first time. Direct response advance payments are deferred and amortized over the life of the program. Advertising costs charged to expense were $31,459 and $37,003 for the twelve months ended December 31, 2001 and the ten months ended October 31, 2002, respectively.

(p) Research and Development Expenses—Research and development expenses for new products are expensed as they are incurred.

(q) Stock-Based Compensation—The Company has adopted SFAS 123, “Accounting for Stock Based Compensation” (SFAS 123). In accordance with SFAS 123, the Company has elected to account for employee stock and option issuances under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25). Under APB 25, no compensation expense is recognized in the statements of income for stock options granted to employees and non-employee directors, if the exercise price at least equals the fair value of the underlying stock on the date of grant.

Certain options granted during the year prior to the Company’s initial public offering have exercise prices that are less than the deemed market value of the underlying common stock at the date of grant. The unearned stock-based compensation will be amortized to compensation expense over the respective vesting term, based on the “graded vesting” methodology. The Company has recorded unearned stock-based compensation of $8,935 as of December 31, 2003. The Company recorded $4,078 of compensation expense for the year ended December 31, 2003, which is included in General and Administrative Expenses in the Consolidated Statements of Income. The future amortization of unearned stock-based compensation costs will be $5,171 in 2004, $2,445 in 2005, $1,105 in 2006 and $214 in 2007.

Stock options are granted under various stock compensation programs to employees. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period.

During July 2003 and November 2003, the Company’s Board of Directors (Board of Directors) authorized the accelerated vesting of options granted to certain employees under the Company’s 2002 Stock Option Plan (Option Plan). This acceleration resulted in the immediate vesting of options granted to certain employees that would otherwise have vested within the next year. Under the original terms of the Option Plan, unvested options are forfeited upon separation of employment. In accordance with APB 25, the Company has recognized compensation expense based on its estimate of the number of options that the holders ultimately will retain that otherwise would have been forfeited, absent the notification.

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands except share and per share data)

Pro forma information in accordance with SFAS 123 for Tempur World for the twelve months ended December 31, 2001 and the ten months ended October 31, 2002 and for Tempur-Pedic International for the two months ended December 31, 2002 and the twelve months ended December 31, 2003, is as follows:

	Predecessor
	Twelve Months Ended December 31, 2001	Ten Months Ended October 31, 2002	Two Months Ended December 31, 2002	Twelve Months Ended December 31, 2003
Net income as Reported	$11,857	$19,941	$(3,247)	$37,575
Add: Stock-based employee compensation expense included in reported net income	—	—	—	4,078
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(278)	(400)	(1)	(5,469)

Pro forma net income	$11,579	$19,541	$(3,248)	$36,184

(Loss) earnings per share as reported:
Basic			(.67)	3.32

Diluted			(.67)	.39

Pro forma net (loss) income—basic			(.67)	3.19

Pro forma net (loss) income—diluted			(.67)	.38

The Company has omitted Tempur World earnings per share, as such information is not meaningful due to the change in capital structure that occurred with the Tempur Acquisition.

(2) Business Combinations

On November 1, 2002, Tempur-Pedic International acquired Tempur World. The total acquisition price of Tempur World as of the Tempur Acquisition closing date was $268,484 (an additional payment of $39,434 was made in 2003 pursuant to the Merger Agreement), including $14,166 of transaction fees and expenses. The Tempur Acquisition was financed with approximately $146,639 in cash proceeds of newly issued Series A convertible preferred stock and Class A common stock and $107,679 of incremental senior and mezzanine debt borrowings, net of $5,752 of Tempur World’s cash. The Company also refinanced $88,817 of existing debt obligations of Tempur World. In addition, certain of the former stockholders of Tempur World contributed their shares of common stock of Tempur World to the Company immediately prior to the Tempur Acquisition in exchange for Class A common stock of the Company. The Company has applied the provisions of Emerging Issues Task Force 88-16, “Basis in Leveraged Buyout Transactions,” whereby the carryover equity interests of certain management stockholders from Tempur World were recorded at their historical basis. The application of these provisions reduced Additional paid in capital and Goodwill by $9,385.

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands except share and per share data)

The following table summarizes the final aggregate fair values of the assets acquired and liabilities assumed at the date of acquisition:

Accounts receivable	$43,662
Inventories	46,666
Other current assets	4,290
Property, plant and equipment	86,277
Identifiable intangible assets	86,261
Other assets	9,245
Accounts payable	(17,070)
Accrued expenses	(27,515)
Deferred taxes	(42,915)
Other current liabilities	(4,812)
Long term debt	(88,817)
Other non-current liabilities and other	(5,285)

89,987
Adjustment for carryover basis of continuing stockholders	9,385
Goodwill	208,546

Aggregate purchase price	$307,918

The Tempur Acquisition was accounted for as a purchase in accordance with SFAS No. 141, and Tempur-Pedic International has allocated the purchase price based upon the fair values of the net assets acquired and liabilities assumed. The changes in the carrying amount of Goodwill for the twelve months ended December 31, 2003 are as follows:

Balance as of December 31, 2002	$164,644
Foreign currency translation adjustments	(180)
Payment on earnout to former owners	39,434
Other purchase accounting adjustments	4,648

Balance as of December 31, 2003	$208,546

Goodwill has been allocated to the Domestic and International segments as follows:

Domestic	$92,316
International	116,230

Total	$208,546

(3) New Accounting Standards

In January 2003, the Financial Accounting Standard Board (FASB) issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (FIN 46). FIN 46 requires an entity to consolidate a variable interest entity if it is designated as the primary beneficiary of that entity even if the entity does not have a majority of voting interests. A variable interest entity is generally defined as an entity where its equity is unable to finance its activities or where the owners of the entity lack the risk and rewards of ownership. The provisions of this statement apply at inception for any entity created after January 31, 2003. In

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands except share and per share data)

December 2003, the FASB issued FIN 46, as revised, which modified the effective date for implementation. In accordance with this revised standard, the Company plans to adopt FIN 46 on March 31, 2004 and does not expect its adoption to have a material impact on the consolidated financial statements.

In April 2002, the FASB issued SFAS 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (SFAS 145). SFAS 145 was effective January 1, 2003. SFAS 145 eliminates the required classification of gain or loss on extinguishment of debt as an extraordinary item of income and states that such gain or loss be evaluated for extraordinary classification under the criteria of Accounting Principles Board Opinion No. 30, “Reporting Results of Operations” (APB 30). SFAS 145 also requires sale-leaseback accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions, and makes various other technical corrections to existing pronouncements. The adoption of SFAS 145 did not have a significant impact on our consolidated financial statements.

In June 2002, the FASB issued SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities” (SFAS 146). This statement nullifies Emerging Issues Task Force Issue (EITF) 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring) (EITF Issue 94-3).” SFAS 146 requires that a liability for a cost associated with an exit or disposal activity is recognized when the liability is incurred. Under EITF Issue 94-3, a liability for an exit cost was recognized at the date of an entity’s commitment to an exit plan. SFAS 146 had no impact on the Company’s consolidated financial statements during 2003. However, future periods could be impacted by qualifying activities.

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others—an interpretation of FASB Statements No. 5, 57, and 107 and a rescission of FASB Interpretation No. 34” (FIN 45). FIN 45 elaborates on the disclosures to be made regarding obligations under certain issued guarantees by a guarantor in interim and annual financial statements. It also clarifies the requirement of a guarantor to recognize a liability at the inception of the guarantee at the fair value of the obligation. FIN 45 does not provide specific guidance for subsequently measuring the guarantor’s recognized liability over the term of the guarantee. The provisions relating to the initial recognition and measurement of a liability are applicable on a prospective basis for guarantees issued or modified subsequent to December 31, 2002. The disclosure requirements of FIN 45 are effective for interim and annual financial statements for periods ending after December 15, 2002. This did not have a significant impact on our consolidated financial statements.

In December 2002, the FASB issued SFAS 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment of FASB Statement 123” (SFAS 148), which was effective on December 31, 2002. SFAS 148 provides alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based compensation. In addition, it amends the disclosure requirements of SFAS 123 to require prominent disclosures about the method of accounting for stock-based compensation and the effect of the method on reported results. The provisions regarding alternative methods of transition do not apply to the Company, which accounts for stock-based compensation using the intrinsic value method.

In April 2003, the FASB issued SFAS 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (SFAS 149). SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133. The new guidance amends SFAS 133, (a) in connection with other Board projects dealing with financial instruments and (b) regarding implementation issues raised in relation to the application of the definition of a

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands except share and per share data)

derivative that contains financing components. The amendments set forth in SFAS 149 are generally effective for contracts entered into or modified after June 30, 2003. The guidance is to be applied prospectively. The adoption of SFAS 149 did not have a significant impact on the Company’s consolidated financial statements.

In May 2003, the FASB issued SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (SFAS 150). SFAS 150 improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. The new guidance requires that those instruments be classified as liabilities in statements of financial position. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003. Application of SFAS 150 to financial instruments that exist on the date of adoption should be reported through a cumulative effect of a change in an accounting principle by measuring those instruments at fair value or as otherwise required by SFAS 150. The adoption of SFAS 150 did not have a significant impact on the Company’s consolidated financial statements.

(4) Supplemental Cash Flow Information

Cash paid for interest and cash paid for income taxes was as follows:

	Predecessor
	Twelve Months Ended December 31, 2001	Ten Months Ended October 31, 2002	Two Months Ended December 31, 2002	Twelve Months Ended December 31, 2003
Interest	$6,465	$5,382	$551	$15,205
Income taxes, net of refunds	$5,257	$13,769	$1,843	$33,146

(5) Property, Plant and Equipment

Property, plant and equipment, net consisted of the following:

	December 31,
	2002	2003
Land and buildings	$45,519	$50,722
Machinery and equipment	43,798	55,060
Construction in progress	1,079	26,431

	90,396	132,213
Accumulated depreciation	(2,110)	(17,472)

	$88,286	$114,741

The amounts above include capitalized interest costs on self-constructed assets for Tempur-Pedic International of $475 for the twelve months ended December 31, 2003 and for Tempur World of $1,057 for the twelve months ended December 31, 2001. These costs will be amortized on a straight line basis over the estimated useful life of related assets.

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands except share and per share data)

(6) Long-term Debt

On August 15, 2003, the Issuers, wholly-owned subsidiaries of Tempur-Pedic International, issued $150,000 of Senior Subordinated Notes as part of a recapitalization. Interest on the Senior Subordinated Notes is payable on February 15 and August 15 of each year, beginning February 15, 2004. The Senior Subordinated Notes were sold in a private placement to “qualified institutional buyers” under Rule 144A. Pursuant to the terms of the issuance, on September 23, 2003, the Issuers filed a registration statement to register the Senior Subordinated Notes with the Securities and Exchange Commission. In conjunction with the issuance of the Senior Subordinated Notes, Tempur-Pedic International amended and restated its Senior Secured Credit Facility (the Senior Credit Facility). As a result of the amendment to the Senior Credit Facility Tempur-Pedic International wrote-off $7,988 of deferred financing fees to Loss on debt extinguishment. The proceeds of the Senior Subordinated Notes, together with borrowings under the Senior Credit Facility, were used to repay all of the outstanding borrowings under the 12.5% senior subordinated unsecured debt facilities (Mezzanine Debt), distribute approximately $40,000 in payments of an earn-out to former owners of Tempur World and distribute $160,000 to stockholders of Tempur-Pedic International. In conjunction with the repayment of the Mezzanine Debt, the Company expensed $3,600 related to a prepayment fee and wrote-off $1,983 of original issue discount associated with the Mezzanine Debt.

On January 23, 2004, the Issuers redeemed an aggregate principal amount of $52,500 of the outstanding Senior Subordinated Notes. The redemption price was 110.25% of the principal amount plus accrued interest, and the redemption was funded with a portion of the net proceeds of the initial public offering of the Company. The Company expects to reflect the $5,381 redemption premium as a Loss on debt extinguishment in the first quarter of 2004.

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands except share and per share data)

(a) Long-term Debt—Long-term debt for Tempur-Pedic International consisted of the following:

	December 31,
	2002	2003
U.S. Term Loan A payable to a lender, interest at the IBOR plus margin (5.62% and 4.40% at 2002 and 2003, respectively), principal payments due quarterly through September 30, 2008 with a final payment on November 1, 2008	$65,000	$10,158
U.S. Term Loan B payable to a lender, interest at the IBOR plus margin (4.64% at 2003), principal payments due quarterly through June 30, 2009	—	134,325
European Term Loan A (USD Denominated) payable to a lender, interest at IBOR plus margin (5.42% and 4.40% at 2002 and 2003, respectively), principal payments due quarterly through September 30, 2008 with a final payment on November 1, 2008	55,000	37,784
European Term Loan A (EUR Denominated) payable to a lender, interest at IBOR plus margin (5.4% at 2003), principal payments due quarterly through September 30, 2008 with a final payment on November 1, 2008	—	26,750
U.S. Long-Term Revolving Credit Facility payable to a lender, interest at IBOR and index Rate plus margin (5.37% at 2002), commitment through and due November 1, 2008	16,350	—
European Long-Term Revolving Credit Facility payable to a lender, interest at IBOR and index Rate plus margin (5.17% and 4.44% at 2002 and 2003, respectively), commitment through and due November 1, 2008	9,650	15,250
U.S. Subordinated Debt payable to lenders, interest at 12.5%, commitment through and due November 1, 2009	37,500	—
European Subordinated Debt payable to lenders, interest at 12.5%, commitment through and due November 1, 2009	12,500	—
U.S. Subordinated Notes payable to institutional investors, interest at 10.25%, commitment through and due August 15, 2010	—	150,000
Mortgages payable to a bank, secured by certain property, plant and equipment and other assets, bearing fixed interest 4.0% to 5.1%	2,121	2,255

	198,121	376,522
Less: Current portion	13,565	10,496

Long-term debt before deduction of original issue discount	184,556	366,026
Less: Original issue discount	2,264	—

Long-term debt	$182,292	$366,026

The long-term debt of Tempur-Pedic International is scheduled to mature as follows:

Twelve Months Ending December 31,
2004	$10,496
2005	13,307
2006	13,274
2007	19,120
2008	26,664
Thereafter	293,661

Total	$376,522

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands except share and per share data)

(b) Senior Subordinated Notes—The Senior Subordinated Notes are unsecured senior subordinated indebtedness of the Issuers and are guaranteed on an unsecured senior subordinated basis by Tempur-Pedic International and its domestic subsidiaries other than the Issuers. The Senior Subordinated Notes have no mandatory redemption or sinking fund requirements; however, they do provide for partial redemption at the Issuers’ option under certain circumstances prior to August 15, 2006 and full redemption at the Issuers’ option on or after August 15, 2007.

The Senior Subordinated Notes contain certain nonfinancial and financial covenants which include restrictions on: the declaration or payment of dividends and distributions; the purchase, redemption, acquisition or retirement of group equity interests; the payment, purchase, redemption, defeasance, acquisition or retirement of subordinated indebtedness; investments; the incurrence of indebtedness and issuance of preferred stock; the granting of liens; the payment of dividends, the making of loans, and the transfer of properties and assets; mergers, consolidations, or sale of assets; transactions with affiliates; the acquisition or creation of additional subsidiaries; the sale and leaseback of assets; the engagement in certain business activities; and the payment for certain consents.

(c) Secured Credit Financing—The Senior Credit Facility increased borrowing availability from $170,000 to a total of $270,000 of senior secured US and European term loans and revolving credit facilities. The Senior Credit Facility consists of a (i) $20,000 US revolver; (ii) $30,000 US term loan A; (iii) $135,000 US term loan B (the US revolver, term loan A and term loan B are collectively referred to as the US Facility); (iv) $20,000 European revolver; and (v) $65,000 European term loan A (the European revolver and term loan A are collectively referred to as the European Facility).

Borrowing availability under the US and European revolving credit facilities is subject to a US Borrowing Base and European Borrowing Base, each as defined in the Senior Credit Facility. At December 31, 2003, Tempur-Pedic International had unused availability under the Senior Credit Facility of $20,185.

The aggregate amount of letters of credit outstanding under the US Facility was approximately $100 as of December 31, 2003. The aggregate amount of letters of credit outstanding under the European Facility was approximately $4,500 as of December 31, 2003.

The Senior Credit Facility subjects Tempur-Pedic International to certain financial covenants, including: minimum interest coverage ratio; minimum fixed charge coverage ratio; maximum leverage ratio; maximum senior leverage ratio; and a limitation on capital expenditures, in each case as defined therein. The Company was not in compliance with certain of such covenants relating to capital expenditures and other information requirements as of December 31, 2003, but it obtained waivers from its lenders. Subsequent to year end, we were in compliance with all of our restrictive covenants.

(d) Mezzanine Debt Facilities—On November 1, 2002, in connection with the Tempur Acquisition, the Company obtained a total of $50,000 of Mezzanine Debt under US and European term loans all of which was drawn upon at the inception of the Mezzanine Debt facilities to fund a portion of the Tempur Acquisition. The Mezzanine Debt facilities consisted of (i) a $37,500 US term loan and (ii) a $12,500 European term loan. The net proceeds from the Mezzanine Debt were $48,739 after deducting fees and expenses of $1,261, excluding the value of warrants and rights issued. The Company issued warrants to purchase the Company’s Class B-1 common stock. As of December 31, 2002, the fair value of warrants and rights issued, $2,348, is included as “Class B-1 common stock warrants” in the accompanying Consolidated Statements of Stockholders’ Equity with an offset against Long-term debt for the warrants and rights issued to Mezzanine Debt holders. The warrants were exercised in conjunction with the Company’s initial public offering on December 23, 2003.

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands except share and per share data)

(7) Stockholders’ Equity

(a) Dividend to Stockholders—In August 2003, the Company distributed $160,000 to all stockholders in connection with the issuance of the Senior Subordinated Notes and borrowings under the Senior Credit Facility.

(b) Stock Split—On December 23, 2003, the Board of Directors declared a 525-for-one stock split, in the form of a stock dividend. As of December 31, 2003, there were 97,317,669 shares of the Company’s common stock outstanding. All share and per share data for periods subsequent to the Tempur Acquisition have been restated to give effect to the stock split. The Company has not restated Tempur World share data and has omitted earnings per share as such information is not meaningful due to the change in capital structure that occurred with the Tempur Acquisition.

(c) Initial Public Offering—Effective with the Company’s initial public offering on December 23, 2003, the authorized shares of capital stock were increased to 300,000,000 shares of common stock and 10,000,000 shares of preferred stock. All outstanding shares of the Company’s Series A convertible preferred stock, Class A common stock, Class B-1 common stock and Class B-1 common stock warrants were converted to Tempur-Pedic International common stock on a one-for-one basis. The holders of the Company’s common stock are entitled to one vote per share on all matters which require a vote by the Company’s stockholders as outlined in the Company’s certificate of incorporation and by-laws. Subject to preferences that may be applicable to any outstanding preferred stock of the Company, holders of the Company’s common stock are entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors out of funds legally available for that purpose. In the event of the Company’s liquidation, dissolution, or winding up, the holders of the Company’s common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of the Company’s preferred stock, if any, then outstanding.

The Board of Directors will be authorized, subject to any limitations prescribed by law, without further vote or action by the stockholders, to issue from time to time shares of preferred stock in one or more series. Each such series of preferred stock will have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as determined by the Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

The Company raised $87,500 from its initial public offering of 6,250,000 shares of common stock at a price to the public of $14.00 per share, all of which shares were issued and sold by the Company. Net proceeds of $78,957, after deducting underwriting discounts and commissions, were received by the Company and invested in short-term, investment-grade, interest-bearing instruments. On January 23, 2004, the Company used a portion of the proceeds from the initial public offering to repay $52,500 of Senior Subordinated Notes. In conjunction with the repayment of the Senior Subordinated Notes, the Company expects to reflect the $5,381 redemption premium as a Loss on debt extinguishment in the first quarter of 2004. Total offering expenses were approximately $8,600.

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands except share and per share data)

Shares outstanding of the Company’s preferred stock and each class of common stock were as follows:

	Series A convertible Preferred stock	Common stock		Common stock	Tempur-Pedic International
		Class A	Class B-1	Warrants	Common stock
Balance at November 1, 2002	76,893,416	7,353,150	461,286	4,458,305	—
Stock issuance	—	—	—	—	—
Exercise of stock options	—	—	—	—	—

Balance at December 31, 2002	76,893,416	7,353,150	461,286	4,458,305	—
Exercise of stock options	—	—	1,901,550	—	—
Conversion upon IPO	(76,893,416)	(7,353,150)	(2,362,836)	(4,458,299)	91,067,701
Initial public offering	—	—	—	—	6,250,000
Other	—	—	—	(6)	(32)

Balance at December 31, 2003	—	—	—	—	97,317,669

Holders of the Company’s Series A convertible preferred stock were entitled to cash dividends, which were accrued and accumulated. Concurrent with the initial public offering, the Company’s obligation to pay accrued dividends was canceled upon conversion of the Series A convertible preferred stock into common stock.

(d) Registration Rights—On November 1, 2002, the Company and certain of its stockholders entered into a registration rights agreement (Registration Rights Agreement). Under the Registration Rights Agreement, holders of 10% of the Company’s registrable securities, as defined in the Registration Rights Agreement, and certain stockholders who held notes with an aggregate unpaid principal balance of $15,000, had the right, subject to certain conditions, to require us to register any or all of their shares under the Securities Act of 1933, as amended (Securities Act), at the Company’s expense. As of November 15, 2003, parties to the Registration Rights Agreement held 86,558,215 shares of the Company’s common stock and warrants to purchase 4,458,305 shares of the Company’s common stock. Options to purchase 6,533,720 shares of the Company’s common stock were outstanding at this time, which when exercised, cause the holders thereof to become parties to the Registration Rights Agreement. All of the 12,500,000 shares of common stock sold in the Company’s initial public offering by selling stockholders are held by parties to the Registration Rights Agreement. After the offering, parties to the Registration Rights Agreement held 78,516,520 shares of common stock of the Company. Options to purchase 6,533,720 shares of common stock of the Company are outstanding after the offering, which when exercised, cause the holders thereof to become parties to the Registration Rights Agreement. Although the Company has no current plans to file another registration statement to register these shares, certain of these holders have demand registration rights under the Registration Rights Agreement as described above.

(e) Anti-takeover effects of Delaware law and certain charter and by-law protections— The Company is not subject to the provisions of Section 203 of the Delaware General Corporation Law. The statute is intended to prohibit or delay mergers or other takeover or change in control attempts. Although the Company has elected out of the statute’s provisions, the Company could elect to be subject to Section 203 in the future. Some provisions in the Company’s certificate of incorporation and by-laws may be deemed to have an anti-takeover effect and may delay, defer, or prevent a tender offer or takeover attempt that a stockholder might deem to be in his or her best interest. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of the Company’s common stock.

(8) Stock-based Compensation

(a) Option Plan—In connection with the Tempur Acquisition, on November 1, 2002, the Company adopted the Option Plan to provide for grants of options to purchase shares of Class B-1 common stock to employees and

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands except share and per share data)

directors of the Company. Options granted under the Option Plan which qualify as incentive stock options, as defined by the Code, must have an exercise price of not less than the fair market value of the Company’s Class B-1 common stock at the date of grant. The determination of the exercise price is made by the Board of Directors. Options granted under the Option Plan may provide for vesting terms as determined by the Board of Directors at the time of grant. Options may be exercised up to ten years from the grant date and up to five years from the date of grant for any stockholders who own 10% or more of the total combined voting power of all shares of stock of the Company. As of December 31, 2003, 30,975 options were exercisable at an average price of $2.46. The total number of shares of common stock subject to issuance under the Option Plan will not exceed 6,533,720 shares, subject to certain adjustment provisions. The following table summarizes information about stock options outstanding as of December 31, 2002 and 2003:

	Shares	Weighted Average Exercise Price
Options outstanding at December 31, 2001	—	$—
Granted	6,100,500	1.53
Exercised	—	—
Terminated	—	—

Options outstanding at December 31, 2002	6,100,500	1.53
Granted	2,733,507	2.39
Exercised	(1,901,550)	1.62
Terminated	(449,925)	1.54

Options outstanding at December 31, 2003	6,482,532	$1.87

Options outstanding at December 31, 2003 had exercise prices ranging from $1.52 – $2.86 per share and expire on November 1, 2012. The weighted average fair value at date of grant for options granted during 2003 was $4.94. The weighted average remaining contractual life is 10 years.

(b) Stock Based Compensation—Pro forma information regarding net income and earnings per share is required by SFAS 123, which also requires that the information be determined as if the Company has accounted for its stock options granted subsequent to December 31, 2002 under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

	2002	2003
Expected life of option, in years	5	5
Risk-free interest rate	3%	3%
Expected volatility of stock	25%	25%
Expected dividend yield on stock	0%	0%

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of subjective assumptions, including the expected stock price volatility. The Company’s options have had characteristics significantly different from those of similar traded options, and changes in the subjective input can materially affect the fair value estimate.

(c) Tempur-Pedic International 2003 Equity Incentive Plan—In connection with the initial public offering, a new incentive compensation plan went into effect (2003 Equity Incentive Plan). The 2003 Equity Incentive Plan

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands except share and per share data)

will be administered by the Compensation Committee of the Board of Directors (Compensation Committee), which has the exclusive authority to determine eligibility to receive awards, the types and number of shares of stock subject to the awards, the price and timing of awards, the acceleration or waiver of any vesting, and performance of forfeiture restriction. The Compensation Committee, however, does not have the authority to waive any performance restrictions for performance-based awards.

Any of the Company’s employees, non-employee directors, consultants and advisors, as determined by the Compensation Committee, may be selected to participate in the 2003 Equity Incentive Plan. The 2003 Equity Incentive Plan provides for awards of stock options, stock appreciation rights, restricted stock and stock unit awards, performance shares, stock grants and performance based awards.

(d) Tempur-Pedic International 2003 Employee Stock Purchase Plan—In connection with the initial public offering, the Company has implemented a plan to sponsor an employee stock purchase plan (2003 Employee Stock Purchase Plan). The 2003 Employee Stock Purchase Plan will permit eligible employees (as defined in the 2003 Employee Stock Purchase Plan) to purchase, up to certain limits, the Company’s common stock annually over the course of two semi-annual offering periods at a price of no less than 85% of the per share amount of the common stock either at the beginning or the end of each six-month offering period, whichever is less. The Compensation Committee will administer the 2003 Employee Stock Purchase Plan. The Board of Directors may amend or terminate the plan. The 2003 Employee Stock Purchase Plan will comply with the requirements of Section 423 of the Code. The Company may issue a maximum of 500,000 shares of its common stock under this plan. This plan has been approved by the holders of a majority of outstanding shares of the Company’s common stock and preferred stock.

On December 24, 2003, the Company filed a registration statement on Form S-8 under the Securities Act to register up to 14,482,532 shares of its common stock issuable under its Option Plan and 2003 Equity Incentive Plan and up to 500,000 shares of common stock issuable under its 2003 Employee Stock Purchase Plan. These registration statements became effective upon filing.

(9) Consumer Credit Arrangements

The Company refers customers seeking extended financing to certain third party financiers (Card Servicers). The Card Servicers, if credit is granted, establish the interest rates, fees and all other terms and conditions of the customer accounts based on their evaluation of the creditworthiness of the customers. As the receivables are owned by the Card Servicers, at no time are the receivables purchased or acquired from the Company. In connection with customer purchases financed under these arrangements, the Card Servicer pays the Company an amount equal to the total amount of such purchases, net of a non-refundable financing fee as well as an interest bearing holdback of 20% (to be released upon ultimate collection) of certain amounts financed with recourse under the program. The total amounts financed and uncollected under the program by the Company were $258 and $294 included in Accounts receivable, as of December 31, 2002 and 2003, respectively.

(10) Commitments and Contingencies

(a) Lease Commitments—Certain property, plant and equipment are leased under noncancellable capital lease agreements expiring at various dates through 2006. Such leases also contain renewal and purchase options. Tempur-Pedic International leases space for its corporate headquarters and a retail outlet under operating leases that call for annual rental payments due in equal monthly installments. Operating lease expenses were $316 and

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands except share and per share data)

$3,944 for the two months ended December 31, 2002 and the twelve months ended December 31, 2003, respectively. Tempur World had operating lease expenses of approximately $777 and $1,579 for the twelve months ended December 31, 2001 and the ten months ended October 31, 2002, respectively.

Future minimum lease payments at December 31, 2003 under these non-cancelable leases are as follows:

	Capital Leases	Operating Leases
Year Ended December 31:
2004	$45	$3,342
2005	15	2,680
2006	5	2,030
2007	—	1,817
2008	—	1,696
Thereafter	—	1,273

	$65	$12,838

Less amount representing interest	6

Present value of minimum lease payments	$59

(b) Purchase Commitments—As of December 31, 2003, the Company had outstanding commitments of approximately $4,200 for capital expenditures related to the expansion of the production facility in Denmark.

(c) Litigation—The Company is party to various legal proceedings generally incidental to its business. Although the ultimate disposition of these proceedings is not presently determinable, management does not believe that adverse determinations in any or all of such proceedings will have a material adverse effect upon the financial condition, liquidity or results of operations of the Company.

(11) Derivative Financial Instruments

The Company is exposed to changes in foreign currency exchange rates, which may adversely affect its results of operations and financial position. In seeking to minimize the risks associated with such activities, the Company has entered into forward foreign exchange contracts. Gains and losses on these contracts generally offset foreign currency receivables and foreign currency debt. The Company does not hedge the effects of foreign exchange rates fluctuations on the translation of its foreign results of operations or financial position, nor does it hedge exposure related to anticipated transactions.

The Company does not apply hedge accounting to the foreign currency forward contracts used to offset currency-related changes in the fair value of foreign currency denominated assets and liabilities. These contracts are marked to market through earnings at the same time that the exposed assets and liabilities are remeasured through earnings and are reflected in Other income, net. The foreign currency forward contracts held by the Company are for the exchange in United States Dollars, British Pound Sterling and Japanese Yen for the Danish Krone.

A sensitivity analysis indicates that if the exchange rates between the United States dollar and foreign currencies at December 31, 2003 increased 10%, the Company would incur losses of $262 on foreign currency forward contracts outstanding at December 31, 2003. Such losses would be largely offset by gains from the revaluation or settlement of the underlying assets and liabilities.

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands except share and per share data)

The Company had derivative financial instruments, consisting of foreign currency forward contracts, with notional values of $39,722 and $13,223 and value in excess of fair value of $1,964 and less than fair value of $507 included in Other current assets and liabilities in the Consolidated Balance Sheets as of December 31, 2002 and 2003, respectively.

Tempur-Pedic International incurred foreign exchange losses on derivative financial instruments of $1,803 and $3,051 for the two months ended December 31, 2002 and the twelve months ended December 31, 2003, respectively. Tempur World incurred foreign exchange gains on derivative financial instruments of $57 and losses of $784 for the twelve months ended December 31, 2001 and the ten months ended October 31, 2002, respectively. These gains and losses are offset primarily by the underlying assets and liabilities.

During January 2003, Tempur-Pedic International purchased two three-year interest rate caps (Interest Rate Caps) for the purpose of protecting $60,000 of the variable interest rate debt outstanding, at any given time, against IBOR rates rising above 5%. Under the terms of the Interest Rate Caps, the Company has paid a premium to receive payments based on the difference between 3-month IBOR and 5% during any period in which the 3-month IBOR rate exceeds 5%. The Interest Rate Caps settle on the last day of March, June, September, and December until expiration. The fair value of the Interest Rate Caps included in Prepaid expenses and other current assets was $188 as of December 31, 2003. The changes in fair value of $271 were charged to Other expense, net during the twelve months ended December 31, 2003.

(12) Income Taxes

The provision (benefit) for income taxes consisted of the following:

	Predecessor
	Twelve Months Ended December 31, 2001	Ten Months Ended October 31, 2002	Two Months Ended December 31, 2002	Twelve Months Ended December 31, 2003
Current
Federal	$160	$2,400	$1,465	$5,813
State	266	1,027	232	1,403
Foreign	8,140	9,709	1,426	19,754

Total current	8,566	13,136	3,123	26,970

Deferred
Federal	886	(169)	(1,968)	(1,009)
State	197	(17)	(309)	(191)
Foreign	1,994	(514)	(206)	(2,143)

Total deferred	3,077	(700)	(2,483)	(3,343)

Total provision for income taxes	$11,643	$12,436	$640	$23,627

The provision for income taxes includes federal and state income taxes currently payable and those deferred or prepaid because of temporary differences between financial statement and tax bases of assets and liabilities. The Company records income taxes under the liability method. Under this method, deferred income taxes are recognized for the estimated future tax effects of differences between the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws.

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands except share and per share data)

The Company has established a valuation allowance for net operating loss carryforwards (NOLs) and certain other timing differences related to certain foreign operations. The Company’s foreign NOLs were $21,173 and $25,098 as of December 31, 2002 and 2003, respectively. These NOLs expire at various dates through 2013. Management believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of these NOLs and certain other timing differences related to some of its foreign operations. The Company believes that it is more likely than not that its tax assets (other than those related to some of its foreign operations) are realizable based on the level of future reversing taxable temporary differences and on historically profitable operations which the Company believes are more likely than not to continue into the future to the extent necessary to assure realization of recorded deferred tax assets. However, there can be no assurance that such assets will be realized if circumstances change.

In conjunction with the Tempur Acquisition, on November 1, 2002 Tempur-Pedic International repatriated $44,200 from one of its foreign subsidiaries in the form of a loan that under applicable US tax principles is treated as a taxable dividend. On March 30, 2003, the $44,200 note was distributed principally in the form of a capital reduction under applicable foreign law from the foreign subsidiary (“lender”) up the chain of foreign and domestic subsidiaries to Tempur World, Inc. (“borrower”) and cancelled on March 31, 2003.

At December 31, 2003, Tempur-Pedic International had undistributed earnings of $41,550 from its foreign subsidiaries determined under US generally accepted accounting principles, translated into US dollars at the applicable exchange rate on December 31, 2003. In addition, Tempur-Pedic International had undistributed earnings from periods ending prior to November 1, 2002 of $58,978 determined under US tax principles, translated into US dollars at the applicable exchange rate on December 31, 2003. No provisions have been made for US income taxes or foreign withholding taxes on these undistributed earnings as of December 31, 2003 as these earnings are considered indefinitely reinvested.

These undistributed earnings could become subject to US income taxes and foreign withholding taxes (subject to a reduction for foreign tax credits) if these undistributed earnings were remitted as dividends, loaned to the US parent company or a US subsidiary, or if the Company should sell its stock in the subsidiaries; however, the Company’s management does not currently expect these events to occur.

The Company’s effective income tax provision differs from the amount calculated using the statutory US federal income tax rate, principally due to the following:

	Two months ended December 31, 2002		Twelve months ended December 31, 2003
	Amount	Percentage of Income Before Taxes	Amount	Percentage of Income Before Taxes
Statutory US federal income tax	$(913)	35.0%	$21,424	35.0%
State income taxes, net of federal benefit	(39)	1.5	748	1.2
Foreign tax differential	(35)	1.4	(1,746)	(2.8)
Change in valuation allowance	2,078	(79.7)	2,654	4.3
Foreign tax credit, net of Section 78 gross up	(112)	4.3	(1,163)	(1.9)
Incentive Stock Options	—	—	797	1.3
Subpart F income and Section 956	163	(6.3)	1,688	2.8
Permanent and other	(502)	19.3	(775)	(1.3)

Effective income tax provision	$640	(24.5%)	$23,627	38.6%

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands except share and per share data)

Tempur World’s effective income tax provision differs from the amount calculated using the statutory US federal income tax rate, principally due to the following:

	Twelve Months Ended December 31, 2001		Ten Months Ended October 31, 2002
	Amount	Percentage of Income Before Taxes	Amount	Percentage of Income Before Taxes
Statutory US federal income tax	$8,007	34.0%	$11,326	35.0%
State income taxes, net of federal benefit	77	0.3	718	2.2
Foreign tax differential	(951)	(4.0)	(941)	(2.9)
Change in valuation allowance	2,847	12.1	2,846	8.8
Foreign tax credit, net of Section 78 gross up	248	1.0	(1,561)	(4.8)
Subpart F income	1,144	4.8	243	0.8
Permanent and other	271	1.3	(195)	(0.6)

Effective income tax provision	$11,643	49.5%	$12,436	38.5%

Subpart F income represents interest and royalties earned by a foreign subsidiary. Under the Code, such income is taxable to Tempur-Pedic International as if, in effect, earned directly by Tempur-Pedic International.

The net deferred tax asset and liability recognized in the Consolidated Balance Sheets consisted of the following:

	December 31, 2002	December 31, 2003
Deferred tax assets:
Start up costs	$44	$33
Inventories	2,909	3,402
Net operating losses	6,539	8,797
Property, plant and equipment	994	1,071
Accrued expenses and other	2,142	2,290

Total deferred tax assets	12,628	15,593
Valuation allowances	(9,202)	(11,425)

Net deferred tax assets	3,426	4,168

Deferred tax liabilities:
Original issue discount	(652)	(648)
Goodwill	—	(23)
Property, plant and equipment	(7,822)	(8,324)
Intangible assets	(32,401)	(28,531)

Total deferred tax liabilities	(40,875)	(37,526)

Net deferred tax liability	$(37,449)	$(33,358)

During 2003, the Danish taxing authority commenced an examination of tax years 1999 to 2001. Although the outcome of tax audits is always uncertain, the Company does not anticipate any material adverse effects on its consolidated financial position, results of operations or cash flows in the event of an unfavorable resolution.

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands except share and per share data)

(13) Major Customers

Five customers accounted for approximately 23% and 22% of Tempur-Pedic International sales for the two months ended December 31, 2002 and the twelve months ended December 31, 2003, respectively, one of which accounted for approximately 11% and 8% of sales for the two months ended December 31, 2002 and the twelve months ended December 31, 2003, respectively, all of which was sold to the Domestic segment. These same customers also accounted for approximately 24% and 18% of accounts receivable as of December 31, 2002 and 2003, respectively.

Five customers accounted for approximately 17% and 24% of Tempur World sales for the twelve months ended December 31, 2001 and the ten months ended October 31, 2002, respectively, one of which accounted for approximately 12% and 10% of sales for the twelve months ended December 31, 2001 and the ten months ended October 31, 2002, respectively, all of which was sold to the Domestic segment.

(14) Benefit Plan

A subsidiary of the Company has a defined contribution plan (the Plan) whereby eligible employees may contribute up to 15% of their pay subject to certain limitations as defined by the Plan. Employees are eligible to receive matching contributions at the start of employment with the Company. The Plan provides a 100% match of the first 3% and 50% of the next 2% of eligible employee contributions. All matching contributions vest immediately. The Company incurred $27 and $148 of expenses associated with the Plan for the two months ended December 31, 2002 and the twelve months ended December 31, 2003, respectively. Tempur World incurred $153 and $116 of expenses associated with the Plan for the twelve months ended December 31, 2001 and the ten months ended October 31, 2002, respectively.

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands except share and per share data)

(15) Earnings (Loss) Per Share

	Two Months Ended December 31, 2002	Twelve Months Ended December 31, 2003
Numerator:
Net (loss) income	$(3,247)	$37,575
Preferred stock dividends	(1,958)	—

Net (loss) income available to common stockholders—numerator for basic earnings per share	(5,205)	37,575
Effect of dilutive securities:
Preferred stock dividends	—	—

Net (loss) income available to common stockholders after assumed conversion—numerator for diluted earnings per share	$(5,205)	$37,575

Denominator:
Denominator for basic (loss) earnings per share—weighted average shares	7,814,625	11,329,617
Effect of dilutive securities:
Employee stock options	—	5,547,189
Warrants	—	4,299,511
Convertible preferred stock	—	74,154,924

Dilutive potential common shares	—	84,001,624

Denominator for diluted (loss) earnings per share—adjusted weighted average shares	7,814,625	95,331,241

Basic (loss) earnings per share	$(.67)	$3.32

Diluted (loss) earnings per share	$(.67)	$.39

The Company has omitted Tempur World earnings per share as such information is not considered meaningful due to the change in capital structure that occurred with the Tempur Acquisition.

(16) Business Segment Information

Operating segments are defined as components of an enterprise engaging in business activities about which separate financial information is available that is evaluated regularly by the chief operating decision maker or group in deciding how to allocate resources and assessing performance. The Company operates in two business segments: Domestic and International. These reportable segments are strategic business units that are managed separately based on the fundamental differences in their operations.

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands except share and per share data)

Beginning in 2002, following the opening of the Company’s United States manufacturing facility, the Company changed the reporting structure from a single segment to Domestic and International operating segments. This change was consistent with the Company’s ability to monitor and report operating results in these segments. The Domestic segment consists of the United States manufacturing facility whose customers include the US sales distribution company and certain North American third party distributors. The International segment consists of the manufacturing facility in Denmark whose customers include all of the distribution subsidiaries and third party distributors outside the Domestic segment. The Company evaluates segment performance based on Operating income (loss).

The following table summarizes segment information:

	Predecessor
	Ten Months Ended October 31, 2002	Two Months Ended December 31, 2002	Twelve Months Ended December 31, 2003
Revenues from external customers:
Corporate	$—	$—	$—
Domestic	131,399	33,860	282,248
International	105,916	26,784	196,887

	$237,315	$60,644	$479,135

Intersegment sales:
Corporate	$—	$—	$—
Domestic	—	—	—
International	(16,777)	(2,226)	(48,774)
Intercompany eliminations	16,777	2,226	48,774

	$—	$—	$—

Operating income (loss):
Corporate	$(3,249)	$(1,136)	$(12,611)
Domestic	22,104	2,140	51,966
International	21,538	(1,987)	57,719

	$40,393	$(983)	$97,074

Depreciation and amortization:
Corporate	$1,352	$597	$10,260
Domestic	3,444	1,318	7,716
International	5,587	1,391	8,266

	$10,383	$3,306	$26,242

Total assets:
Corporate	$54,195	$91,180	$332,018
Domestic	123,615	311,312	477,406
International	137,060	314,471	346,156
Intercompany eliminations	(115,229)	(268,370)	(535,231)

	$199,641	$448,593	$620,349

Capital expenditures:
Corporate	$120	$7	$430
Domestic	3,362	353	23,372
International	5,693	1,601	8,795

	$9,175	$1,961	$32,597

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands except share and per share data)

The following table sets forth Net sales by significant product group:

	Predecessor
	Ten Months Ended October 31, 2002	Two Months Ended December 31, 2002	Twelve Months Ended December 31, 2003
Mattresses	$124,781	$31,286	$268,188
Pillows	72,396	18,816	132,750
All other	40,138	10,542	78,197

	$237,315	$60,644	$479,135

The Domestic segment purchases certain products produced by the Danish manufacturing facility included in the International segment and sells those products to Domestic segment customers. The profits from these sales, amounting to $3,341 for the ten months ended October 31, 2002, $651 for the two months ended December 31, 2002 and $12,916 for the twelve months ended December 31, 2003, are allocated to Operating income (loss) in the Domestic segment. Although these transactions are reported in the Domestic segment, the profit from these sales remain in the International segment for statutory purposes.

As the Company operated in one segment prior to the start up of the United States manufacturing facility, the Company has not restated prior year segment information to reflect the new reporting structure. The consolidated financial statements herein present all of the required disclosures for a single segment.

(17) Condensed Consolidating Financial Information

On August 15, 2003, the Issuers issued $150,000 aggregate principal amount of Senior Subordinated Notes. The Senior Subordinated Notes are unsecured senior subordinated indebtedness of the Issuers and are fully and unconditionally and joint and severally guaranteed on an unsecured senior subordinated basis by the Issuers’ ultimate parent, Tempur-Pedic International (Successor to Tempur World), and two intermediate parent limited liability companies (referred to as the “Combined Guarantor Parents” and all of Tempur-Pedic International’s (Successor to Tempur World) current and future domestic subsidiaries (referred to collectively as the Combined Guarantor Subsidiaries), other than the Issuers. The Issuers and subsidiary guarantors are indirectly 100% owned subsidiaries of the Combined Guarantor Parents and the subsidiary guarantors are 100% owned subsidiaries of the Issuers. The foreign subsidiaries (referred to as Combined Non-Guarantor Subsidiaries) represent the foreign operations of the Company and will not guarantee this debt. The following financial information presents condensed consolidating balance sheets as of December 31, 2002 and 2003, condensed consolidating statements of income and statements of cash flows for the twelve months ended December 31, 2001 (unaudited), the ten months ended October 31, 2002, the two months ended December 31, 2002, and the twelve months ended December 31, 2003 for the Combined Guarantor Parents, Issuers and their Subsidiary Guarantors and Combined Non-Guarantor Subsidiaries.

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands except share and per share data)

Condensed Consolidating Statement of Income for the Twelve Months Ended December 31, 2001

(Predecessor Unaudited)

	Ultimate Parent	Combined Issuer Subsidiaries	Combined Guarantor Parents	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Consolidating Adjustments		Consolidated
Net sales	$—	$64,880	$—	$48,346	$108,288	$		$221,514
Cost of goods sold	—	47,147	(76)	16,839	43,659		—	107,569

Gross profit		17,733	76	31,507	64,629			113,945
Operating expenses	—	14,369	6,082	28,233	34,890			83,574

Operating income	—	3,364	(6,006)	3,274	29,739		—	30,371
Interest income (expense) net	—	(3,234)	(960)	26	(2,387)			(6,555)
Other income (loss)	—	10,967	—	(10,989)	(294)			(316)
Income taxes	—	1,686	(326)	—	10,283			11,643

Net income (loss)	$—	$9,411	$(6,640)	$(7,689)	$16,775		$—	$11,857

Condensed Consolidating Statement of Cash Flows for the Twelve Months Ended December 31, 2001

(Predecessor Unaudited)

	Ultimate Parent	Combined Issuer Subsidiaries	Combined Guarantor Parents	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net income (loss)	$—	$9,411	$(6,640)	$(7,689)	$16,775	$—	$11,857
Non-cash expenses	—	2,466	2,151	804	11,174	—	16,595
Changes in working capital	—	(43,287)	30,596	6,921	(2,966)	—	(8,736)

Net cash provided by (used for) operating activities	—	(31,410)	26,107	36	24,983	—	19,716
Net cash provided by (used for) investing activities	—	(20,652)	(1,005)	—	(13,205)	—	(34,862)
Net cash provided by (used for) financing activities	—	52,536	(25,096)	—	(14,847)	—	12,593
Effect on exchange rate changes on cash	—	—	—	—	(481)	—	(481)

Net increase (decrease) in cash and cash equivalents	—	474	6	36	(3,550)	—	(3,034)
Cash and cash equivalents at beginning of period	—	1,527	1	—	9,044	—	10,572

Cash and cash equivalents at end of period	$—	$2,001	$7	$36	$5,494	$—	$7,538

Condensed Consolidating Statement of Income for the Ten Months Ended October 31, 2002

(Predecessor)

	Ultimate Parent	Combined Issuer Subsidiaries	Combined Guarantor Parents	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net sales	$—	$86,730	$—	$44,669	$122,592	$(16,677)	$237,314
Cost of goods sold	—	46,997	(293)	19,850	60,351	(16,677)	110,228

Gross profit	—	39,733	293	24,819	62,241	—	127,086
Operating expenses	—	20,598	3,542	25,191	37,362		86,693

Operating income	—	19,135	(3,249)	(372)	24,879	—	40,393
Interest income (expense), net	—	(2,599)	(1,603)	(79)	(2,011)		(6,292)
Other income (loss)	—	7,015	(819)	(6,907)	(1,013)		(1,724)
Income taxes	—	6,599	(3,359)	—	9,196		12,436

Net income (loss)	$—	$16,952	$(2,312)	$(7,358)	$12,659	$—	$19,941

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands except share and per share data)

Condensed Consolidating Statement of Cash Flows for the Ten Months Ended October 31, 2002

(Predecessor)

	Ultimate Parent	Combined Issuer Subsidiaries	Combined Guarantor Parents	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net income (loss)	$—	$16,952	$(2,312)	$(7,358)	$12,659	$—	$19,941
Non-cash expenses	—	4,637	3,190	482	2,829	—	11,138
Changes in working capital	—	(13,689)	1,531	8,203	(4,418)	—	(8,373)

Net cash provided by operating activities	—	7,900	2,409	1,327	11,070	—	22,706
Net cash used for investing activities	—	(1,269)	(120)	(1,363)	(1,894)	—	(4,646)
Net cash provided by financing activities	—	(8,900)	(1,889)	—	(8,913)		(19,702)
Effect on exchange rate changes on cash	—	—	—	—	484	—	484

Net increase (decrease) in cash and cash equivalents	—	(2,269)	400	(36)	747	—	(1,158)
Cash and cash equivalents at beginning of period	—	2,001	7	36	5,494	—	7,538

Cash and cash equivalents at end of period	$—	$(268)	$407	$—	$6,241	$—	$6,380

Condensed Consolidating Balance Sheet as of December 31, 2002

	Ultimate Parent	Combined Issuer Subsidiaries	Combined Guarantor Parents	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Current assets	$—	$50,271	$2,883	$2,239	$85,688	$(39,799)	$101,282
Property, plant and equipment, net	—	33,707	199	1,308	53,072	—	88,286
Other noncurrent assets	152,569	223,787	88,098	—	175,711	(381,140)	259,025

Total assets	$152,569	$307,765	$91,180	$3,547	$314,471	$(420,939)	$448,593

Current liabilities	$—	$21,477	$21,075	$29,932	$37,108	$(39,650)	$69,942
Noncurrent liabilities	—	132,019	147,459	392	96,184	(149,009)	227,045
Equity (deficit)	152,569	154,269	(77,354)	(26,777)	181,179	(232,280)	151,606

Total liabilities and equity (deficit)	$152,569	$307,765	$91,180	$3,547	$314,471	$(420,939)	$448,593

Condensed Consolidating Statement of Income for the Two Months Ended December 31, 2002

	Ultimate Parent		Combined Issuer Subsidiaries	Combined Guarantor Parents	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net sales	$		$21,578	$—	$12,282	$29,010	$(2,226)	$60,644
Cost of goods sold			15,491	(73)	5,031	19,589	(2,226)	37,812

Gross profit		—	6,087	73	7,251	9,421	—	22,832
Operating expenses		3	5,063	1,205	6,785	10,759	—	23,815

Operating income		(3)	1,024	(1,132)	466	(1,338)	—	(983)
Interest income (expense), net			(644)	(1,944)	(20)	(347)	—	(2,955)
Other income (loss)			2,116	420	(1,833)	628	—	1,331
Income taxes			584	(875)	—	931	—	640

Net income (loss)		$(3)	$1,912	$(1,781)	$(1,387)	$(1,988)	$—	$(3,247)

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands except share and per share data)

Condensed Consolidating Statement of Cash Flows for the Two Months Ended December 31, 2002

	Ultimate Parent		Combined Issuer Subsidiaries	Combined Guarantor Parents	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net income (loss)		$(3)	$1,912	$(1,781)	$(1,387)	$(1,988)	$—	$(3,247)
Non-cash expenses			(29)	(8,472)	(48)	7,828	—	(721)
Changes in working capital			(8,931)	12,729	1,411	11,144	—	16,353

Net cash provided by operating activities		(3)	(7,048)	2,476	(24)	16,984	—	12,385
Net cash used for investing activities			(354)	(7)	—	(1,498)	—	(1,859)
Net cash provided by financing activities		3	9,012	(2,267)	—	(10,969)		(4,221)
Effect on exchange rate changes on cash			—		—	597	—	597

Net increase (decrease) in cash and cash equivalents		—	1,610	202	(24)	5,114	—	6,902
Cash and cash equivalents at beginning of period			(932)	407	—	6,277	—	5,752

Cash and cash equivalents at end of period	$		$678	$609	$(24)	$11,391	$—	$12,654

Condensed Consolidating Balance Sheet as of December 31, 2003

	Ultimate Parent	Combined Issuer Subsidiaries	Combined Guarantor Parents	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Current assets	$4,884	$96,480	$11,793	$5,483	$121,599	$(94,795)	$145,444
Property, plant and equipment, net	—	52,340	336	3,523	58,542	—	114,741
Other noncurrent assets	100,397	319,580	214,608	—	166,015	(440,436)	360,164

Total assets	$105,281	$468,400	$226,737	$9,006	$346,156	$(535,231)	$620,349

Current liabilities	$1,874	$49,491	$42,846	$49,727	$41,317	$(94,795)	$90,460
Noncurrent liabilities	32,000	463,217	170,898	109	245,873	(504,917)	407,180
Equity (deficit)	71,407	(44,308)	12,993	(40,830)	58,966	64,481	122,709

Total liabilities and equity (deficit)	$105,281	$468,400	$226,737	$9,006	$346,156	$(535,231)	$620,349

Condensed Consolidating Statement of Income for the Twelve Months Ended December 31, 2003

	Ultimate Parent	Combined Issuer Subsidiaries	Combined Guarantor Parents	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net Sales	$—	$197,085	$—	$85,163	$245,661	$(48,774)	$479,135
Cost of goods sold	—	110,083	(601)	37,666	125,491	(48,774)	223,865

Gross profit	—	87,002	601	47,497	120,170	—	255,270
Operating Expenses	4,626	40,858	8,586	41,674	62,452	—	158,196

Operating Income	(4,626)	46,144	(7,985)	5,823	57,718	—	97,074
Interest income (expense) net	—	(10,876)	(6,212)	(45)	(3,406)	—	(20,539)
Other income (loss)	(2)	13,090	(1,053)	(19,833)	(7,535)	—	(15,333)
Income Taxes	(5)	11,640	(5,657)	—	17,649	—	23,627

Net income (loss)	$(4,623)	$36,718	$(9,593)	$(14,055)	$29,128	$—	$37,575

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands except share and per share data)

Condensed Consolidating Statement of Cash Flows for the Twelve Months Ended December 31, 2003

	Ultimate Parent	Combined Issuer Subsidiaries	Combined Guarantor Parents	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net income (loss)	$(4,623)	$36,718	$(9,593)	$(14,055)	$29,128	$—	$37,575
Non-cash expenses	6,012	13,120	4,599	217	5,506	—	29,454
Changes in working capital	119,133	(128,474)	7,492	16,054	(34,284)	—	(20,079)

Net cash provided by operating activities	120,522	(78,636)	2,498	2,216	350	—	46,950
Net cash used for investing activities	(39,434)	(23,307)	(430)	(2,192)	(5,744)	—	(71,107)
Net cash provided by financing activities	(76,332)	102,196	(1,132)	—	1,842	—	26,574
Effect on exchange rate changes on cash	—	—	—	—	(841)	—	(841)

Net increase (decrease) in cash and cash equivalents	4,756	253	936	24	(4,393)	—	1,576

Cash and cash equivalent at beginning of the of period	—	678	609	(24)	11,391	—	12,654

Cash and cash equivalents at end of period	$4,756	$931	$1,545	$—	$6,998	$—	$14,230

(18) Adoption of SFAS 142, “Goodwill and Intangibles Assets”

On January 1, 2002, the Company adopted SFAS 142. Under SFAS 142, goodwill and intangible assets with indefinite useful lives are no longer amortized, but instead are subject to an assessment for impairment on a reporting unit basis by applying a fair-value-based test annually, and more frequently if circumstances indicate a a possible impairment. Separate intangible assets that are not deemed to have an indefinite live continue to be amortized over their useful lives.

Prior to the adoption of SFAS 142, the Company had $17,807 of goodwill acquired in 1999 that was amortized on a straight-line basis over a period of 15 years. Had the Company accounted for goodwill in accordance with SFAS 142 in 2001, net income would have been as follows:

2001
Reported Net Income Add back	$11,875
Goodwill amortization, net of tax	1,310

Adjusted Net Income	$13,185

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands except share and per share data)

(19) Quarterly Financial Data (Unaudited)

Quarterly results of operations for the twelve months ended December 31, 2003 are summarized below:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2003
Operating revenues	$105,129	$113,675	$123,555	$136,776
Operating income	23,135	27,854	21,220	24,865
Net income (loss)	11,344	15,239	(594)	11,585
Basic earnings (loss) per share	$1.45	$1.95	$(.07)	$0.53
Diluted earnings (loss) per share	$0.12	$0.16	$(.07)	$0.12

The sum of the quarterly earnings per share amounts does not equal the annual amount reported since per share amounts are computed independently for each quarter and for the full year based on respective weighted-average common shares outstanding and other dilutive potential common shares.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus is current only as of its date.

PRELIMINARY PROSPECTUS

TEMPUR-PEDIC, INC.

TEMPUR PRODUCTION USA, INC.

OFFER TO EXCHANGE

$97,500,000 principal amount of 10 1/4% Senior Subordinated Notes due 2010, which have been registered under the Securities Act, for any and all of the outstanding 10 1/4% Senior Subordinated Notes due 2010

Until                     , 2004, all dealers that, buy, sell or trade the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments and subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.    Indemnification of Directors and Officers

Tempur-Pedic International Inc., Dawn Sleep Technologies, Inc., Tempur-Pedic Retail, Inc. and Tempur-Pedic Professional, Inc. are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

Section 145 of the Delaware General Corporation Law further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145 of the Delaware Corporation Law.

The certificate of incorporation, as amended, of Tempur-Pedic International Inc. eliminates the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liabilities arising (a) from any breach of the director’s duty of loyalty to the corporation or its stockholders; (b) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) from any transaction from which the director derived an improper personal benefit. In addition, the bylaws of Tempur-Pedic International Inc. provide for indemnification of directors, officers, employees and agents to the fullest extent permitted by Delaware law and authorize Tempur-Pedic International Inc. to purchase and maintain insurance to protect itself and any of its directors, officers, employees or agents, or another business entity, against any expense, liability, or loss, regardless of whether it would have the power to indemnify such person under its bylaws or Delaware law.

The bylaws of Dawn Sleep Technologies, Inc. provide for indemnification of any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that such person is a director, officer, employee or agent of Dawn Sleep Technologies, Inc., provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Dawn Sleep Technologies, Inc., and, with respect to any criminal action or proceeding other than those by and in right of Dawn Sleep Technologies, Inc., had no reasonable cause to believe that his or her conduct was unlawful. In addition, the bylaws authorize Dawn Sleep Technologies, Inc. to purchase and maintain insurance to protect any director or officer against any liability asserted against him or her and incurred by him or her in any such capacity, regardless of whether Dawn Sleep Technologies, Inc. would have the power or the obligation to indemnify such person under its bylaws.

The certificates of incorporation of Tempur-Pedic Retail, Inc. and Tempur-Pedic Professional, Inc. eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to liabilities arising (a) from any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) from any transaction from which the director derived any improper personal benefit. In addition, the certificates of incorporation provide for indemnification for each person who is or becomes a director or executive officer of the corporation with respect to all threatened, pending, or completed actions, suits, or proceedings in which that person was, is, or is threatened to be made a named defendant or respondent because he or she is or was a director or executive officer of the corporation, so long as the director or executive officer was acting in that person’s official capacity with the corporation.

Tempur World, LLC and Tempur World Holdings, LLC were formed as limited liability companies under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The limited liability company agreements of Tempur World, LLC and Tempur World Holdings, LLC provide for indemnification of managers (out of company assets only) to the fullest extent permitted by Delaware law from any losses, expenses, judgments, liabilities and amounts paid in settlement of any claims sustained by them in connection with Tempur World, LLC and Tempur World Holdings, LLC, respectively, provided that the same were not the result of gross negligence or willful misconduct on the part of such manager.

Each of Tempur-Pedic, Inc., Tempur-Pedic, Direct Response, Inc. and Tempur-Medical, Inc. is incorporated under the laws of the State of Kentucky. Section 8 of the Kentucky Business Corporation Act (the “KCBA”) authorizes a corporation to indemnify an individual made a party to a proceeding because he is or was a director, officer, employee, or agent of the corporation, against the obligation to pay a judgment, settlement, penalty, fine, or reasonable expenses incurred with respect to the proceeding (except that indemnity in connection with a proceeding by or in the right of the corporation shall be limited to reasonable expenses incurred in connection with the proceeding) if (1) he conducted himself in good faith, (2) he reasonably believed, in the case of conduct in his official capacity with the corporation, that his conduct was in its best interest and, in all other cases, that his conduct was at least not opposed to its best interest, and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful, except that no indemnification may be made in connection with a proceeding by or in the right of the corporation in which the person was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

Section 8 of the KCBA authorizes the court conducting the proceeding or another court of competent jurisdiction to order indemnification if it shall determine the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he met the standard of conduct or was adjudged liable as described above, but if he were adjudged so liable, the indemnification shall be limited to reasonable expenses incurred.

Section 8 of the KCBA further provides that a corporation shall indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding; that indemnification and advancement of expenses provided for by Section 8 shall not be deemed exclusive of any other right to which the indemnified party may be entitled; empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against liability asserted against or incurred by him in that capacity or arising from his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 8; and empowers the corporation to indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, by-laws, general or specific action of its board of directors, or contract.

The articles of incorporation, as amended, of Tempur-Pedic, Inc., Tempur-Pedic, Direct Response, Inc., and Tempur-Medical, Inc. eliminate the personal liability of directors to the corporation and its shareholders for monetary damages for breach of the duties as a director, except for liabilities arising from (a) any transaction in which the director has a personal financial interest in conflict with the financial interests of the corporation or its shareholders, (b) acts or omissions not in good faith, involving intentional misconduct, or known to the director to be a violation of law, (c) any vote for or assent to a distribution made in violation of the articles of incorporation or Kentucky law, including a distribution which renders the corporation unable to pay its debts as they become due in the usual course of business or which results in the corporation’s total liabilities exceeding its total assets, and (d) any transaction from which the director derived an improper personal benefit. In addition, the articles of incorporation, as amended, of Tempur-Pedic, Inc. and the bylaws of Tempur-Pedic, Direct Response, Inc. and Tempur-Medical, Inc., provide for indemnification of and advancement of expenses to directors, officers, employees, and agents of the corporation to the fullest extent permitted by Kentucky law. The articles of incorporation, as amended, of Tempur-Pedic, Inc. provide for indemnification of and advancement of expenses to directors and officers to the fullest extent permitted by Kentucky law and authorize Tempur-Pedic, Inc. to purchase and maintain liability insurance on behalf of any director, officer, employee or agent.

Tempur Production USA, Inc. is incorporated under the laws of the State of Virginia. Article 10 of the Virginia Stock Corporation Act (the “VSCA”) provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director or officer against liability incurred in the proceeding if he conducted himself in good faith and he believed, in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, in all other cases, that his conduct was at least not opposed to its best interests, and in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

Under the VSCA, a director’s conduct with respect to an employee benefit plan for a purpose he believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the above requirements. The termination of a proceeding by judgment, order, settlement or conviction is not, of itself, determinative that the director did not meet the standard of conduct described.

In addition, under the VSCA, a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification permitted in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

Unless limited by a corporation’s articles of incorporation, the VSCA states that a corporation shall indemnify a director or officer who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Item 21.    Exhibits and Financial Statement Schedules

(a) Exhibits

1.1*	Purchase Agreement dated as of August 8, 2003, among Tempur-Pedic, Inc., Tempur Production USA, Inc., Tempur-Pedic International Inc., Tempur World, LLC, Tempur World Holdings, LLC, Tempur-Pedic, Direct Response, Inc., Tempur-Medical, Inc., Lehman Brothers Inc, UBS Securities LLC and Credit Suisse First Boston LLC.

2.1*	Agreement and Plan of Merger dated as of October 4, 2002, among Fagerdala Holding B.V., Fagerdala Industri A.B., Chesterfield Properties Limited, Viking Investments S.a.r.l., Robert B. Trussell, Jr., David C. Fogg, Jeffrey P. Heath, H. Thomas Bryant, Tempur-Pedic International Inc., TWI Acquisition Corp. and Tempur World, LLC.

2.2*	Contribution Agreement dated as of October 4, 2002, among TA IX, L.P., TA/Advent VIII L.P., TA/Atlantic and Pacific IV, L.P., TA Strategic Partners Fund A L.P., TA Strategic Partners Fund B L.P., TA Investors LLC, Friedman Fleischer & Lowe Capital Partners, LP, FFL Executive Partners, LP, Robert B. Trussell, Jr., David C. Fogg, H. Thomas Bryant, Jeffrey P. Heath, Mrs. R.B. Trussell, Jr. and Tempur-Pedic International Inc.

3.1*	Articles of Incorporation of Tempur-Pedic, Inc., including amendments.

3.2*	Articles of Incorporation of Tempur Production USA, Inc.

3.3*	Certificate of Incorporation of Tempur-Pedic International Inc., including amendments.

3.4*	Certificate of Formation of Tempur World, LLC.

3.5*	Certificate of Formation of Tempur World Holdings, LLC.

3.6*	Articles of Incorporation of Tempur-Pedic, Direct Response, Inc., including amendments.

3.7	Articles of Incorporation of Tempur-Pedic Medical, Inc., including amendments.

3.8*	Certificate of Incorporation of Dawn Sleep Technologies, Inc.

3.9	Certificate of Incorporation of Tempur-Pedic Retail, Inc.

3.10	Certificate of Incorporation of Tempur-Pedic Professional, Inc.

3.11*	Amended and Restated By-laws of Tempur-Pedic, Inc.

3.12*	By-laws of Tempur Production USA, Inc.

3.13*	By-laws of Tempur-Pedic International Inc.

3.14*	Limited Liability Company Agreement of Tempur World, LLC.

3.15*	Limited Liability Company Agreement of Tempur World Holdings, LLC.

3.16*	By-laws of Tempur-Pedic, Direct Response, Inc.

3.17*	By-laws of Tempur-Pedic Medical, Inc.

3.18*	By-laws of Dawn Sleep Technologies, Inc.

3.19	By-laws of Tempur-Pedic Retail, Inc.

3.20	By-laws of Tempur-Pedic Professional, Inc.

4.1*	Indenture dated as of August 15, 2003, among Tempur-Pedic, Inc., Tempur Production USA, Inc., Tempur-Pedic International Inc., Tempur World, LLC, Tempur World Holdings, LLC, Tempur-Pedic, Direct Response, Inc., Tempur-Medical, Inc. and Wells Fargo Bank Minnesota, National Association, as Trustee.

4.2*	Supplemental Indenture dated as of February 19, 2004, among Dawn Sleep Technologies, Inc., Tempur-Pedic, Inc., Tempur Production USA, Inc., Tempur-Pedic International Inc., Tempur World, LLC, Tempur World Holdings, LLC, Tempur-Pedic, Direct Response, Inc., Tempur-Medical, Inc. and Wells Fargo Bank Minnesota, National Association, as Trustee.

4.3	Supplemental Indenture dated as of April 5, 2004, among Tempur-Pedic Retail, Inc., Tempur-Pedic Professional, Inc., Tempur-Pedic, Inc., Tempur Production USA, Inc., Tempur-Pedic International Inc., Tempur World, LLC, Tempur World Holdings, LLC, Tempur-Pedic, Direct Response, Inc., Tempur-Pedic Medical, Inc. and Dawn Sleep Technologies, Inc. and Wells Fargo Bank, N.A. (f/k/a “Wells Fargo Bank Minnesota, National Association”), as Trustee.

4.4*	Form of 10¼% Senior Subordinated Notes Due 2010 (included in Exhibit 4.1).

4.5*	Registration Rights Agreement dated as of August 15, 2003, among Tempur-Pedic, Inc., Tempur Production USA, Inc., Tempur-Pedic International Inc., Tempur World, LLC, Tempur World Holdings, LLC, Tempur-Pedic, Direct Response, Inc., Tempur-Medical, Inc., Lehman Brothers Inc, UBS Securities LLC and Credit Suisse First Boston LLC.

5.1	Opinion of Bingham McCutchen LLP.

5.2	Opinion of Frost Brown Todd LLC.

5.3	Opinion of Wetherington, Melchionna, Terry, Day & Ammar.

10.1*	Second Amended and Restated Credit Agreement dated as of August 15, 2003, among Tempur-Pedic, Inc., Tempur Production USA, Inc., Tempur World Holding Company ApS, Dan-Foam ApS, certain Credit Parties as defined therein, General Electric Capital Corporation, Lehman Commercial Paper Inc., Nordea Bank Danmark A/S, GE European Leveraged Finance Limited, HSBC Bank PLC, the Lenders as defined therein, Lehman Brothers Inc. and GECC Capital Markets Group, Inc.

10.1.1***	Amendment No. 1 and Limited Waiver to Second Amended and Restated Credit Agreement dated as of November 26, 2003, among Tempur-Pedic, Inc., Tempur Production USA, Inc., Tempur World Holding Company ApS, Dan-Foam ApS, certain Credit Parties as defined therein, General Electric Capital Corporation, Lehman Commercial Paper Inc., Nordea Bank Danmark A/S, GE European Leveraged Finance Limited, HSBC Bank PLC, the Lenders as defined therein, Lehman Brothers Inc. and GECC Capital Markets Group, Inc.

10.1.2***	Amendment No. 2 and Limited Waiver to Second Amended and Restated Credit Agreement dated as of January 22, 2004, among Tempur-Pedic, Inc., Tempur Production USA, Inc., Tempur World Holding Company ApS, Dan-Foam ApS, certain Credit Parties as defined therein, General Electric Capital Corporation, Lehman Commercial Paper Inc., Nordea Bank Danmark A/S, GE European Leveraged Finance Limited, HSBC Bank PLC, the Lenders as defined therein, Lehman Brothers Inc. and GECC Capital Markets Group, Inc.

10.1.3***	Amendment No. 3 and Limited Waiver to Second Amended and Restated Credit Agreement dated as of February 20, 2004, among Tempur-Pedic, Inc., Tempur Production USA, Inc., Tempur World Holding Company ApS, Dan-Foam ApS, certain Credit Parties as defined therein, General Electric Capital Corporation, Lehman Commercial Paper Inc., Nordea Bank Danmark A/S, GE European Leveraged Finance Limited, HSBC Bank PLC, the Lenders as defined therein, Lehman Brothers Inc. and GECC Capital Markets Group, Inc.

10.2*	Registration Rights Agreement dated as of November 1, 2002, among Tempur-Pedic International Inc., Friedman Fleischer & Lowe Capital Partners, LP, FFL Executive Partners, LP, TA IX, L.P., TA/Atlantic and Pacific IV, L.P., TA Strategic Partners Fund A L.P., TA Strategic Partners Fund B L.P., TA/Advent VIII L.P., TA Investors LLC, TA Subordinated Debt Fund, L.P., Gleacher Mezzanine Fund I, L.P., Gleacher Mezzanine Fund P, L.P. and the investors listed on Schedule I thereto.

10.3*	Stockholder Agreement dated as of November 1, 2002, among Tempur-Pedic International Inc., Friedman Fleischer & Lowe Capital Partners, LP, FFL Executive Partners, LP, TA IX, L.P., TA/Atlantic and Pacific IV, L.P., TA Strategic Partners Fund A L.P., TA Strategic Partners Fund B L.P., TA/Advent VIII L.P., TA Investors LLC, TA Subordinated Debt Fund, L.P., Gleacher Mezzanine Fund I, L.P., Gleacher Mezzanine Fund P, L.P. and the investors listed on Schedule I thereto.

10.4*	Series A Preferred Stock Stockholder Agreement dated as of November 1, 2002, among Tempur-Pedic International Inc., Friedman Fleischer & Lowe Capital Partners, LP, FFL Executive Partners, LP, TA IX, L.sP., TA/Atlantic and Pacific IV, L.P., TA Strategic Partners Fund A L.P., TA Strategic Partners Fund B L.P., TA/Advent VIII L.P. and TA Investors LLC.

10.5*	Tempur-Pedic International Inc. 2002 Stock Option Plan.

10.6*	Amended and Restated Employment and Noncompetition Agreement effective as of November 1, 2002, between Tempur World, LLC and Robert B. Trussell, Jr.

10.7*	Amended and Restated Employment and Noncompetition Agreement effective as of November 1, 2002, between Tempur World, LLC and David C. Fogg.

10.8*	Amended and Restated Employment and Noncompetition Agreement effective as of November 1, 2002, between Tempur World, LLC and H. Thomas Bryant.

10.9*	Amended and Restated Employment and Noncompetition Agreement effective as of November 1, 2002, between Tempur World, LLC and Jeffrey P. Heath.

10.10*	Separation Agreement dated as of July 3, 2003, among Tempur-Pedic International Inc., Tempur World, LLC and Jeffrey P. Heath.

10.11*	Consultant’s Agreement effective as of July 12, 2003, among Tempur-Pedic, Inc., Tempur World, LLC and Jeffrey P. Heath.

10.12*	Employment and Noncompetition Agreement dated as of July 11, 2003, between Tempur World, LLC and Dale E. Williams.

10.13*	Employment Agreement dated September 12, 2003 between Tempur International Limited and David Montgomery.

10.14**	Tempur-Pedic International Inc. 2003 Equity Incentive Plan.

10.15**	Tempur-Pedic International Inc. 2003 Employee Stock Purchase Plan.

10.16*	Letter Agreement dated October 20, 2003 from Tempur-Pedic International Inc. and Tempur World, LLC to Michael Magnusson and Dag Landvik, as Seller Representatives under the Merger Agreement, and their affiliates.

10.17*	Underwriting Agreement dated as of December 17, 2003, among Tempur-Pedic International Inc., the Selling Stockholders named in Schedule II thereto, Lehman Brothers Inc., Goldman, Sachs & Co., UBS Securities LLC, Citigroup Global Markets Inc., CIBC World Markets Corp. and U.S. Bancorp Piper Jaffray Inc.

12.1*	Statement regarding computation of ratio of earnings to fixed charges.

10.11*	Consultant’s Agreement effective as of July 12, 2003, among Tempur-Pedic, Inc., Tempur World, LLC and Jeffrey P. Heath.

10.12*	Employment and Noncompetition Agreement dated as of July 11, 2003, between Tempur World, LLC and Dale E. Williams.

10.13*	Employment Agreement dated September 12, 2003 between Tempur International Limited and David Montgomery.

10.14**	Tempur-Pedic International Inc. 2003 Equity Incentive Plan.

10.15**	Tempur-Pedic International Inc. 2003 Employee Stock Purchase Plan.

10.16*	Letter Agreement dated October 20, 2003 from Tempur-Pedic International Inc. and Tempur World, LLC to Michael Magnusson and Dag Landvik, as Seller Representatives under the Merger Agreement, and their affiliates.

10.17*	Underwriting Agreement dated as of December 17, 2003, among Tempur-Pedic International Inc., the Selling Stockholders named in Schedule II thereto, Lehman Brothers Inc., Goldman, Sachs & Co., UBS Securities LLC, Citigroup Global Markets Inc., CIBC World Markets Corp. and U.S. Bancorp Piper Jaffray Inc.

12.1*	Statement regarding computation of ratio of earnings to fixed charges.

21.1***	Subsidiaries of Tempur-Pedic International Inc.

23.1	Consent of Ernst & Young LLP.

23.2*	Notice regarding consent of Arthur Andersen LLP.

23.3	Consent of Bingham McCutchen LLP (included in Exhibit 5.1).

23.4	Consent of Frost Brown Todd LLC (included in Exhibit 5.2).

23.5	Consent of Wetherington, Melchionna, Terry, Day & Ammar (included in Exhibit 5.3).

24.1*	Power of Attorney of Tempur-Pedic, Inc.

24.2*	Power of Attorney of Tempur Production USA, Inc.

24.3*	Power of Attorney of Tempur-Pedic International Inc.

24.4*	Power of Attorney of Tempur World, LLC.

24.5*	Power of Attorney of Tempur World Holdings, LLC.

24.6*	Power of Attorney of Tempur-Pedic, Direct Response, Inc.

24.7*	Power of Attorney of Tempur-Pedic Medical, Inc.

24.8	Power of Attorney of Tempur-Pedic Retail, Inc. (included on the signature pages hereof)

24.9	Power of Attorney of Tempur-Pedic Professional, Inc. (included on the signature pages hereof)

25.1*	Form T-1 Statement of Eligibility of Trustee.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

99.3*	Form of Letter to Clients.

99.4*	Form of Letter to DTC Participants.

99.5*	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

*	Previously filed.
**	Incorporated by reference from Amendment No. 3 to Tempur-Pedic International’s registration statement on Form S-1 (File No. 333-109798) filed with the Commission on December 12, 2003.
***	Incorporated by reference from Tempur-Pedic International’s Annual Report on Form 10-K (File No. 001- 31922) filed with the Commission on March 30, 2004.

(b) Financial Statement Schedules

The following financial statement schedule is included in this registration statement:

Report of Independent Accountants on Financial Statement Schedule	S-1
Schedule II—Valuation and Qualifying Accounts	S-2

All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

Item 22.    Undertakings.

Each of the undersigned registrants hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described in Item 20 or otherwise, the registrants have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(5) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Tempur-Pedic, Inc. has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 5th day of April, 2004.

TEMPUR-PEDIC, INC.

By:	/s/ DALE E. WILLIAMS

Dale E. Williams
Chief Financial Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ H. THOMAS BRYANT H. Thomas Bryant	Chief Executive Officer (Principal Executive Officer)	April 5, 2004

/S/ DAVID C. FOGG David C. Fogg	President	April 5, 2004

/S/ DALE E. WILLIAMS Dale E. Williams	Chief Financial Officer, Secretary (Principal Financial Officer) and Director	April 5, 2004

/S/ JASON P. BROYLES Jason P. Broyles	Vice President, Finance (Principal Accounting Officer)	April 5, 2004

* Robert B. Trussell, Jr.	Director	April 5, 2004

/S/ DALE E. WILLIAMS *By: Dale E. Williams Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Tempur Production USA, Inc. has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 5th day of April, 2004.

TEMPUR PRODUCTION USA, INC.

By:	/S/ DALE E. WILLIAMS

Dale E. Williams
Chief Financial Officer, Treasurer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ ROBERT B. TRUSSELL, JR. Robert B. Trussell, Jr.	President (Principal Executive Officer) and Director	April 5, 2004

/S/ DALE E. WILLIAMS Dale E. Williams	Chief Financial Officer, Treasurer, Secretary (Principal Financial Officer) and Director	April 5, 2004

* E. Wayne Fields	Vice President and Controller (Principal Accounting Officer)	April 5, 2004

/S/ DALE E. WILLIAMS *By: Dale E. Williams Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Tempur-Pedic International Inc. has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 5th day of April, 2004.

TEMPUR-PEDIC INTERNATIONAL INC.

By:	/S/ DALE E. WILLIAMS

Dale E. Williams Senior Vice President, Chief Financial Officer, Assistant Secretary and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ ROBERT B. TRUSSELL, JR. Robert B. Trussell, Jr.	President, Chief Executive Officer (Principal Executive Officer) and Director	April 5, 2004

/S/ DALE E. WILLIAMS Dale E. Williams	Senior Vice President, Chief Financial Officer, Assistant Secretary and Treasurer (Principal Financial Officer)	April 5, 2004

* Jeffrey B. Johnson	Corporate Controller, Chief Accounting Officer, Vice President and Assistant Secretary (Principal Accounting Officer)	April 5, 2004

* Jeffrey S. Barber	Director	April 5, 2004

* Christopher A. Masto	Director	April 5, 2004

* Francis A. Doyle	Director	April 5, 2004

/S/ DALE E. WILLIAMS *By: Dale E. Williams Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Tempur World, LLC has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 5th day of April, 2004.

TEMPUR WORLD, LLC

By:	/S/ DALE E. WILLIAMS

Dale E. Williams Senior Vice President, Chief Financial Officer, Assistant Secretary and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ ROBERT B. TRUSSELL, JR. Robert B. Trussell, Jr.	President, Chief Executive Officer (Principal Executive Officer) and Director	April 5, 2004

/S/ DALE E. WILLIAMS Dale E. Williams	Senior Vice President, Chief Financial Officer, Assistant Secretary and Treasurer (Principal Financial Officer)	April 5, 2004

* Jeffrey B. Johnson	Corporate Controller, Chief Accounting Officer, Vice President and Assistant Secretary (Principal Accounting Officer)	April 5, 2004

* Jeffrey S. Barber	Director	April 5, 2004

* Christopher A. Masto	Director	April 5, 2004

* Francis A. Doyle	Director	April 5, 2004

/S/ DALE E. WILLIAMS *By: Dale E. Williams Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Tempur World Holdings, LLC has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 5th day of April, 2004.

TEMPUR WORLD HOLDINGS, LLC

By:	/S/ DALE E. WILLIAMS

Dale E. Williams Chief Financial Officer, Secretary and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ ROBERT B. TRUSSELL, JR. Robert B. Trussell, Jr.	President, Chief Executive Officer (Principal Executive Officer) and Director	April 5, 2004

/S/ DALE E. WILLIAMS Dale E. Williams	Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)	April 5, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Tempur-Pedic, Direct Response, Inc. has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 5th day of April, 2004.

TEMPUR-PEDIC, DIRECT RESPONSE, INC.

By:	/S/ DANY SFEIR

Dany Sfeir President

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ DANY SFEIR Dany Sfeir	President (Principal Executive Officer)	April 5, 2004

/S/ WILLIAM H. POCHE William H. Poche	Chief Financial Officer (Principal Financial and Accounting Officer)	April 5, 2004

* H. Thomas Bryant	Director	April 5, 2004

/S/ DALE E. WILLIAMS Dale E. Williams	Director	April 5, 2004

/S/ DALE E. WILLIAMS *By: Dale E. Williams Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Tempur-Pedic Medical, Inc. has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 5th day of April, 2004.

TEMPUR-PEDIC MEDICAL, INC.

By:	/S/ JOEL GUERIN

Joel Guerin President

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ JOEL GUERIN Joel Guerin	President (Principal Executive Officer)	April 5, 2004

/S/ JASON P. BROYLES Jason P. Broyles	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	April 5, 2004

* Robert B. Trussell, Jr.	Director	April 5, 2004

/S/ DALE E. WILLIAMS Dale E. Williams	Director	April 5, 2004

/S/ DALE E. WILLIAMS *By: Dale E. Williams Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Dawn Sleep Technologies, Inc. has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 5th day of April, 2004.

DAWN SLEEP TECHNOLOGIES, INC.

By:	/S/ DANY SFEIR

Dany Sfeir President, Secretary and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ DANY SFEIR Dany Sfeir	President, Secretary, Treasurer (Principal Executive Officer) and Director	April 5, 2004

/S/ DALE E. WILLIAMS Dale E. Williams	Chief Financial Officer (Principal Financial and Accounting Officer) and Director	April 5, 2004

Pursuant to the requirements of the Securities Act of 1933, as amended, Tempur-Pedic Retail, Inc. has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 5th day of April, 2004.

TEMPUR-PEDIC RETAIL, INC.

By:	/s/ JASON P. BROYLES
Jason P. Broyles Chief Financial Officer and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert B. Trussell, Jr. and Dale E. Williams, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ DAVID C. FOGG David C. Fogg	President (Principal Executive Officer)	April 5, 2004

/s/ JASON P. BROYLES Jason P. Broyles	Chief Financial Officer, Secretary (Principal Financial and Accounting Officer) and Director	April 5, 2004

/s/ DALE E. WILLIAMS Dale E. Williams	Director	April 5, 2004

Pursuant to the requirements of the Securities Act of 1933, as amended, Tempur-Pedic Professional, Inc. has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 5th day of April, 2004.

TEMPUR-PEDIC PROFESSIONAL, INC.

By:	/s/ JASON P. BROYLES
Jason P. Broyles Chief Financial Officer and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert B. Trussell, Jr. and Dale E. Williams, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ DANY SFEIR Dany Sfeir	President (Principal Executive Officer)	April 5, 2004

/s/ JASON P. BROYLES Jason P. Broyles	Chief Financial Officer, Secretary (Principal Financial and Accounting Officer) and Director	April 5, 2004

/s/ DALE E. WILLIAMS Dale E. Williams	Director	April 5, 2004

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Tempur-Pedic International Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Tempur-Pedic International Inc. and Subsidiaries (the Company) as of December 31, 2002 and 2003, the related consolidated statements of income, stockholders’ equity and cash flows for the two months ended December 31, 2002 and year ended December 31, 2003 and the consolidated statements of income, stockholders’ equity and cash flows of Tempur World, Inc. and Subsidiaries (Predecessor to the Company) for the ten months ended October 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of Tempur-World, Inc. and Subsidiaries for the year ended December 31, 2001, were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated March 8, 2002.

Our audits of Tempur-Pedic International Inc. and Subsidiaries for the two months ended December 31, 2002 as of and for the year ended December 31, 2003 and Tempur World, Inc. and Subsidiaries for the ten months ended October 31, 2002 also included the financial statement schedule (Schedule II) included in this Registration Statement. This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

ERNST & YOUNG LLP

Louisville, Kentucky

February 10, 2004

S-1

TEMPUR WORLD, INC. AND SUBSIDIARIES

(Predecessor to Tempur-Pedic International Inc.)

VALUATION AND QUALIFYING ACCOUNTS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2001 AND

FOR THE TEN MONTHS ENDED OCTOBER 31, 2002

SCHEDULE II

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS

FOR THE TWO MONTHS ENDED DECEMBER 31, 2002 AND

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2003

SCHEDULE II

Description	Balance at Beginning of Period	Additions Charges to Costs and Expenses	Charged to Other Accounts	Deductions	Balance at End of Period
Allowance for Doubtful Accounts:
TEMPUR WORLD, INC. AND SUBSIDIARIES:
Twelve Months Ended December 31, 2001	$536,715	$3,000,112	$—	$(2,719,366)	$817,461
Ten Months Ended October 31, 2002	$817,461	$2,776,105	$—	$(1,516,594)	$2,076,972

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
Two Months Ended December 31, 2002	$2,076,972	$500,531	$—	$(59,018)	$2,518,485
Twelve Months Ended December 31, 2003	$2,518,485	$2,090,277	$—	$(415,376)	$4,193,386

S-2

EXHIBIT INDEX

1.1*	Purchase Agreement dated as of August 8, 2003, among Tempur-Pedic, Inc., Tempur Production USA, Inc., Tempur-Pedic International Inc., Tempur World, LLC, Tempur World Holdings, LLC, Tempur-Pedic, Direct Response, Inc., Tempur-Medical, Inc., Lehman Brothers Inc, UBS Securities LLC and Credit Suisse First Boston LLC.

2.1*	Agreement and Plan of Merger dated as of October 4, 2002, among Fagerdala Holding B.V., Fagerdala Industri A.B., Chesterfield Properties Limited, Viking Investments S.a.r.l., Robert B. Trussell, Jr., David C. Fogg, Jeffrey P. Heath, H. Thomas Bryant, Tempur-Pedic International Inc., TWI Acquisition Corp. and Tempur World, LLC.

2.2*	Contribution Agreement dated as of October 4, 2002, among TA IX, L.P., TA/Advent VIII L.P., TA/Atlantic and Pacific IV, L.P., TA Strategic Partners Fund A L.P., TA Strategic Partners Fund B L.P., TA Investors LLC, Friedman Fleischer & Lowe Capital Partners, LP, FFL Executive Partners, LP, Robert B. Trussell, Jr., David C. Fogg, H. Thomas Bryant, Jeffrey P. Heath, Mrs. R.B. Trussell, Jr. and Tempur-Pedic International Inc.

3.1*	Articles of Incorporation of Tempur-Pedic, Inc., including amendments.

3.2*	Articles of Incorporation of Tempur Production USA, Inc.

3.3*	Certificate of Incorporation of Tempur-Pedic International Inc., including amendments.

3.4*	Certificate of Formation of Tempur World, LLC.

3.5*	Certificate of Formation of Tempur World Holdings, LLC.

3.6*	Articles of Incorporation of Tempur-Pedic, Direct Response, Inc., including amendments.

3.7	Articles of Incorporation of Tempur-Pedic Medical, Inc., including amendments.

3.8*	Certificate of Incorporation of Dawn Sleep Technologies, Inc.

3.9	Certificate of Incorporation of Tempur-Pedic Retail, Inc.

3.10	Certificate of Incorporation of Tempur-Pedic Professional, Inc.

3.11*	Amended and Restated By-laws of Tempur-Pedic, Inc.

3.12*	By-laws of Tempur Production USA, Inc.

3.13*	By-laws of Tempur-Pedic International Inc.

3.14*	Limited Liability Company Agreement of Tempur World, LLC.

3.15*	Limited Liability Company Agreement of Tempur World Holdings, LLC.

3.16*	By-laws of Tempur-Pedic, Direct Response, Inc.

3.17*	By-laws of Tempur-Pedic Medical, Inc.

3.18*	By-laws of Dawn Sleep Technologies, Inc.

3.19	By-laws of Tempur-Pedic Retail, Inc.

3.20	By-laws of Tempur-Pedic Professional, Inc.

4.1*	Indenture dated as of August 15, 2003, among Tempur-Pedic, Inc., Tempur Production USA, Inc., Tempur-Pedic International Inc., Tempur World, LLC, Tempur World Holdings, LLC, Tempur-Pedic, Direct Response, Inc., Tempur-Medical, Inc. and Wells Fargo Bank Minnesota, National Association, as Trustee.

4.2*	Supplemental Indenture dated as of February 19, 2004, among Dawn Sleep Technologies, Inc., Tempur-Pedic, Inc., Tempur Production USA, Inc., Tempur-Pedic International Inc., Tempur World, LLC, Tempur World Holdings, LLC, Tempur-Pedic, Direct Response, Inc., Tempur-Medical, Inc. and Wells Fargo Bank Minnesota, National Association, as Trustee.

4.3	Supplemental Indenture dated as of April 5, 2004, among Tempur-Pedic Retail, Inc., Tempur-Pedic Professional, Inc., Tempur-Pedic, Inc., Tempur Production USA, Inc., Tempur-Pedic International Inc., Tempur World, LLC, Tempur World Holdings, LLC, Tempur-Pedic, Direct Response, Inc., Tempur-Pedic Medical, Inc. and Dawn Sleep Technologies, Inc. and Wells Fargo Bank, N.A. (f/k/a “Wells Fargo Bank Minnesota, National Association”), as Trustee.

4.4*	Form of 10¼% Senior Subordinated Notes Due 2010 (included in Exhibit 4.1).

4.5*	Registration Rights Agreement dated as of August 15, 2003, among Tempur-Pedic, Inc., Tempur Production USA, Inc., Tempur-Pedic International Inc., Tempur World, LLC, Tempur World Holdings, LLC, Tempur-Pedic, Direct Response, Inc., Tempur-Medical, Inc., Lehman Brothers Inc, UBS Securities LLC and Credit Suisse First Boston LLC.

5.1	Opinion of Bingham McCutchen LLP.

5.2	Opinion of Frost Brown Todd LLC.

5.3	Opinion of Wetherington, Melchionna, Terry, Day & Ammar.

10.1*	Second Amended and Restated Credit Agreement dated as of August 15, 2003, among Tempur-Pedic, Inc., Tempur Production USA, Inc., Tempur World Holding Company ApS, Dan-Foam ApS, certain Credit Parties as defined therein, General Electric Capital Corporation, Lehman Commercial Paper Inc., Nordea Bank Danmark A/S, GE European Leveraged Finance Limited, HSBC Bank PLC, the Lenders as defined therein, Lehman Brothers Inc. and GECC Capital Markets Group, Inc.

10.1.1***	Amendment No. 1 and Limited Waiver to Second Amended and Restated Credit Agreement dated as of November 26, 2003, among Tempur-Pedic, Inc., Tempur Production USA, Inc., Tempur World Holding Company ApS, Dan-Foam ApS, certain Credit Parties as defined therein, General Electric Capital Corporation, Lehman Commercial Paper Inc., Nordea Bank Danmark A/S, GE European Leveraged Finance Limited, HSBC Bank PLC, the Lenders as defined therein, Lehman Brothers Inc. and GECC Capital Markets Group, Inc.

10.1.2***	Amendment No. 2 and Limited Waiver to Second Amended and Restated Credit Agreement dated as of January 22, 2004, among Tempur-Pedic, Inc., Tempur Production USA, Inc., Tempur World Holding Company ApS, Dan-Foam ApS, certain Credit Parties as defined therein, General Electric Capital Corporation, Lehman Commercial Paper Inc., Nordea Bank Danmark A/S, GE European Leveraged Finance Limited, HSBC Bank PLC, the Lenders as defined therein, Lehman Brothers Inc. and GECC Capital Markets Group, Inc.

10.1.3***	Amendment No. 3 and Limited Waiver to Second Amended and Restated Credit Agreement dated as of February 20, 2004, among Tempur-Pedic, Inc., Tempur Production USA, Inc., Tempur World Holding Company ApS, Dan-Foam ApS, certain Credit Parties as defined therein, General Electric Capital Corporation, Lehman Commercial Paper Inc., Nordea Bank Danmark A/S, GE European Leveraged Finance Limited, HSBC Bank PLC, the Lenders as defined therein, Lehman Brothers Inc. and GECC Capital Markets Group, Inc.

10.2*	Registration Rights Agreement dated as of November 1, 2002, among Tempur-Pedic International Inc., Friedman Fleischer & Lowe Capital Partners, LP, FFL Executive Partners, LP, TA IX, L.P., TA/Atlantic and Pacific IV, L.P., TA Strategic Partners Fund A L.P., TA Strategic Partners Fund B L.P., TA/Advent VIII L.P., TA Investors LLC, TA Subordinated Debt Fund, L.P., Gleacher Mezzanine Fund I, L.P., Gleacher Mezzanine Fund P, L.P. and the investors listed on Schedule I thereto.

10.3*	Stockholder Agreement dated as of November 1, 2002, among Tempur-Pedic International Inc., Friedman Fleischer & Lowe Capital Partners, LP, FFL Executive Partners, LP, TA IX, L.P., TA/Atlantic and Pacific IV, L.P., TA Strategic Partners Fund A L.P., TA Strategic Partners Fund B L.P., TA/Advent VIII L.P., TA Investors LLC, TA Subordinated Debt Fund, L.P., Gleacher Mezzanine Fund I, L.P., Gleacher Mezzanine Fund P, L.P. and the investors listed on Schedule I thereto.

10.4*	Series A Preferred Stock Stockholder Agreement dated as of November 1, 2002, among Tempur-Pedic International Inc., Friedman Fleischer & Lowe Capital Partners, LP, FFL Executive Partners, LP, TA IX, L.sP., TA/Atlantic and Pacific IV, L.P., TA Strategic Partners Fund A L.P., TA Strategic Partners Fund B L.P., TA/Advent VIII L.P. and TA Investors LLC.

10.5*	Tempur-Pedic International Inc. 2002 Stock Option Plan.

10.6*	Amended and Restated Employment and Noncompetition Agreement effective as of November 1, 2002, between Tempur World, LLC and Robert B. Trussell, Jr.

10.7*	Amended and Restated Employment and Noncompetition Agreement effective as of November 1, 2002, between Tempur World, LLC and David C. Fogg.

10.8*	Amended and Restated Employment and Noncompetition Agreement effective as of November 1, 2002, between Tempur World, LLC and H. Thomas Bryant.

10.9*	Amended and Restated Employment and Noncompetition Agreement effective as of November 1, 2002, between Tempur World, LLC and Jeffrey P. Heath.

10.10*	Separation Agreement dated as of July 3, 2003, among Tempur-Pedic International Inc., Tempur World, LLC and Jeffrey P. Heath.

10.11*	Consultant’s Agreement effective as of July 12, 2003, among Tempur-Pedic, Inc., Tempur World, LLC and Jeffrey P. Heath.

10.12*	Employment and Noncompetition Agreement dated as of July 11, 2003, between Tempur World, LLC and Dale E. Williams.

10.13*	Employment Agreement dated as of September 12, 2003 between Tempur International Limited and David Montgomery.

10.14**	Tempur-Pedic International Inc. 2003 Equity Incentive Plan.

10.15**	Tempur-Pedic International Inc. 2003 Employee Stock Purchase Plan.

10.16*	Letter Agreement dated October 20, 2003 from Tempur-Pedic International Inc. and Tempur World, LLC to Michael Magnusson and Dag Landvik, as Seller Representatives under the Merger Agreement, and their affiliates.

10.17*	Underwriting Agreement dated as of December 17, 2003, among Tempur-Pedic International Inc., the Selling Stockholders named in Schedule II thereto, Lehman Brothers Inc., Goldman, Sachs & Co., UBS Securities LLC, Citigroup Global Markets Inc., CIBC World Markets Corp. and U.S. Bancorp Piper Jaffray Inc.

12.1*	Statement regarding computation of ratio of earnings to fixed charges.

21.1***	Subsidiaries of Tempur-Pedic International Inc.

23.1	Consent of Ernst & Young LLP.

23.2*	Notice regarding consent of Arthur Andersen LLP.

23.3	Consent of Bingham McCutchen LLP (included in Exhibit 5.1).

23.4	Consent of Frost Brown Todd LLC (included in Exhibit 5.2).

23.5	Consent of Wetherington, Melchionna, Terry, Day & Ammar (included in Exhibit 5.3).

24.1*	Power of Attorney of Tempur-Pedic, Inc.

24.2*	Power of Attorney of Tempur Production USA, Inc.

24.3*	Power of Attorney of Tempur-Pedic International Inc.

24.4*	Power of Attorney of Tempur World, LLC.

24.5*	Power of Attorney of Tempur World Holdings, LLC.

24.6*	Power of Attorney of Tempur-Pedic, Direct Response, Inc.

24.7*	Power of Attorney of Tempur-Pedic Medical, Inc.

24.8	Power of Attorney of Tempur-Pedic Retail, Inc. (included on the signature pages hereof)

24.9	Power of Attorney of Tempur-Pedic Professional, Inc. (included on the signature pages hereof)

25.1*	Form T-1 Statement of Eligibility of Trustee.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

99.3*	Form of Letter to Clients.

99.4*	Form of Letter to DTC Participants.

99.5*	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

*	Previously filed.
**	Incorporated by reference from Amendment No. 3 to Tempur-Pedic International’s registration statement on Form S-1 (File No. 333-109798) filed with the Commission on December 12, 2003.
***	Incorporated by reference from Tempur-Pedic International’s Annual Report on Form 10-K (File No. 001-31922) filed with the Commission on March 30, 2004.